Filed Pursuant to Rule 424(b)(3)
Registration No. 333-235279

Proxy Statement	Prospectus

MERGER AND SHARE ISSUANCE PROPOSED—YOUR VOTE IS NEEDED

Dear Stockholder:

On September 23, 2019, Sandy Spring Bancorp, Inc., a Maryland corporation (which we refer to as “Sandy Spring”), Sandy Spring Bank, a Maryland-chartered trust company and wholly owned-subsidiary of Sandy Spring, and Revere Bank, a Maryland-chartered commercial bank (which we refer to as “Revere”), entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) that provides for the combination of Sandy Spring Bank and Revere. Under the terms of the merger agreement, Revere will merge with and into Sandy Spring Bank, with Sandy Spring Bank being the surviving bank (which we refer to as the “merger”).

At the effective time of the merger, each outstanding share of the common stock, par value $5.00 per share, of Revere (which we refer to as the “Revere common stock”), except for (i) specified shares of Revere common stock owned by Sandy Spring, Sandy Spring Bank or Revere and (ii) shares of Revere common stock whose holders have validly exercised and perfected their appraisal rights under Maryland law (which we collectively refer to as the “excluded shares”), will be converted into the right to receive 1.0500 shares (such number being referred to as the “exchange ratio”) of the common stock, par value $1.00 per share, of Sandy Spring (which we refer to as the “Sandy Spring common stock”), together with cash in lieu of fractional shares. In this joint proxy statement/prospectus, we refer to the number of shares of Sandy Spring common stock that a Revere stockholder will receive in the merger, together with cash in lieu of fractional shares, as the “merger consideration.”

Although the exchange ratio is fixed, the market value of the merger consideration will fluctuate with the price of Sandy Spring common stock. Shares of Sandy Spring common stock are listed on the Nasdaq Global Select Market under the ticker symbol “SASR” and shares of Revere common stock are quoted on the OTC Marketplace under the ticker symbol “REVB.” The following table sets forth the closing sale prices per share of Sandy Spring common stock and Revere common stock on September 23, 2019, the last trading day before the public announcement of the signing of the merger agreement, and on December 23, 2019, the latest practicable trading day before the printing date of this joint proxy statement/prospectus. The table also shows the implied value of the merger consideration payable for each share of Revere common stock on September 23, 2019 and on December 23, 2019, the latest practicable trading day before the printing date of this joint proxy statement/prospectus, determined by multiplying the closing price of Sandy Spring common stock on such dates by the exchange ratio of 1.0500. We urge you to obtain current market quotations for Sandy Spring common stock and Revere common stock.

	Sandy Spring Common Stock	Revere Common Stock	Implied Value of Merger Consideration
September 23, 2019	$35.33	$29.00	$37.10
December 23, 2019	$38.13	$39.41	$40.04

The Revere board of directors may elect to terminate the merger agreement if the average closing price of Sandy Spring common stock is below a threshold specified in the merger agreement and below a threshold relative to the Nasdaq Bank Index, as further described in the accompanying joint proxy statement/prospectus. If the Revere board elects to terminate the merger agreement under these circumstances, Sandy Spring may prevent the merger agreement from being terminated by increasing the number of shares of Sandy Spring common stock to be issued to holders of Revere common stock in the merger. See the section of the accompanying joint proxy statement/prospectus entitled “The Merger Agreement—Termination of the Merger Agreement.”

Sandy Spring will hold a special meeting of its stockholders (which we refer to as the “Sandy Spring special meeting”) in connection with the issuance of the shares of Sandy Spring common stock representing the merger consideration (which we refer to as the “Sandy Spring share issuance”). At the Sandy Spring special meeting, the holders of Sandy Spring common stock (which we refer to as “Sandy Spring stockholders”) will be asked to vote to approve the Sandy Spring share issuance. Approval of the Sandy Spring share issuance requires the affirmative vote of a majority of the total votes cast by the Sandy Spring stockholders at the Sandy Spring special meeting.

Revere will hold a special meeting of its stockholders (which we refer to as the “Revere special meeting”) in connection with the merger. At the Revere special meeting, the holders of Revere common stock (which we refer to as “Revere stockholders”) will be asked to vote to approve the merger agreement and related matters as described in this joint proxy statement/prospectus. Under Maryland law and Revere’s organizational documents, approval of the merger agreement requires the affirmative vote of two-thirds of the outstanding shares of Revere common stock entitled to vote at the Revere special meeting.

The Sandy Spring special meeting will be held on February 11, 2020 at Sandy Spring’s corporate headquarters located at The Willard H. Derrick Building, 17801 Georgia Avenue, Olney, Maryland 20832, at 2:00 p.m., local time. The Revere special meeting will be held on February 11, 2020 at Revere’s corporate headquarters located at 2101 Gaither Road, Suite 600, Rockville, Maryland 20850, at 1:00 p.m., local time.

The Sandy Spring board of directors unanimously recommends that Sandy Spring stockholders vote “FOR” the Sandy Spring share issuance and “FOR” the adjournment of the Sandy Spring special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Sandy Spring share issuance.

The Revere board of directors unanimously recommends that Revere stockholders vote “FOR” the approval of the merger agreement and the transactions contemplated thereby, including the merger, and “FOR” the adjournment of the Revere special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement.

This joint proxy statement/prospectus describes the Sandy Spring special meeting, the Revere special meeting, the merger, the Sandy Spring share issuance, the documents related to the merger and other related matters. Please read this entire joint proxy statement/prospectus, including the section entitled “Risk Factors” on page 24, for a discussion of the risks related to the proposed merger and the Sandy Spring share issuance. You can also obtain information about Sandy Spring from documents that Sandy Spring has filed with the Securities and Exchange Commission (which we refer to as the “SEC”).

Daniel J. Schrider President and Chief Executive Officer Sandy Spring Bancorp, Inc.	Andrew F. Flott Co-President and Chief Executive Officer Revere Bank

Kenneth C. Cook Co-President and Chief Executive Officer Revere Bank

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of Revere or any bank or non-bank subsidiary of Sandy Spring, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this joint proxy statement/prospectus is December 30, 2019, and it is first being mailed or otherwise delivered to the stockholders of Sandy Spring and Revere on or about January 6, 2020.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Sandy Spring:

Sandy Spring will hold the Sandy Spring special meeting at 2:00 p.m., local time, on February 11, 2020 at Sandy Spring’s corporate headquarters located at The Willard H. Derrick Building, 17801 Georgia Avenue, Olney, Maryland 20832, to consider and vote upon the following matters:

•	A proposal to approve the issuance of shares of Sandy Spring common stock in connection with the merger (which we refer to as the “Sandy Spring share issuance proposal”); and

•

A proposal to adjourn the Sandy Spring special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Sandy Spring share issuance proposal (which we refer to as the “Sandy Spring adjournment proposal”).

We have fixed the close of business on December 23, 2019 as the record date for the Sandy Spring special meeting (which we refer to as the “Sandy Spring record date”). Only Sandy Spring stockholders of record as of the Sandy Spring record date are entitled to notice of, and to vote at, the Sandy Spring special meeting, or any adjournment of the Sandy Spring special meeting. Approval of the Sandy Spring share issuance proposal requires the affirmative vote of a majority of the total votes cast by the holders of Sandy Spring common stock at the Sandy Spring special meeting. The Sandy Spring adjournment proposal will be approved if a majority of the votes cast by holders of Sandy Spring common stock at the Sandy Spring special meeting are voted in favor of the Sandy Spring adjournment proposal.

The Sandy Spring board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger and the Sandy Spring share issuance, and unanimously recommends that Sandy Spring stockholders vote “FOR” the Sandy Spring share issuance proposal and “FOR” the Sandy Spring adjournment proposal.

Your vote is very important. We cannot complete the merger unless the Sandy Spring stockholders approve the Sandy Spring share issuance proposal.

Regardless of whether you plan to attend the Sandy Spring special meeting, please vote as soon as possible. If you hold stock in your name as a stockholder of record of Sandy Spring please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. You may also vote through the Internet or by telephone by following the instructions on the accompanying proxy card. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

This joint proxy statement/prospectus provides a detailed description of the Sandy Spring special meeting, the merger, the Sandy Spring share issuance, the documents related to the merger and other related matters. We urge you to read this entire joint proxy statement/prospectus, including any documents incorporated in this joint proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS,

Aaron M. Kaslow

Executive Vice President, General Counsel

and Corporate Secretary

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Revere:

Revere will hold the Revere special meeting at 1:00 p.m., local time, on February 11, 2020 at Revere’s corporate headquarters located at 2101 Gaither Road, Suite 600, Rockville, Maryland 20850 to consider and vote upon the following matters:

•

A proposal to approve the merger agreement and the merger, pursuant to which Revere will merge with and into Sandy Spring Bank, as more fully discussed in this joint proxy statement/prospectus (which we refer to as the “Revere merger proposal”); and

•

A proposal to adjourn the Revere special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Revere merger proposal (which we refer to as the “Revere adjournment proposal”).

We have fixed the close of business on December 23, 2019, as the record date for the Revere special meeting (which we refer to as the “Revere record date”). Only Revere stockholders of record as of the Revere record date are entitled to notice of, and to vote at, the Revere special meeting, or any adjournment of the Revere special meeting. Under Maryland law and Revere’s organizational documents, approval of the Revere merger proposal requires the affirmative vote of two-thirds of the outstanding shares of Revere common stock entitled to vote at the Revere special meeting. The Revere adjournment proposal will be approved if a majority of the votes cast on such proposal at the Revere special meeting are voted in favor of such proposal.

The Revere board of directors has unanimously approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Revere and its stockholders, and unanimously recommends that Revere stockholders vote “FOR” the Revere merger proposal and “FOR” the Revere adjournment proposal.

Your vote is very important. We cannot complete the merger unless the Revere stockholders approve the Revere merger proposal.

Regardless of whether you plan to attend the Revere special meeting, please vote as soon as possible. If you hold stock in your name as a stockholder of record of Revere, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. You may also vote through the Internet or by telephone by following the instructions on the accompanying proxy card. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

This joint proxy statement/prospectus provides a detailed description of the Revere special meeting, the merger, the documents related to the merger and other related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS ,

Mary Pat Fleming

Corporate Secretary

REFERENCES TO ADDITIONAL INFORMATION

Sandy Spring Bancorp, Inc.

This joint proxy statement/prospectus incorporates important business and financial information about Sandy Spring from documents filed with the SEC that are not included in or delivered with this joint proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Sandy Spring at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this joint proxy statement/prospectus, at no cost by contacting Sandy Spring at the following address:

Sandy Spring Bancorp, Inc.

17801 Georgia Avenue

Olney, Maryland 20832

(800) 399-5919

Attn: Investor Relations

Revere Bank

Revere does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934 (which we refer to as the “Exchange Act”), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC.

If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Revere common stock, please contact Revere at:

Revere Bank

2101 Gaither Road, Suite 600

Rockville, Maryland 20850

(240) 264-5440

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of your meeting. This means that Sandy Spring stockholders requesting documents must do so by February 4, 2020, in order to receive them before the Sandy Spring special meeting, and Revere stockholders requesting documents must do so by February 4, 2020, in order to receive them before the Revere special meeting.

You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated December 30, 2019, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document, and neither the mailing of this document to Revere stockholders or Sandy Spring stockholders nor the issuance by Sandy Spring of shares of Sandy Spring common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Revere has been provided by Revere and information contained in this document regarding Sandy Spring has been provided by Sandy Spring.

See “Where You Can Find More Information” beginning on page 176 for more details.

QUESTIONS AND ANSWERS

The following are some questions that you, as a Sandy Spring stockholder or a Revere stockholder, may have about the merger, the Sandy Spring share issuance, the Sandy Spring special meeting or the Revere special meeting, as applicable, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger, the Sandy Spring share issuance, the Sandy Spring special meeting or the Revere special meeting, as applicable. For details about where you can find additional important information, please see the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 176.

Unless the context otherwise requires, references in this joint proxy statement/prospectus to “Sandy Spring” refer to Sandy Spring Bancorp, Inc., a Maryland corporation, and its subsidiaries, and references to “Revere” refer to Revere Bank, a Maryland-chartered commercial bank, and its subsidiaries.

Q:	What is the merger?

A:

Sandy Spring, Sandy Spring Bank and Revere entered into the merger agreement on September 23, 2019. Under the terms of the merger agreement, Revere will merge with and into Sandy Spring’s wholly owned bank subsidiary, Sandy Spring Bank, with Sandy Spring Bank as the surviving bank.

A copy of the merger agreement is included as Annex A to this joint proxy statement/prospectus.

The merger cannot be completed unless, among other things:

•

The holders (which we refer to as the “Sandy Spring stockholders”) of the common stock, par value $1.00 per share, of Sandy Spring (which we refer to as the “Sandy Spring common stock”) approve the issuance of the shares of Sandy Spring common stock in connection with the merger (which we refer to as the “Sandy Spring share issuance”).

•

The holders (which we refer to as the “Revere stockholders”) of the common stock, par value $5.00 per share, of Revere (which we refer to as the “Revere common stock”) approve the merger agreement and the transactions contemplated thereby, including the merger (which we refer to as the “Revere merger proposal”).

The completion of the merger is subject to the fulfillment of additional customary conditions, which are discussed in the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Conditions to Completing the Merger” beginning on page 93.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

We are delivering this document to you because it is a joint proxy statement being used by both the Sandy Spring board of directors (which we refer to as the “Sandy Spring board”) and the Revere board of directors (which we refer to as the “Revere board”) to solicit proxies of the stockholders of Sandy Spring and Revere, as applicable, in connection with approval of the Sandy Spring share issuance and the merger, as applicable, and related matters.

In order to approve the Sandy Spring share issuance, Sandy Spring has called a special meeting of the Sandy Spring stockholders (which we refer to as the “Sandy Spring special meeting”). In order to approve the merger agreement and the transactions contemplated thereby, including the merger, Revere has called a special meeting of the Revere stockholders (which we refer to as the “Revere special meeting”). This document also serves as a notice of the Sandy Spring special meeting and the Revere special meeting, and describes the proposals to be presented at each special meeting.

In addition, this document is also a prospectus that is being delivered to Revere stockholders because Sandy Spring is offering shares of Sandy Spring common stock to Revere stockholders in connection with the merger.

This joint proxy statement/prospectus contains important information about the merger. This document also contains important information about the proposals being voted on at the Sandy Spring special meeting and the Revere special meeting, respectively. You should read this document carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending your special meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:	In addition to the Sandy Spring share issuance, what else are Sandy Spring stockholders being asked to vote on at the Sandy Spring special meeting?

A:

In addition to voting on the Sandy Spring share issuance (which we refer to as the “Sandy Spring share issuance proposal”), Sandy Spring is soliciting proxies from the Sandy Spring stockholders with respect to a proposal to adjourn the Sandy Spring special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Sandy Spring share issuance proposal (which we refer to as the “Sandy Spring adjournment proposal”). Completion of the merger is not conditioned upon approval of the Sandy Spring adjournment proposal.

Q:	In addition to the approval of the merger, what else are Revere stockholders being asked to vote on at the Revere special meeting?

A:

In addition to voting on the Revere merger proposal, Revere is soliciting proxies from the Revere stockholders with respect to a proposal to adjourn the Revere special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Revere merger proposal (which we refer to as the “Revere adjournment proposal”). Completion of the merger is not conditioned upon approval of the Revere adjournment proposal.

Q:	What will Revere stockholders be entitled to receive in the merger?

A:

If the merger is completed, each outstanding share of Revere common stock, except for (i) specified shares of Revere common stock owned by Sandy Spring, Sandy Spring Bank or Revere and (ii) shares of Revere common stock whose holders have validly exercised and perfected their appraisal rights under Maryland law (which we collectively refer to as the “excluded shares”), will be converted into the right to receive 1.0500 shares (such number being referred to as the “exchange ratio”) of the common stock, par value $1.00 per share, of Sandy Spring common stock, together with cash in lieu of fractional shares. Revere stockholders who would otherwise be entitled to receive a fractional share of Sandy Spring common stock upon the completion of the merger will instead be entitled to receive an amount in cash (rounded to the nearest cent) equal to such fraction (rounded to the nearest thousandth), multiplied by the average closing sales price per share of Sandy Spring common stock (rounded to the nearest hundredth of a cent) on the Nasdaq Global Select Market for the five consecutive trading days ending on (and including) the trading day immediately preceding the closing date of the merger.

Q:	What will Sandy Spring stockholders be entitled to receive in the merger?

A:

Sandy Spring stockholders will not be entitled to receive any merger consideration and will continue to hold the shares of Sandy Spring common stock that they held immediately prior to the completion of the merger.

Q:	How will the merger affect Revere equity awards?

A:	The Revere equity awards will be affected as follows:

Restricted Stock Awards: At the effective time of the merger (which we refer to as the “effective time”), each unvested restricted stock award granted by Revere will become fully vested and be converted into the right to receive, without interest, the merger consideration for each share of Revere common stock subject to the restricted stock awards.

Stock Options: Also at the effective time, each outstanding and unexercised option to purchase shares of Revere common stock, other than stock options held by employees or directors of Revere who will not continue as employees or directors of Sandy Spring following the effective time, will become fully vested and will be converted into an option to purchase shares of Sandy Spring common stock, on the same terms and conditions as were applicable under the Revere stock option. The number of shares of Sandy Spring common stock subject to each converted Revere stock option will be equal to the product (rounded down to the nearest whole number) obtained by multiplying (i) the number of shares of Revere common stock subject to the Revere stock option by (ii) the exchange ratio, and the exercise price of each converted Revere stock option will be equal to the quotient obtained by dividing (x) the exercise price for the Revere stock option by (y) the exchange ratio (rounded up to the nearest whole cent).

Each outstanding and unexercised option to purchase shares of Revere common stock that is held by an employee or director of Revere who will not continue as an employee or director of Sandy Spring following the effective time, or will only continue as an employee or director for only a commercially reasonable period following the effective time, will be canceled in exchange for a cash payment. The cash amount payable for such canceled Revere options will be equal to the shares of Revere common stock subject to the Revere stock option multiplied by the excess, if any, of the value of the per share merger consideration less the exercise price of the canceled Revere stock option. For this purpose, the value of the per share merger consideration will be equal to the exchange ratio multiplied by the average closing sales price per share of Sandy Spring common stock (rounded to the nearest hundredth of a cent) on the Nasdaq Global Select Market for the five consecutive trading days ending on (and including) the trading day immediately preceding the closing date of the merger.

Q:	Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time that the merger is completed?

A:

Perhaps. Although the exchange ratio is fixed, the market value of the merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the effective time because the market value for the Sandy Spring common stock fluctuates.

Q:	How does the Sandy Spring board recommend that I vote at the Sandy Spring special meeting?

A:	The Sandy Spring board unanimously recommends that you vote “FOR” the Sandy Spring share issuance proposal and “FOR” the Sandy Spring adjournment proposal.

Q:	How does the Revere board recommend that I vote at the Revere special meeting?

A:	The Revere board unanimously recommends that you vote “FOR” the Revere merger proposal and “FOR” the Revere adjournment proposal.

Q:	When and where are the special meetings?

A:

The Sandy Spring special meeting will be held on February 11, 2020 at Sandy Spring’s corporate headquarters located at The Willard H. Derrick Building, 17801 Georgia Avenue, Olney, Maryland 20832, at 2:00 p.m., local time.

The Revere special meeting will be held on February 11, 2020 at Revere’s corporate headquarters located at 2101 Gaither Road, Suite 600, Rockville, Maryland 20850, at 1:00 p.m., local time.

Q:	What do I need to do now?

A:

Please carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus. After you have carefully read this joint proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly as described under “—Q: How do I vote?” immediately below. In order to assure that your shares are represented and voted at your special meeting, please submit your proxy as instructed on the accompanying proxy card even if you currently plan to attend your special meeting in person.

Q:	How do I vote?

A:	You may vote “FOR,” “AGAINST” or “ABSTAIN” on any proposal. The procedures for voting are as follows:

Voting by Proxy

If you hold your shares in your name as a stockholder of record, you may vote by mail, through the Internet or by telephone.

•

To vote by mail, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Please respond promptly to ensure your proxy card is mailed sufficiently in advance to ensure receipt prior to your special meeting.

•

To vote through the Internet, please follow the instructions on the accompanying proxy card as soon as possible. The instructions in the enclosed proxy card contain the applicable deadlines and other information about voting your shares through the Internet.

•

To vote by telephone, please follow the instructions on the accompanying proxy card as soon as possible. The instructions in the enclosed proxy card contain the applicable deadlines and other information about voting your shares by telephone.

If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received or will receive from your bank or broker.

If your special meeting is postponed or adjourned for any reason, at any subsequent reconvening of your special meeting all proxies will be voted in the same manner as the proxies would have been voted at the original convening of your special meeting, except for any proxies that have at that time effectively been revoked or withdrawn, even if the proxies had been effectively voted on the same or any other matter at a previous meeting.

Voting in Person at Your Special Meeting

If you hold your shares in your name as a stockholder of record and wish to attend your special meeting and vote in person, you may request a ballot when you arrive. “Street name” stockholders who wish to vote in person at their special meeting will need to obtain a legal proxy from the institution that holds their shares.

Q:	What constitutes a quorum for the Sandy Spring special meeting?

A:

The presence at the Sandy Spring special meeting, in person or by proxy, of holders representing at least a majority of the outstanding shares of Sandy Spring common stock entitled to be voted at the Sandy Spring special meeting will constitute a quorum for the transaction of business at the Sandy Spring special meeting. Once a share is represented for any purpose at the Sandy Spring special meeting, it is deemed present for quorum purposes for the remainder of the Sandy Spring special meeting or for any adjournment(s) thereof. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What constitutes a quorum for the Revere special meeting?

A:

The presence at the Revere special meeting, in person or by proxy, of holders representing at least a majority of the issued and outstanding shares of Revere common stock entitled to be voted at the Revere special meeting will constitute a quorum for the transaction of business at the Revere special meeting. Once a share is represented for any purpose at the Revere special meeting, it is deemed present for quorum purposes for the remainder of the Revere special meeting or for any adjournment(s) thereof. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What is the vote required to approve each proposal at the Sandy Spring special meeting?

A:	Sandy Spring share issuance proposal:

•

Standard: Approval of the Sandy Spring share issuance proposal requires the affirmative vote of a majority of the total votes cast by the holders of Sandy Spring common stock at the Sandy Spring special meeting.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the Sandy Spring special meeting, or fail to instruct your bank or broker how to vote with respect to the Sandy Spring share issuance proposal, it will have no effect on the Sandy Spring share issuance proposal.

Sandy Spring adjournment proposal:

•

Standard: Approval of the Sandy Spring adjournment proposal requires the affirmative vote of a majority of the total votes cast by the holders of Sandy Spring common stock at the Sandy Spring special meeting.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the Sandy Spring special meeting, or fail to instruct your bank or broker how to vote with respect to the Sandy Spring adjournment proposal, it will have no effect on the Sandy Spring adjournment proposal.

Q:	What is the vote required to approve each proposal at the Revere special meeting?

A:	Revere merger proposal:

•	Standard: Approval of the Revere merger proposal requires the affirmative vote of two-thirds of the outstanding shares of Revere common stock entitled to vote at the Revere special meeting.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the Revere special meeting, or fail to instruct your bank or broker how to vote with respect to the Revere merger proposal, it will have the effect of a vote against the Revere merger proposal.

Revere adjournment proposal:

•	Standard: Approval of the Revere adjournment proposal requires the affirmative vote of a majority of the total votes cast by the holders of Revere common stock at the Revere special meeting.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the Revere special meeting, or fail to instruct your bank or broker how to vote with respect to the Revere adjournment proposal, it will have no effect on the Revere adjournment proposal.

Q:	Why is my vote important?

A:

If you do not vote, it will be more difficult for Sandy Spring or Revere to obtain the necessary quorum to hold their respective special meetings. If you are a Sandy Spring stockholder, your failure to submit a proxy or vote in person, or failure to instruct your bank or broker how to vote, or abstention with respect to the Sandy Spring share issuance proposal will not be counted as a vote cast and will have no effect on the approval of such proposal, even though such approval is a condition to the completion of the merger. If you are a Revere stockholder, your failure to submit a proxy or vote in person, or failure to instruct your bank or broker how to vote, or abstention with respect to the Revere merger proposal will have the same effect as a vote against the proposal, even though such approval is a condition to the completion of the merger. The Sandy Spring share issuance must be approved by the affirmative vote of at least a majority of the total votes cast by the Sandy Spring stockholders at the Sandy Spring special meeting. The merger agreement must be approved by the affirmative vote of two-thirds of the outstanding shares of Revere common stock entitled to vote at the Revere special meeting. The Sandy Spring board unanimously recommends that the Sandy Spring stockholders vote “FOR” the Sandy Spring share issuance proposal and the Revere board unanimously recommends that the Revere stockholders vote “FOR” the Revere merger proposal.

Q:	If my shares of common stock are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:

No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker.

Q:	Can I attend the special meeting and vote my shares in person?

A:

Yes. All stockholders of Sandy Spring and Revere, including stockholders of record and stockholders who hold their shares “in street name” through banks, brokers, nominees or any other holder of record, are invited to attend their respective meetings. Holders of record of Sandy Spring and Revere common stock can vote in person at the Sandy Spring special meeting and Revere special meeting, respectively. If you are not a stockholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at your meeting. If you plan to attend your special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Sandy Spring and Revere reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meetings is prohibited without Sandy Spring’s or Revere’s express written consent, respectively.

Q:	Can I change my vote?

A:

Sandy Spring stockholders: Yes. If you are a holder of record of Sandy Spring common stock, you may change your vote or revoke any proxy at any time before it is voted by (i) signing and returning a proxy card with a later date, (ii) delivering a written revocation letter to Sandy Spring’s corporate secretary, (iii) attending the Sandy Spring special meeting in person, notifying the corporate secretary and voting by ballot at the Sandy Spring special meeting or (iv) voting through the Internet or by telephone at a later time. Attendance at the Sandy Spring special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by Sandy Spring after the vote will not affect the vote. Sandy Spring’s corporate secretary’s mailing address is: Corporate Secretary, 17801 Georgia Avenue, Olney, Maryland 20832.

Revere stockholders: Yes. If you are a holder of record of Revere common stock, you may change your vote or revoke any proxy at any time before it is voted by (i) signing and returning a proxy with a later date, (ii) delivering a written revocation letter to Revere’s corporate secretary, (iii) attending the Revere special meeting in person, notifying the corporate secretary and voting by ballot at the Revere special meeting or (iv) voting through the Internet or by telephone at a later time. Attendance at the Revere special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by Revere after the vote will not affect the vote. Revere’s corporate secretary’s mailing address is: Corporate Secretary, 2101 Gaither Road, Suite 600, Rockville, Maryland 20850.

If you hold your shares of Sandy Spring common stock or Revere common stock in “street name” through a bank or broker, you should contact your bank or broker to change your vote or revoke your proxy.

Q:

Can the Sandy Spring board decide not to submit the Sandy Spring share issuance proposal to Sandy Spring stockholders, or to withdraw, modify or qualify its recommendation that Sandy Spring stockholders approve the Sandy Spring share issuance proposal?

A:

No. Under the merger agreement, Sandy Spring is required to submit the Sandy Spring share issuance proposal to its stockholders at the Sandy Spring special meeting and the Sandy Spring board may not withdraw, modify or qualify its recommendation that Sandy Spring stockholders approve the Sandy Spring share issuance proposal at the Sandy Spring special meeting.

Q:

Can the Revere board decide not to submit the Revere merger proposal to Revere stockholders, or to withdraw, modify or qualify its recommendation that Revere stockholders approve the Revere merger proposal?

A:	Revere will be required to submit the Revere merger proposal to its stockholders at the Revere special meeting even if the Revere board has withdrawn, modified or qualified its recommendation.

Under the merger agreement, the Revere board generally may not withdraw, modify or qualify its recommendation to its stockholders to approve the merger agreement proposal. However, subject to Sandy Spring’s termination rights under the merger agreement, the Revere board may withdraw, modify or qualify its recommendation to its stockholders if, prior to the date of the Revere special meeting, Revere (i) has received a third party acquisition proposal that it determines is a superior proposal to the merger, (ii) has provided Sandy Spring three business days’ prior notice of its determination that it has received a superior proposal and disclosed the identity of the potential acquirer and the material terms of the superior proposal and (iii) determined in good faith, based on the advice of its outside legal counsel and its financial advisor, that failure to take such actions would violate its fiduciary duties under applicable law, taking into account any changes to the terms of the transaction that Sandy Spring chooses to propose under the merger agreement.

Q:	What are the U.S. federal income tax consequences of the merger to Revere stockholders?

A:

The obligations of Revere and Sandy Spring to complete the merger are subject to, among other customary closing conditions described in this joint proxy statement/prospectus, the receipt by each of Revere and Sandy Spring of the opinion of its counsel to the effect that the merger will be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”). Assuming that the merger qualifies as a reorganization under the Code, holders of Revere common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Revere common stock for shares of Sandy Spring common stock, except with respect to any cash received instead of fractional shares of Sandy Spring common stock.

You should read the section of this joint proxy statement/prospectus entitled “U.S. Federal Income Tax Consequences of the Merger” beginning on page 99 for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q:	Are Revere stockholders entitled to dissenters’ rights?

A:

Holders of shares of Revere common stock are entitled to exercise dissenters’ rights in connection with the Revere merger proposal. For further information, see “The Merger—Dissenters’ Rights” beginning on page 77.

Q:	If I am a Revere stockholder, should I send in my Revere stock certificates now?

A:

No. Please do not send in your Revere stock certificates with your proxy. Promptly following the completion of the merger, an exchange agent will send you instructions for exchanging your Revere stock certificates for the merger consideration. For further information, see “The Merger Agreement—Conversion of Shares; Exchange of Certificates” beginning on page 82.

Q:	What should I do if I hold my shares in book-entry form?

A:

You are not required to take any special additional actions if your shares of Revere common stock are held in book-entry form. Promptly following the completion of the merger, shares of Revere common stock held in book-entry form automatically will be exchanged for shares of Sandy Spring common stock in book-entry form and cash to be paid in exchange for fractional shares, if any.

Q:	Whom may I contact if I cannot locate my Revere stock certificate(s)?

A:	If you are unable to locate your original Revere stock certificate(s), you should contact Broadridge Financial Solutions, Revere’s transfer agent, at (855) 449-0977.

Q:	What should I do if I receive more than one set of voting materials?

A:

Sandy Spring stockholders and Revere stockholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Sandy Spring and/or Revere common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Sandy Spring common stock or Revere common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both Sandy Spring common stock and Revere common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of Sandy Spring common stock and/or Revere common stock that you own.

Q:	When do you expect to complete the merger?

A:

Sandy Spring and Revere currently expect to complete the merger in the first quarter of 2020. However, neither Sandy Spring nor Revere can assure you of when, or if, the merger will be completed. The completion of the merger is subject to the fulfillment of customary closing conditions, including the approval by the Sandy Spring stockholders of the Sandy Spring share issuance proposal, the approval by the Revere stockholders of the Revere merger proposal and the receipt of all necessary regulatory approvals.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, Revere stockholders will not receive any consideration for their shares in connection with the merger. Instead, Revere will remain an independent entity and its common stock will continue to be quoted on the OTC Marketplace. In addition, if the merger agreement is terminated under certain circumstances, a termination fee may be required to be paid by Revere. For a more detailed discussion of the circumstances under which such termination fee will be required to be paid, please see the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Termination Fee” beginning on page 95.

Q:	Whom should I call with questions?

A:

Sandy Spring stockholders: If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Sandy Spring common stock, please contact Investor Relations at (800) 399-5919 or Sandy Spring’s proxy solicitor, Equiniti (US) Services LLC, at (833) 503-4129.

Revere stockholders: If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Revere common stock, please contact Investor Relations, at (240) 264-5440 or Revere’s proxy solicitor, Georgeson LLC, at (866) 856-4733.

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire joint proxy statement/prospectus, including the annexes, and the other documents to which we refer in order to fully understand the merger agreement and the merger. See “Where You Can Find More Information” beginning on page 176. Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail.

In the Merger, Revere Stockholders will be Entitled to Receive the Merger Consideration (page 41)

Sandy Spring and Revere are proposing a strategic merger. If the merger is completed, each share of Revere common stock, except for the excluded shares, will be converted into the right to receive 1.0500 shares of Sandy Spring common stock.

Sandy Spring will not issue any fractional shares of Sandy Spring common stock in the merger. Revere stockholders who would otherwise be entitled to receive a fractional share of Sandy Spring common stock upon the completion of the merger will instead be entitled to receive an amount in cash (rounded to the nearest cent) equal to such fraction (rounded to the nearest thousandth), multiplied by the average closing sales price per share of Sandy Spring common stock (rounded to the nearest hundredth of a cent) on the Nasdaq Global Select Market for the five consecutive trading days ending on (and including) the trading day immediately preceding the closing date of the merger.

Although the exchange ratio is fixed, the market value of the merger consideration will fluctuate with the price of Sandy Spring common stock. Shares of Sandy Spring common stock are listed on the Nasdaq Global Select Market under the ticker symbol “SASR” and shares of Revere common stock are quoted on the OTC Marketplace under the ticker symbol “REVB.” The following table sets forth the closing sale prices per share of Sandy Spring common stock and Revere common stock on September 23, 2019, the last trading day before the public announcement of the signing of the merger agreement, and on December 23, 2019, the latest practicable trading day before the printing date of this joint proxy statement/prospectus. The table also shows the implied value of the merger consideration payable for each share of Revere common stock on September 23, 2019 and on December 23, 2019, the latest practicable trading day before the printing date of this joint proxy statement/prospectus, determined by multiplying the closing price of the Sandy Spring common stock on such dates by the exchange ratio of 1.0500. We urge you to obtain current market quotations for Sandy Spring common stock and Revere common stock.

	Sandy Spring Common Stock	Revere Common Stock	Implied Value of Merger Consideration
September 23, 2019	$35.33	$29.00	$37.10
December 23, 2019	$38.13	$39.41	$40.04

The merger agreement governs the merger. The merger agreement is included as Annex A to this joint proxy statement/prospectus. All descriptions in this summary and elsewhere in this joint proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.

The Sandy Spring Board Unanimously Recommends that Sandy Spring Stockholders Vote “FOR” the Sandy Spring Share Issuance Proposal and the Sandy Spring Adjournment Proposal Presented at the Sandy Spring Special Meeting (page 60)

The Sandy Spring board has unanimously approved the merger agreement. The Sandy Spring board unanimously recommends that Sandy Spring stockholders vote “FOR” the Sandy Spring share issuance proposal and “FOR” the Sandy Spring adjournment proposal presented at the Sandy Spring special meeting. For the factors considered by the Sandy Spring board in reaching its decision to approve the merger agreement, see the section of this joint proxy statement/prospectus entitled “The Merger—Sandy Spring’s Reasons for the Merger; Recommendation of the Sandy Spring Board” beginning on page 60.

Each of Sandy Spring’s directors, solely in his or her capacity as a Sandy Spring stockholder, has entered into a separate voting agreement with Revere, pursuant to which each such director has agreed to vote all shares of Sandy Spring common stock over which he or she exercises sole disposition and voting rights in favor of the Sandy Spring share issuance. A form of these voting agreements is attached to this joint proxy statement/prospectus as Annex B. For more information regarding the voting agreements, see the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Sandy Spring Voting Agreements” beginning on page 97.

The Revere Board Unanimously Recommends that Revere Stockholders Vote “FOR” the Revere Merger Proposal and the Revere Adjournment Proposal Presented at the Revere Special Meeting (page 45)

The Revere board has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of Revere and its stockholders and has unanimously approved the merger agreement. The Revere board unanimously recommends that Revere stockholders vote “FOR” the Revere merger proposal and “FOR” the Revere adjournment proposal presented at the Revere special meeting. For the factors considered by the Revere board in reaching its decision to approve the merger agreement, see the section of this joint proxy statement/prospectus entitled “The Merger—Revere’s Reasons for the Merger; Recommendation of the Revere Board” beginning on page 45.

Each of Revere’s directors, solely in his or her capacity as a Revere stockholder, has entered into a separate voting agreement with Sandy Spring, pursuant to which each such director has agreed to vote all shares of Revere common stock over which he or she exercises sole disposition and voting rights in favor of the Revere merger proposal and certain related matters and against alternative transactions. A form of these voting agreements is attached to this joint proxy statement/prospectus as Annex C. For more information regarding the voting agreements, see the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Revere Voting Agreements” beginning on page 96.

Opinion of Revere’s Financial Advisor (page 49 and Annex D)

In connection with the merger, Revere’s financial advisor, Sandler O’Neill & Partners, L.P. (which we refer to as “Sandler O’Neill”), delivered a written opinion, dated September 23, 2019, to the Revere board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill as set forth in the opinion, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to the holders of Revere common stock. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O’Neill in preparing the opinion, is attached as Annex D to this joint proxy statement/prospectus. Revere shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger. Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Revere board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Revere to engage in the merger or enter into the merger agreement or constitute a recommendation to the Revere board in connection with the merger, and it does not constitute a recommendation to any holder of Revere voting common stock or any stockholder of any other entity as to how to vote in connection with the merger or any other matter. For further information, see “The Merger—Opinion of Revere’s Financial Advisor” beginning on page 49.

Opinion of Sandy Spring’s Financial Advisor (page 61 and Annex E)

On September 23, 2019, Boenning & Scattergood, Inc. (which we refer to as “Boenning”) rendered its written opinion to the Sandy Spring board that, as of the date of the opinion, and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations set forth in the opinion, the merger consideration was fair, from a financial point of view, to Sandy Spring. The full text of the Boenning written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this document as Annex E. Sandy Spring stockholders are urged to read the opinion in its entirety. Boenning’s opinion speaks only as of the date of the opinion and was necessarily based on financial, economic, market and other conditions as they existed on, and the information made available to Boenning as of, the date of Boenning’s opinion. The Boenning written opinion is addressed to the Sandy Spring board, is directed only to the merger consideration, and does not constitute a recommendation as to how any holder of Sandy Spring common stock should vote with respect to the Sandy Spring share issuance proposal or any other matter.

What Holders of Revere Equity-Based Awards will be Entitled to Receive (page 81)

The Revere equity awards will be affected as follows:

Restricted Stock Awards: At the effective time of the merger, each unvested restricted stock award granted by Revere will become fully vested and be converted into the right to receive, without interest, the merger consideration for each share of Revere common stock subject to the restricted stock awards.

Stock Options: Also at the effective time, each outstanding and unexercised option to purchase shares of Revere common stock, other than stock options held by employees or directors of Revere who will not continue as employees or directors of Sandy Spring following the effective time, will become fully vested and will be converted into an option to purchase shares of Sandy Spring common stock, on the same terms and conditions as were applicable under the Revere stock option. The number of shares of Sandy Spring common stock subject to each converted Revere stock option will be equal to the product (rounded down to the nearest whole number) obtained by multiplying (i) the number of shares of Revere common stock subject to the Revere stock option by (ii) the exchange ratio, and the exercise price of each converted Revere stock option will be equal to the quotient obtained by dividing (x) the exercise price for the Revere stock option by (y) the exchange ratio (rounded up to the nearest whole cent).

Each outstanding and unexercised option to purchase shares of Revere common stock that is held by an employee or director of Revere who will not continue as an employee or director of Sandy Spring following the effective time, or will only continue as an employee or director for only a commercially reasonable period following the effective time, will be canceled in exchange for a cash payment. The cash amount payable for such canceled Revere options will be equal to the shares of Revere common stock subject to the Revere stock option multiplied by the excess, if any, of the value of the per share merger consideration less the exercise price of the canceled Revere stock option. For this purpose, the value of the per share merger consideration will be equal to the exchange ratio multiplied by the average closing sales price per share of Sandy Spring common stock (rounded to the nearest hundredth of a cent) on the Nasdaq Global Select Market for the five consecutive trading days ending on (and including) the trading day immediately preceding the closing date of the merger.

Sandy Spring Will Hold the Sandy Spring Special Meeting on February 11, 2020 (page 36)

The Sandy Spring special meeting will be held on February 11, 2020 at 2:00 p.m., local time, at Sandy Spring’s corporate headquarters located at The Willard H. Derrick Building, 17801 Georgia Avenue, Olney, Maryland 20832. At the Sandy Spring special meeting, Sandy Spring stockholders will be asked to approve the Sandy Spring share issuance proposal and approve the Sandy Spring adjournment proposal.

Only holders of record of Sandy Spring common stock at the close of business on December 23, 2019 (which we refer to as the “Sandy Spring record date”), will be entitled to notice of, and to vote at, the Sandy Spring special meeting. Each share of Sandy Spring common stock is entitled to one vote on each proposal to be considered at the Sandy Spring special meeting. As of the Sandy Spring record date, there were 35,308,073 shares of Sandy Spring common stock entitled to vote at the Sandy Spring special meeting.

As of the Sandy Spring record date, the directors and executive officers of Sandy Spring and their affiliates beneficially owned and were entitled to vote approximately 777,668 shares of Sandy Spring common stock representing approximately 2.2% of the shares of Sandy Spring common stock outstanding on that date.

Each of Sandy Spring’s directors, solely in his or her capacity as a Sandy Spring stockholder, has entered into a separate voting agreement with Revere, pursuant to which each such Sandy Spring director has agreed to vote all shares of Sandy Spring common stock over which he or she exercises sole disposition and voting rights in favor of the Sandy Spring share issuance proposal.

Approval of the Sandy Spring share issuance requires the affirmative vote of a majority of the total votes cast by the Sandy Spring stockholders at the Sandy Spring special meeting. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the Sandy Spring special meeting or fail to instruct your bank or broker how to vote with respect to the Sandy Spring share issuance proposal, it will have no effect on the Sandy Spring share issuance proposal.

The Sandy Spring adjournment proposal will be approved if a majority of the votes cast by the holders of Sandy Spring common stock at the Sandy Spring special meeting are voted in favor of such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the Sandy Spring special meeting or fail to instruct your bank or broker how to vote with respect to the Sandy Spring adjournment proposal, it will have no effect on the Sandy Spring adjournment proposal.

Revere Will Hold the Revere Special Meeting on February 11, 2020 (page 31)

The Revere special meeting will be held on February 11, 2020 at 1:00 p.m., local time, at Revere’s corporate headquarters located at 2101 Gaither Road, Suite 600, Rockville, Maryland 20850. At the Revere special meeting, Revere stockholders will be asked to approve the Revere merger proposal and the Revere adjournment proposal.

Only holders of record of Revere common stock at the close of business on December 23, 2019 (which we refer to as the “Revere record date”), will be entitled to notice of, and to vote at, the Revere special meeting. Each share of Revere common stock is entitled to one vote on each proposal to be considered at the Revere special meeting. As of the Revere record date, there were 12,148,240 shares of Revere common stock entitled to vote at the Revere special meeting.

As of the Revere record date, the directors and executive officers of Revere and their affiliates beneficially owned and were entitled to vote approximately 1,573,122 shares of Revere common stock representing approximately 12.95% of the shares of Revere common stock outstanding on that date.

Each of Revere’s directors, solely in his or her capacity as a Revere stockholder, has entered into a separate voting agreement with Sandy Spring, pursuant to which each such Revere director has agreed to vote all shares of Revere common stock over which he or she exercises sole disposition and voting rights in favor of the Revere merger proposal and certain related matters and against alternative transactions.

Under Maryland law and Revere’s organizational documents, approval of the Revere merger proposal requires the affirmative vote of two-thirds of the outstanding shares of Revere common stock entitled to vote at the Revere special meeting. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the Revere special meeting, or fail to instruct your bank or broker how to vote with respect to the Revere merger proposal, it will have the same effect as a vote against the Revere merger proposal.

The Revere adjournment proposal will be approved if a majority of the votes cast on such proposal at the Revere special meeting are voted in favor of such proposal at the Revere special meeting. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the Revere special meeting or fail to instruct your bank or broker how to vote with respect to the proposal, it will have no effect on the Revere adjournment proposal.

U.S. Federal Income Tax Consequences of the Merger (page 99)

The obligations of Revere and Sandy Spring to complete the merger are subject to, among other customary closing conditions described in this joint proxy statement/prospectus, the receipt by each of Revere and Sandy Spring of the opinion of its counsel to the effect that the merger will be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming that the merger qualifies as a reorganization, holders of Revere common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Revere common stock for shares of Sandy Spring common stock, except with respect to any cash received instead of fractional shares of Sandy Spring common stock.

You should read the section of this joint proxy statement/prospectus entitled “U.S. Federal Income Tax Consequences of the Merger” beginning on page 99 for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Certain Revere Directors and Executive Officers Have Financial Interests in the Merger that Differ from Your Interests (page 74)

In considering the recommendation of the Revere board to adopt the merger agreement, Revere stockholders should be aware that certain directors and executive officers of Revere have employment and other compensation agreements or plans that give them interests in the merger that are different from, or in addition to, their interests as Revere stockholders. The Revere board was aware of these circumstances at the time it approved the merger agreement. These interests include:

•

The acceleration of the vesting of unvested stock option grants that Revere has made to its executive officers under its equity incentive plans. For more information on the treatment of Revere stock options in connection with the merger, see “The Merger Agreement—Treatment of Revere Equity-Based Awards” beginning on page 81.

•

The acceleration of unvested restricted stock awards that Revere has made to its executive officers and directors under its equity incentive plans, which will be converted into the right to receive the merger consideration.

•

The settlement and release agreements that Revere has entered into with Andrew F. Flott and Kenneth C. Cook, the Co-Presidents and Chief Executive Officers of Revere, pursuant to which Messrs. Flott and Cook will receive cash payments from Revere in consideration for the termination of their existing employment agreements with Revere as a result of the merger.

•

The employment agreements that Sandy Spring has entered into with Andrew F. Flott and Kenneth C. Cook with respect to Messrs. Flott’s and Cook’s continued employment with Sandy Spring following the effective time of the merger.

•	That, pursuant to the merger agreement, three members of Revere’s board of directors are to be appointed as members of the Sandy Spring and Sandy Spring Bank board of directors.

•

Provisions in the merger agreement relating to the indemnification of directors and executive officers and insurance for Revere’s directors and executive officers as a result of any losses incurred arising out of claims against them as a result of their service to Revere.

For a more complete description of these interests, see “The Merger—Interests of Certain Revere Directors and Executive Officers in the Merger” beginning on page 74.

Holders of Revere Common Stock are Entitled to Assert Dissenters’ Rights (page 77)

Under Maryland law, the holders of Revere common stock will have dissenters’ rights with respect to the Revere merger proposal. For further information, see “The Merger—Dissenters’ Rights” beginning on page 77.

Completion of the Merger; Conditions That Must be Fulfilled for the Merger to Occur (page 93)

Currently, Sandy Spring and Revere expect to complete the merger in the first quarter of 2020. As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of customary closing conditions being satisfied or, where legally permissible, waived. These conditions include:

•	approval of the merger agreement by the Revere stockholders and the approval of the issuance of shares of Sandy Spring common stock in connection with the merger by Sandy Spring stockholders;

•	authorization for listing on the Nasdaq Global Select Market of the shares of Sandy Spring common stock to be issued in the merger;

•

the receipt of all required regulatory approvals, including the approval of the Board of Governors of the Federal Reserve Board (which we refer to as the “Federal Reserve Board”) and the Maryland Office of the Commissioner of Financial Regulation, and the expiration of all statutory waiting periods and the absence of any materially burdensome conditions on any regulatory approvals;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part;

•	the absence of any order, decree, injunction or other legal restraint preventing the completion of the merger or making the completion of the merger illegal;

•	subject to the materiality standards provided in the merger agreement, the accuracy of the representations and warranties of Sandy Spring and Revere in the merger agreement;

•	performance in all material respects by each of Sandy Spring and Revere of its obligations under the merger agreement; and

•	receipt by each of Sandy Spring and Revere of an opinion from its counsel as to certain tax matters.

Neither Sandy Spring nor Revere can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (page 94)

The merger agreement can be terminated at any time prior to the completion of the merger under the following circumstances:

•	by mutual written consent, if Sandy Spring and Revere so determine;

•

by either Sandy Spring or Revere, if the required vote of Revere stockholders needed to approve the merger agreement or the required vote of Sandy Spring stockholders needed to approve the Sandy Spring share issuance is not received;

•

by either Sandy Spring or Revere, if (i) any governmental entity denies any requisite regulatory approval in connection with the merger and such denial has become final and non-appealable, or (ii) any governmental entity of competent jurisdiction has issued a final and non-appealable order prohibiting or making illegal the consummation of the transactions contemplated by the merger agreement;

•

by either Sandy Spring or Revere, if the merger has not been consummated on or before September 23, 2020, the one year anniversary of the merger agreement (which we refer to as the “termination date”), unless the failure of the merger to be consummated by such date is due to the failure of the terminating party to perform or observe its obligations under the merger agreement;

•

by either Sandy Spring or Revere (except that the terminating party cannot then be in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), if the other party breaches any of its obligations or any of its representations and warranties set forth in the merger agreement (or any such representation or warranty ceases to be true) which either individually or in the aggregate would constitute, if occurring or continuing on the closing date, the failure of a closing condition of the terminating party and such breach is not cured within 30 days following written notice to the party committing such breach, or such breach cannot be cured during such period;

•

by Sandy Spring, prior to the time that the Revere merger proposal is approved, if the Revere board (i) fails to recommend in this joint proxy statement/prospectus that the Revere stockholders approve the merger agreement, or takes certain adverse actions with respect to such recommendation, (ii) fails to recommend against acceptance of a tender offer or exchange offer for outstanding Revere common stock that has been publicly disclosed (other than by Sandy Spring or an affiliate of Sandy Spring) within 10 business days after the commencement of such tender or exchange offer, (iii) recommends or endorses an alternative acquisition proposal, or (iv) breaches certain obligations, including with respect to alternative acquisition proposals or calling a meeting of its stockholders and recommending that they approve the merger agreement, in any material respect; or

•

by Revere, if, within the five-day period commencing with the tenth day prior to the closing of the merger (which we refer to as the “determination date”), both of the following conditions have been satisfied:

•

the average of the daily closing sale prices of a share of Sandy Spring common stock as reported on the Nasdaq Global Select Market for the 20 consecutive trading days immediately preceding the determination date is less than $26.26 (80% of the closing sale price of Sandy Spring common stock on the last trading date before the date of the first public announcement of the merger agreement); and

•	Sandy Spring common stock underperforms the Nasdaq Bank Index by more than 15% during the same period.

However, if Revere chooses to exercise this termination right, Sandy Spring has the option, within five days of receipt of notice from Revere, to adjust the merger consideration and prevent termination under this provision.

Termination Fee (page 95)

If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals with respect to Revere or changes in the recommendation of the Revere board, Revere may be required to pay to Sandy Spring a termination fee equal to $17.5 million (which we refer to as the “termination fee”). The termination fee could discourage other companies from seeking to acquire or merge with Revere.

Regulatory Approvals Required for the Merger (page 79)

Subject to the terms of the merger agreement, both Revere and Sandy Spring have agreed to cooperate with each other and use their reasonable best efforts to obtain all regulatory approvals or waivers necessary or advisable to complete the transactions contemplated by the merger agreement. These include approvals from the Federal Reserve Board and the Maryland Office of the Commissioner of Financial Regulation. Sandy Spring submitted applications to the Federal Reserve Board on November 21, 2019 and to the Maryland Office of the Commissioner of Financial Regulation on November 22, 2019. As of the date of this joint proxy statement/prospectus, the Federal Reserve Board has approved the transactions contemplated by the merger agreement and the application filed with the Maryland Office of the Commissioner of Financial Regulation remains outstanding. Although neither Sandy Spring nor Revere knows of any reason why the application filed with the Maryland Office of the Commissioner of Financial Regulation should not be approved in a timely manner, Sandy Spring and Revere cannot be certain when, or if, the application will be approved.

The Rights of Revere Stockholders Will Change as a Result of the Merger (page 158)

Sandy Spring and Revere are both incorporated under the laws of the State of Maryland. However, the corporate law of the State of Maryland law governs the rights of Sandy Spring stockholders and the Maryland Financial Institutions Code governs the rights of Revere stockholders. As a result of the merger, Revere stockholders will become stockholders of Sandy Spring. Thus, following the completion of the merger, the rights of Revere stockholders who become Sandy Spring stockholders in the merger will be governed by the corporate law of the State of Maryland and will also then be governed by Sandy Spring’s articles of incorporation and bylaws, rather than by the articles of incorporation and bylaws of Revere.

See “Comparison of Stockholder Rights” for a description of the material differences in stockholders’ rights under each of the Sandy Spring and Revere governing documents.

Information About the Companies (pages 102 and 103)

Sandy Spring

Sandy Spring, headquartered in Olney, Maryland, is the holding company for Sandy Spring Bank. Sandy Spring Bank is a Maryland state-chartered trust company with commercial banking powers that offers a broad range of commercial banking, retail banking, mortgage and trust services throughout central Maryland, Northern Virginia, and the greater Washington, D.C. market. Through its subsidiaries, Sandy Spring Insurance Corporation and West Financial Services, Inc., Sandy Spring Bank also offers a comprehensive menu of insurance and wealth management services.

Sandy Spring’s common stock is traded on the Nasdaq Global Select Market under the symbol “SASR.”

Sandy Spring’s principal executive office is located at 17801 Georgia Avenue, Olney, Maryland 20832 and its telephone number at that location is (800) 399-5919. Additional information about Sandy Spring and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 176.

Revere

Revere is a Maryland-state chartered commercial bank that commenced operations in November 2007. Revere is headquartered in Rockville and has 11 branches located in the suburban Maryland counties of Anne Arundel, Baltimore, Frederick, Howard, Montgomery, and Prince George’s. Revere is a community-based, full-service commercial bank that emphasizes the banking needs of community-based businesses, professional entities, and individuals.

Revere’s common stock is quoted on the OTC Marketplace under the symbol “REVB.”

Revere’s principal executive office is located at 2101 Gaither Road, Suite 600, Rockville, Maryland 20850 and its telephone number at that location is (240) 264-5440. Revere does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and, accordingly, does not file documents and reports with the SEC. If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Revere common stock, please contact Revere at (240) 264-5440 or 2101 Gaither Road, Suite 600, Rockville, Maryland 20850.

For more information about Revere, see the section of this joint proxy statement/prospectus entitled “Information About Revere.”

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF SANDY SPRING

The following table presents selected historical consolidated financial data for Sandy Spring as of and for each of the years ended December 31, 2018, 2017, 2016, 2015 and 2014. This information has been derived in part from and should be read in conjunction with the audited consolidated financial statements of Sandy Spring incorporated by reference in this joint proxy statement/prospectus. The following table also presents selected historical consolidated financial data for Sandy Spring as of and for each of the nine months ended September 30, 2019 and 2018. This information has been derived in part from and should be read in conjunction with the unaudited consolidated financial statements of Sandy Spring incorporated by reference in this joint proxy statement/prospectus.

The selected consolidated historical financial data below is only a summary. You should read this information in conjunction with the historical financial statements of Sandy Spring and the related notes, including those contained in Sandy Spring’s Annual Report on Form 10-K for the year ended December 31, 2018 and in Sandy Spring’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, each of which is incorporated by reference in this joint proxy statement/prospectus.

	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
(in thousands, except per share data)	2019	2018	2018	2017	2016	2015	2014
Results of Operations
Tax-equivalent interest income	$266,076	$241,958	$328,797	$202,258	$177,267	$164,790	$153,558
Interest expense	62,754	44,175	63,637	26,031	21,004	20,113	18,818
Tax-equivalent net interest income	203,322	197,783	265,160	176,227	156,263	144,677	134,740
Tax-equivalent adjustment	3,597	3,483	4,715	7,459	6,711	6,478	5,192
Provision (credit) for loan losses	3,029	5,620	9,023	2,977	5,546	5,371	(163)
Net interest income after provision (credit) for loan losses	196,696	188,680	251,422	165,791	144,006	132,828	129,711
Non-interest income	52,098	47,019	61,049	51,243	51,042	49,901	46,871
Non-interest expenses	133,004	137,116	179,783	129,099	123,058	115,347	120,800
Income before taxes	115,790	98,583	132,688	87,935	71,990	67,382	55,782
Income tax expense	27,814	23,285	31,824	34,726	23,740	22,027	17,582
Net income	87,976	75,298	100,864	53,209	48,250	45,355	38,200

Per Share Data
Net income—basic per share	$2.46	$2.11	$2.82	$2.20	$2.00	$1.84	$1.53
Net income—diluted per share	2.45	2.11	2.82	2.20	2.00	1.84	1.52
Dividends declared per common share	0.88	0.82	1.10	1.04	0.98	0.90	0.76
Book value per common share	22.10	20.03	30.06	23.50	22.32	21.58	20.83

Period End Balances
Total assets	$8,437,538	$8,034,565	$8,243,272	$5,446,675	$5,091,383	$4,655,380	$4,397,132
Total investment securities(1)	946,210	992,797	1,010,724	775,025	779,648	841,650	933,619
Total loans(2)	6,596,548	6,388,959	6,571,634	4,314,248	3,927,808	3,495,370	3,127,392
Total deposits	6,493,899	5,898,394	5,914,880	3,963,662	3,577,544	3,263,730	3,066,509
Total borrowings	680,801	1,046,574	1,213,465	885,192	945,119	829,145	764,432
Total stockholders’ equity	1,140,041	1,042,716	1,067,903	563,816	533,572	524,427	521,751

(1)	Includes available-for-sale securities and other equity securities.
(2)	Includes loans held for investment at amortized cost.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF REVERE

The following table presents selected historical consolidated financial data for Revere as of and for each of the years ended December 31, 2018, 2017, 2016, 2015 and 2014. The following table also presents selected historical consolidated financial data for Revere as of and for each of the nine months ended September 30, 2019 and 2018. This information has been derived in part from and should be read in conjunction with the unaudited consolidated financial statements of Revere.

The selected consolidated historical financial data below is only a summary. You should read this information in conjunction with the consolidated financial statements of Revere and the related notes thereto, found in the section entitled “Consolidated Financial Statements of Revere Bank” of this joint proxy statement/prospectus.

	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
(in thousands, except per share data)	2019	2018	2018	2017	2016	2015	2014
Results of Operations
Interest income	$95,188	$77,451	$106,973	$88,388	$57,076	$33,721	$25,658
Interest expense	26,756	16,767	24,131	16,533	9,661	5,008	3,843

Net interest income	68,432	60,684	82,842	71,855	47,415	28,713	21,815
Provision for loan losses	3,607	2,751	4,089	3,159	3,533	2,001	1,479

Net interest income after provision for loan losses	64,825	57,933	78,753	68,696	43,882	26,712	20,336

Non-interest income	2,212	1,613	2,245	2,128	1,364	951	738
Non-interest expense	34,709	32,411	43,946	40,975	30,327	17,386	13,630

Income before taxes	32,328	27,135	37,052	29,849	14,919	10,277	7,444
Income tax expense	8,666	6,720	9,425	13,578	6,142	4,075	2,939

Net income	$23,662	$20,415	$27,627	$16,271	$8,777	$6,202	$4,505

Per Share Data
Net income—basic per share	$1.99	$2.02	$2.62	$1.67	$1.25	$1.23	$1.05
Net income—diluted per share	1.93	1.94	2.52	1.59	1.17	1.16	1.03
Dividends declared per common share	—	—	—	—	—	—	—
Book value per common share	24.64	21.68	22.42	19.11	17.51	13.75	11.84

Period End Balances
Total assets	$2,835,191	$2,317,700	$2,455,211	$2,098,845	$1,894,287	$847,394	$642,462
Total investment securities	191,347	173,141	192,256	168,376	144,915	60,492	40,198
Total loans	2,366,490	1,997,511	2,084,806	1,814,692	1,588,424	760,248	592,095
Total deposits	2,337,430	1,950,385	2,088,967	1,795,092	1,602,685	702,290	554,390
Total borrowings	179,235	105,284	94,171	108,434	116,522	69,000	35,000
Total stockholders’ equity	295,229	255,905	264,891	188,277	168,759	73,581	51,109

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

The following table shows selected unaudited pro forma condensed combined financial data about the financial condition and results of operations of Sandy Spring giving effect to the merger.

With respect to the merger, the selected unaudited pro forma condensed combined financial information assumes that the merger will be accounted for under the acquisition method of accounting with Sandy Spring treated as the acquirer. Under the acquisition method of accounting, the identifiable assets and identifiable liabilities of Revere, as of the effective date of the merger, will be recorded by Sandy Spring at their respective estimated fair values and the excess of the merger consideration over the estimated fair value of Revere’s net identifiable assets will be allocated to goodwill.

The pro forma financial condition data set forth in the table below assumes that the merger became effective on September 30, 2019. The accompanying unaudited pro forma condensed combined income statements for the periods ending December 31, 2018 and September 30, 2019 present the pro forma results of operations of Sandy Spring giving effect to the merger assuming that the merger became effective on January 1, 2018.

The selected unaudited pro forma condensed combined financial data has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this joint proxy statement/prospectus under the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” The selected unaudited pro forma condensed combined financial data is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented. The selected unaudited pro forma condensed combined financial data also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors. Further, as explained in more detail in the notes accompanying the more detailed unaudited pro forma condensed combined financial information included under “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 147, the pro forma allocation of purchase price reflected in the selected unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Additionally, the adjustments made in the unaudited pro forma condensed financial information, which are described in those notes, are preliminary and may be revised.

As of September 30, 2019
Pro Forma Condensed Consolidated Combined Statement of Financial Condition Data
(Dollars in thousands)
Cash and cash equivalents	$430,830
Net loans	8,901,271
Total assets	11,440,552
Deposits	8,832,318
Borrowings	863,073
Other liabilities	178,095
Stockholders’ equity	1,567,066

	Nine Months Ended September 30, 2019	Year Ended December 31, 2018
Pro Forma Condensed Consolidated Combined Statement of Income Data
(Dollars in thousands, except per share data)
Net interest income	$268,193	$344,257
Provision for loan losses	6,636	13,112

Net interest income after provision for loan losses	261,557	331,145
Noninterest income	54,310	63,294
Noninterest expense	169,406	226,917

Income before income taxes	146,461	167,522
Income taxes	36,082	40,717

Net income	$110,379	$126,805

Pro Forma Condensed Consolidated Combined Per Share Data
Net income per share—basic	$2.27	$2.62
Net income per share—diluted	$2.27	$2.62

UNAUDITED COMPARATIVE PER SHARE DATA

Presented below for Sandy Spring and Revere is historical, unaudited pro forma combined and pro forma equivalent per share financial data. The information presented below should be read together with (i) the historical consolidated financial statements of Sandy Spring, including the related notes, filed with the SEC and incorporated by reference into this joint proxy statement/prospectus, (ii) the historical consolidated financial statements of Revere, including the related notes thereto, that are included in this joint proxy statement/prospectus and (iii) the unaudited pro forma combined consolidated information included in this joint proxy statement/prospectus. For more information, see “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 147 and “Where You Can Find More Information” beginning on page 176.

The unaudited pro forma combined and pro forma equivalent per share information gives effect to the merger as if it had been effective on September 30, 2019 in the case of the book value data, and as if the merger had been effective as of the beginning of the periods presented in the case of the earnings per share and the cash dividends data. The unaudited pro forma earnings per share data combines the historical results of Revere into Sandy Spring’s consolidated statement of income. While certain adjustments to the book value data were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place as of the beginning of the period presented. In addition, the unaudited pro forma data includes adjustments that are preliminary and may be revised. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the merger or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies, asset dispositions and share repurchases, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data is presented for illustrative purposes only and does not represent an attempt to predict or suggest future results.

	Sandy Spring Historical	Revere Historical	Pro Forma Combined(1)	Per Equivalent Revere Share(2)
Book value per share:
At September 30, 2019	$32.00	$24.64	$32.41	$34.03
At December 31, 2018	$30.06	$22.42	$31.10	$32.66

Cash dividends declared per share:
Nine months ended September 30, 2019	$0.88	$0.00	$0.88	$0.92
Year ended December 31, 2018	$1.10	$0.00	$1.10	$1.16

Basic earnings per share:
Nine months ended September 30, 2019	$2.46	$1.99	$2.27	$2.38
Year ended December 31, 2018	$2.82	$2.62	$2.62	$2.75

Diluted earnings per share:
Nine months ended September 30, 2019	$2.45	$1.93	$2.27	$2.38
Year ended December 31, 2018	$2.82	$2.52	$2.62	$2.75

(1)	Pro forma dividends per share represent Sandy Spring’s historical dividends per share.
(2)	Per equivalent Revere share was computed by multiplying the pro forma combined amounts by the exchange ratio of 1.0500.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the section “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 30, you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. You should also consider the other information in this joint proxy statement/prospectus and the other Sandy Spring documents incorporated by reference into this joint proxy statement/prospectus. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 176.

Risks Related to the Merger

Because the market price of Sandy Spring common stock may fluctuate, Revere stockholders cannot be certain of the precise value of the merger consideration they will be entitled to receive.

Upon completion of the merger, each outstanding share of Revere common stock will be converted into the right to receive 1.0500 shares of Sandy Spring common stock, together with cash in lieu of fractional shares. There will be a lapse of time between each of the date of this joint proxy statement/prospectus, the date of the Sandy Spring special meeting, the date of the Revere special meeting and the date on which Revere stockholders entitled to receive the merger consideration actually receive the merger consideration. The market value of Sandy Spring common stock may fluctuate during these periods as a result of a variety of factors, including general market and economic conditions, changes in Sandy Spring’s businesses, operations and prospects and regulatory considerations. Many of these factors are outside of the control of Sandy Spring and Revere. Consequently, at the time Revere stockholders must decide whether to approve the merger agreement, they will not know the actual market value of the shares of Sandy Spring common stock they may receive when the merger is completed. The value of the merger consideration will depend on the market value of shares of Sandy Spring common stock on the date the merger consideration is received. This value will not be known at the time of the Revere special meeting and may be more or less than the current price of Sandy Spring common stock or the price of Sandy Spring common stock at the time of the Revere special meeting.

The market price of Sandy Spring common stock after the merger is completed may be affected by factors different from those currently affecting the market price of Revere common stock.

Upon completion of the merger, Revere stockholders will become Sandy Spring stockholders. Sandy Spring’s business differs in important respects from that of Revere, and, accordingly, the results of operations of the combined company and the market price of Sandy Spring common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Sandy Spring and Revere. For a discussion of Sandy Spring’s business and of some important factors to consider in connection with that business, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 176.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the merger can be completed, Sandy Spring and Revere must obtain approvals from the Federal Reserve Board and the Maryland Office of the Commissioner of Financial Regulation. Sandy Spring submitted applications to the Federal Reserve Board on November 21, 2019 and to the Maryland Office of the Commissioner of Financial Regulation on November 22, 2019. As of the date of this joint proxy statement/prospectus, the Federal Reserve Board has approved the transactions contemplated by the merger agreement and the application filed with the Maryland Office of the Commissioner of Financial Regulation remains outstanding. In determining whether to approve this application, the Maryland Office of the Commissioner of Financial Regulation considers a variety of factors, including the regulatory standing of each party and the factors described under the section of this joint proxy statement/prospectus entitled “The Merger—Regulatory Approvals Required for the Merger” beginning on page 79. An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approval or delay its receipt. These regulators may impose conditions on the completion of the merger or require changes to the terms of the merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or imposing additional costs on or limiting the revenues of the combined company following the completion of the merger, any of which might have an adverse effect on the combined company following the completion of the merger. For more information, see the section of this joint proxy statement/prospectus entitled “The Merger—Regulatory Approvals Required for the Merger” beginning on page 79.

Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

Sandy Spring and Revere have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including the anticipated benefits and cost savings, will depend, in part, on Sandy Spring’s ability to successfully combine and integrate the businesses of Sandy Spring and Revere in a manner that permits growth opportunities and does not materially disrupt existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors, employees and other constituents or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect Sandy Spring’s ability to successfully conduct its business, which could have an adverse effect on Sandy Spring’s financial results and the value of its common stock. If Sandy Spring experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Sandy Spring and/or Revere to lose customers or cause customers to remove their accounts from Sandy Spring and/or Revere and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Revere and Sandy Spring during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost savings of the merger could be less than anticipated.

The unaudited pro forma condensed combined financial statements included in this document are preliminary. The actual financial condition and results of operations of Sandy Spring after the completion of the merger may differ materially.

The unaudited pro forma condensed combined financial statements in this joint proxy statement/prospectus are presented for illustrative purposes only and are not necessarily indicative of what Sandy Spring’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial statements reflect adjustments to illustrate the effect of the merger had they been completed on the dates indicated. Such unaudited pro forma condensed combined financial statements are based upon preliminary estimates to record the Revere identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation for the merger reflected in this joint proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the identifiable assets and identifiable liabilities of Revere as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. For more information, see the section of this joint proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 147.

Certain Revere directors and executive officers have interests in the merger that may differ from the interests of Revere stockholders.

Revere stockholders should be aware that certain Revere directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Revere stockholders generally. The Revere board was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Revere stockholders vote in favor of the Revere merger proposal and certain related matters and against alternative transactions.

The material interests considered by the Revere board were as follows:

•

The awards of stock options that Revere has made to its executive officers under its equity incentive plans. As a result of the merger, each outstanding and unexercised option to purchase shares of Revere common stock, other than stock options held by employees of Revere who will not continue as employees of Sandy Spring following the effective time, will become fully vested and will be converted into an option to purchase shares of Sandy Spring common stock, on the same terms and conditions as were applicable under the Revere stock option. Each outstanding and unexercised option to purchase shares of Revere common stock that is held by an employee of Revere who will not continue as an employee of Sandy Spring following the effective time, or will only continue as an employee or director for only a commercially reasonable period following the effective time, will be canceled in exchange for a cash payment. For more information on the treatment of Revere stock options in connection with the merger, see “The Merger Agreement—Treatment of Revere Equity-Based Awards” beginning on page 81.

•

The awards of restricted stock that Revere has made to its executive officers and directors under its equity incentive plans. As a result of the merger, each restricted stock award that is outstanding immediately prior to closing will fully vest and each holder will be entitled to receive the per share merger consideration for each share of Revere common stock held by such holder.

•

The settlement and release agreements that Revere has entered into with Andrew F. Flott and Kenneth C. Cook, the Co-Presidents and Chief Executive Officers of Revere, pursuant to which Messrs. Flott and Cook will receive cash payments from Revere in consideration for the termination of their existing employment agreements with Revere as a result of the merger.

•

The employment agreements that Sandy Spring has entered into with Andrew F. Flott and Kenneth C. Cook with respect to Messrs. Flott’s and Cook’s continued employment with Sandy Spring following the effective time of the merger.

•	That, pursuant to the merger agreement, three members of Revere’s board of directors are to be appointed as members of the Sandy Spring and Sandy Spring Bank board of directors.

•

Provisions in the merger agreement relating to the indemnification of directors and executive officers and insurance for Revere’s directors and executive officers as a result of any losses incurred arising out of claims against them as a result of their service to Revere.

For a more complete description of these interests, see “The Merger—Interests of Certain Revere Directors and Executive Officers in the Merger” beginning on page 74.

Termination of the merger agreement could negatively impact Revere or Sandy Spring.

If the merger agreement is terminated, there may be various consequences. For example, Revere’s or Sandy Spring’s businesses may have been impacted adversely by the failure to pursue other opportunities due to management’s focus on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of Revere common stock or Sandy Spring common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, Revere may be required to pay Sandy Spring a termination fee of $17.5 million.

Sandy Spring and Revere will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Revere or Sandy Spring. These uncertainties may impair Revere’s or Sandy Spring’s ability to attract, retain and motivate key personnel until merger is completed, and could cause customers and others that deal with Revere or Sandy Spring to seek to change existing business relationships with Revere or Sandy Spring. Retention of certain employees by Revere or Sandy Spring may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Sandy Spring. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Revere or Sandy Spring, Revere’s business or Sandy Spring’s business could be harmed. In addition, subject to certain exceptions, Revere has agreed to operate its business in the ordinary course prior to closing, and each of Revere and Sandy Spring has agreed to certain restrictive covenants. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Covenants and Agreements” beginning on page 85 for a description of the restrictive covenants applicable to Revere and Sandy Spring.

If the merger is not completed, Sandy Spring and Revere will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of Sandy Spring and Revere has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, Sandy Spring and Revere would have to recognize these expenses without realizing the expected benefits of the merger.

The merger agreement limits Revere’s ability to pursue alternative acquisition proposals and requires Revere to pay a termination fee of $17.5 million under limited circumstances, including circumstances relating to acquisition proposals for Revere. Additionally, certain provisions of Revere’s articles of incorporation and bylaws may deter potential acquirers.

The merger agreement prohibits Revere from initiating, soliciting, knowingly encouraging or knowingly facilitating certain third-party acquisition proposals. For more information, see the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Agreement Not to Solicit Other Offers” beginning on page 92. The merger agreement also provides that Revere must pay a termination fee in the amount of $17.5 million in the event that the merger agreement is terminated under certain circumstances, including Revere’s failure to abide by certain obligations not to solicit acquisition proposals. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Termination Fee” beginning on page 95. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Revere from considering or proposing such an acquisition. Each director of Revere, solely in his or her capacity as a Revere stockholder has entered into a separate voting agreement with Sandy Spring, pursuant to which each such director has agreed to vote all shares of Revere common stock over which he or she exercises sole disposition and voting rights in favor of the Revere merger proposal and certain related matters, and against alternative transactions. As of the Revere record date, the Revere directors that are party to these voting agreements exercised sole disposition and voting rights with respect to 1,153,089 shares of Revere common stock, representing 9.49% of the outstanding shares of Revere common stock. For more information see the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Revere Voting Agreements” beginning on page 96. Additionally, certain provisions of Revere’s articles of incorporation or bylaws or of Maryland law could make it more difficult for a third-party to acquire control of Revere or may discourage a potential competing acquirer.

The shares of Sandy Spring common stock to be received by Revere stockholders as a result of the merger will have different rights from shares of Revere common stock.

The rights of Revere stockholders are currently governed by Maryland Financial Institutions Code, Revere’s articles of incorporation and Revere’s bylaws. Upon completion of the merger, Revere stockholders will become Sandy Spring stockholders and their rights as stockholders will then be governed by the Maryland General Corporation Law, Sandy Spring’s articles of incorporation and Sandy Spring’s bylaws. The rights associated with Revere common stock are different from the rights associated with Sandy Spring common stock. See the section of this joint proxy statement/prospectus entitled “Comparison of Stockholder Rights” beginning on page 158 for a discussion of the different rights associated with Sandy Spring common stock.

Holders of Revere and Sandy Spring common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Holders of Revere and Sandy Spring common stock currently have the right to vote in the election of the board of directors and on other matters affecting Revere and Sandy Spring, respectively. Upon the completion of the merger, each Revere stockholder who receives shares of Sandy Spring common stock will become a Sandy Spring stockholder with a percentage ownership of Sandy Spring that is smaller than the stockholder’s percentage ownership of Revere. It is currently expected that the former Revere stockholders as a group will receive shares in the merger constituting approximately 26% of the outstanding shares of Sandy Spring common stock immediately after the merger. As a result, current Sandy Spring stockholders as a group will own approximately 74% of the outstanding shares of Sandy Spring common stock immediately after the merger. Because of this reduced ownership percentage, Revere stockholders may have less influence on the management and policies of Sandy Spring than they now have on the management and policies of Revere, and current Sandy Spring stockholders may have less influence than they now have on the management and policies of Sandy Spring. Upon consummation of the merger, Sandy Spring will also (i) increase the size of the Sandy Spring board from 13 to 15 members, (ii) appoint two current members of the Revere board to the Sandy Spring board, and (iii) nominate one additional current members of the Revere board for election at Sandy Spring’s 2020 annual meeting of stockholders to replace a retiring director, and Sandy Spring will increase the size of the board of directors of Sandy Spring Bank to 16 members and appoint three members of the Revere board to the board of Sandy Spring Bank, subject to the provisions of the merger agreement. Sandy Spring currently anticipates that Brian J. Lemek, Walter C. Martz II and Christina Baldwin O’Meara will be the three directors of Revere Bank that will be appointed to the Sandy Spring board and the board of directors of Sandy Spring Bank following the completion of the merger.

Holders of Revere common stock have dissenters’ or appraisal rights with respect to the Revere merger proposal.

Dissenters’ rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value of their shares as determined in accordance with the Maryland Financial Institutions Code instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Maryland law provides that a stockholder is not entitled to demand the fair value of his or her shares of stock in any transaction if the stock is listed on a national securities exchange. Because the Revere common stock is not listed on a national securities exchange the holders of Revere common stock are entitled to dissenters’ or appraisal rights in the merger.

If the merger does not constitute a reorganization under Section 368(a) of the Code, then the holders of Revere common stock may be responsible for payment of U.S. income taxes related to the merger.

Revere and Sandy Spring believe that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. However, if the United States Internal Revenue Service (which we refer to as the “IRS”) determines that the merger does not qualify as a reorganization under Section 368(a) of the Code, then the exchange of Revere common stock pursuant to the merger would be a taxable transaction. In that case, the merger would be treated for federal income tax purposes as if Revere had transferred all of its assets and liabilities to Sandy Spring Bank in exchange for the stock consideration (and any cash in lieu of fractional shares), in a taxable asset sale and then liquidated in a taxable liquidation. Because each holder of Revere common stock (other than dissenting shares and certain other shares described herein) is entitled to receive the stock consideration (and any cash in lieu of fractional shares), each such holder would be responsible for additional U.S. income taxes related to the stock consideration received in the merger. Each such holder of Revere common stock would recognize a gain or loss equal to the difference between the (i) the sum of the fair market value of Sandy Spring common stock and any cash received in lieu of fractional shares received by such holder in the merger and (ii) such holder’s adjusted tax basis in the shares of Revere common stock exchanged therefor.

Risks Related to Sandy Spring

You should read and consider risk factors specific to Sandy Spring’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in Sandy Spring’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in other documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains forward-looking statements. These forward-looking statements may include: management plans relating to the merger; the expected timing of the completion of the merger; the ability to complete the merger; the ability to obtain any required regulatory, stockholder or other approvals; any statements of the plans and objectives of management for future operations, products or services, including the execution of integration plans relating to the merger; any statements of expectation or belief; projections related to certain financial metrics; and any statements of assumptions underlying any of the foregoing. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time and are beyond our control. Forward-looking statements speak only as of the date they are made. Neither Sandy Spring nor Revere assumes any duty and does not undertake to update forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that Sandy Spring or Revere anticipated in its forward-looking statements and future results could differ materially from historical performance. Factors that could cause or contribute to such differences include, but are not limited to, those included under Item 1A “Risk Factors” in Sandy Spring’s Annual Report on Form 10-K, those disclosed in Sandy Spring’s other periodic reports filed with the SEC, as well as the possibility: that expected benefits of the merger may not materialize in the timeframe expected or at all, or may be more costly to achieve; that the merger may not be timely completed, if at all; that prior to the completion of the merger or thereafter, Sandy Spring’s and Revere’s respective businesses may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies relating to the merger; that required regulatory, stockholder or other approvals are not obtained or other customary closing conditions are not satisfied in a timely manner or at all; that Sandy Spring and Revere may face reputational risks and the reaction of the companies’ customers, employees and other constituents to the merger; and that management’s time may be diverted to merger-related matters. For any forward-looking statements made in this proxy statement/prospectus or in any documents, Sandy Spring and Revere claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.

THE REVERE SPECIAL MEETING

This section contains information for Revere stockholders about the Revere special meeting that Revere has called to allow its stockholders to consider and vote on the Revere merger proposal and the Revere adjournment proposal. Revere is mailing this joint proxy statement/prospectus to you, as a Revere stockholder, on or about January 6, 2020. This joint proxy statement/prospectus is accompanied by a notice of the Revere special meeting and a form of proxy card that the Revere board is soliciting for use at the Revere special meeting and at any adjournments of the Revere special meeting.

Date, Time and Place of the Revere Special Meeting

The Revere special meeting will be held at Revere’s corporate headquarters located at 2101 Gaither Road, Suite 600, Rockville, Maryland 20850 at 1:00 p.m., local time, on February 11, 2020. On or about January 6, 2020, Revere commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the Revere special meeting.

Matters to Be Considered at the Revere Special Meeting

At the Revere special meeting, you, as a Revere stockholder, will be asked to consider and vote upon the following matters:

•	the Revere merger proposal; and

•	the Revere adjournment proposal.

Recommendation of the Revere Board

The Revere board has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Revere and its stockholders, has unanimously approved the merger agreement and unanimously recommends that the Revere stockholders vote “FOR” the Revere merger proposal and “FOR” the Revere adjournment proposal. See the section of this joint proxy statement/prospectus entitled “The Merger—Revere’s Reasons for the Merger; Recommendation of the Revere Board” beginning on page 45 for a more detailed discussion of the Revere board’s recommendation.

Revere Record Date and Quorum

The Revere board has fixed the close of business on December 23, 2019, as the Revere record date for determining the Revere stockholders entitled to receive notice of, and to vote at, the Revere special meeting.

As of the Revere record date, there were 12,148,240 shares of Revere common stock outstanding and entitled to notice of, and to vote at, the Revere special meeting held by 1,103 holders of record. Each share of Revere common stock entitles the holder to one vote at the Revere special meeting on each proposal to be considered at the Revere special meeting.

The presence at the Revere special meeting, in person or by proxy, of holders representing at least a majority of the issued and outstanding shares of Revere common stock entitled to be voted at the Revere special meeting will constitute a quorum for the transaction of business at the Revere special meeting. Abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Revere special meeting.

Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote

Revere merger proposal:

•	Standard: Approval of the Revere merger proposal requires the affirmative vote of two-thirds of the outstanding shares of Revere common stock entitled to vote at the Revere special meeting.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the Revere special meeting, or fail to instruct your bank or broker how to vote with respect to the Revere merger proposal, it will have the effect of a vote against the Revere merger proposal.

Revere adjournment proposal:

•	Standard: Approval of the Revere adjournment proposal requires the affirmative vote of a majority of the total votes cast by the holders of Revere common stock at the Revere special meeting.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the Revere special meeting, or fail to instruct your bank or broker how to vote with respect to the Revere adjournment proposal, it will have no effect on the Revere adjournment proposal.

Shares Held by Officers and Directors

As of the Revere record date, the directors and executive officers of Revere and their affiliates beneficially owned and were entitled to vote approximately 1,573,122 shares of Revere common stock, representing approximately 12.95% of the shares of Revere common stock outstanding on that date.

Each of Revere’s directors, in his or her capacity as a Revere stockholder, has entered into a separate voting agreement with Sandy Spring, pursuant to which each such director has agreed to vote all shares of Revere common stock over which he or she exercises sole disposition and voting rights in favor of the Revere merger proposal and certain related matters and against alternative transactions. As of the Revere record date, the Revere directors that are party to these voting agreements exercised sole disposition and voting rights with respect to 1,153,089 shares of Revere common stock, representing 9.49% of the outstanding shares of Revere common stock. For more information regarding the voting agreements, see the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Revere Voting Agreements” beginning on page 96. As of the Revere record date, Sandy Spring did not beneficially hold any shares of Revere common stock.

Voting by Proxy or In Person; Incomplete Proxies

Any Revere stockholder may vote by proxy or in person at the Revere special meeting.

If you hold your shares of Revere common stock in your name as a stockholder of record and wish to attend the Revere special meeting and vote in person, you may request a ballot when you arrive.

If you hold your shares of Revere common stock in your name as a stockholder of record, you may vote by proxy by mail, through the Internet or by telephone:

•

To vote by mail, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Please respond promptly to ensure your proxy card is mailed sufficiently in advance to ensure receipt prior to the Revere special meeting.

•

To vote through the Internet, please follow the instructions on the accompanying proxy card as soon as possible. The instructions in the enclosed proxy card contain the applicable deadlines and other information about voting your shares through the Internet.

•

To vote by telephone, please follow the instructions on the accompanying proxy card as soon as possible. The instructions in the enclosed proxy card contain the applicable deadlines and other information about voting your shares by telephone.

Revere requests that Revere stockholders vote as soon as possible by completing and signing the accompanying proxy card and returning it to Revere in the enclosed postage-paid envelope , through the Internet, or by telephone. When the accompanying proxy card is returned properly executed, you will be appointing the “proxies” named in the proxy card to vote your shares for you at the Revere special meeting. The shares of Revere common stock represented by your properly executed proxy card will be voted at the Revere special meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned without indication as to how to vote, the shares of Revere common stock represented by the proxy card will be voted (i) “FOR” the Revere merger proposal and (ii) “FOR” the Revere adjournment proposal.

If you vote through the Internet or by telephone, you do not need to sign and return a proxy card. Under Maryland law, you will be appointing the proxies to vote your shares on the same terms as are described above and with the same authority as if you completed, signed and returned a proxy card. The authority you will be giving the proxies is described in the proxy card.

Every Revere stockholder’s vote is important. Accordingly, each Revere stockholder should sign, date and return the enclosed proxy card, or vote through the Internet or by telephone, whether or not the Revere stockholder plans to attend the Revere special meeting in person. Sending in your proxy card or voting on the Internet will not prevent you from voting your shares personally at the meeting, since you may revoke your proxy at any time before it is voted.

Shares Held in “Street Name”

If you are a Revere stockholder and your shares are held in “street name” through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. Revere stockholders should check the voting form used by that firm to determine whether you may vote by telephone or the Internet. You may not vote shares held in street name by returning a proxy card directly to Revere or by voting in person at the Revere special meeting unless you obtain a “legal proxy” from your broker, bank or other nominee. Furthermore, brokers, banks or other nominees who hold shares of Revere common stock on behalf of their customers will not vote your shares of Revere common stock or give a proxy to Revere to vote those shares with respect to the Revere merger proposal without specific instructions from you, as brokers, banks and other nominees do not have discretionary voting power on such proposal.

To ensure that your shares are represented at the Revere special meeting and voted in the manner you desire, it is important that you instruct your bank, broker or other holder of record as to how it should vote your shares.

Revocability of Proxies and Changes to a Revere Stockholder’s Vote

If you are the record holder of shares of Revere common stock, you have the power to change your vote at any time before your shares of Revere common stock are voted at the Revere special meeting by:

•	attending and voting in person at the Revere special meeting;

•	giving notice of revocation of the proxy at the Revere special meeting;

•

delivering to the Corporate Secretary of Revere at 2101 Gaither Road, Suite 600, Rockville, Maryland 20850 (i) a written notice of revocation or (ii) a duly executed proxy card relating to the same shares, bearing a date later than the proxy card previously executed; or

•

if you appointed the proxies through the Internet or by telephone, you can go to the same Internet website or use the same telephone number that you previously used to appoint the proxies, and then change your voting instructions.

The proxies will follow the last voting instructions received from you before the Revere special meeting. Attendance at the Revere special meeting will not in and of itself constitute a revocation of proxy.

If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the Revere special meeting. If your shares are held in “street name” and you have instructed a bank, broker or other nominee to vote your shares of Revere common stock, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.

Solicitation of Proxies

This solicitation is made on behalf of the Revere board, and Revere will pay for the solicitation of proxies from the Revere stockholders. In addition to soliciting proxies by mail, Georgeson LLC, Revere’s proxy solicitor, will assist Revere in soliciting proxies from the Revere stockholders. Revere has agreed to pay $5,000, plus expenses, for these services. Revere will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Additionally, directors, officers and employees of Revere may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies.

Attending the Revere Special Meeting

All Revere stockholders, including holders of record and Revere stockholders who hold their shares through banks, brokers, nominees or any other holder of record are invited to attend the Revere special meeting. Revere stockholders of record can vote in person at the Revere special meeting. If you are not a Revere stockholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Revere special meeting. If you plan to attend the Revere special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Revere reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Revere special meeting is prohibited without Revere’s express written consent.

Delivery of Proxy Materials to Revere Stockholders Sharing an Address

As permitted by the Exchange Act, as amended (which we refer to as the “Exchange Act”), only one copy of this joint proxy statement/prospectus is being delivered to multiple Revere stockholders sharing an address unless Revere has previously received contrary instructions from one or more such stockholders. This is referred to as “householding.” Revere stockholders who hold their shares in “street name” can request further information on householding through their banks, brokers or other holders of record. On written or oral request to Revere’s proxy solicitor, Georgeson LLC, at the following address 1290 Avenue of the Americas, 9th Floor, New York, New York 10104, or by telephone at (866) 856-4733, Revere will promptly deliver a separate copy of this joint proxy statement/prospectus to a stockholder at a shared address to which a single copy of the document was delivered.

Assistance

If you need assistance in completing your proxy card, have questions regarding the Revere special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Revere’s proxy solicitor, Georgeson LLC, at 1290 Avenue of the Americas, 9th Floor, New York, New York 10104 or by telephone at (866) 856-4733.

THE REVERE PROPOSALS

Proposal 1—Revere Merger Proposal

Revere is asking its stockholders to approve the merger agreement and the transactions contemplated thereby, including the merger. Revere stockholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the Revere board unanimously approved the merger agreement, having determined that the merger agreement and the transactions contemplated thereby, including the merger, were advisable and in the best interests of Revere and Revere’s stockholders. See the section of this joint proxy statement/prospectus entitled “The Merger—Revere’s Reasons for the Merger; Recommendation of the Revere Board” beginning on page 45 for a more detailed discussion of the Revere board’s recommendation.

The Revere board unanimously recommends a vote “FOR” the Revere merger proposal.

Proposal 2—Revere Adjournment Proposal

The Revere special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Revere special meeting to approve the Revere merger proposal.

If, at the Revere special meeting, the number of shares of Revere common stock present or represented by proxy and voting in favor of the Revere merger proposal is insufficient to approve the Revere merger proposal, Revere intends to move to adjourn the Revere special meeting in order to enable the Revere board to solicit additional proxies for approval of the Revere merger proposal. In that event, Revere will ask its stockholders to vote upon the Revere adjournment proposal, but not the Revere merger proposal.

In this proposal, Revere is asking its stockholders to authorize the holder of any proxy solicited by the Revere board on a discretionary basis to vote in favor of adjourning the Revere special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Revere stockholders who have previously voted.

The Revere board unanimously recommends a vote “FOR” the Revere adjournment proposal.

THE SANDY SPRING SPECIAL MEETING

This section contains information for Sandy Spring stockholders about the Sandy Spring special meeting that Sandy Spring has called to allow its stockholders to consider and vote on the Sandy Spring share issuance proposal and the Sandy Spring adjournment proposal. Sandy Spring is mailing this joint proxy statement/prospectus to you, as a Sandy Spring stockholder, on or about January 6, 2020. This joint proxy statement/prospectus is accompanied by a notice of the Sandy Spring special meeting and a form of proxy card that the Sandy Spring board is soliciting for use at the Sandy Spring special meeting and at any adjournments or postponements of the Sandy Spring special meeting.

Date, Time and Place of the Sandy Spring Special Meeting

The Sandy Spring special meeting will be held at Sandy Spring’s corporate headquarters located at The Willard H. Derrick Building, 17801 Georgia Avenue, Olney, Maryland 20832, at 2:00 p.m., local time, on February 11, 2020. On or about January 6, 2020, Sandy Spring commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the Sandy Spring special meeting.

Matters to be Considered at the Sandy Spring Special Meeting

At the Sandy Spring special meeting, you, as a Sandy Spring stockholder, will be asked to consider and vote upon the following matters:

•	the Sandy Spring share issuance proposal; and

•	the Sandy Spring adjournment proposal.

Recommendation of the Sandy Spring Board

The Sandy Spring board has unanimously approved the merger agreement and unanimously recommends that Sandy Spring stockholders vote “FOR” the Sandy Spring share issuance proposal and “FOR” the Sandy Spring adjournment proposal. See the section of this joint proxy statement/prospectus entitled “The Merger—Sandy Spring’s Reasons for the Merger; Recommendation of the Sandy Spring Board” beginning on page 60 for a more detailed discussion of the Sandy Spring board’s recommendation.

Sandy Spring Record Date and Quorum

The Sandy Spring board has fixed the close of business on December 23, 2019 as the Sandy Spring record date for determining the Sandy Spring stockholders entitled to receive notice of and to vote at the Sandy Spring special meeting.

As of the Sandy Spring record date, there were 35,308,073 shares of Sandy Spring common stock outstanding and entitled to notice of, and to vote at, the Sandy Spring special meeting held by approximately 2,104 holders of record. Each share of Sandy Spring common stock entitles the holder to one vote at the Sandy Spring special meeting on each proposal to be considered at the Sandy Spring special meeting.

The presence at the Sandy Spring special meeting, in person or by proxy, of holders representing at least a majority of the outstanding shares of Sandy Spring common stock entitled to be voted at the Sandy Spring special meeting will constitute a quorum for the transaction of business at the Sandy Spring special meeting. Once a share is represented for any purpose at the Sandy Spring special meeting, it is deemed present for quorum purposes for the remainder of the Sandy Spring special meeting or for any adjournment(s) thereof. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote

Sandy Spring share issuance proposal:

•

Standard: Approval of the Sandy Spring share issuance proposal requires the affirmative vote of a majority of the total votes cast by the holders of Sandy Spring common stock at the Sandy Spring special meeting.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the Sandy Spring special meeting, or fail to instruct your bank or broker how to vote with respect to the Sandy Spring share issuance proposal, it will have no effect on the Sandy Spring share issuance proposal.

Sandy Spring adjournment proposal:

•

Standard: Approval of the Sandy Spring adjournment proposal requires the affirmative vote of a majority of the total votes cast by the holders of Sandy Spring common stock at the Sandy Spring special meeting.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or fail to vote in person at the Sandy Spring special meeting, or fail to instruct your bank or broker how to vote with respect to the Sandy Spring adjournment proposal, it will have no effect on the Sandy Spring adjournment proposal.

Shares Held by Officers and Directors

As of the Sandy Spring record date, the directors and executive officers of Sandy Spring and their affiliates beneficially owned and were entitled to vote approximately 777,668 shares of Sandy Spring common stock representing approximately 2.2% of the shares of Sandy Spring common stock outstanding on that date.

Each of Sandy Spring’s directors, in his or her capacity as a Sandy Spring stockholder, has entered into a separate voting agreement with Revere, pursuant to which each such director has agreed to vote all shares of Sandy Spring common stock over which he or she exercises sole disposition and voting rights in favor of the Sandy Spring share issuance proposal. As of the Sandy Spring record date, the Sandy Spring directors that are party to these voting agreements exercised sole disposition and voting rights with respect to 237,435 shares of Sandy Spring common stock, representing 0.7% of the outstanding shares of Sandy Spring common stock. For more information regarding the voting agreements, see the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Sandy Spring Voting Agreements” beginning on page 97. As of the Sandy Spring record date, Revere did not beneficially hold any shares of Sandy Spring common stock.

Voting in Proxy or in Person; Incomplete Proxies

Any Sandy Spring stockholder may vote by proxy or in person at the Sandy Spring special meeting.

If you hold your shares of Sandy Spring common stock in your name as a stockholder of record and wish to attend the Sandy Spring special meeting and vote in person, you may request a ballot when you arrive.

If you hold your shares of Sandy Spring common stock in your name as a stockholder of record, you may vote by proxy, by mail, through the Internet or by telephone:

•

To vote by mail, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Please respond promptly to ensure your proxy card is mailed sufficiently in advance to ensure receipt prior to the Sandy Spring special meeting.

•

To vote through the Internet, please follow the instructions on the accompanying proxy card as soon as possible. The instructions in the enclosed proxy card contain the applicable deadlines and other information about voting your shares through the Internet.

•

To vote by telephone, please follow the instructions on the accompanying proxy card as soon as possible. The instructions in the enclosed proxy card contain the applicable deadlines and other information about voting your shares by telephone.

Sandy Spring requests that Sandy Spring stockholders vote as soon as possible by completing and signing the accompanying proxy card and returning it to Sandy Spring in the enclosed postage-paid envelope, through the Internet, or by telephone. When the accompanying proxy card is returned properly executed, you will be appointing the “proxies” named in the proxy card to vote your shares for you at the Sandy Spring special meeting. The shares of Sandy Spring common stock represented by your properly executed proxy card will be voted at the Sandy Spring special meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned without indication as to how to vote, the shares of Sandy Spring common stock represented by the proxy card will be voted (i) “FOR” the Sandy Spring share issuance proposal and (ii) “FOR” the Sandy Spring adjournment proposal.

If you vote through the Internet or by telephone, you do not need to sign and return a proxy card. Under Maryland law, you will be appointing the proxies to vote your shares on the same terms as are described above and with the same authority as if you completed, signed and returned a proxy card. The authority you will be giving the proxies is described in the proxy card.

Every Sandy Spring stockholder’s vote is important. Accordingly, each Sandy Spring stockholder should sign, date and return the enclosed proxy card, or vote through the Internet or by telephone, whether or not the Sandy Spring stockholder plans to attend the Sandy Spring special meeting in person. Sending in your proxy card or voting on the Internet will not prevent you from voting your shares personally at the meeting, since you may revoke your proxy at any time before it is voted.

Shares Held in “Street Name”

If you are a Sandy Spring stockholder and your shares are held in “street name” through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. Sandy Spring’s stockholders should check the voting form used by that firm to determine whether you may vote by telephone or the Internet. You may not vote shares held in street name by returning a proxy card directly to Sandy Spring or by voting in person at the Sandy Spring special meeting unless you obtain a “legal proxy” from your broker, bank or other nominee. Furthermore, brokers, banks or other nominees who hold shares of Sandy Spring common stock on behalf of their customers will not vote your shares of Sandy Spring common stock or give a proxy to Sandy Spring to vote those shares with respect to the Sandy Spring share issuance proposal without specific instructions from you, as brokers, banks and other nominees do not have discretionary voting power on such proposal.

To ensure that your shares are represented at the Sandy Spring special meeting and voted in the matter you desire, it is important that you instruct your bank, broker or other holder of record as to how it should vote your shares.

Revocability of Proxies and Change to a Sandy Spring Stockholder’s Vote

If you are the record holder of shares of Sandy Spring common stock, you have the power to change your vote at any time before your shares of Sandy Spring common stock are voted at the Sandy Spring special meeting by:

•	attending and voting in person at the Sandy Spring special meeting;

•	giving notice of revocation of the proxy at the Sandy Spring special meeting;

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delivering to the Corporate Secretary of Sandy Spring at 17801 Georgia Avenue, Olney, Maryland 20832 (i) a written notice of revocation or (ii) a duly executed proxy card relating to the same shares, bearing a date later than the proxy card previously executed; or

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if you appointed the proxies through the Internet or by telephone, you can go to the same Internet website or use the same telephone number that you previously used to appoint the proxies, and then change your voting instructions.

The proxies will follow the last voting instructions received from you before the Sandy Spring special meeting. Attendance at the Sandy Spring special meeting will not in and of itself constitute a revocation of proxy.

If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the Sandy Spring special meeting. If your shares are held in “street name” and you have instructed a bank, broker or other nominee to vote your shares of Sandy Spring common stock, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.

Solicitation of Proxies

This solicitation is made on behalf of the Sandy Spring board, and Sandy Spring will pay for the solicitation of proxies from the Sandy Spring stockholders. In addition to soliciting proxies by mail, Equiniti (US) Services LLC, Sandy Spring’s proxy solicitor, will assist Sandy Spring in soliciting proxies from the Sandy Spring stockholders. Sandy Spring has agreed to pay $6,500, plus expenses, for these services. Sandy Spring will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Additionally, directors, officers and employees of Sandy Spring may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies.

Delivery of Proxy Materials to Sandy Spring Stockholders Sharing an Address

As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to multiple Sandy Spring stockholders sharing an address unless Sandy Spring has previously received contrary instructions from one or more such stockholders. This is referred to as “householding.” Sandy Spring stockholders who hold their shares in “street name” can request further information on householding through their banks, brokers or other holders of record. On written or oral request to Investor Relations at (800) 399-5919 or Sandy Spring’s proxy solicitor, Equiniti (US) Services LLC, at (833) 503-4129, Sandy Spring will deliver promptly a separate copy of this joint proxy statement/prospectus to a stockholder at a shared address to which a single copy of the document was delivered.

Assistance

If you need assistance in completing your proxy card, have questions regarding Sandy Spring’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Investor Relations at the following address 17801 Georgia Avenue, Olney, Maryland 20832, or by telephone at (800) 399-5919, or Sandy Spring’s proxy solicitor, Equiniti (US) Services LLC, at 90 Park Avenue, New York, New York 10016 or by telephone at (833) 503-4129.

THE SANDY SPRING PROPOSALS

Proposal 1—Sandy Spring Share Issuance Proposal

In this proposal, Sandy Spring is asking its stockholders to approve the Sandy Spring share issuance. Sandy Spring stockholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement, the merger and the Sandy Spring share issuance. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the Sandy Spring board unanimously approved the Sandy Spring share issuance proposal and the merger agreement, having determined that the merger agreement and the transactions contemplated thereby were in the best interests of Sandy Spring and Sandy Spring’s stockholders. See the section of this joint proxy statement/prospectus entitled “The Merger—Sandy Spring’s Reasons for the Merger; Recommendation of the Sandy Spring Board” beginning on page 60 for a more detailed discussion of the Sandy Spring board’s recommendation.

The Sandy Spring board unanimously recommends that Sandy Spring stockholders vote “FOR” the Sandy Spring share issuance proposal.

Proposal 2—Sandy Spring Adjournment Proposal

The Sandy Spring special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies as necessary to obtain additional votes in favor of the Sandy Spring share issuance proposal.

If, at the Sandy Spring special meeting, the number of shares of Sandy Spring common stock present or represented by proxy and voting in favor of the Sandy Spring share issuance proposal is insufficient to approve the Sandy Spring share issuance proposal, Sandy Spring intends to move to adjourn the Sandy Spring special meeting in order to enable the Sandy Spring board to solicit additional proxies for approval of the Sandy Spring share issuance proposal. In that event, Sandy Spring will ask its stockholders to vote upon the Sandy Spring adjournment proposal, but not the Sandy Spring share issuance proposal.

In this proposal, Sandy Spring is asking its stockholders to authorize the holder of any proxy solicited by the Sandy Spring board on a discretionary basis to vote in favor of adjourning the Sandy Spring special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Sandy Spring stockholders who have previously voted.

The Sandy Spring board unanimously recommends that Sandy Spring stockholders vote “FOR” the Sandy Spring adjournment proposal.

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject, and is qualified in its entirety by reference, to the merger agreement attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

Structure of the Merger

Each of the Sandy Spring board and the Revere board has unanimously approved the merger agreement. The merger agreement provides that Revere will merge with and into Sandy Spring Bank, with Sandy Spring Bank being the surviving entity in the merger.

At the effective time of the merger, each share of Revere common stock, except for the excluded shares, will be converted into the right to receive 1.0500 shares of Sandy Spring common stock.

Sandy Spring will not issue any fractional shares of Sandy Spring common stock in the merger. Revere stockholders who would otherwise be entitled to receive a fractional share of Sandy Spring common stock upon the completion of the merger will instead be entitled to receive an amount in cash (rounded to the nearest cent) equal to such fraction (rounded to the nearest thousandth), multiplied by the average closing sales price per share of Sandy Spring common stock (rounded to the nearest hundredth of a cent) on the Nasdaq Global Select Market for the five consecutive trading days ending on (and including) the trading day immediately preceding the closing date of the merger.

Revere stockholders are being asked to approve the merger agreement and the merger. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement” beginning on page 80 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions for the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

As Revere has grown, its board of directors has considered its strategic alternatives on an ongoing basis. Among the issues considered by the Revere board was providing liquidity to Revere’s stockholders, the need to invest in new technology, the cost of regulatory compliance and its effect on Revere’s ability to provide an attractive return to its stockholders and the increasing competition for cost effective deposits. The Revere board concluded that Revere would need ultimately to either partner with a strong strategic partner, or register as a reporting company under the Exchange Act and list the Revere common stock on a recognized stock exchange, such as the NASDAQ. However, the Revere board was also concerned about the harm that could arise if the marketplace perceived that Revere was for sale, in terms of disruption to employees and potential loss of customers, and the impact of this harm on Revere’s ability to ultimately become a publicly traded company, if that was the direction approved by the Revere board.

In light of these considerations, members of Revere’s management team periodically had high level, informal discussion with the senior management of other financial institutions, but none of these discussions resulted in pricing indications or formal negotiations.

Daniel Schrider, President and Chief Executive Officer of Sandy Spring, met with Kenneth Cook, Co-President and Chief Executive Officer of Revere, on December 4, 2018. They discussed the possibility of combining their respective organizations, but did not discuss price or any other specific terms of a possible transaction. Messrs. Schrider and Cook had previously had high-level discussions at banking industry events regarding a potential combination.

At Sandy Spring’s regular board meeting held on January 30, 2019, Sandy Spring’s financial advisor, The Kafafian Group, Inc. (which we refer to as “Kafafian”) presented to the board of directors an analysis regarding a potential transaction with Revere. The Sandy Spring board decided not to pursue a transaction at this time because of the board’s desire to focus on transition-related matters in connection with the acquisition of WashingtonFirst Bancshares, Inc. in 2018.

In early 2019, the Revere board, through its Strategic Planning Committee (which we refer to as the “SPC”), authorized Revere’s management to seek to have preliminary, informal discussions with certain financial institutions that management and Revere’s financial advisor believed might have an interest in a potential partnership with Revere. As part of these efforts, on March 5, 2019, Mr. Cook met with Mr. Schrider to gauge whether Sandy Spring had interest in a strategic transaction with Revere, and if so, to gauge Sandy Spring’s ability to pay Revere stockholders in any such transaction. Mr. Schrider expressed an interest in continuing discussions, but provided no pricing indication as a result of that meeting.

On March 20, 2019, Sandy Spring held a board meeting at which Kafafian presented an analysis of possible acquisition targets, one of which was Revere. The Sandy Spring board discussed the various potential acquisition targets addressed in presentation and the benefits of such potential strategic transactions.

In July, Messrs. Cook and Flott met with a senior executive of an out of state financial institution holding company (which we refer to as “Party A”). Ultimately, Party A determined that it was not interested in holding discussions with Revere.

On July 25, 2019, Mr. Cook again met with Mr. Schrider to assess Sandy Spring’s interest in a possible transaction with Revere. Mr. Schrider expressed interest in a possible transaction with Revere, and the parties agreed to undertake joint modeling with their respective financial advisors and to schedule a follow-up meeting.

On July 30, 2019, Sandy Spring executed a nondisclosure agreement pursuant to which it agreed to maintain the confidentiality of information provided by Revere. On July 31, 2019, Mr. Schrider informed the Sandy Spring board that Sandy Spring was pursuing Revere as a potential acquisition target.

On August 5, 2019, Messrs. Cook and Flott, along with a representative of Sandler O’Neill, met with Mr. Schrider, Philip J. Mantua, Executive Vice President and Chief Financial Officer of Sandy Spring, and a representative of Sandy Spring’s financial advisor to further discuss Sandy Spring’s interest in a possible partnership with Revere. At the conclusion of that meeting, the representatives of Sandy Spring indicated that Sandy Spring was likely to submit a non-binding pricing indication letter for consideration by the Revere Board.

Early in the week of August 5, 2019, a senior executive officer of Party A contacted a representative of Sandler O’Neill to state that Party A had changed their mind, and now had an interest in holding talks with Revere. The senior executive officer of Party A did not discuss possible pricing on this call.

By letter dated August 8, 2019, Sandy Spring submitted a non-binding indication of interest to Revere. The indication of interest letter proposed a merger of Revere into Sandy Spring Bank in a stock for stock exchange in which each Revere stockholder would receive 1.0350 shares of Sandy Spring common stock, which had a market value of $36.68 per Revere share based on the twenty day average closing price of Sandy Spring’s common stock as of the close of business on August 8. The indication of interest letter also stated that Sandy Spring would seek to retain Messrs. Cook and Flott, and appoint two members of the Revere board to the boards of Sandy Spring and Sandy Spring Bank. Sandy Spring also requested a 45 day exclusive period to negotiate with Revere.

On August 9, 2019, the SPC met to discuss the Sandy Spring indication letter as well as the renewed interest from Party A. Representatives of Sandler O’Neill and Windels Marx Lane & Mittendorf LLP (which we refer to as “Windels Marx”), legal counsel for Revere, participated in the meeting. The SPC determined that it did not have authority to accept or reject the Sandy Spring indication of interest, or to agree to exclusivity with Sandy

Spring, and that the indication letter would need to be presented to the full Revere board. However, the SPC determined that management and representatives of Sandler O’Neill should attempt to schedule a meeting with representatives of Party A and obtain a non-binding written pricing indication from Party A.

On August 9, 2019, representatives of Sandler O’Neill contacted executive management of Party A to both request a written pricing indication and to arrange a meeting with management of Revere. On August 10, 2019, management of Party A contacted the representative of Sandler O’Neill and declined to schedule a meeting, but provided a verbal pricing indication for a stock for stock exchange valued at approximately $38.62 based on Party A’s then current market price. Management of Party A also declined to put Party A’s pricing indication in writing.

On August 12, 2019, the Revere board held a meeting to review the Sandy Spring indication letter and the interest expressed by Party A. Representatives of Sandler O’Neill and Windels Marx also participated in the meeting. The representative of Sandler O’Neill led a discussion on the indicated pricing of both the Sandy Spring indication of interest letter and the verbal pricing indication provided by Party A, including an analysis of the financial metrics presented by both pricing indications, and a review of the historical and pro forma financials, stock price and dividend history of both Sandy Spring and Party A. Management discussed the background of each of Sandy Spring and Party A, and their view of the impact of a transaction on Revere’s customers, employees and communities served. The Revere board discussed the indicated pricing difference, noting that the verbal pricing indication from Party A was higher than the pricing indicated by Sandy Spring’s indication of interest letter. The Revere board also discussed the risks presented by Party A’s refusal to provide a written pricing indication and to meet with Revere’s senior management team, as well as the risk that management of Party A could change their mind again and call off discussions with Revere. The Revere board also believed there was more potential long term value in the stock of Sandy Spring than in the stock of Party A. After further discussion, the representative of Sandler O’Neill was directed to contact Sandy Spring and seek an increase in the indicated price, as well as an increase in the number of board seats offered to better reflect the ownership percentage in the combined entity to be held by the Revere stockholders.

Subsequent to the August 12, 2019 Revere board meeting, representatives of Sandler O’Neill contacted management of Sandy Spring and Kafafian provided feedback from the Revere board meeting, including the request that Sandy Spring increase its indicated price and increase the number of board seats offered to better reflect the ownership percentage in the combined entity to be held by the Revere stockholders. At about the same time, the Chief Executive Officer of Party A left a voicemail message for the representative of Sandler O’Neill to inquire whether Revere had an interest in engaging in talks, and further indicated that Party A would not increase its indicated pricing over that previously, verbally indicated.

On August 14, 2019, the representative of Sandler O’Neill received an updated indication of interest letter, and drafts of a non-disclosure agreement and an exclusivity agreement from Sandy Spring. The revised indication of interest letter provided a revised exchange ratio of 1.0500 shares of Sandy Spring common stock for each share of Revere common stock, and provided that Sandy Spring would appoint three Revere board members to the boards of Sandy Spring and Sandy Spring Bank. The remaining terms were substantially unchanged from the original August 8, 2019 indication letter.

The SPC met to review the revised Sandy Spring indication letter on August 14, 2019. A representative of Sandler O’Neill participated in the meeting, and reviewed with the SPC members the updated terms contained in Sandy Spring’s revised indication of interest letter. The SPC discussed whether Sandler O’Neill should reach out to Party A again to ask them to increase their pricing, and to put their indicated pricing in writing. After further discussion, the SPC elected not to direct Sandler O’Neill to contact Party A again, noting that Party A had been unwilling to meet with Revere management, its Chief Executive Officer had already stated that Party A would not increase its price, Sandy Spring had reacted quickly to Revere’s requests and Revere would run a risk of losing a transaction with Sandy Spring if Revere delayed the process to attempt discussions with Party A. The SPC agreed to recommend to the Revere board that the Revere board accept the revised Sandy Spring indication of interest letter as the basis to negotiate a definitive agreement with Sandy Spring.

The Revere board met on August 15, 2019 to review the revised Sandy Spring indication of interest letter. Representatives of Sandler O’Neill and Windels Marx participated in the meeting. The representative of Sandler O’Neill reviewed with the Revere board the updated terms contained in Sandy Spring’s revised indication of interest letter. The members of the SPC reviewed with the Revere board the discussions had at the SPC meeting the prior day, including the discussion of whether to contact Party A again, and the recommendation of the SPC that the Revere board accept the revised Sandy Spring indication of interest letter as the basis to negotiate a definitive agreement with Sandy Spring. The representative of Windels Marx reviewed with the Revere board their fiduciary duties to the Revere stockholders and the terms of the proposed non-disclosure agreement and exclusivity agreement. After further discussion, the Revere board unanimously approved the Sandy Spring indication of interest letter as the basis on which to negotiate a definitive agreement with Sandy Spring, and authorized and directed Revere management to execute the non-disclosure agreement and the exclusivity agreement on behalf of Revere. The non-disclosure agreement and the exclusivity agreement were signed and delivered to Sandy Spring on August 15, 2019.

On August 16, 2016, the Sandy Spring board held a special meeting at which Mr. Schrider updated the directors on the status of the merger transaction discussions. During the meeting, Mr. Schrider reviewed the financial analysis regarding the merger transaction, including key assumptions underlying the analysis, reviewed a pro forma analysis of the transaction, and discussed the benefits of the transaction. In addition, Mr. Schrider discussed the due diligence process.

Commencing the week of August 19, 2019, Sandy Spring began undertaking a detailed due diligence review of Revere.

On August 28, 2019, at a regular meeting of the Sandy Spring board, Mr. Schrider provided the Sandy Spring directors with a further update on the transaction and the ongoing negotiations between the parties.

On August 30, 2019, Sandy Spring’s counsel provided a draft of a definitive agreement to Revere’s counsel. During the first three weeks of September 2019, the parties completed their respective due diligence reviews of each other, and negotiated the form of merger agreement and other transaction documents.

On September 9, 2019, Kilpatrick Townsend & Stockton LLP (which we refer to as “Kilpatrick Townsend”) circulated drafts of employment agreements between Sandy Spring and each of Kenneth Cook and Andrew Flott, Co-President and Chief Executive Officers of Revere. Over the course of the next two weeks, the parties negotiated the terms of the employment agreements.

On September 17, 2019 the Revere board held a meeting to review the status of negotiations with Sandy Spring. Messrs. Schrider and Mantua met with the Revere board to answer questions about Sandy Spring and the proposed transaction. In addition, a representative of Windels Marx met with the Revere board to review the current terms of the merger agreement and other transaction documents, which were still under negotiation.

On September 22, 2019, the Revere board met again to review the status of negotiations with Sandy Spring. Representatives of Sandler O’Neill and Windels Marx participated in the meeting. The representative of Windels Marx reviewed with the Revere board the fiduciary duties owed to Revere’s stockholders and the terms of the proposed merger, the merger agreement and the other transaction documents. The representative of Windels Marx noted that although the negotiations on the merger agreement were near complete, there were still open issues on a number of the other transaction documents. The representative of Sandler O’Neill provided a financial analysis of the proposed transaction based upon the then-current terms of the transaction. The representative of Sandler O’Neill also rendered Sandler O’Neill’s oral opinion, which was subsequently confirmed in writing, to the effect that, as of September 22, 2019 and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill as set forth in the opinion, the proposed exchange ratio in the merger agreement was fair, from a financial point of view, to the holders of Revere common stock (a copy of which is attached as Annex D to this joint proxy statement/prospectus). However, because there were still open issues on some of the transaction documents, the Revere board did not vote on the proposed transaction with Sandy Spring.

During September 22, 2019 and September 23, 2019, the parties continued to work on finalizing all remaining open issues.

On September 23, 2019, the Sandy Spring board met to discuss the proposed transaction. Representatives of Kafafian, Boenning and Kilpatrick Townsend were present at that meeting. The Sandy Spring board had been provided with a set of meeting materials in advance of the meeting, including a summary of the terms and conditions of the merger agreement prepared by Kilpatrick Townsend. A representative of Boenning reviewed with the Sandy Spring board its financial analysis of the merger and rendered its oral opinion, which was subsequently confirmed in writing (a copy of which is attached to this joint proxy statement/prospectus as Annex E), to the Sandy Spring board that, as of the date of the opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the merger consideration was fair, from a financial point of view, to Sandy Spring. A representative of Kilpatrick Townsend reviewed the terms of the proposed merger agreement with the Sandy Spring board. After extensive discussions, including a consideration of the presentations and the factors described in the section of this joint proxy statement/prospectus entitled “—Sandy Spring’s Reasons for the Merger; Recommendation of the Sandy Spring Board,” the Sandy Spring board unanimously approved the merger agreement and determined to recommend that the Sandy Spring stockholders approve the Sandy Spring share issuance. The employment agreements with Messrs. Cook and Flott were executed simultaneously with the merger agreement.

On the evening of September 23, 2019, the Revere board held a telephonic meeting to review the final terms of the proposed transaction with Sandy Spring. Representatives of Sandler O’Neill and Windels Marx participated in the telephonic meeting. The representative of Windels Marx again reviewed with the Revere board the fiduciary duties owed to Revere’s stockholders, and reviewed the final revisions to the terms of the merger agreement and the other transaction documents. The Revere board unanimously approved the merger and the merger agreement.

Sandy Spring and Revere announced the entry into the merger agreement on the morning of September 24, 2019, prior to the opening of the trading markets.

Revere’s Reasons for the Merger; Recommendation of the Revere Board

After careful consideration, the Revere board, at a meeting held on September 23, 2019, unanimously determined that the merger agreement, including the merger and the other transactions contemplated thereby, is in the best interests of Revere and its stockholders. Accordingly, the Revere board has unanimously approved the merger and the merger agreement and unanimously recommends that Revere’s stockholders vote “FOR” approval of the merger agreement and the merger.

In evaluating the merger and the merger agreement, the Revere board consulted with Revere’s management and Revere’s financial and legal advisors. The Revere board carefully considered the terms of the merger agreement and the value of the merger consideration to be received by Revere’s stockholders and ultimately determined that it was in the best interests of Revere and its stockholders for Revere to enter into the merger agreement with Sandy Spring. The Revere board believes that partnering with Sandy Spring and becoming the largest locally-headquartered community bank in the Washington, D.C. metropolitan area will maximize the long-term value of its stockholders’ investment in Revere, and that the merger will provide the combined company with additional resources necessary to compete more effectively in Northern Virginia and the Washington, D.C. metropolitan area.

The Revere board consulted with members of management in determining that the merger and the merger agreement were fair to and advisable for Revere and its shareholders, in authorizing and approving the merger, in adopting the merger agreement and in recommending that Revere shareholders approve the merger agreement. In reaching its unanimous decision to approve the merger and the merger agreement and to recommend that the Revere stockholders vote “FOR” approval of the merger and the merger agreement, the Revere board considered many factors, including, without limitation, the following:

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the extensive review undertaken by the Revere board, with the assistance of Revere’s executive management and Revere’s financial and legal advisors, with respect to the strategic alternatives available to Revere;

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the substantial management, financial and employee resources that would be required to execute Revere’s strategic plan, the length of time it would take to achieve the objectives of its strategic plan and the risks and challenges inherent in the successful execution of its strategic plan;

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its understanding of the current and prospective economic environment in which Revere and Sandy Spring operate, including the interest rate environment, the competitive and regulatory environments for financial institutions generally, the increased regulatory burdens on financial institutions, the uncertainties of the regulatory environment in the future and the likely effect of these factors on Revere both with and without the merger;

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the feasibility and prospects of Revere continuing to operate independently, including Revere’s ability to compete with much larger regional and national banks, the challenges associated with hiring and retaining senior management personnel experienced in the management of larger institutions, the continued competition for competitively priced deposits, the potential need to eventually raise additional capital that could be dilutive to existing Revere stockholders and the potential future trading value of Revere common stock compared to the implied value of the merger consideration offered by Sandy Spring;

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Sandy Spring’s asset size, capital position and financial performance in recent periods, which make Sandy Spring an attractive merger partner and would increase the combined company’s asset base to approximately $11.2 billion;

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the additional products offered by Sandy Spring to its customers, the ability of the combined company to provide comprehensive financial services to its customers, and the potential for operating synergies and cross-marketing of products and services across the combined company, and the diversity of revenue sources associated with such products and services;

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the anticipated continued participation of certain of Revere’s directors, officers and employees, including Andrew F. Flott and Kenneth C. Cook, in the combined company, which enhances the likelihood that the strategic benefits expected to be achieved as a result of the merger will be realized;

•	the earnings prospects of the combined company after the completion of the merger as compared to the anticipated future earnings growth of Revere as a stand-alone company;

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the financial presentation of Sandler O’Neill, dated September 22, 2019, to the Revere board and the written opinion, dated September 23, 2019, of Sandler O’Neill to the Revere board as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Revere common stock of the exchange ratio in the proposed merger, as more fully described below under “—Opinion of Revere’s Financial Advisor” beginning on page 49;

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the presentation by Windels Marx regarding the structure of the merger, the terms of the merger agreement, the duties of the Revere board under applicable law and how those duties related to the process that Revere (including its board of directors) employed in considering all potential strategic transactions, including the merger with Sandy Spring;

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the value of the Sandy Spring common stock consideration being offered to Revere stockholders in relation to the market value, book value per share, tangible book value per share, earnings per share and projected earnings per share of Revere;

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the fact that the merger consideration represented approximately 1.77 times the tangible book value per share of Revere common stock based on the closing price of Sandy Spring common stock on September 19, 2019 and represented a premium of approximately 28% to Revere’s closing stock price as of the same day;

•	the expected future payment after completion of the merger of dividends to legacy Revere stockholders, based on Sandy Spring’s current and forecasted dividend yield;

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the market capitalization and trading liquidity of Sandy Spring common stock in the event Revere stockholders desire to sell the shares of Sandy Spring common stock to be received by them upon completion of the merger;

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the ability of Revere to terminate the merger agreement if (i) the average of the daily closing sale prices of a share of Sandy Spring common stock as reported on the Nasdaq Global Select Market for the 20 consecutive trading days immediately preceding the determination date is less than $26.26 (80% of the closing sale price of Sandy Spring common stock on the last trading date before the date of the first public announcement of the merger agreement); and (ii) Sandy Spring common stock underperforms the Nasdaq Bank Index by more than 15% during the same period, subject to Sandy Spring’s right to prevent termination of the merger agreement by increasing the exchange ratio as more fully set forth in the merger agreement;

•	the potential value of an expansion of the Sandy Spring branch network by adding Revere branch locations to Sandy Spring’s existing branch network;

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the increased possibilities for growth, both organically and through possible future acquisitions, that would be available to the combined company, given its larger size, asset base, capital and footprint;

•	the shared community banking philosophies of Revere and Sandy Spring, and each entity’s commitment to community service and support of community-based non-profit organizations and causes;

•	the likelihood of successful integration and operation of the combined company;

•	the likelihood of obtaining the regulatory approvals needed to complete the merger;

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the strategic benefits of the merger, including the potential cost-saving opportunities resulting from the merger and the potential for Revere’s stockholders, as future Sandy Spring stockholders, to benefit to the extent of their interest in the combined company from the anticipated pro forma impact of the merger; and

•	the effects of the merger on Revere employees, including the prospects for continued employment and the severance and other benefits agreed to be provided to Revere employees.

In addition to considering the factors described above, the Revere board also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberations on the merger, including without limitation the following factors:

•	the challenges of integrating Revere’s businesses, operations and employees with those of Sandy Spring;

•	the potential effects of the merger on Revere’s deposit and loan customers, employees and on the communities in which Revere operates;

•	the need to obtain approval by the stockholders of Revere and Sandy Spring, as well as regulatory approvals necessary in order to complete the merger;

•	the risks associated with the operations of the combined company, including the ability to achieve the anticipated cost savings;

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the fact that certain Revere directors and executive officers have interests in the merger that are different from, or in addition to, those of other Revere stockholders, as more fully discussed under “—Interests of Certain Revere Directors and Executive Officers in the Merger” beginning on page 74;

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the risks associated with entry into the merger agreement and the conduct of Revere’s business before the merger is completed, including diversion of management’s attention and resources from the operation of Revere’s business in planning for the merger and executing integration plans and the possibility of employee attrition or adverse effects on client and business relationships as a result of the announcement and pendency of the merger;

•	the impact that the provisions of the merger agreement relating to the payment of a termination fee by Revere may have on Revere receiving superior acquisition offers; and

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the fact that because the stock consideration in the merger is a fixed exchange ratio of shares of Revere common stock to Sandy Spring common stock, Revere’s stockholders could be adversely affected by a decrease in the trading price of Sandy Spring’s common stock during the pendency of the merger, although Revere’s stockholders could also benefit from any increase in the trading price of Sandy Spring common stock during the pendency of the merger.

The Revere board also considered the structural protections included in the merger agreement, such as the ability of Revere to terminate the merger agreement if, without limitation:

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Sandy Spring breaches the representation that, since December 31, 2018, no event has occurred or circumstance has arisen that has had, or is reasonably expected to have, a material adverse effect with respect to Sandy Spring, which breach cannot be or has not been cured within 30 days after written notice of the breach to Sandy Spring;

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Sandy Spring materially breaches any of its covenants or agreements under the merger agreement, which material breach cannot be or has not been cured within 30 days after written notice of the breach to Sandy Spring; or

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any required approval of any government authority is denied by final nonappealable action of such government authority, or the Sandy Spring stockholders do not approve the Sandy Spring share issuance proposal at the Sandy Spring special meeting or the Revere stockholders do not approve the Revere merger proposal at the Revere special meeting.

The Revere board also noted that it could terminate the merger agreement if (i) the average of the daily closing sale prices of a share of Sandy Spring common stock as reported on the Nasdaq Global Select Market for the 20 consecutive trading days immediately preceding the determination date is less than $26.26 (80% of the closing sale price of Sandy Spring common stock on the last trading date before the date of the first public announcement of the merger agreement); and (ii) Sandy Spring common stock underperforms the Nasdaq Bank Index by more than 15% during the same period, subject to Sandy Spring’s right to prevent termination of the merger agreement by increasing the exchange ratio as more fully set forth in the merger agreement.

Finally, the Revere board took note of its right to participate in discussions with respect to an unsolicited acquisition proposal, as defined in the merger agreement, that was received by Revere in compliance with the non-solicitation provisions of the merger agreement and that constitutes or is reasonably likely to lead to a transaction that involves consideration to the Revere stockholders that is more favorable, from a financial point of view, than the merger consideration under the merger agreement. In the event the Revere board, in the exercise of their fiduciary obligations to Revere’s stockholders, recommend or endorse such an acquisition proposal, Sandy Spring would have the right to terminate the merger agreement and collect from Revere a termination fee of $17.5 million. The amount of this potential termination fee was negotiated at arm’s-length and was deemed by the Revere board to be reasonable based upon the break-up fees provided for in comparable transactions and the fact that Revere’s management had had preliminary discussions with multiple institutions prior to the approval of the merger agreement. As of the date of this joint proxy statement/prospectus, no unsolicited acquisition proposals have been received.

The foregoing discussion of the information and factors considered by the Revere board is not intended to be exhaustive, but includes the material factors considered by the Revere board. In view of the wide variety and complexity of factors considered in connection with its evaluation of the merger, the Revere board did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Revere board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Revere board based its recommendation on the totality of the information considered.

The Revere board unanimously recommends that Revere stockholders vote “FOR” the approval of the Revere merger proposal and “FOR” the Revere adjournment proposal. Revere stockholders should be aware that Revere’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other Revere stockholders. The Revere board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in unanimously recommending that the merger agreement by approved by the Revere stockholders. See “—Interests of Certain Revere Directors and Executive Officers in the Merger” on page 74.

Opinion of Revere’s Financial Advisor

Revere retained Sandler O’Neill to act as financial advisor to the Revere board in connection with Revere’s consideration of a possible business combination. Revere selected Sandler O’Neill to act as its financial advisor because Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to the Revere board in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the September 22, 2019 meeting at which the Revere board considered the merger and the merger agreement, Sandler O’Neill delivered to the Revere board its oral opinion, which was subsequently confirmed in writing on September 23, 2019, to the effect that, as of September 23, 2019, the exchange ratio was fair to the holders of Revere common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex D to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Revere common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed transaction.

Sandler O’Neill’s opinion was directed to the Revere board in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any stockholder of Revere as to how any such stockholder should vote at any meeting of stockholders called to consider and vote upon the approval of the merger and the merger agreement. Sandler O’Neill’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Revere common stock and did not address the underlying business decision of Revere to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Revere or the effect of any other transaction in which Revere might engage. Sandler O’Neill also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Revere, or any class of such persons, if any, relative to the compensation to be received in the merger by any other stockholder. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with its opinion, Sandler O’Neill reviewed and considered, among other things:

•	a draft of the merger agreement, dated September 17, 2019;

•	certain publicly available financial statements and other historical financial information of Revere that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of Sandy Spring that Sandler O’Neill deemed relevant;

•	certain internal financial projections for Revere for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of Revere;

•

publically available analyst earnings per share estimates for Sandy Spring for the years ending December 31, 2019, December 31, 2020, and December 31, 2021, as provided by the senior management of Sandy Spring and its representatives, as well as a long-term annual earnings per share growth rate for the years ending December 31, 2022 and December 31, 2023 and estimated dividends per share for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of Sandy Spring and its representatives;

•

the pro forma financial impact of the merger on Sandy Spring based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Sandy Spring and its representatives, as well as the offer and sale of a certain amount of subordinated debt by Sandy Spring in connection with the merger, as provided by the senior management of Sandy Spring and its representatives;

•

the publicly reported historical price and trading activity for Revere common stock and Sandy Spring common stock, including a comparison of certain stock market information for Revere common stock and Sandy Spring common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial information for Revere and Sandy Spring with similar financial institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of Revere and its representatives the business, financial condition, results of operations and prospects of Revere and held similar discussions with certain members of the management of Sandy Spring and its representatives regarding the business, financial condition, results of operations and prospects of Sandy Spring.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by Revere or Sandy Spring or their respective representatives, or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill relied on the assurances of the respective managements of Revere and Sandy Spring that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Revere or Sandy Spring or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Revere or Sandy Spring or any of their respective subsidiaries. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Revere or Sandy Spring, or of the combined entity after the transaction, and Sandler O’Neill did not review any individual credit files relating to Revere or Sandy Spring or any of their respective subsidiaries. Sandler O’Neill assumed, with Revere’s consent, that the respective allowances for loan losses for both Revere and Sandy Spring were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used certain internal financial projections for Revere for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of Revere. In addition, Sandler O’Neill used publically available analyst earnings per share estimates for Sandy Spring for the years ending December 31, 2019, December 31, 2020, and December 31, 2021, as provided by the senior management of Sandy Spring and its representatives, as well as a long-term annual earnings per share growth rate for the years ending December 31, 2022 and December 31, 2023 and estimated dividends per share for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of Sandy Spring and its representatives. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Sandy Spring, as well as the offer and sale of a certain amount of subordinated debt by Sandy Spring in connection with the merger, as provided by the senior management of Sandy Spring and its representatives. With respect to the foregoing information, the respective senior managements of Revere and Sandy Spring confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective managements as to the future financial performance of Revere and Sandy Spring, respectively, and the other matters covered thereby, and Sandler O’Neill assumed that the future financial performance reflected in such information would be achieved. Sandler O’Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O’Neill also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Revere or Sandy Spring since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that Revere and Sandy Spring would remain as going concerns for all periods relevant to its analysis.

Sandler O’Neill also assumed, with Revere’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the transaction, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Revere, Sandy Spring, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Revere’s consent, Sandler O’Neill relied upon the advice that Revere received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler O’Neill expressed no opinion as to any such matters.

Sander O’Neill’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date thereof. Events occurring after the date thereof could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O’Neill expressed no opinion as to the trading value of Revere common stock or Sandy

Spring common stock at any time or what the value of Sandy Spring common stock would be once it is actually received by the holders of Revere common stock.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to the Revere board, but is a summary of the material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Revere or Sandy Spring and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Revere and Sandy Spring and the companies to which they were compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the exchange ratio to the holders of Revere common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Revere, Sandy Spring, and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Revere’s board of directors at its September 22, 2019 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Revere common stock or Sandy Spring common stock or the prices at which Revere or Sandy Spring common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by Revere’s board in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of Revere’s board with respect to the fairness of the exchange ratio.

Summary of Proposed Transaction Consideration and Implied Transaction Metrics.

Sandler O’Neill reviewed the financial terms of the proposed transaction. Pursuant to the terms of the merger agreement, at the effective time of the merger each share of Revere common stock issued and outstanding immediately prior to the effective time of the merger, except for certain shares as set forth in the merger agreement, shall be converted into the right to receive, without interest, 1.0500 shares of Sandy Spring common stock. Sandler O’Neill calculated an aggregate implied transaction value of approximately $469 million and an implied purchase price per share of $37.76 consisting of the implied value of the outstanding shares of Revere common stock (11,983,244), restricted stock award shares (143,183), and options outstanding (444,841) with a weighted average exercise price of $12.71, based on the closing price of Sandy Spring common stock on

September 19, 2019. Based upon financial information for Revere as of or for the last twelve months (“LTM”) ended June 30, 2019 and the closing price of Revere’s common stock on September 19, 2019, Sandler O’Neill calculated the following implied transaction metrics:

Transaction Price Per Share / Revere Book Value Per Share	157.9%
Transaction Price Per Share / Revere Tangible Book Value Per Share	176.5%
Transaction Price Per Share / Revere LTM Earnings	15.1x
Transaction Price Per Share / 2019 Estimated Revere Earnings Per Share[1]	14.3x
Transaction Price Per Share / 2020 Estimated Revere Earnings Per Share[1]	12.6x
Core Deposit Premium[2]	13.4%
Core Deposit Premium[3]	11.5%
Market Premium as of September 19, 2019	28.0%

(1)	Estimated EPS as provided by Revere management.
(2)	Core deposits defined as total deposits less time deposits with balances greater than $100,000.
(3)	Core deposits defined as total deposits less time deposits with balances greater than $250,000.

Stock Trading History.

Sandler O’Neill reviewed the publicly available historical reported trading prices of Revere common stock and Sandy Spring common stock for the one-year and three-year periods ended September 19, 2019. Sandler O’Neill then compared the relationship between the movements in the price of Revere common stock and Sandy Spring common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

Revere’s One-Year Stock Performance

	Beginning Value September 19, 2018	Ending Value September 19, 2019
Revere	100%	95.2%
Revere Peer Group	100%	90.4%
S&P 500 Index	100%	103.4%
NASDAQ Bank Index	100%	87.9%

Revere’s Three-Year Stock Performance

	Beginning Value September 19, 2016	Ending Value September 19, 2019
Revere	100%	192.8%
Revere Peer Group	100%	117.2%
S&P 500 Index	100%	140.6%
NASDAQ Bank Index	100%	123.9%

Sandy Spring’s One-Year Stock Performance

	Beginning Value September 19, 2018	Ending Value September 19, 2019
Sandy Spring	100%	91.2%
Sandy Spring Peer Group	100%	92.3%
S&P 500 Index	100%	103.4%
NASDAQ Bank Index	100%	87.9%

Sandy Spring’s Three-Year Stock Performance

	Beginning Value September 19, 2016	Ending Value September 19, 2019
Sandy Spring	100%	118.0%
Sandy Spring Peer Group	100%	115.3%
S&P 500 Index	100%	140.6%
NASDAQ Bank Index	100%	123.9%

Comparable Company Analyses.

Sandler O’Neill used publicly available information to compare selected financial information for Revere with a group of financial institutions selected by Sandler O’Neill. The Revere peer group included major exchange traded (NYSE, NYSE MKT, NASDAQ) banks and thrifts headquartered in the Mid- Atlantic region with total assets between $1.5 billion and $5.0 billion, and nonperforming assets / total assets less than 1.00%, but excluded targets of announced merger transactions (the “Revere Peer Group”). The Revere Peer Group consisted of the following companies:

ACNB Corporation	Metropolitan Bank Holding Corp.
Arrow Financial Corporation	Mid Penn Bancorp, Inc.
Bridge Bancorp, Inc.	Northfield Bancorp, Inc.
Bryn Mawr Bank Corporation	Orrstown Financial Services, Inc.
Citizens & Northern Corporation	Peapack-Gladstone Financial Corp.
CNB Financial Corporation	Peoples Financial Services Corp.
Financial Institutions, Inc.	Republic First Bancorp, Inc.
First Bank	Unity Bancorp, Inc.
First of Long Island Corporation

The analysis compared publicly available financial information for Revere with corresponding data for the Revere Peer Group as of or for the twelve months ended June 30, 2019 (unless otherwise noted) with pricing data as of September 19, 2019. The table below sets forth the data for Revere and the median, mean, low and high data for the Revere Peer Group. Certain financial data prepared by Sandler O’Neill, as referenced in the table presented below, may not correspond to the data presented in Revere’s historical financial statements, as a result of the different periods, assumptions and methods used by Sander O’Neill to compute the financial data presented.

Revere Comparable Company Analysis

		Revere
	Revere	Peer Group Median	Peer Group Mean	Peer Group Low	Peer Group High
Total assets ($mm)	2,627	2,961	3,148	1,610	4,871
Loans / Deposits (%)	107.9	95.9	93.3	59.7	107.3
Nonperforming assets¹ / Total assets (%)	0.18	0.38	0.46	0.09	0.84
Tangible common equity/Tangible assets (%)	9.87	9.02	9.29	7.36	13.57
Tier 1 leverage ratio (%)	10.23	9.85	9.82	7.80	14.06
Total risk-based capital ratio (%)	13.21	14.06	14.46	12.00	20.97
CRE / Total risk-based capital ratio (%)	368.8	269.0	263.1	108.6	399.4
LTM return on average assets (%)	1.22	0.99	1.04	0.19	1.54
LTM return on average equity (%)	11.54	9.85	9.89	2.18	16.53
LTM Net interest margin (%)	3.71	3.46	3.38	2.60	3.99
LTM Efficiency ratio (%)	49.8	59.5	61.2	51.0	90.4
Price/Tangible book value (%)	138	149	148	108	194
Price/LTM earnings per share (x)	11.8	12.8	15.5	10.1	44.5
Current dividend yield (%)	0.0	2.8	2.3	0.0	4.1
Market value ($mm)	358	364	419	209	780

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.

Note: Bank-level financial data used where consolidated financial data unavailable

Sandler O’Neill used publicly available information to perform a similar analysis for Sandy Spring by comparing selected financial information for Sandy Spring with a group of financial institutions selected by Sandler O’Neill. The Sandy Spring peer group included major-exchange traded (NYSE, NYSE MKT, NASDAQ) banks and thrifts headquartered in the Mid-Atlantic region with total assets between $5.0 billion and $15.0 billion, but excluded targets of announced merger transactions (the “Sandy Spring Peer Group”). The Sandy Spring Peer Group consisted of the following companies:

Community Bank System, Inc.	Northwest Bancshares, Inc.
ConnectOne Bancorp, Inc.	OceanFirst Financial Corp.
Customers Bancorp, Inc.	Provident Financial Services, Inc.
Dime Community Bancshares, Inc.	S&T Bancorp, Inc.
Eagle Bancorp, Inc.	Tompkins Financial Corporation
First Commonwealth Financial Corp.	TriState Capital Holdings, Inc.
Flushing Financial Corporation	TrustCo Bank Corp NY
Kearny Financial Corp.	Univest Financial Corporation
Lakeland Bancorp, Inc.	WSFS Financial Corporation
NBT Bancorp Inc.

The analysis compared publicly available financial information for Sandy Spring with corresponding data for the Sandy Spring Peer Group as of or for the twelve months ended June 30, 2019 (unless otherwise noted) with pricing data as of September 19, 2019. The table below sets forth the data for Sandy Spring and the median, mean, low and high data for the Sandy Spring Peer Group. Certain financial data prepared by Sandler O’Neill, as referenced in the table presented below, may not correspond to the data presented in Sandy Spring’s historical financial statements, as a result of the different periods, assumptions and methods used by Sander O’Neill to compute the financial data presented.

Sandy Spring Comparable Company Analysis

		Sandy Spring
	Sandy Spring	Peer Group Median	Peer Group Mean	Peer Group Low	Peer Group High
Total assets ($mm)	8,399	7,335	8,039	5,154	12,157
Loans / Deposits (%)	102.5	100.6	101.5	74.0	124.7
Nonperforming assets¹ / Total assets (%)	0.47	0.46	0.49	0.08	1.08
Tangible common equity/Tangible assets (%)	9.54	9.52	9.44	5.99	14.19
Tier 1 leverage ratio (%)	9.80	10.01	10.27	8.21	14.14
Total risk-based capital ratio (%)	12.79	13.58	14.81	11.76	23.22
CRE / Total risk-based capital ratio (%)	309.0	279.7	299.4	20.1	697.5
LTM return on average assets (%)	1.39	1.21	1.16	0.48	1.79
LTM return on average equity (%)	10.68	10.34	9.88	3.52	13.61
LTM Net interest margin (%)	3.61	3.42	3.33	2.11	4.34
LTM Efficiency ratio (%)	51.1	57.6	56.8	36.6	67.4
Price/Tangible book value (%)	168	161	168	85	326
Price/LTM earnings per share (x)	11.3	12.9	14.5	10.2	28.5
Current dividend yield (%)	3.3	2.8	2.5	0.0	4.4
Market value ($mm)	1,281	1,184	1,271	564	3,289

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned

Analysis of Precedent Transactions.

Sandler O’Neill reviewed a nationwide group of merger and acquisition transactions consisting of bank and thrift transactions announced between January 1, 2019 and September 19, 2019 involving targets with total assets between $1.0 billion and $5.0 billion; excluding targets with tangible common equity / tangible assets above 13.0% (the “Nationwide Precedent Transactions”).

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
First Defiance Financial	United Community Financial Corporation
OceanFirst Financial Corp.	Two River Bancorp
Simmons First National Corp.	Landrum Co.
WesBanco Inc.	Old Line Bancshares Inc.
Valley National Bancorp	Oritani Financial Corp.
S&T Bancorp Inc.	DNB Financial Corp.
Banco Bradesco SA	BAC Florida Bank
Hancock Whitney Corp.	MidSouth Bancorp Inc.
First Citizens BancShares Inc.	Entegra Financial

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Sandler O’Neill compared the indicated transaction metrics for the merger to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.

		Nationwide Precedent Transactions
	Sandy Spring/ Revere	Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	15.1	14.6	15.0	12.5	19.2
Transaction Price / Tangible Book Value Per Share (%)	176	169	176	138	246
Tangible Book Value Premium to Core Deposits (%)	13.4	9.5	12.1	5.8	32.6
1-Day Market Premium (%)	28.0	12.7	17.0	0.5	53.7

Net Present Value Analyses.

Sandler O’Neill performed an analysis that estimated the net present value of Revere common stock assuming Revere performed in accordance with certain internal financial projections for Revere for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of Revere. To approximate the terminal value of a share of Revere common stock at December 31, 2023, Sandler O’Neill applied price to 2023 earnings multiples ranging from 10.5x to 15.5x and multiples of 2023 tangible book value ranging from 115% to 190%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Revere common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Revere common stock of $24.48 to $42.37 when applying multiples of earnings and $23.30 to $45.15 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	10.5x	11.5x	12.5x	13.5x	14.5x	15.5x
11.0%	$28.70	$31.44	$34.17	$36.91	$39.64	$42.37
12.0%	$27.57	$30.19	$32.82	$35.45	$38.07	$40.70
13.0%	$26.49	$29.01	$31.53	$34.06	$36.58	$39.10
14.0%	$25.46	$27.88	$30.31	$32.73	$35.16	$37.58
15.0%	$24.48	$26.81	$29.14	$31.47	$33.80	$36.13

Tangible Book Value Per Share Multiples

Discount Rate	115%	130%	145%	160%	175%	190%
11.0%	$27.33	$30.89	$34.45	$38.02	$41.58	$45.15
12.0%	$26.25	$29.67	$33.09	$36.52	$39.94	$43.36
13.0%	$25.22	$28.51	$31.79	$35.08	$38.37	$41.66
14.0%	$24.24	$27.40	$30.56	$33.72	$36.88	$40.04
15.0%	$23.30	$26.34	$29.38	$32.42	$35.46	$38.50

Sandler O’Neill also considered and discussed with the Revere board how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Sandler O’Neill performed a similar analysis, assuming Revere’s earnings varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for Revere common stock, applying the price to 2023 earnings multiples range of 10.5x to 15.5x referred to above and a discount rate of 13.16%.

Earnings Per Share Multiples

Annual Estimate Variance	10.5x	11.5x	12.5x	13.5x	14.5x	15.5x
(20.0%)	$21.06	$23.06	$25.07	$27.07	$29.08	$31.08
(10.0%)	$23.69	$25.94	$28.20	$30.46	$32.71	$34.97
0.0%	$26.32	$28.83	$31.33	$33.84	$36.35	$38.85
10.0%	$28.95	$31.71	$34.47	$37.22	$39.98	$42.74
20.0%	$31.58	$34.59	$37.60	$40.61	$43.62	$46.62

Sandler O’Neill also performed an analysis that estimated the net present value per share of Sandy Spring common stock, using publically available analyst earnings per share estimates for Sandy Spring for the years ending December 31, 2019, December 31, 2020, and December 31, 2021, as provided by the senior management of Sandy Spring and its representatives, as well as a long-term annual earnings per share growth rate for the years ending December 31, 2022 and December 31, 2023 and estimated dividends per share for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of Sandy Spring and its representatives. To approximate the terminal value of a share of Sandy Spring common stock at December 31, 2023, Sandler O’Neill applied price to 2023 earnings multiples ranging from 11.0x to 16.0x and multiples of 2023 tangible book value ranging from 130% to 230%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Sandy Spring common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Sandy Spring common stock of $27.12 to $43.84 when applying multiples of earnings and $26.98 to $52.04 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
10.0%	$31.53	$33.99	$36.46	$38.92	$41.38	$43.84
11.0%	$30.35	$32.71	$35.07	$37.44	$39.80	$42.16
12.0%	$29.22	$31.49	$33.76	$36.03	$38.30	$40.57
13.0%	$28.14	$30.33	$32.51	$34.69	$36.87	$39.05
14.0%	$27.12	$29.22	$31.31	$33.41	$35.50	$37.60

Tangible Book Value Per Share Multiples

Discount Rate	130%	150%	170%	190%	210%	230%
10.0%	$31.37	$35.50	$39.64	$43.77	$47.91	$52.04
11.0%	$30.19	$34.16	$38.13	$42.10	$46.07	$50.04
12.0%	$29.07	$32.88	$36.69	$40.51	$44.32	$48.13
13.0%	$28.00	$31.66	$35.33	$38.99	$42.65	$46.32
14.0%	$26.98	$30.50	$34.02	$37.54	$41.07	$44.59

Sandler O’Neill also considered and discussed with Revere’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Sandy Spring’s earnings varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for Sandy Spring common stock, applying the price to 2023 earnings multiples range of 11.0x to 16.0x referred to above and a discount rate of 11.35%.

Earnings Per Share Multiples

Annual Estimate Variance	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
(20.0%)	$24.82	$26.69	$28.55	$30.41	$32.28	$34.14
(10.0%)	$27.38	$29.48	$31.58	$33.67	$35.77	$37.87
0.0%	$29.95	$32.28	$34.61	$36.94	$39.27	$41.60
10.0%	$32.51	$35.07	$37.64	$40.20	$42.76	$45.32
20.0%	$35.07	$37.87	$40.66	$43.46	$46.26	$49.05

Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis

Sandler O’Neill analyzed certain potential pro forma effects of the merger on Sandy Spring assuming the transaction closes on March 31, 2020. Sandler O’Neill utilized the following information and assumptions: (a) internal earnings projections for Revere for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of Revere; (b) publicly available earnings per share estimates for Sandy Spring for the years ending December 31, 2019, December 31, 2020 and December 31, 2021 as well as a long-term annual earnings per share growth rate for the years ending December 31, 2022 and December 31, 2023, as provided by the senior management of Sandy Spring and its representatives, and estimated annual dividends per share for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of Sandy Spring and its representatives; (c) certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Sandy Spring and its representatives; and (d) the offer and sale of a certain amount of subordinated debt by Sandy Spring in connection with the merger, as provided by the senior management of Sandy Spring and its representatives. The analysis indicated that the transaction could be accretive to Sandy Spring’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2020 through December 31, 2023 and dilutive to Sandy Spring’s estimated tangible book value per share at close and at December 31, 2020, December 31, 2021, and December 31, 2022.

In connection with this analysis, Sandler O’Neill considered and discussed with Revere’s board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship

Sandler O’Neill is acting as Revere’s financial advisor in connection with the merger and will receive a fee for such services in an amount equal to 1.00% of the aggregate purchase price, which fee is contingent upon the closing of the merger. At the time of announcement of the merger Sandler O’Neill’s fee was approximately $4.2 million. Sandler O’Neill also received a $200,000 fee from Revere upon rendering its opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Sandler O’Neill upon closing of the merger. Revere has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of Sandler O’Neill’s engagement and to reimburse Sandler O’Neill for a certain amount of out-of-pocket expenses incurred in connection with Sandler O’Neill’s engagement.

In the two years preceding the date of Sandler O’Neill’s opinion, Sandler O’Neill provided certain other investment banking services to Revere. In summary, Sandler O’Neill acted as sole book-running manager in connection with the offer and sale of Revere common stock, which transaction occurred in September 2018.

Sandler O’Neill did not provide any investment banking services to Sandy Spring in the two years preceding the date of its opinion. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Revere, Sandy Spring and their respective affiliates. Sandler O’Neill may also actively trade the equity and debt securities of Revere, Sandy Spring and their respective affiliates for Sandler O’Neill’s account and for the accounts of Sandler O’Neill’s customers.

Sandy Spring’s Reasons for the Merger; Recommendation of the Sandy Spring Board

After careful consideration, the Sandy Spring board, at a meeting held on September 23, 2019, unanimously approved the merger agreement. Accordingly, the Sandy Spring board unanimously recommends that Sandy Spring stockholders vote “FOR” the Sandy Spring share issuance.

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its stockholders approve the Sandy Spring share issuance, the Sandy Spring board evaluated the merger agreement and the merger in consultation with Sandy Spring management, as well as Sandy Spring’s legal counsel and financial advisors, and considered a number of factors in favor of the merger, including the following material factors, which are not presented in order of priority:

•

the fact that the merger is consistent with Sandy Spring’s long-term strategic goal of creating stockholder value by being and remaining a preeminent community bank in the Washington, D.C. area, including through growth by acquisitions;

•

the fact that the merger is expected to create the largest locally-headquartered community bank in the Washington, D.C. metropolitan area and bring together two well-known financial services brands in the local community;

•	the fact that Revere is among the few, and most attractive, acquisition targets of scale in the Washington, D.C. region;

•	the unusually complementary branch footprints of Sandy Spring and Revere;

•	the complementary cultures of Sandy Spring and Revere and prospects for a smooth integration of key personnel and systems;

•

each of Sandy Spring’s and Revere’s businesses, operations, financial condition, earnings and prospects, including the view of the Sandy Spring board that Revere’s business and operations complement Sandy Spring’s existing operations and lines of business;

•	the nature and quality of Revere’s loan portfolio and deposit base;

•	the fact that the merger will enhance Sandy Spring’s operating scale at reasonable pricing;

•

the current and prospective environment in which Sandy Spring and Revere operate, including national, regional and local economic conditions, the competitive environment for financial institutions generally and the likely effect of these factors on Sandy Spring both with and without the merger;

•

its review and discussions with Sandy Spring’s management and its legal counsel and financial advisors concerning the due diligence investigation of Revere and the potential financial impact of the merger on the combined company;

•	management’s expectation that Sandy Spring will retain its strong capital position upon completion of the merger;

•

the financial presentation, dated September 23, 2019, of Boenning to the Sandy Spring board and the opinion, dated September 23, 2019, of Boenning to the Sandy Spring board as to the fairness, from a financial point of view and as of the date of the opinion, to Sandy Spring of the merger consideration, as more fully described below under the section of this joint proxy statement/prospectus entitled “—Opinion of Sandy Spring’s Financial Advisor”;

•

the terms of the merger agreement, including the expected tax treatment and deal protection and termination fee provisions, which it reviewed with Sandy Spring’s outside legal and financial advisors; and

•

the regulatory and other approvals required in connection with the merger and the expectation that such regulatory and other approvals will be received in a timely manner and without the imposition of unacceptable conditions.

The Sandy Spring board also considered potential risks associated with the merger in connection with its deliberations of the merger, including (i) the potential risk of diverting management attention and resources from the operation of Sandy Spring’s business and towards the completion of the merger; (ii) the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Revere’s business, operations and workforce with those of Sandy Spring; and (iii) the other risks identified in the sections of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 24 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 30.

The foregoing discussion of the factors considered by the Sandy Spring board is not intended to be exhaustive, but, rather, includes the material factors considered by the Sandy Spring board. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Sandy Spring board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Sandy Spring board considered all these factors as a whole and overall considered the factors to be favorable to, and to support, its determination. It should be noted that this explanation of the Sandy Spring board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this joint proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 30.

For the reasons set forth above, the Sandy Spring board approved the merger agreement. The Sandy Spring board unanimously recommends that the Sandy Spring stockholders vote “FOR” the Sandy Spring share issuance proposal and “FOR” the Sandy Spring adjournment proposal.

Opinion of Sandy Spring’s Financial Advisor

Sandy Spring engaged Boenning to render an opinion to the Sandy Spring board as to the fairness, from a financial point of view, to Sandy Spring of the exchange ratio in the merger. Sandy Spring selected Boenning because Boenning is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, Boenning is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions and other corporate transactions.

As part of its engagement, representatives of Boenning participated telephonically in the meeting of the Sandy Spring board held on September 23, 2019 at which the Sandy Spring board evaluated the proposed merger. At this meeting, Boenning reviewed the financial aspects of the proposed merger and rendered its opinion verbally, which was subsequently confirmed in writing, to the effect that, as of the date of the meeting of the Sandy Spring board and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Boenning as set forth in such opinion, the exchange ratio in the merger was fair, from a financial point of view, to Sandy Spring. The Sandy Spring board unanimously adopted the merger agreement at this meeting.

The following description of the Boenning fairness opinion is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex E to this joint proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Boenning in preparing the opinion.

Boenning’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Sandy Spring board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness to Sandy Spring, from a financial point of view, of the exchange ratio in the merger. It did not address the underlying business decision of Sandy Spring to engage in the merger or enter into the merger agreement or constitute a recommendation to the Sandy Spring board in connection with the merger, and it does not constitute a recommendation to any holder of Sandy Spring common stock or any stockholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation as to whether or not any such stockholder should enter into a voting, stockholders’, affiliates’ or other agreement with respect to the mergers or exercise any dissenters’ or appraisal rights that may be available to such stockholder.

Boenning’s opinion was reviewed and approved by Boenning’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority, Inc.

In connection with rendering the opinion described above, Boenning reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Sandy Spring and Revere and bearing upon the merger, including, among other things:

•

the historical financial performances, current financial positions and general prospects of Sandy Spring and Revere and certain internal financial analyses and forecasts prepared by the management of Sandy Spring and Revere;

•	a draft of the merger agreement, dated September 19, 2019 (the most recent draft then made available to Boenning);

•	the stock market performance and trading history of Sandy Spring and Revere;

•	the consolidated financial and operating data of Sandy Spring and Revere;

•

the pro forma financial impact of the proposed merger on Sandy Spring, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined and provided by senior management of Sandy Spring and Revere, and relied upon by us at the direction of such management and with the consent of Sandy Spring;

•

internal financial projections for Revere for the years ending December 31, 2019 through December 31, 2023, as provided by senior management of Revere, and consensus estimates for Sandy Spring for the years ending December 31, 2020 and December 31, 2021;

•

the nature and financial terms of the proposed merger between Sandy Spring and Revere as compared with the nature and financial terms of certain other merger transactions and business combinations in the banking industry; and

•	in person discussions with members of Sandy Spring’s and Revere’s senior management with respect to their respective operations, historical financial statements and future prospects.

Boenning also performed such other financial analyses, studies and investigations as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally.

In conducting its review and arriving at its opinion, Boenning relied upon and assumed the accuracy and completeness of all of the financial and other information and representations made or given by Sandy Spring and Revere, and their respective officers, directors, auditors, counsel and other agents, and on publicly available filings, releases and other information issued by Sandy Spring and Revere including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. Boenning relied upon the pro forma financial impact of the merger on Sandy Spring, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined and provided by senior management of Sandy Spring and Revere. Boenning assumed, at the direction of Sandy Spring, that all forecasts and projections provided to Boenning have been reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of Sandy Spring and Revere, respectively, as to the most likely future financial performance of Sandy Spring and Revere, respectively. Accordingly, with the consent of Sandy Spring, in rendering its opinion, Boenning’s reliance upon Sandy Spring management as to the reasonableness and achievability of such information included reliance upon the judgments and assessments of Sandy Spring management with respect to such differences.

It is understood that the portion of the foregoing financial information of Sandy Spring and Revere that was provided to Boenning was not prepared with the expectation of public disclosure, that all of the foregoing financial information was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in all of such information. Boenning assumed, based on discussions with the management of Sandy Spring, and with the consent of the Sandy Spring board, that all such information was reasonably prepared and reflect the best currently available estimates and judgment of the management of Sandy Spring and Revere as to their most likely future performance. Boenning relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

Boenning is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and Boenning assumed, without independent verification, that the allowances for loan losses indicated on the balance sheets of Sandy Spring and Revere are adequate to cover such losses. In rendering its opinion, Boenning did not review any individual loans or credit files.

Boenning assumed, in all respects material to its analyses:

•

that all of the representations and warranties of all parties contained in the merger agreement and all related agreements and documents were true and correct, that each party under the agreements and documents would perform all of the covenants required to be performed by such party under the agreements and documents, and that the conditions precedent in the agreements and documents would not be waived;

•

that the merger agreement (the final terms of which we have assumed would not differ in any respect material to Boenning’s analyses from the draft version reviewed by it and referred to above) represented the entire agreement between the parties, that it would not be modified or amended, and that its terms would not be superseded or supplemented by other agreements or documents, with no adjustments to the exchange ratio and with no other consideration or payments in respect of Revere common stock;

•

that in the course of obtaining the necessary regulatory approvals for the consummation of the merger, no conditions would be imposed that would materially affect either Sandy Spring or Revere, the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger; and

•	that the merger would be treated as a tax-free reorganization for federal income tax purposes.

Boenning assumed that the merger would be consummated in a manner that complied with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statutes, rules and regulations. Boenning was further advised by representatives of Sandy Spring that Sandy Spring relied upon advice from its advisors (other than Boenning) or other appropriate sources as to all legal, tax, regulatory and accounting matters. Boenning did not provide advice with respect to any such matter.

Boenning’s opinion addressed only the fairness to Sandy Spring, from a financial point of view, as of the date of such opinion, of the exchange ratio in the merger. Boenning’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to Boenning through such date and, accordingly, it speaks to no other period. Boenning did not and does not have an obligation to update, revise or reaffirm its opinion. Boenning’s opinion did not address, and Boenning expressed no view or opinion with respect to:

•	the relative merits of the merger and the other business strategies that the Sandy Spring board considered or may had considered;

•	the underlying business decision of the Sandy Spring board to proceed with the merger;

•	the prices at which Sandy Spring’s securities or Revere’s securities may trade at any time; or

•	any advice or a recommendation provided by any other advisor to Sandy Spring.

In performing its analyses, Boenning made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Boenning, Sandy Spring and Revere. Any estimates contained in the analyses performed by Boenning are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Boenning opinion was among several factors taken into consideration by the Sandy Spring board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Sandy Spring board with respect to the fairness of the exchange ratio in the merger. The type and amount of consideration payable in the merger was determined through negotiation between Sandy Spring and Revere, and the decision to enter into the merger agreement was solely that of the Sandy Spring board.

The following is a summary of the material financial analyses presented by Boenning to the Sandy Spring board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by Boenning to the Sandy Spring board but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Boenning did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Boenning believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, Boenning utilized an implied transaction value for the proposed merger of $37.26 per outstanding share of Revere common stock, based on the fixed exchange ratio of 1.0500 and Sandy Spring’s closing price of $35.49 on September 20, 2019. Boenning also utilized an implied aggregate transaction value for the proposed merger of $462.1 million based on (i) the implied price of $37.26 per share to holders of Revere common stock, (ii) the “in the money” value of Revere’s outstanding stock options based on the difference between their weighted average strike price of $12.67 and their implied price of $37.26 (the implied price to holders of Revere common stock), and (iii) 11,972,628 shares of Revere common stock outstanding, and (iv) 451,580 Revere stock options outstanding. The aggregate value of the implied price to holders of Revere common stock was $451.0 million while the implied price to Revere stock option holders was $11.1 million.

In addition to the financial analyses described below, Boenning reviewed with the Sandy Spring board for informational purposes, among other things, the following implied transaction multiples based on the implied transaction value for the proposed merger of $37.26 per outstanding share of Revere common stock:

•	180.4% of Revere’s tangible book value

•	15.6x Revere’s last twelve months (“LTM”) June 30, 2019 earnings per share, or EPS

•	12.9% core deposit premium defined as the premium paid to tangible book value divided by Revere’s core deposits

•	27.5% premium to Revere’s September 20, 2019 closing price of $29.23

Sandy Spring Selected Companies Analysis

Using publicly available information, Boenning compared the financial performance, financial condition and market performance of Sandy Spring to 26 major exchange-traded banks and bank holding companies with total assets between $5.0 billion and $14.0 billion with a median of $8.1 billion with tangible common equity / tangible assets between 8% and 12% and last twelve months core return on average tangible common equity between 14% and 18%, and excluding companies that are in the process of being acquired, which we refer to as the Sandy Spring selected companies.

The Sandy Spring selected companies were as follows:

Columbia Banking System, Inc.	OceanFirst Financial Corp.
Great Western Bancorp, Inc.	Veritex Holdings, Inc.
WesBanco, Inc.	BancFirst Corporation
Heartland Financial USA, Inc.	S&T Bancorp, Inc.
TowneBank	Seacoast Banking Corporation of Florida
Banner Corporation	Tompkins Financial Corporation
Pacific Premier Bancorp, Inc.	Southside Bancshares, Inc.
Independent Bank Corp.	ConnectOne Bancorp, Inc.
CVB Financial Corp.	FB Financial Corporation
First Merchants Corporation	Midland States Bancorp, Inc.
NBT Bancorp Inc.	Westamerica Bancorporation
First Busey Corporation	Univest Financial Corporation
First Commonwealth Financial Corporation	Horizon Bancorp, Inc.

To perform this analysis, Boenning used profitability data and other financial information as of, or for the most recent available completed fiscal quarter ended, June 30, 2019 or latest 12 months, or LTM, and market price information as of the close of trading on September 20, 2019. Boenning also used 2019 EPS estimates taken from consensus “street estimates” for the Sandy Spring selected companies. Certain financial data prepared by Boenning, as referenced in the tables presented below, may not correspond to the data presented in Sandy Spring’s historical financial statements, or the data prepared by Sandler O’Neill and Revere presented under the section “The Merger—Opinion of Revere’s Financial Advisor,” as a result of the different periods, assumptions and methods used by Boenning to compute the financial data presented.

Boenning’s analysis showed the following concerning the financial condition and performance of Sandy Spring and the Sandy Spring selected companies for the MRQ:

		Sandy Spring Selected Companies
	Sandy Spring	Low	Average	Median	High
Tangible Common Equity / Tangible Assets (%)	9.5	8.2	9.7	9.6	11.7
Non-Performing Assets (NPAs) / Assets (%)	0.47	0.07	0.51	0.46	1.51
LTM Core Return on Average Assets (%)(1)	1.41	1.15	1.44	1.39	1.75
LTM Core Return on Average Tangible Common Equity (%)(1)	16.28	14.53	15.89	15.76	17.88

(1)	Core income excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles.

In addition, Boenning’s analysis showed the following concerning the market performance of Sandy Spring and the Sandy Spring selected companies:

		Sandy Spring Selected Companies
	Sandy Spring	Low	Average	Median	High
Dividend Yield (%)	3.38	0.00	2.61	2.80	3.66
Stock Price / Tangible Book Value per Share (x)	165.6	147.8	191.3	181.4	302.0
Stock Price / LTM Core EPS (x)	11.2	10.9	14.1	13.4	22.8
Stock Price / 2019 EPS (x)(1)	10.9	10.0	13.2	12.8	21.9
Stock Price / 2020 EPS (x)(1)	10.6	9.6	12.9	12.3	22.6

(1)	Expressed as a multiple of analyst consensus estimates.

None of the Sandy Spring selected companies used as a comparison in the above analyses is identical to Sandy Spring. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Revere Selected Companies

Using publicly available information, Boenning compared the financial performance, financial condition and market performance of Revere to 21 publicly traded banks and bank holding companies, which we refer to as the Revere selected companies, with total assets between $1.5 billion and $4.0 billion with a median of $2.1 billion, tangible common equity/tangible assets 9%—12% and last twelve months core return on average tangible common equity 12%—15%. Companies that are in the process of being acquired were excluded from the Revere selected companies.

The Revere selected companies were as follows:

Mercantile Bank Corporation	CapStar Financial Holdings, Inc.
Southern BancShares (N.C.), Inc.	First Bancorp, Inc.
RBB Bancorp	Peoples Bancorp
Sierra Bancorp	Bank First Corporation
River City Bank	Merchants Financial Group, Inc.
American National Bankshares Inc.	LCNB Corp.
SmartFinancial, Inc.	FS Bancorp, Inc.
Peoples Financial Services Corp.	Central Valley Community Bancorp
Home Bancorp, Inc.	C&F Financial Corporation
Bridgewater Bancshares, Inc.	Farmers & Merchants Bancorp, Inc.
MutualFirst Financial, Inc.

To perform this analysis, Boenning used profitability data and other financial information as of, or for the most recent available completed fiscal quarter ended, June 30, 2019, and market price information as of the close of trading on September 20, 2019. Certain financial data prepared by Boenning, as referenced in the tables presented below, may not correspond to the data presented in Revere’s historical financial statements, or the data prepared by Sandler O’Neill and Revere presented under the section “The Merger—Opinion of Revere’s Financial Advisor,” as a result of the different periods, assumptions and methods used by Boenning to compute the financial data presented.

Boenning’s analysis showed the following concerning the financial condition and performance of Revere and the Revere selected companies:

		Revere Selected Companies
	Revere	Low	Average	Median	High
Tangible Common Equity / Tangible Assets (%)	9.9	9.14	10.3	10.1	11.9
NPAs / Assets (%)	0.18	0.02	0.48	0.36	1.55
LTM Core Return on Average Assets (%)(1)	1.25	1.06	1.31	1.30	1.53
LTM Core Return on Average Tangible Common Equity (%)(1)	13.34	12.04	13.09	13.41	14.80
LTM Efficiency Ratio (%)	49.8	40.9	59.4	60.6	69.3

(1)	Core income excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles.

In addition, Boenning’s analysis compared pricing multiples for the mergers to the implied pricing multiples of the Revere selected companies. To account for an equity control premium, Boenning applied a 31.1% premium to the Revere selected companies based on the median one-day stock price premium for all bank and thrift merger transactions announced over the preceding 10 years.

		Revere Selected Companies
	Sandy Spring / Revere	10th Percentile	Median	90th Percentile
Price to Tangible Book Value (%)	180.4	159.4	190.3	240.5
Price to LTM Core Earnings (x)	15.6	13.1	16.4	24.2
Core Deposit Premium (%)	12.9	7.7	13.0	18.5

None of the Revere selected companies used as a comparison in the above selected companies analysis is identical to Revere or Sandy Spring. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Select Transactions Analysis

Boenning reviewed publicly available information related to three sets of selected U.S. bank transactions:

(1)	14 bank and thrift transactions announced since January 1, 2015 with targets headquartered in Maryland, positive last twelve months return on average equity and disclosed pricing;

(2)

13 bank and thrift transactions announced since January 1, 2015 with targets headquartered in Maryland and contiguous state metropolitan statistical areas, assets greater than $1 billion, positive last twelve months returns and disclosed pricing; and

(3)

20 nationwide bank and thrift transactions announced since January 1, 2015 with assets $1.25 billion—$5 billion, tangible common equity / tangible assets 9%—12%, last twelve months return on average equity 8%—15% and disclosed pricing.

All three sets of transactions exclude investor recapitalization transactions and transactions without disclosed deal values.

Maryland Group
Acquirer Company	Company Acquired	Announcement Date
BV Financial Inc. (MHC)	MB Bancorp, Inc.	09/05/2019
WesBanco Inc.	Old Line Bancshares, Inc.	07/23/2019
ACNB Corp.	Frederick County Bancorp, Inc.	07/02/2019
FVCBankcorp Inc.	Colombo Bank	05/03/2018
Old Line Bancshares Inc	Bay Bancorp, Inc.	09/27/2017
Community Finl Corp.	County First Bank	07/31/2017
Old Line Bancshares Inc	DCB Bancshares, Inc.	02/01/2017
ACNB Corp.	New Windsor Bancorp, Inc.	11/22/2016
Revere Bank	Monument Bank	05/03/2016
Bay Bancorp Inc.	Hopkins Federal Savings Bank	12/18/2015
Revere Bank	BlueRidge Bank	10/19/2015
Hamilton Bancorp Inc	Fairmount Bancorp, Inc.	04/16/2015
Delmarva Bancshares Inc.	Easton Bancorp, Inc.	03/31/2015
Howard Bancorp Inc.	Patapsco Bancorp, Inc.	03/03/2015

Maryland and Contiguous Group
Acquirer Company	Company Acquired	Announcement Date
WesBanco Inc.	Old Line Bancshares, Inc.	07/23/2019
S&T Bancorp Inc.	DNB Financial Corporation	06/05/2019
Union Bkshs Corp	Access National Corporation	10/05/2018
WSFS Financial Corp.	Beneficial Bancorp, Inc.	08/08/2018
Union Bkshs Corp	Xenith Bankshares, Inc.	05/22/2017
Sandy Spring Bancorp Inc.	WashingtonFirst Bankshares, Inc.	05/16/2017
United Bankshares Inc.	Cardinal Financial Corporation	08/18/2016
Hampton Roads Bankshares Inc.	Xenith Bankshares, Inc.	02/10/2016
TowneBank	Monarch Financial Holdings, Inc.	12/17/2015
Univest Corp. of Pennsylvania	Fox Chase Bancorp, Inc.	12/08/2015
United Bankshares Inc.	Bank of Georgetown	11/09/2015
BB&T Corp.	National Penn Bancshares, Inc.	08/17/2015
F.N.B. Corp.	Metro Bancorp, Inc.	08/04/2015

Nationwide Group
Acquirer Company	Company Acquired	Announcement Date
First Defiance Financial	United Community Finl Corp.	09/09/2019
WesBanco Inc.	Old Line Bancshares Inc	07/23/2019
CenterState Bank Corp.	National Commerce Corp.	11/26/2018
First Merchants Corp.	MBT Financial Corp.	10/10/2018
First Busey Corp.	Banc Ed Corp.	08/22/2018
Old National Bancorp	Klein Financial Inc.	06/21/2018
Cadence Bancorp.	State Bank Finl Corp.	05/13/2018
Allegiance Bancshares Inc.	Post Oak Bancshares Inc.	04/30/2018
WesBanco Inc.	Farmers Capital Bank Corp.	04/19/2018
TriCo Bancshares	FNB Bancorp	12/11/2017
Pacific Premier Bancorp	Plaza Bancorp	08/09/2017
Sandy Spring Bancorp Inc.	WashingtonFirst Bankshares Inc	05/16/2017
TowneBank	Paragon Commercial Corp.	04/27/2017
Home BancShares Inc.	Stonegate Bank	03/27/2017
Simmons First National Corp.	First Texas BHC Inc.	01/23/2017
United Bankshares Inc.	Cardinal Financial Corp.	08/18/2016
People’s United Financial Inc.	Suffolk Bancorp	06/27/2016
South State Corporation	Southeastern Bank Finl Corp.	06/17/2016
Western Alliance Bancorp	Bridge Capital Holdings	03/09/2015
PacWest Bancorp	Square 1 Financial Inc.	03/02/2015

For each selected transaction, Boenning derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction:

•	Price per common share to tangible book value per common share of the acquired company;

•	Price per common share to LTM core earnings (excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles); and

•

Core deposit premium for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the proposed merger of $462.1 million and using preliminary historical financial information for Revere as of or for the 12 months ended June 30, 2019 provided by Revere’s management.

The results of the analysis are set forth in the following tables:

Maryland Group
	Sandy Spring / Revere	10th Percentile	Median	90th Percentile
Price to Tangible Book Value (%)	180.3	102.5	143.4	180.5
Price to LTM Earnings (x)	15.6	16.8	22.5	38.8
Core Deposit Premium (%)	12.9	0.3	4.8	12.1

Maryland and Contiguous Group
	Sandy Spring / Revere	10th Percentile	Median	90th Percentile
Price to Tangible Book Value (%)	180.3	144.4	191.5	244.5
Price to LTM Earnings (x)	15.6	16.9	20.2	27.4
Core Deposit Premium (%)	12.9	8.7	14.4	21.0

Nationwide Group
	Sandy Spring / Revere	10th Percentile	Median	90th Percentile
Price to Tangible Book Value (%)	180.3	182.6	228.9	272.6
Price to LTM Earnings (x)	15.6	16.8	20.3	24.9
Core Deposit Premium (%)	12.9	10.5	15.4	21.6

No company or transaction used as a comparison in the above selected transactions analysis is identical to Revere, Sandy Spring or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Pro Forma Financial Impact Analysis. Boenning performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Sandy Spring and Revere. Using closing balance sheet estimates as of June 30, 2019 for Sandy Spring and Revere provided by Sandy Spring management, street estimates and assumed long term earnings growth rates provided by Sandy Spring management, and pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the mergers) provided by Sandy Spring management, Boenning analyzed the estimated financial impact of the mergers on certain projected financial results. This analysis indicated that the mergers could be (i) accretive to Sandy Spring’s 2020 estimated earnings per share prior to the impact of nonrecurring transaction costs and 2021 estimated EPS, (ii) accretive to Sandy Spring’s book value per share at closing, and (iii) dilutive to Sandy Spring’s estimated tangible book value per share at closing. Furthermore, the analysis indicated that, pro forma for the mergers, Sandy Spring’s estimated tangible common equity to tangible assets ratio, leverage ratio, common equity Tier 1 ratio, Tier 1 risk-based capital ratio, and Total risk-based capital ratio at closing would be above “well capitalized” regulatory guidelines. For all of the above analysis, the actual results achieved by Sandy Spring following the merger may vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis. Boenning performed a discounted cash flow analysis to estimate a range for the implied equity value of Revere, taking into account the cost savings and related expenses expected to result from the merger as well as certain accounting adjustments assumed with respect thereto. In this analysis, Boenning used estimated earnings data for Revere, assumed long term earnings and asset growth rates provided by Sandy Spring management, and estimated cost savings and related expenses and accounting adjustments provided by Sandy Spring management. Boenning assumed discount rates ranging from 10.0% to 16.0%. The ranges of values were derived by adding (i) the present value of the estimated excess cash flows that Revere could generate over the five-year period from 2019 to 2024 and (ii) the present value of Revere’s implied terminal value at the end of such period, in each case applying estimated cost savings and related expenses and accounting adjustments. Boenning assumed that Revere would maintain a tangible common equity to tangible assets ratio of 10.00% and Revere would retain sufficient earnings to maintain that level. In calculating the terminal value of Revere, Boenning applied a range of 8.0x to 14.0x estimated 2024 earnings. This discounted cash flow analysis resulted in a range of implied values per share of Revere common stock, taking into account the cost savings and related expenses expected to result from the mergers as well as certain accounting adjustments assumed with respect thereto, of $38.43 per share to $71.53 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Revere or the pro forma combined company.

Miscellaneous. Boenning acted as financial advisor to Sandy Spring in connection with the proposed mergers and did not act as an advisor to or agent of any other person. As part of its investment banking business, Boenning is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, Boenning has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its broker-dealer businesses, and further to certain existing sales and trading relationships between each of Sandy Spring and Revere and Boenning , Boenning and its affiliates may from time to time purchase securities from, and sell securities to, Sandy Spring and Revere, and as a market maker in securities, Boenning and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Sandy Spring or Revere for its and their own accounts and for the accounts of its respective customers and clients. Boenning employees may also from time to time maintain individual positions in Sandy Spring common stock and/or Revere common stock, which positions currently include an individual position in shares of Sandy Spring common stock held by a senior member of the Boenning advisory team providing services to Sandy Spring in connection with the proposed mergers.

Pursuant to the Boenning engagement agreement, Sandy Spring agreed to pay Boenning a cash fee equal to $400,000, $25,000 of which became payable upon retention of Boenning, and $375,000 of which became payable concurrently with the rendering of Boenning’s opinion. Boenning’s fee for rendering the fairness opinion was not contingent upon Boenning reaching any particular conclusion. Sandy Spring also agreed to reimburse Boenning for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify Boenning against certain liabilities relating to or arising out of Boenning’s engagement or Boenning’s role in connection therewith.

Boenning has not had any material investment banking relationship with Revere during the past two years in which compensation was received or was intended to be received as a result of the relationship between Boenning, on the one hand, and Revere, on the other hand. Boenning has not had any material investment banking relationship with Sandy Spring during the past two years in which compensation was received or was intended to be received as a result of the relationship between Boenning, on the one hand, and Sandy Spring, on the other hand. Boenning may provide investment banking services to Sandy Spring in the future, although currently there is no agreement to do so.

Certain Unaudited Prospective Financial Information

Sandy Spring and Revere do not as a matter of course make public projections as to future performance due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty of underlying assumptions and estimates. However, Sandy Spring and Revere are including in this joint proxy statement/prospectus certain limited unaudited financial information for Sandy Spring and Revere on a standalone basis, without giving effect to the merger, which was discussed with Boenning, Sandler O’Neill and the other party in connection with the merger.

Specifically, for purposes of the financial analyses performed in connection with Boenning’s and Sandler O’Neill’s opinion, Revere discussed with Boenning and Sandler O’Neill, and Boenning and Sandler O’Neill used, Revere management’s internal financial forecasts and projections, including earnings per share estimates for the years ended December 31, 2019 through 2023. Taking into account these earnings per share estimates, estimated tangible book value per share for Revere at December 31, 2019, 2020, 2021, 2022 and 2023 were also extrapolated from Revere’s historical tangible book value per share at December 31, 2018 for purposes of the financial analyses performed in connection with Boenning’s opinion. The following table presents unaudited prospective earnings per share estimates for Revere for the years ended December 31, 2019 through 2023, and estimated dividends per share for Revere for the years ended December 31, 2019 through 2023, used by Boenning as described above.

	Year Ended December 31,
	2019	2020	2021	2022	2023
Earnings per share	$2.64	$3.00	$3.44	$3.86	$4.37
Dividends per share	$0.00	$0.00	$0.00	$0.00	$0.00

In addition, for purposes of the financial analyses performed in connection with Boenning’s and Sandler O’Neill’s opinions, Sandy Spring discussed with Boenning and Sandler O’Neill and Boenning and Sandler O’Neill used, publicly available consensus “street estimates” as of September 23, 2019 of Sandy Spring’s earnings per share for 2019 through 2021. For purposes of these financial analysis, Sandy Spring management also provided to and discussed with Boenning and Sandler O’Neill an estimated annual core earnings growth rate of 6.1% per year for beyond 2021. Taking into account these earnings per share estimates, estimated tangible book value per share for Sandy Spring at December 31, 2019, 2020, 2021, 2022 and 2023 were also extrapolated from Sandy Spring’s historical tangible book value per share at December 31, 2018 for purposes of the financial analyses performed in connection with Boenning’s and Sandler O’Neill’s opinion.

The following table presents the unaudited prospective earnings per share estimates for Sandy Spring for the years ended December 31, 2019 through 2023, and the estimated dividends per share for Sandy Spring for the years ended December 31, 2019 through 2023, that were used by Boenning in its financial analysis based on the discussions described above.

	Year Ended December 31,
	2019	2020	2021	2022	2023
Earnings per share	$3.24	$3.34	$3.43	$3.64	$3.78
Dividends per share	$1.18	$1.27	$1.34	$1.40	$1.47

The following table presents the unaudited prospective earnings per share estimates for Sandy Spring for the years ended December 31, 2019 through 2023, and the estimated dividends per share for Sandy Spring for the years ended December 31, 2019 through 2023, that were used by Sandler O’Neill in its financial analysis based on the discussions described above.

	Year Ended December 31,
	2019	2020	2021	2022	2023
Earnings per share	$3.24	$3.34	$3.43	$3.64	$3.78
Dividends per share	$1.18	$1.24	$1.28	$1.32	$1.36

The inclusion of any unaudited prospective financial information for Sandy Spring or Revere, including “street estimates”, should not be regarded as an indication that any of Sandy Spring, Revere, Boenning, Sandler O’Neill, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Sandy Spring’s and Revere’s respective businesses, all of which are difficult to predict and many of which are beyond Sandy Spring’s and Revere’s control.

The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Neither Sandy Spring nor Revere can give any assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth above, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include risks and uncertainties relating to Sandy Spring’s and Revere’s respective businesses, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The unaudited prospective financial information appearing above was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Dixon Hughes Goodman, LLP, Revere’s current independent registered public accounting firm, nor Ernst & Young LLP, Sandy Spring’s current independent registered public accounting firm, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Neither Sandy Spring nor Revere can give any assurance that, had the unaudited prospective financial information been prepared as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. Sandy Spring and Revere each do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The unaudited prospective financial information does not take into account the possible financial and other effects on Sandy Spring or Revere of the merger and does not attempt to predict or suggest future results of Sandy Spring as the ultimate surviving company. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by Sandy Spring as the ultimate surviving company as a result of the merger, the effect on Sandy Spring or Revere of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on Sandy Spring or Revere of any possible failure of the merger to occur. None of Revere, Sandy Spring, Boenning, Sandler O’Neill or their respective representatives has made, makes or is authorized in the future to make any representation to any shareholder of Revere or Sandy Spring or other person regarding Revere’s or Sandy Spring’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the forecasted results will be achieved. The unaudited prospective financial information of Revere included above is being provided because it was made available by Revere to Sandler O’Neill, Revere’s financial advisor in connection with the merger, and to Sandy Spring and Boenning, Sandy Spring’s financial advisor, in connection with the merger. The unaudited prospective financial information of Sandy Spring included above is being provided because it was made available by Sandy Spring to Boenning in connection with the merger and to Revere and Sandler O’Neill in connection with the merger.

In light of the foregoing, and considering that the Sandy Spring and Revere special meetings will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Sandy Spring stockholders and Revere stockholders are cautioned not to place unwarranted reliance on such information. Sandy Spring stockholders and Revere stockholders are urged to review Sandy Spring’s most recent SEC filings for a description of Sandy Spring’s reported financial results and the financial statements of Sandy Spring included in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 176. In addition, Sandy Spring stockholders and Revere stockholders are also urged to review the financial statements of Revere included as part of this joint proxy statement/prospectus and the section of this joint proxy statement/prospectus entitled “Management’s Discussion and Analysis of the Financial Condition and Results of Operation of Revere.”

Interests of Certain Revere Directors and Executive Officers in the Merger

In considering the recommendation of the Revere board that you vote to approve the merger agreement, you should be aware that Revere’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Revere’s stockholders generally. The Revere board was aware of and considered those interests, among other matters, in reaching its decisions to (i) approve and adopt the merger agreement and the transactions contemplated thereby and (ii) resolve to recommend the approval of the merger agreement to Revere stockholders. Revere stockholders should take these interests into account in deciding whether to vote “FOR” the proposal to approve the merger agreement. These interests are described in more detail below.

Treatment of Revere Equity-Based Awards

Restricted Stock Awards: At the effective time of the merger, each unvested restricted stock award granted by Revere will become fully vested and be converted into the right to receive, without interest, the merger consideration for each share of Revere common stock subject to the restricted stock awards.

Stock Options: Also at the effective time, each outstanding and unexercised option to purchase shares of Revere common stock, other than stock options held by employees or directors of Revere who will not continue as employees or directors of Sandy Spring following the effective time, will become fully vested and will be converted into an option to purchase shares of Sandy Spring common stock, on the same terms and conditions as were applicable under the Revere stock option. The number of shares of Sandy Spring common stock subject to each converted Revere stock option will be equal to the product (rounded down to the nearest whole number) obtained by multiplying (i) the number of shares of Revere common stock subject to the Revere stock option by (ii) the exchange ratio, and the exercise price of each converted Revere stock option will be equal to the quotient obtained by dividing (x) the exercise price for the Revere stock option by (y) the exchange ratio (rounded up to the nearest whole cent).

Each outstanding and unexercised option to purchase shares of Revere common stock that is held by an employee or director of Revere who will not continue as an employee or director of Sandy Spring following the effective time will be canceled in exchange for a cash payment. The cash amount payable for such canceled Revere options will be equal to the shares of Revere common stock subject to the Revere stock option multiplied by the excess, if any, of the value of the per share merger consideration less the exercise price of the canceled Revere stock option. For this purpose, the value of the per share merger consideration will be equal to the exchange ratio multiplied by the average closing sales price per share of Sandy Spring common stock (rounded to the nearest hundredth of a cent) on the Nasdaq Global Select Market for the five consecutive trading days ending on (and including) the trading day immediately preceding the closing date of the merger.

Settlement and Release Agreements Between Revere and Andrew F. Flott and Kenneth C. Cook

Revere currently maintains employment agreements with Andrew F. Flott and Kenneth C. Cook, its Co-President and Chief Executive Officers. In connection with the execution of the merger agreement, on September 23, 2019, Revere entered into a settlement and release agreement with each of Messrs. Flott and Cook pursuant to which each executive agreed to terminate his employment agreement with Revere, as of the effective time of the merger, in exchange for (i) a lump sum cash payment by Revere on the closing date of the merger equal to $3,524,088.75 (less applicable tax withholdings) and (ii) the execution by each executive of a release of claims against Revere and its successors as set forth in the settlement and release agreement.

Employment Agreements Between Sandy Spring, Sandy Spring Bank and Andrew F. Flott and Kenneth C Cook

Andrew F. Flott and Kenneth C. Cook each entered into an employment agreement with Sandy Spring and Sandy Spring Bank that will become effective at the effective time of the merger. Under the employment agreements, following the effective time of the merger, (i) Mr. Flott will serve as a Division Executive of Sandy Spring Bank and (ii) Mr. Cook will serve as Executive Vice President and Division President, Commercial Banking of Sandy Spring Bank.

The terms of the employment agreements with Messrs. Flott and Cook are for 18 and 30 months, respectively, and each executive will receive an annual base salary of $250,000 and $425,000, respectively, under his employment agreement. Under their employment agreements, for the year ending December 31, 2020, Messrs. Flott and Cook will also be eligible to earn annual cash bonuses of up to 30% and 55%, respectively, of their annual base salary under Sandy Spring’s executive team incentive plan and will be entitled to participate in any other fringe benefits which are or may become available to senior management employees of Sandy Spring Bank. In addition, for the year ending December 31, 2020, Mr. Cook will have the opportunity to receive an annual long-term equity incentive opportunity equal to 50% of his annual base salary pursuant to Sandy Spring’s equity incentive plan. Mr. Cook’s employment agreement further provides that, for years after the year ending December 31, 2020, Mr. Cook will be eligible for cash bonus and long-tern incentive awards at the opportunity levels made available to similarly-situated executives of Sandy Spring and Sandy Spring Bank. Each executive will also be entitled to participate in any life insurance, medical, dental, pension, profit sharing, and retirement plans and other programs and arrangements made available to employees of Sandy Spring Bank from time to time.

During the term of their respective employment agreements, Messrs. Flott and Cook may voluntarily terminate their employment with Sandy Spring Bank upon providing 60 days written notice to Sandy Spring and Sandy Spring Bank. In the event of such a voluntary termination, the executive will receive only compensation, vested rights and employee benefits up to his date of termination.

If, during the term of the executive’s employment agreement, Sandy Spring terminates the employment of the executive without “just cause” (as such term is defined in the employment agreements), or if the executive terminates his employment for “good reason” (as such term is defined in the employment agreements), then he will be entitled to receive (i) his base salary for the remaining term of the employment (at the highest annual rate in effect under the employment agreement for any of the 12 months immediately preceding his termination date), plus (ii) annual cash bonuses for each year (prorated in the event of partial years) remaining under the term of his employment agreement at the amount received by the executive in the calendar year preceding his termination (except that, in the event such termination occurs in the first year of the employment agreement’s term, so that there shall not have been any bonus paid in the calendar year preceding the termination, the amount of the bonus will be deemed to be the targeted opportunity provided for in the executive’s employment agreement).

Under their respective employment agreements, Messrs. Flott and Cook are also subject to certain non-competition and non-solicitation restrictions during the 24-month period following their termination of employment.

Indemnification; Directors’ and Officers’ Insurance

Under the merger agreement, Sandy Spring has agreed to, following the effective time, indemnify and hold harmless all current and former directors, officers and employees of Revere and its subsidiaries against all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time, whether asserted before or after the effective time, pertaining to (i) the fact that such person is or was a director, officer or employee of Revere, any of its subsidiaries or any of their respective predecessors or was prior to the effective time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity, or (ii) any matters arising in connection with the transaction contemplated by the merger agreement, to the fullest extent such persons would have been indemnified or have the right to advancement of expenses pursuant to Revere’s articles of incorporation and bylaws (as in effect on the date of the merger agreement) and as permitted by applicable law. Sandy Spring and Revere have also agreed to advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person receiving such advance expenses provides a signed written undertaking to repay such advances if the person is not entitled to mandatory indemnification and it is ultimately determined that such person is not entitled to indemnification.

The merger agreement requires the surviving corporation to maintain, for a period of six years after completion of the merger, Revere’s existing directors’ and officers’ liability insurance policy, or policies covering each person that was covered, as of the date of the merger agreement, by Revere’s existing directors’ and officers’ liability insurance policy with respect to claims against such persons arising from facts or events that occurred at or prior to the effective time. However, the surviving corporation is not required to spend annually more than 200% of the current annual premium paid as of the date of the merger agreement by Revere for such insurance (which we refer to as the “premium cap”), and if such premiums for such insurance would at any time exceed that amount, then the surviving corporation will maintain policies of insurance which provide as much comparable coverage as is available at an annual premium equal to the premium cap. In lieu of the foregoing, Sandy Spring may (i) request Revere to obtain an extended reporting period endorsement under Revere’s existing directors’ and officers’ liability insurance policy or (ii) substitute therefor “tail” policies the material terms of which (including coverage and amount), are no less favorable in any material respect to such persons than Revere’s existing insurance policies as of the date of the merger agreement and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the premium cap.

Appointment to Board of Directors

The merger agreement provides that, at the effective time, Sandy Spring will (i) increase the size of the Sandy Spring board to 15 members, (ii) appoint two current members of the Revere board who qualify as “independent” under the listing standards of the Nasdaq Stock Market to the Sandy Spring board to serve until the next annual meeting of Sandy Spring stockholders and until his or her successor is elected and qualified, and (iii) nominate one additional current member of the Revere board who qualifies as “independent” under the listing standards of the Nasdaq Stock Market for election at Sandy Spring’s 2020 annual meeting of stockholders to replace a retiring director or, if the effective time shall not have occurred prior to the mailing of the proxy statement for such meeting, immediately following Sandy Spring’s 2020 annual meeting of stockholders, appoint one such member of the Revere board to fill a vacancy on the Sandy Spring board to serve until the next annual meeting of stockholders and until his or her successor is elected and qualified. In addition, at the effective time, Sandy Spring shall cause Sandy Spring Bank to (i) increase the size of its board of directors to 16 members, and (ii) appoint each of the three Revere directors to be appointed to Sandy Spring Bank’s board of directors under the merger agreement to serve until the next annual meeting of stockholders and until his or her successor is elected and qualified. Sandy Spring currently anticipates that Brian J. Lemek, Walter C. Martz II and Christina Baldwin O’Meara will be the three directors of Revere Bank that will be appointed to the Sandy Spring board and the board of directors of Sandy Spring Bank following the completion of the merger.

Public Trading Markets

Sandy Spring common stock is listed for trading on the Nasdaq Global Select Market under the symbol “SASR” and Revere common stock is quoted on the OTC Marketplace under the symbol “REVB.” Upon the completion of the merger, Revere common stock will no longer be quoted on the OTC Marketplace. It is a condition to each party’s obligations to complete the merger that the Sandy Spring common stock to be issued pursuant to the merger agreement be authorized for listing on the Nasdaq Global Select Market (subject to official notice of issuance). Immediately following the completion of the merger, shares of Sandy Spring common stock will continue to be traded on the Nasdaq Global Select Market under the symbol “SASR.”

Dividend Policy

Sandy Spring currently pays a quarterly cash dividend of $0.30 per share, which is expected to continue, although the Sandy Spring board may change this dividend policy at any time. Revere currently does not pay a regular cash dividend to stockholders. Sandy Spring stockholders will be entitled to receive dividends when and if declared by the Sandy Spring Bank board out of funds legally available for dividends. The Sandy Spring board will consider Sandy Spring’s financial condition and level of net income, future prospects, economic condition, industry practices and other factors, including applicable banking laws and regulations, in determining whether to pay dividends in the future and the amount of such dividends.

Sandy Spring’s principal source of income is dividends that are declared and paid by Sandy Spring Bank on its capital stock. Therefore, Sandy Spring’s ability to pay dividends is dependent upon the receipt of dividends from Sandy Spring Bank. Insured depository institutions such as Sandy Spring Bank are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized,” as such term is defined in the applicable law and regulations. In the future, any declaration and payment of cash dividends will be subject to the Sandy Spring board’s evaluation of Sandy Spring’s operating results, financial condition, future growth plans, general business and economic conditions, and tax and other relevant considerations. The payment of cash dividends by Sandy Spring in the future will also be subject to certain other legal and regulatory limitations and ongoing review by Sandy Spring’s banking regulators.

Dissenters’ Rights

Dissenters’ rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value of their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Maryland law provides that a stockholder is not entitled to demand the fair value of his or her shares of stock in any transaction if the stock is listed on a national securities exchange. Because Revere’s common stock is listed on the OTC Marketplace, the holders of Revere common stock are entitled to dissenters’ or appraisal rights with respect to the Revere merger proposal.

The following is a summary of the steps which must be taken by a Revere stockholder to exercise his or her right to dissent from the merger. This summary is qualified in its entirety by reference to the sections of Maryland Financial Institutions Code. § 3-719 et seq., as amended, set forth in Annex F to this joint proxy statement/prospectus.

General

Under the Maryland Financial Institutions Code, you may dissent from the merger and be paid the value of your shares, in cash, provided that you comply with the applicable provisions of Maryland law. If you are contemplating the exercise of your right to dissent, you should review the procedures set forth in Sections § 3-719 through § 3-721 of the Maryland Financial Institutions Code, which are attached to this proxy statement/prospectus as Annex F.

Required Vote and Written Notice of Dissent

To be eligible to exercise your right to dissent, you must:

•	vote your shares of Revere common stock against the Revere merger proposal at the Revere special meeting; and

•

deliver a written notice of dissent to the principal office of Sandy Spring Bank, stating that you intend to demand payment for your shares of Revere common stock, and surrender your stock certificates.

Your notice of dissent should be delivered to Sandy Spring Bank, Corporate Secretary, 17801 Georgia Avenue, Olney, Maryland 20832.

The notice of dissent and your surrendered stock certificates must be received by Sandy Spring Bank not later than 30 days after the merger becomes effective.

Your vote against the Revere merger proposal, by proxy or otherwise, is not sufficient to perfect your rights as a dissenting stockholder. Additionally, if you vote in favor of the Revere merger proposal, whether in person or by proxy (including those stockholders who return the enclosed proxy card executed but without a designation as to the vote on the merger), then you will be deemed to have waived your right to qualify as a dissenter. If the merger is not consummated for any reason, dissenters’ rights will no longer be available

Written Demand for Payment and Offer of Payment

Following approval by the Sandy Spring and Revere stockholders, if obtained, Sandy Spring Bank and Revere will, on or before the effective date of the merger, file articles of merger with the Maryland Office of the Commission of Financial Regulation along with certifications of the Corporate Secretary of Revere of a stockholders’ resolution approving the Revere merger proposal adopted by the holders of at least two-thirds of the outstanding shares of Revere common stock. If you are a dissenting Revere stockholder who did not vote in favor of the merger, then you may within 30 days of the filing of the articles of merger with the Maryland Office of the Commission of Financial Regulation serve a demand upon Sandy Spring Bank, as the surviving corporation in the merger, at its principal office for payment of the value of your shares. Sandy Spring may then offer to pay you a sum for your shares, which, in the opinion of its board of directors, does not exceed what it considers to be the fair value of the shares of stock as of the time of the stockholders’ meeting approving the merger.

Determination of Value

If you fail to accept the sum offered by Sandy Spring for your shares of Revere common stock, the value of the shares as of the date of the Revere special meeting shall be made by three appraisers, selected as follows:

•	one chosen by the owners of two-thirds of the shares involved;

•	one chosen by the Sandy Spring board; and

•	the third chosen by the two other appraisers.

The fair value to which any two appraisers agree will be the value of the shares. The appraisers shall give notice of the fair value determination to Sandy Spring and to each Revere stockholder who has made demand for appraisal.

In the event that the appraisal method described above is not completed within 90 days after the merger becomes effective, the Maryland Commissioner of Financial Regulation will have an appraisal made. This appraisal is final and binding as to the value of the shares of Revere common stock of all dissenting stockholders.

Notice of Dissatisfaction with Value Determination

Within five days after the appraisers give the notice of the fair value determination, a stockholder who is dissatisfied with that value may notify the Maryland Commissioner of Financial Regulation. The Maryland Commissioner of Financial Regulation will have the shares reappraised. This reappraisal is final and binding as to the value of the shares of Revere common stock of that stockholder.

Expenses of Appraisal

Sandy Spring shall pay the expense of each appraisal made under this section.

Sandy Spring Bank will provide a notification by personal delivery or certified mail, return receipt requested, promptly after the filing of the certificate of merger with the Maryland Commissioner of Financial Regulation, to the last known address of each Revere dissenting stockholder. Each Revere stockholder’s 30-day period to provide demand appraisal of his or her shares will commence on the date of the filing of the certificate of merger. No further notification of the beginning or end of any statutory period will be given by Sandy Spring, Sandy Spring Bank or Revere to any dissenting stockholder except as required by law. If you are considering dissenting from the merger, you are urged to consult your own legal counsel.

Regulatory Approvals Required for the Merger

Completion of the merger is subject to receipt of certain approvals, waivers and consents from applicable governmental and regulatory authorities, without certain conditions being imposed by any governmental authority as part of a regulatory approval that would reasonably be expected to result in a materially burdensome regulatory condition. Subject to the terms and conditions of the merger agreement, Sandy Spring and Revere have agreed to use their reasonable best efforts and cooperate to promptly prepare and file all necessary documentation and to obtain as promptly as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These include, among others, approval from the Federal Reserve Board and the Maryland Office of the Commissioner of Financial Regulation. Sandy Spring submitted applications to the Federal Reserve Board on November 21, 2019 and to the Maryland Office of the Commissioner of Financial Regulation on November 22, 2019. As of the date of this joint proxy statement/prospectus, the Federal Reserve Board has approved the transactions contemplated by the merger agreement and the application filed with the Maryland Office of the Commissioner of Financial Regulation remains outstanding. Although neither Sandy Spring nor Revere knows of any reason why the application filed with the Maryland Office of the Commissioner of Financial Regulation should not be approved in a timely manner, Sandy Spring and Revere cannot be certain when, or if, the application will be approved.

Federal Reserve Board

Sandy Spring Bank is a Maryland state-chartered trust company with commercial banking powers that is regulated by the Maryland Office of the Commissioner of Financial Regulation and the Federal Reserve Board. The merger of Revere with and into Sandy Spring Bank requires prior approval of the Federal Reserve Board under the Bank Merger Act. In evaluating an application for such approval, the Federal Reserve Board takes into consideration a number of factors, including (i) the competitive impact of the transaction; (ii) financial and managerial resources of the parties to the merger both on a current and pro forma basis; (iii) the convenience and needs of the community to be served and the record of the banks under the Community Reinvestment Act of 1977 (which we refer to as the “CRA”), including their CRA ratings; (iv) the banks’ effectiveness in combating money laundering activities; and (v) the extent to which the merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the Federal Reserve Board provides an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

Maryland Office of the Commissioner of Financial Regulation

Because Sandy Spring Bank is chartered under the laws of the State of Maryland, the merger of Revere with and into Sandy Spring Bank also requires prior approval of the Maryland Office of the Commission of Financial Regulation under Maryland law. In evaluating an application for such approval, the Maryland Office of the Commissioner of Financial Regulation takes into account, among other things, the capital structure of the surviving institution and whether the proposed transaction is against the public interest.

THE MERGER AGREEMENT

The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the express terms of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus, and is incorporated by reference into this joint proxy statement/prospectus.

Structure of the Merger

Each of the Sandy Spring board and the Revere board has unanimously approved the merger agreement. The merger agreement provides that Revere will merge with and into Sandy Spring Bank, with Sandy Spring Bank being the surviving entity in the merger.

Prior to the effective time of the merger, Sandy Spring may change the method or structure of effecting the purposes of the merger agreement (as reasonably determined by Sandy Spring) except that no such change may (i) alter or change the amount and kind of the merger consideration, (ii) materially impede or delay consummation of the transactions contemplated by the merger agreement or (iii) adversely affect the tax treatment of the merger with respect to its qualification as a reorganization under the provisions of Section 368(a) of the Code. In the event that Sandy Spring elects to make such a change, Sandy Spring and Revere agree to execute appropriate documents to reflect the revised structure.

Merger Consideration

At the effective time of the merger, each share of Revere common stock, except for the excluded shares, will be converted into the right to receive 1.0500 shares of Sandy Spring common stock.

Fractional Shares

Sandy Spring will not issue any fractional shares of Sandy Spring common stock in the merger. Revere stockholders who would otherwise be entitled to receive a fractional share of Sandy Spring common stock upon the completion of the merger will instead be entitled to receive an amount in cash (rounded to the nearest cent) equal to such fraction (rounded to the nearest thousandth), multiplied by the average closing sales price per share of Sandy Spring common stock (rounded to the nearest hundredth of a cent) on the Nasdaq Global Select Market for the five consecutive trading days ending on (and including) the trading day immediately preceding the closing date of the merger.

Governing Documents; Directors and Officers; Governance Matters

Upon the consummation of the merger, the articles of incorporation and bylaws of Sandy Spring Bank in effect immediately prior to the effective time will be the articles of incorporation and bylaws of the surviving entity after completion of the merger, until thereafter amended in accordance with applicable law and the terms of such documents.

The merger agreement provides that, at the effective time, Sandy Spring will (i) increase the size of the Sandy Spring board to 15 members, (ii) appoint two current members of the Revere board who qualify as “independent” under the listing standards of the Nasdaq Stock Market to the Sandy Spring board to serve until the next annual meeting of Sandy Spring stockholders and until his or her successor is elected and qualified, and (iii) nominate one additional current member of the Revere board who qualifies as “independent” under the listing standards of the Nasdaq Stock Market for election at Sandy Spring’s 2020 annual meeting of stockholders to replace a retiring director or, if the effective time shall not have occurred prior to the mailing of the proxy statement for such meeting, immediately following Sandy Spring’s 2020 annual meeting of stockholders, appoint one such member of the Revere board to fill a vacancy on the Sandy Spring board to serve until the next annual meeting of stockholders and until his or her successor is elected and qualified. In addition, at the effective time, Sandy Spring shall cause Sandy Spring Bank to (i) increase the size of its board of directors to 16 members, and (ii) appoint each of the three Revere directors to be appointed to Sandy Spring Bank’s board of directors under the merger agreement to serve until the next annual meeting of stockholders and until his or her successor is elected and qualified. Sandy Spring currently anticipates that Brian J. Lemek, Walter C. Martz II and Christina Baldwin O’Meara will be the three directors of Revere Bank that will be appointed to the Sandy Spring board and the board of directors of Sandy Spring Bank following the completion of the merger.

Treatment of Revere Equity-Based Awards

Restricted Stock Awards

At the effective time of the merger (which we refer to as the “effective time”), each unvested restricted stock award granted by Revere will become fully vested and be converted into the right to receive, without interest, the merger consideration for each share of Revere common stock subject to the restricted stock awards.

Stock Options

Also at the effective time, each outstanding and unexercised option to purchase shares of Revere common stock, other than stock options held by employees or directors of Revere who will not continue as employees or directors of Sandy Spring following the effective time, or will only continue as an employee or director for only a commercially reasonable period following the effective time, will become fully vested and will be converted into an option to purchase shares of Sandy Spring common stock, on the same terms and conditions as were applicable under the Revere stock option. The number of shares of Sandy Spring common stock subject to each converted Revere stock option will be equal to the product (rounded down to the nearest whole number) obtained by multiplying (i) the number of shares of Revere common stock subject to the Revere stock option by (ii) the exchange ratio, and the exercise price of each converted Revere stock option will be equal to the quotient obtained by dividing (x) the exercise price for the Revere stock option by (y) the exchange ratio (rounded up to the nearest whole cent).

Each outstanding and unexercised option to purchase shares of Revere common stock that is held by an employee or director of Revere who will not continue as an employee or director of Sandy Spring following the effective time, or will only continue as an employee or director for only a commercially reasonable period following the effective time, will be canceled in exchange for a cash payment. The cash amount payable for such canceled Revere options will be equal to the shares of Revere common stock subject to the Revere stock option multiplied by the excess, if any, of the value of the per share merger consideration less the exercise price of the canceled Revere stock option. For this purpose, the value of the per share merger consideration will be equal to the exchange ratio multiplied by the average closing sales price per share of Sandy Spring common stock (rounded to the nearest hundredth of a cent) on the Nasdaq Global Select Market for the five consecutive trading days ending on (and including) the trading day immediately preceding the closing date of the merger.

Closing and Effective Time

The merger will be completed only if all conditions to the merger set forth in the merger agreement (as discussed in this joint proxy statement/prospectus) are either satisfied or waived. See “—Conditions to Completing the Merger” beginning on page 93 for more information.

The merger will become effective immediately thereafter or as set forth in the articles of merger to be filed with the Maryland State Department of Assessments and Taxation. The closing of the merger will take place at a time agreed to by the parties to the merger agreement on the date designated by Sandy Spring within seven days following satisfaction or waiver (subject to applicable law) of the conditions to closing set forth in the merger agreement or such later date as the parties may otherwise agree. Sandy Spring and Revere currently expect to complete the merger in the first quarter of 2020, subject to the requisite approval of the Sandy Spring stockholders, the requisite approval of the Revere stockholders, the receipt of regulatory approvals or waivers and the fulfillment of other customary closing conditions set forth in the merger agreement, but neither Sandy Spring nor Revere can guarantee when, or if, the merger will be completed.

Conversion of Shares; Exchange of Certificates

The conversion of shares of Revere common stock into the right to receive the merger consideration will occur automatically at the effective time. Promptly following the completion of the merger, the exchange agent will exchange certificates of Revere common stock for the merger consideration to be received pursuant to the terms of the merger agreement.

Letter of Transmittal

As promptly as reasonably practicable after the effective time, and in no event later than 10 days thereafter, the exchange agent will mail to each holder of record of Revere common stock immediately prior to the effective time a letter of transmittal and instructions on how to surrender their shares in exchange for the merger consideration the holder is entitled to receive under the merger agreement and any cash in lieu of fractional shares of Sandy Spring common stock.

If a certificate for Revere common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by Sandy Spring or the exchange agent, the posting of a bond in an amount as exchange agent may direct as indemnity against any claim that may be made against it with respect to such certificate.

Immediately upon completion of the merger, there will be no further transfers on the stock transfer books of Revere of shares of Revere common stock, other than to settle transfers of Revere common stock that occurred prior to the effective time. Sandy Spring and the exchange agent may rely upon Revere’s stock transfer books to conclusively establish the identity of Revere stockholders entitled to receive the merger consideration.

Withholding

Sandy Spring and the exchange agent will be entitled to deduct and withhold from any cash amount payable under the merger agreement to any holder of Revere equity awards, the amounts they are required to deduct and withhold under the Code or any provision of state, local or foreign tax law. If any such amounts are so withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the stockholders from whom they were withheld.

Dividends and Distributions

No dividends or other distributions declared with respect to Sandy Spring common stock will be paid to the holder of any unsurrendered certificates of Revere common stock until the holder surrenders such certificate in accordance with the terms of the merger agreement. Subject to the effect of applicable abandoned property, escheat or similar laws, after the surrender of a certificate in accordance with the terms of the merger agreement, the record holder of such certificate will be entitled to receive any such dividends or other distributions, without any interest thereon, which subsequent to the effective time had previously become payable but not paid with respect to shares of Sandy Spring common stock represented by such person’s certificates representing shares of Revere common stock.

Representations and Warranties

The representations, warranties and covenants described below, and elsewhere in this joint proxy statement/prospectus, and included in the merger agreement were made by Sandy Spring and Sandy Spring Bank, on the one hand, and Revere, on the other hand, for the benefit of the other party, only for purposes of the merger agreement and as of specific dates. In addition, the representations, warranties and covenants may be subject to limitations, qualifications or exceptions agreed upon by the parties to the merger agreement, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Sandy Spring and Revere rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Sandy Spring or Revere. Therefore, you should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Sandy Spring, Revere or any of their respective subsidiaries or affiliates without considering the foregoing. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 176.

The merger agreement contains customary matters and warranties of each of Sandy Spring and Sandy Spring Bank, on the one hand, and Revere, on the other hand, relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time.

The merger agreement contains representations and warranties made by Revere relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	authority relative to the execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental, regulatory and third party consents, approvals and filings in connection with the merger;

•	reports to, and filings with, regulatory authorities;

•	financial statements, books and records and the absence of undisclosed liabilities;

•	the absence of certain changes or events;

•	legal proceedings;

•	the absence of agreements with, or orders, enforcement actions or other directives, by regulatory authorities;

•	compliance with all applicable laws in all material respects;

•	tax matters;

•	certain material contracts;

•	intellectual property;

•	labor, employee and employee benefit matters;

•	real property;

•	the opinion of its financial advisor;

•	broker’s fees payable in connection with the merger;

•	loan matters;

•	the inapplicability of anti-takeover statutes;

•	related party transactions;

•	insurance matters;

•	investment securities and derivatives;

•	corporate documents and records;

•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;

•	internal controls;

•	data privacy and security; and

•	the absence of action or knowledge of any fact or circumstance that would prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

The merger agreement contains representations and warranties made by Sandy Spring and Sandy Spring Bank relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	authority relative to the execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental, regulatory and third party consents, approvals and filings in connection with the merger;

•	SEC reports and reports to, and filings with, regulatory authorities;

•	financial statements, books and records and the absence of undisclosed liabilities;

•	the absence of certain changes or events;

•	legal proceedings;

•	the absence of agreements with, or orders, enforcement actions or other directives, by regulatory authorities;

•	compliance with all applicable laws in all material respects;

•	tax matters;

•	employee benefit matters;

•	the opinion of its financial advisor;

•	broker’s fees payable in connection with the merger;

•	environmental matters;

•	loan matters;

•	the inapplicability of anti-takeover statutes;

•	corporate documents and records;

•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;

•	internal controls;

•	the absence of action or knowledge of any fact or circumstance that would prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and

•	data privacy and security.

Certain representations and warranties of Sandy Spring, Sandy Spring Bank and Revere are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Sandy Spring, Sandy Spring Bank or Revere, or the combined company, as the case may be, any effect, event, circumstance, occurrence, development, condition or change that, either individually or in the aggregate, has had or would be reasonably expected to have a material and adverse effect on (i) the business, properties, assets, liabilities, financial condition or results of operations of such party and its subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a “material adverse effect” shall not be deemed to include the impact of (A) changes in laws, rules or regulations or GAAP or regulatory accounting requirements or interpretations thereof that apply to financial and/or depository institutions and/or their holding companies generally, (B) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, (C) actions and omissions of Sandy Spring, Sandy Spring Bank or Revere taken with the prior written consent, or at the request, of the other, (D) direct effects of compliance with the merger agreement on the operating performance of the parties, including expenses incurred by the parties in investigating, negotiating, documenting, effecting and consummating the transactions contemplated by the merger agreement, (E) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, and (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a material adverse effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso) shall not be considered in determining if a material adverse effect has occurred except, with respect to clauses (A), (B) and (E), to the extent that the effects of such change disproportionately affect such party and its subsidiaries as compared to comparable U.S. banking organizations) or (ii) the ability of such party to timely consummate the transactions contemplated by the merger agreement.

Covenants and Agreements

Conduct of Business Prior to the Effective Time

Revere has agreed that, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, it will, and will cause each of its subsidiaries to, (i) conduct its business in the regular, ordinary and usual course consistent with past practice and in accordance with written policies and procedures, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationship and (iii) take no action that would reasonably be likely to adversely affect or delay its ability to obtain any necessary approvals of any governmental entity or regulatory agency required for the transactions contemplated by the merger agreement or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby on a timely basis.

Additionally, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, Revere may not, and may not permit any of its subsidiaries to, without the prior written consent of Sandy Spring, which cannot be unreasonably withheld, undertake the following actions:

•

incur, modify, extend or renegotiate any indebtedness for borrowed money (it being understood that deposits originated in the ordinary course are not deemed borrowed money for purposes of this provision), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than in the ordinary course of business consistent with past practice;

•	prepay any indebtedness or other similar arrangements so as to cause Revere or any of its subsidiaries to incur any prepayment penalty thereunder in excess of $20,000 in each such incidence;

•	acquire any brokered certificates of deposit other than in the ordinary course of business consistent with past practice with a term not in excess of one year;

•	adjust, split, combine or reclassify any capital stock;

•	made, declare or pay and dividend, or make any other distribution on its capital stock;

•

grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity based awards or interests, or grant any person any right to acquire any shares of its capital stock;

•

issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of Revere stock options or the vesting or settlement of Revere equity awards in accordance with their terms;

•

directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock, except the acceptance of shares of Revere common stock as payment for the exercise price of Revere stock options or for withholding taxes incurred in connection with the exercise of Revere stock options or the vesting or settlement of Revere equity awards, in each case in accordance with past practice and the terms of the applicable award agreements;

•

sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any person other than Revere or a subsidiary of Revere, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force as of the date of the merger agreement;

•

except pursuant to contracts or agreements in force at the date of or permitted by the merger agreement, (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any material assets, deposits or properties of any other person, or (ii) make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person, or form any new subsidiary;

•

except for agreements permitted by the merger agreement, enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $100,000 per annum, subject to certain exceptions;

•

make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any loan, or make any commitment in respect of any of the foregoing, (i) that would require an exception to Revere’s formal loan policy as in effect as of the date of the merger agreement or that is not in strict compliance with the provisions of such loan policy, except for policy exceptions taken in the normal course for similarly-sized loans or (ii) other than incident to a reasonable loan restructuring, to any person or any director or officer of, or any owner of a material interest in, such person if such person or such affiliate is the obligor under any indebtedness to Revere or any of its subsidiaries that constitutes a nonperforming loan or against any part of such indebtedness Revere or any of its subsidiaries has established loss reserves or any part of which has been charged-off by Revere or any of its subsidiaries;

•

enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law or policies imposed by any governmental entity;

•

except for loans made in accordance with Regulation O of the Federal Reserve Board, make or increase any loan, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Revere, or any entity controlled, directly or indirectly, by any of the foregoing;

•

subject to certain exceptions, (i) increase the compensation or benefits payable to any current or former employee, officer, director or consultant, except for merit-based or promotion-based increases in annual base salary or wage rate for employees (other than directors or executive officers) in the ordinary course of business, consistent with past practice, that do not exceed, in the aggregate, three percent (3%) of the aggregate cost of all employee annual base salaries and wages in effect on the date of the merger agreement; (ii) pay, grant or award, or commit to pay, grant or award, any bonuses or incentive compensation not required by any existing plan or agreement; (iii) enter into, adopt, amend or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit of any current or former employee, officer, director or consultant (who is a natural person); (iv) take any action to accelerate the vesting or payment, or the funding of any payment or benefit, under any Revere benefit plan; (v) grant, or discretionarily accelerate the vesting or payment of, any equity or equity-based awards; (vi) grant any severance, retention, or termination pay to any employee, individual independent contractor or director; (vii) enter into any new, or amend (whether in writing or through the interpretation of) any existing, employment, severance, change in control, retention, bonus guarantee, or collective bargaining agreement or arrangement; (viii) elect to any senior executive office any person who is not a member of its senior executive officer team as of the date of merger agreement or elect to its board of directors any person who is not a member of its board of directors as of the date of the merger agreement; or (ix) hire any employee with annual compensation in excess of $100,000, other than in replacement for any such employee with annual compensation in excess of $100,000 who has resigned or been terminated, and who held a position which management of Revere in good faith determines should not be left unfilled, or terminate the employment or services of any employee in a position of Vice President or above or whose annual compensation is greater than $100,000, other than for cause;

•

commence any action or proceeding, other than to enforce any obligation owed to Revere or any of its subsidiaries and in accordance with past practice, or settle any claim, action or proceeding (i) involving payment by it of money damages in excess of $50,000 or (ii) which would impose any material restriction on its operations or the operations of any of its subsidiaries;

•	amend its articles of incorporation or bylaws, or similar governing documents;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

•	increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner consistent with past practice;

•

materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or applicable laws or policies imposed by any governmental entity or requested by a governmental entity, or purchase any security rated below investment grade;

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make, or commit to make, any capital expenditures other than (i) pursuant to binding commitments existing on the date of the merger agreement that were previously disclosed to Sandy Spring, (ii) expenditures necessary to maintain existing assets in good repair, and (iii) capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $100,000 in the aggregate;

•

make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of Revere or its subsidiaries;

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enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest, other than in the ordinary course of business;

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make, change or rescind any material election concerning taxes or tax returns, file any amended tax return, enter into any closing agreement with respect to taxes, settle or compromise any material tax claim or assessment, or surrender any right to claim a refund of taxes or obtain any tax ruling;

•

take any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the merger agreement not being satisfied or in a violation of any provision of the merger agreement;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

•	take any action that would prevent or impede the merger form qualifying as a “reorganization” under Section 368(a) of the Code; or

•	agree to take, make any commitment to take, or adopt any resolutions of the Revere board or similar governing body in support of, any of the foregoing.

Sandy Spring has agreed that, prior to the effective time, subject to specified exceptions, Sandy Spring shall use commercially reasonable efforts to preserve intact its and its subsidiaries business organization, goodwill, relationships with depositors, customers and employees, and maintain its rights and franchises in all material respects, and may not, and may not permit any of its subsidiaries to, without the prior written consent of Revere, take any of the following actions:

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knowingly take any action that would adversely affect or delay (i) the ability to obtain the necessary approvals of any governmental entity required for the consummation of the transactions contemplated by the merger agreement, or (ii) its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement;

•

take any action that is intended to or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the merger set forth in the merger agreement not being satisfied or in a violation of any provision of the merger agreement;

•	take action that would prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

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amend, repeal or modify any provision of its articles of incorporation or bylaws in a manner which would adversely affect any Revere stockholder or the transactions contemplated by the merger agreement; or

•	agree to take, make any commitment to take, or adopt any resolutions of the Sandy Spring board in support of, any of the foregoing.

Regulatory Matters

Sandy Spring and Revere have agreed to use their respective reasonable best efforts to prepare and file as soon as reasonably practicable after the date of the merger agreement (but in no event later than 75 days after the date of the merger agreement), all necessary applications, notices and filings, to obtain all permits, consents, approvals and authorizations of all governmental entities that are necessary or advisable, and all third parties that are required, to consummate the transactions contemplated by the merger agreement. Sandy Spring and Revere have also agreed to furnish each other with all information concerning the other party or its subsidiaries as may be reasonably necessary or advisable in connection with any application, notice or filing to any governmental entity in connection with the merger, and Sandy Spring and Revere have the right to review in advance, and to the extent practicable have agreed to consult with the other on, all information relating to Sandy Spring and Revere, as the case may be, and any of their respective subsidiaries, appearing in any written materials submitted to any governmental entity. Each party has also agreed to provide the other with copies of any applications and all related correspondence prior to filing, other than portions of such material filed under a claim of confidentiality and to keep each other apprised of the status of matters related to the transactions contemplated by the merger agreement.

Employee Benefit Matters

Following the effective time, Sandy Spring has agreed to cause the surviving corporation to maintain, for the benefit of all persons who were employees of Revere and its subsidiaries immediately prior to the effective time whose employment is not specifically terminated at or prior to the effective time (whom we refer to as “continuing employees”), employee benefit plans and compensation opportunities that are substantially comparable in the aggregate to the employee benefit and compensation opportunities that are generally made available to similarly situated employees of Sandy Spring or its subsidiaries, provided that (i) no continuing employee will be eligible to participate in any closed or frozen plan of Sandy Spring or its subsidiaries and (ii) Sandy Spring and its subsidiaries will not be obligated to maintain any current compensation and benefit plan, arrangement or policy of Sandy Spring or its subsidiaries.

Under the merger agreement, Revere has agreed to, effective immediately prior to the effective time (or such later date as requested by Sandy Spring or as may be required to comply with any applicable requirements contained in such plans), terminate Revere’s health and welfare plans and shall arrange for termination of all corresponding insurance policies, service agreements and related arrangements effective on the same date, provided that no coverage of any of the continuing employees may terminate under the Revere plans prior to the time such continuing employees become eligible to participate in the health plans, programs and benefits common to all employees of Sandy Spring and its subsidiaries. Any employee of Revere immediately prior to the effective time whose employment is specifically terminated at or prior to the effective time of the merger and their qualified beneficiaries will have the right to continued coverage under group health plans of Sandy Spring in accordance with the Consolidated Omnibus Budget Reconciliation Act.

Under the merger agreement, Sandy Spring has agreed to, effective as of the effective time, assume and honor in accordance with their terms all employment, severance, change in control and other compensation agreements and arrangements between Revere or any of its subsidiaries and any of their employees, which are not terminated in connection with the consummation of the merger, and all accrued and vested benefit obligations through the effective time which are between Revere or any of its subsidiaries and any of their current or former directors, officers, employees or consultants.

Effective as of the day immediately prior to and conditioned upon the occurrence of the closing, Revere will take all necessary and appropriate action to terminate its 401(k) plan. Upon termination of the 401(k) plan, all participants will be 100% vested in their account balances. Upon written request by Sandy Spring, Revere agrees to take all necessary steps to file or cause to be filed all necessary documents with the Internal Revenue Service for a determination letter for termination of Revere’s 401(k) plan. Revere also agrees (i) to provide or direct the fiduciaries of the 401(k) plan to provide (to the extent permitted by law), Sandy Spring and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the termination of Revere’s 401(k) plan at least five business days before such document is adopted, distributed or filed, and (ii) not to adopt, distribute or file any such document without Sandy’s Spring’s approval which may not be unreasonably withheld, conditioned or delayed.

The merger agreement also provides that the surviving corporation, with respect to the continuing employees, agrees to undertake the following:

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provide each such continuing employee who becomes covered under health plans, programs and benefits of Sandy Spring or any of its subsidiaries with credit for any co-payments and deductibles paid prior to the effective time under a health plan sponsored by Revere for the plan year in which coverage commences under Sandy Spring’s health plan;

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take and any all actions required to permit such continuing employees to roll over their account balances (excluding any loans) in Revere’s 401(k) plan immediately prior to the effective time into Sandy Spring’s 401(k) plan; and

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recognize all service of such continuing employees with Revere and its subsidiaries, for purposes of vesting and determination of eligibility to participate under Sandy Spring’s compensation and benefit plans, programs or policies (other than any plan that is frozen as to participation), except (i) to the extent duplication of benefits occurs with respect to the same period of service, (ii) to the extent prohibited under Sandy Spring’s compensation and benefit plans, programs or policies or (iii) for benefit accrual purposes under any of Sandy Spring’s compensation and benefit plans, programs or policies (other than Sandy Spring’s paid time off program).

With respect to each full time Revere employee (immediately prior to the effective time) who is involuntarily terminated by Sandy Spring (other than for cause as determined by Sandy Spring) within twelve months of the effective time of the merger upon signing an appropriate release in a form reasonably determined by Sandy Spring, Sandy Spring agrees to provide a severance payment equal to two weeks’ base pay (at the rate in effect on the termination date) for each full year of service at Revere, with fractional years of service rounded up or down to the nearest full year, with a minimum payment equal to four weeks’ base pay for Revere employees who have one full year or less of service as of their date of termination and a maximum equal to twenty-six weeks’ base pay, except that any such former employees of Revere who are covered by a separate severance, change in control or employment agreement or other arrangement providing for a payment triggered by the merger shall not receive any severance payment other than the one specified in such agreement.

Indemnification; Directors’ and Officer’s Insurance

Under the merger agreement, Sandy Spring has agreed to, following the effective time, indemnify and hold harmless all current and former directors, officers and employees of Revere and its subsidiaries against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time, whether asserted before or after the effective time, pertaining to (i) the fact that such person is or was a director, officer or employee of Revere, any of its subsidiaries or any of their respective predecessors or was prior to the effective time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity, or (ii) any matters arising in connection with the transactions contemplated by the merger agreement, to the fullest extent such persons would have been indemnified or have the right to advancement of expenses pursuant to Revere’s articles of incorporation and bylaws (as in effect on the date of the merger agreement) and as permitted by applicable law. Sandy Spring and Revere have also agreed to advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person receiving such advance expenses provides a signed written undertaking to repay such advances if the person is not entitled to mandatory indemnification and it is ultimately determined that such person is not entitled to indemnification.

The merger agreement requires the surviving corporation to maintain, for a period of six years after completion of the merger, Revere’s existing directors’ and officers’ liability insurance policy, or policies covering each person that was covered, as of the date of the merger agreement, by Revere’s existing directors’

and officers’ liability insurance policy with respect to claims against such persons arising from facts or events that occurred at or prior to the effective time. However, the surviving corporation is not required to spend annually more than 200% of the current annual premium paid as of the date of the merger agreement by Revere for such insurance (which we refer to as the “premium cap”), and if such premiums for such insurance would at any time exceed that amount, then the surviving corporation will maintain policies of insurance which provide as much comparable coverage as is available at an annual premium equal to the premium cap. In lieu of the foregoing, Sandy Spring may (i) request Revere to obtain an extended reporting period endorsement under Revere’s existing directors’ and officers’ liability insurance policy or (ii) substitute therefor “tail” policies the material terms of which (including coverage and amount), are no less favorable in any material respect to such persons than Revere’s existing insurance policies as of the date of the merger agreement and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the premium cap.

Revere Employee Stock Purchase Plan

Under the merger agreement, the Revere board must adopt resolutions, or take other actions as may be required, to (i) cause the exercise (as of no later than five business days prior to the date on which the effective time occurs) of any outstanding purchase right pursuant to Revere’s employee stock purchase plan, (ii) provide that no further purchase periods or purchase rights will be available under Revere’s employee stock purchase plan from and following ten 10 business days following the date of the merger agreement, or in accordance with any notice periods required under Revere’s employee stock purchase plan, as applicable, and (iii) terminate Revere’s employee stock purchase plan prior to the effective time of the merger.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus and the registration statement that it is a part of, obtaining required consents, the listing of the shares of the Sandy Spring common stock to be issued in the merger, access to information of the other company and notification of certain matters including certain threatened claims or litigation, defaults under material contracts or events or other occurrences reasonably likely to result in a material adverse effect, exemption from anti-takeover laws, Sandy Spring’s assumption of certain Revere debt obligations and public announcements with respect to the transactions contemplated by the merger agreement.

Stockholders’ Meetings and Recommendations of the Revere Board and Sandy Spring Board

Each of Sandy Spring and Revere has agreed to hold a meeting of its stockholders for the purpose of voting upon approval and adoption of the merger agreement, in the case of Revere stockholders, and upon the Sandy Spring share issuance, in the case of Sandy Spring stockholders, in each case, as soon as reasonably practicable after the registration statement (of which this joint proxy statement/prospectus is a part) is declared effective. Revere has agreed to use its reasonable best efforts to obtain from its stockholders the vote required to approve the merger agreement, including by communicating to its stockholders its recommendation (and including such recommendation in this joint proxy statement/prospectus) that they approve the merger agreement and the transactions contemplated thereby and Sandy Spring has made similar covenants with respect to the Sandy Spring share issuance.

The Sandy Spring board (nor any committee thereof) may not withdraw, modify or change its recommendation that the Sandy Spring stockholders approve the Sandy Spring share issuance proposal. In addition, the Revere board (nor any committee thereof) may generally not (i) withdraw, modify or change its recommendation that the Revere stockholders approve the Revere merger proposal or (ii) cause or permit Revere or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any third party acquisition proposal (other than a confidentiality agreement permitted under the terms of the merger agreement). However, subject to Sandy Spring’s termination rights under the merger agreement, the Revere board may withdraw, modify or qualify its recommendation that Revere stockholders approve the Revere merger proposal if, prior to the date of the Revere special meeting, Revere (i) has received a third party acquisition proposal that it determines is a superior proposal to the merger, (ii) has provided Sandy Spring three business days’ prior notice of its determination that it has received a superior proposal and disclosed the identity of the potential acquirer and the material terms of said proposal and (iii) determined in good faith, based on the advice of its outside legal counsel and its financial advisor, that failure to take such actions would violate its fiduciary duties under applicable law, taking into account any changes to the terms of the merger and merger agreement that Sandy Spring chooses to propose.

Under the merger agreement, a “superior proposal” is defined as any bona fide written offer or proposal made by a third party to consummate an acquisition proposal that the Revere board determines in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors) (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Revere common stock or all, or substantially all, of the assets of Revere; (ii) would result in a transaction that (x) involves consideration to the holders of the shares of Revere common stock that is more favorable, from a financial point of view, than the consideration to be paid to the stockholders of Revere pursuant to the merger agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond, or in addition to, those specifically contemplated by the merger agreement, and which proposal is not conditioned upon obtaining financing and (y) is, in light of the other terms of such proposal, more favorable to the stockholders of Revere than the merger and the transactions contemplated by the merger agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case, taking into account all legal, financial, regulatory and other aspects of the acquisition proposal.

Under the terms of the merger agreement, each of Sandy Spring and Revere has agreed to adjourn or postpone the Sandy Spring stockholder meeting or the Revere stockholder meeting, as the case may be, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Sandy Spring common stock or Revere common stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Revere or Sandy Spring, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the requisite Revere stockholder approval or the requisite Sandy Spring stockholder approval.

Agreement Not to Solicit Other Offers

From the date of the merger agreement until the closing of the merger (or earlier termination of the merger agreement), Revere has agreed that it will not, and will not authorize or permit any of its subsidiaries or any of its or its subsidiaries’ officers, directors, or employees or any investment banker, financial advisor, attorney, accountant or other representative (which we refer to as its “representatives”) to, directly or indirectly, (i) solicit, initiate, encourage or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to a third party acquisition proposal, (ii) furnish any information or data regarding Revere or any of its subsidiaries to any person in connection with or in response to a third party acquisition proposal or an inquiry or indication of interest that would reasonably be expected to lead to a third party acquisition proposal, or (iii) continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than Sandy Spring, Sandy Spring Bank or a representative of either) regarding a third party acquisition proposal. However, if Revere receives an unsolicited bona fide written acquisition proposal prior to the date of the Revere special meeting and such acquisition proposal did not result from a breach of Revere’s non-solicitation obligations under the merger agreement, Revere may, and may permit its subsidiaries and its and its subsidiaries’ representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions to the extent that the Revere board concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that (i) such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and (ii) failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law, except that, prior to providing any such nonpublic information or data, Revere must have provided such information or data to Sandy Spring and have entered into a confidentiality agreement with such third party on terms no more favorable to such third party than the confidentiality provisions in a letter agreement, dated August 15, 2019, between Sandy Spring and Revere, which confidentiality agreement does not provide such third party with any exclusive right to negotiate with Revere.

Revere has also agreed to promptly (and in any event within 24 hours) advise Sandy Spring of receipt of any acquisition proposal or any inquiry with respect to or which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including, in each case, the identity of the person making such inquiry or acquisition proposal and the material terms and conditions thereof), to provide to Sandy Spring copies of any written materials received by Revere or any of its subsidiaries in connection therewith and to keep Sandy Spring apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or acquisition proposal. Unless the merger agreement has been terminated in accordance with its terms, Revere is prohibited from entering into, and must cause its subsidiaries and cause its and their officers, directors, agents, advisors and representatives not to enter into on its behalf, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any acquisition proposal.

Conditions to Completing the Merger

Sandy Spring’s and Revere’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following customary closing conditions:

•	the approval of the merger agreement by the Revere stockholders and the approval of the Sandy Spring share issuance by the Sandy Spring stockholders;

•	the authorization for listing on the Nasdaq Global Select Market, subject to official notice of issuance, of the Sandy Spring common stock to be issued pursuant to the merger agreement;

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the receipt of requisite regulatory approvals, consents or waivers, including from the Federal Reserve Board and the Maryland Office of the Commission of Financial Regulation, and the expiration or termination of all statutory waiting periods in respect thereof, without the imposition of any materially burdensome regulatory condition or requirement;

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the absence of any order, injunction, or decree of any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the consummation of the merger or any of the other transactions contemplated by the merger agreement, and the absence of any statute, rule, or regulation enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger;

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the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, with respect to the Sandy Spring common stock to be issued upon the consummation of the merger, and the absence of any stop order (or proceedings for that purpose initiated or threatened and not withdrawn) suspending the effectiveness of such registration statement, and the receipt by Sandy Spring of all required approvals by state securities or “blue sky” authorities;

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the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

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the performance in all material respects by the other party of all obligations required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect);

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receipt by such party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion (which must be consistent with the state of facts existing as of the effective time), the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code; and

•	with respect only to Sandy Spring’s obligation to complete the merger, the absence of the occurrence of any material adverse effect with respect to Revere since the date of the merger agreement.

Neither Revere nor Sandy Spring can be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.

Termination of the Merger Agreement

The merger agreement can be terminated, and the merger abandoned, at any time prior to completion of the merger, by action taken or authorized by the board of directors of the terminating party, either before or after obtaining the requisite stockholder approval (whether with respect to the approval of the merger agreement or the issuance of shares of Sandy Spring common stock in connection therewith, as the case may be) in the following circumstances:

•	by mutual written consent, if Sandy Spring and Revere so determine;

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by either Sandy Spring or Revere, if (i) Revere failed to obtain the affirmative vote of the holders of two-thirds of the outstanding shares of Revere common stock at its duly convened stockholder meeting or at any adjournment thereof at which a vote on the adoption of the merger agreement was taken or (ii) Sandy Spring failed to obtain the affirmative vote of a majority of the votes cast by the holders of the shares of Sandy Spring common stock at the Sandy Spring stockholder meeting to approve the Sandy Spring share issuance at its duly convened stockholder meeting or at any adjournment thereof at which a vote on the Sandy Spring share issuance was taken;

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by either Sandy Spring or Revere, if (i) any governmental entity denies any requisite regulatory approval in connection with the merger and such denial has become final and non-appealable, or (ii) any governmental entity of competent jurisdiction has issued a final and non-appealable order prohibiting or making illegal the consummation of the transactions contemplated by the merger agreement;

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by either Sandy Spring or Revere, if the merger has not been consummated on or before September 23, 2020, the one year anniversary of the merger agreement (which we refer to as the “termination date”), unless the failure of the merger to be consummated by such date is due to the failure of the terminating party to perform or observe its obligations under the merger agreement;

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by either Sandy Spring or Revere (except that the terminating party cannot then be in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), if the other party breaches any of its obligations or any of its representations and warranties set forth in the merger agreement (or any such representation or warranty ceases to be true) which either individually or in the aggregate would constitute, if occurring or continuing on the closing date, the failure of a closing condition of the terminating party and such breach is not cured within 30 days following written notice to the party committing such breach, or such breach cannot be cured during such period; or

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by Sandy Spring, prior to the time that the Revere merger proposal is approved, if the Revere board (i) fails to recommend in this joint proxy statement/prospectus that the Revere stockholders approve the merger agreement, or takes certain adverse actions with respect to such recommendation, (ii) fails to recommend against acceptance of a tender offer or exchange offer for outstanding Revere common stock that has been publicly disclosed (other than by Sandy Spring or an affiliate of Sandy Spring) within 10 business days after the commencement of such tender or exchange offer, (iii) recommends or endorses an alternative acquisition proposal, or (iv) breaches certain obligations, including with respect to alternative acquisition proposals or calling a meeting of its stockholders and recommending that they approve the merger agreement, in any material respect.

Additionally, Revere may terminate the merger agreement if, within the five-day period commencing with the tenth day prior to the closing of the merger (which we refer to as the “determination date”), both of the following conditions have been satisfied:

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the average of the daily closing sale prices of a share of Sandy Spring common stock as reported on the Nasdaq Global Select Market for the 20 consecutive trading days immediately preceding the determination date is less than $26.26 (80% of the closing sale price of Sandy Spring common stock on the last trading date before the date of the first public announcement of the merger agreement); and

•	Sandy Spring common stock underperforms the Nasdaq Bank Index by more than 15% during the same period.

However, if Revere chooses to exercise this termination right, Sandy Spring has the option, within five days of receipt of notice from Revere, to adjust the merger consideration and prevent termination under this provision. If within such five-day period, Sandy Spring delivers written notice to Revere that it intends to adjust the exchange ratio, and notifies Revere of the revised exchange ratio, then no termination by Revere will have occurred, and the merger agreement will remain in full force and effect in accordance with its terms (except as the exchange ratio shall have been so modified, and any references in the merger agreement to the merger consideration shall thereafter include the modified exchange ratio described above).

Effect of Termination of Merger Agreement

If the merger agreement is terminated, it will become void and have no effect, and there will be no liability on the part of any party thereto or their respective officers and directors, except that (i) each of Sandy Spring and Revere will remain liable for any liabilities or damages arising out of its fraud or willful breach of any provision of the merger agreement and (ii) designated provisions of the merger agreement will survive the termination, including those relating to payment of termination fees and expenses and the confidential treatment of information.

Termination Fee

In the event that the merger agreement is terminated by Sandy Spring prior to the approval by Revere stockholders of the merger agreement based on the Revere board having (i) failed to recommend in this joint proxy statement/prospectus that the Revere stockholders approve the merger agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to Sandy Spring, or resolved to do so, or failed to reaffirm such recommendation within two business days after Sandy Spring has requested in writing that such action be taken, or failed to recommend against acceptance of a tender offer or exchange offer for outstanding Revere common stock that has been publicly disclosed (other than by Sandy Spring or an affiliate of Sandy Spring) within 10 business days after the commencement of such tender or exchange offer, or (ii) recommended or endorsed an acquisition proposal or (iii) breached certain obligations, including with respect to the non-solicitation of acquisition proposals or calling a meeting of its stockholders and recommending that the Revere stockholders approve the merger agreement, in any material respect, then in either case (i), (ii) or (iii), Revere will pay Sandy Spring, by wire transfer of same day funds, a $17.5 million termination fee.

In the event that, after the date of the merger agreement and prior to the termination of the merger agreement, (i) a bona fide acquisition proposal (which would, to the extent applicable, result in a third party beneficially owning 50% or more of any class of equity securities or the consolidated assets of Revere whether through a series of transactions or otherwise) has been made known to senior management or the Revere board or has been made directly to its stockholders generally or any person has publicly announced (and not withdrawn) an acquisition proposal (which would, to the extent applicable, result in a third party beneficially owning 50% or more of any class of equity securities or the consolidated assets of Revere whether through a series of transactions or otherwise) with respect to Revere, and (ii) thereafter, either (x) the merger agreement is terminated by either Sandy Spring or Revere because the merger has not been completed prior to the termination date or because the requisite Revere stockholder vote approving the merger agreement has not been obtained or (y) the merger agreement is terminated by Sandy Spring based on a breach of the merger agreement by Revere that would constitute the failure of a closing condition and that has not been cured during the permitted time period or by its nature cannot be cured during such period and (iii) within 12 months after the date of such termination, Revere enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (which would, to the extent applicable, result in a third party beneficially owning 50% or more of any class of equity securities or the consolidated assets of Revere whether through a series of transactions or otherwise) whether or not the same acquisition proposal as that referred to above, then Revere will, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Sandy Spring, by wire transfer of same day funds, a $17.5 million termination fee.

Expenses and Fees

All costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that the costs and expenses of printing and mailing this joint proxy statement/prospectus shall be borne proportionately by Sandy Spring and Revere based on the number of stockholders of such party and all filing and other fees paid to the SEC in connection with the merger will be borne equally by Sandy Spring and Revere.

Amendment, Waiver and Extension of the Merger Agreement

Prior to the effective time and subject to compliance with applicable law, any provision of the merger agreement may be: (i) waived in writing by the party benefited by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties to the merger agreement expressly stating such intent to amend or modify the merger agreement except that, after approval of the merger agreement by the Revere stockholders or the approval of the issuance of shares of Sandy Spring common stock in connection with the merger by the Sandy Spring stockholders, there may not be, without further approval of such stockholders, any amendment or modification of the merger agreement that would reduce the amount or alter or change the kind of consideration to be received by holders of Revere common stock or that would contravene any provision of applicable law.

At any time prior to the completion of the merger, the parties may, to the extent legally permitted, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement, except that after approval of the merger agreement by the Revere stockholders or the approval of the issuance of shares of Sandy Spring common stock in connection with the merger by the Sandy Spring stockholders, there may not be, without further approval of such stockholders, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law.

Revere Voting Agreements

Simultaneously with the execution of the merger agreement, Sandy Spring entered into separate voting agreements with each of the directors of Revere, solely in his or her capacity as a stockholder of Revere, pursuant to which each such stockholder agreed among other things, to vote all shares of Revere common stock over which he or she exercises sole disposition and voting rights in favor of the Revere merger proposal and certain related matters, and against alternative transactions. Each director also agreed to certain other restrictions with respect to the voting and transfer of such shares of Revere common stock. As of the Revere record date, the Revere directors that are party to these voting agreements exercised sole disposition and voting rights with respect 1,153,089 shares of Revere common stock, representing 9.49% of the outstanding shares of Revere common stock. The foregoing description of the Revere voting agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Revere voting agreements, a form of which is attached hereto as Annex C and is incorporated herein by reference.

Sandy Spring Voting Agreements

Additionally, simultaneous with the execution of the merger agreement, Revere entered into separate voting agreements with each of the directors, solely in his or her capacity as a stockholder of Sandy Spring pursuant to which each such stockholder agreed, among other things, to vote all shares of Sandy Spring common stock over which he or she exercises sole disposition and voting rights in favor of the Sandy Spring share issuance. As of the Sandy Spring record date, the Sandy Spring directors that are party to these voting agreements exercised sole disposition and voting rights with respect to 237,435 shares of Sandy Spring common stock, representing 0.7% of the outstanding shares of Sandy Spring common stock. The foregoing description of the Sandy Spring voting agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Sandy Spring voting agreements, a form of which is attached hereto as Annex B and is incorporated herein by reference.

ACCOUNTING TREATMENT

The merger will be accounted for using the acquisition method of accounting, in accordance with the provisions of FASB ASC Topic 805-10, Business Combinations. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Revere as of the effective date of the merger will be recorded at their respective fair values and added to those of Sandy Spring. If the purchase price exceeds the difference between the fair value of assets acquired and the fair value of the liabilities assumed, then such excess will be recorded as goodwill. Financial statements of Sandy Spring issued after the completion of the merger will reflect these fair values and will not be restated retroactively to reflect the historical financial position or results of operations of Revere before the merger.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary of the U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of Revere common stock and is based upon the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions in effect as of the date of this joint proxy statement/prospectus, all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction or under any U.S. federal laws other than those pertaining to the income tax. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

For purposes of this summary, a “U.S. holder” is a beneficial owner of Revere common stock that for U.S. federal income tax purposes is: (i) a citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof; (iii) a trust (a) if the administration thereof is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of such trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or (iv) an estate that is subject to U.S. federal income tax on its income regardless of the source.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds Revere common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Revere common stock, you should consult your tax advisor.

The following summary addresses only those U.S. holders that hold their Revere common stock as a capital asset within the meaning of Section 1221 of the Code. It does not address all the tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, including, without limitation: financial institutions; tax-exempt organizations; S corporations, partnerships or other pass-through entities (or an investor in an S corporation, partnership or other pass-through entity); insurance companies; mutual funds; dealers in stocks or securities, or foreign currencies; non-U.S. holders; a trader in securities who elects the mark-to-market method of accounting for the securities; persons that hold shares as a hedge against currency risk, a straddle or a constructive sale or conversion transaction; holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan; and holders of Revere stock options, stock warrants or debt instruments. In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution surtax pursuant to the Health Care and Education Reconciliation Act of 2010.

The Merger

In the opinion of Kilpatrick Townsend and Windels Marx, the merger will be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, with the tax consequences described below. The opinions will be given in reliance on facts and representations contained in representation letters from each of Sandy Spring and Revere, in each case in form and substance reasonably satisfactory to such counsel, and on customary factual assumptions. Neither of these opinions of counsel is binding on the Internal Revenue Service or the courts and no ruling has been, or will be, sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Accordingly, each Revere stockholder should consult its own tax advisor with respect to the particular tax consequences of the merger to such holder.

It is a condition to the obligation of Sandy Spring and Revere to complete the merger that each of them receive a written opinion from its respective counsel, dated the closing date of the merger, to the effect that the merger will be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

Consequences to Sandy Spring and Revere

Each of Sandy Spring, Sandy Spring Bank and Revere will be a “party to a reorganization” (within the meaning of Section 368(b) of the Code) with respect to the merger, and neither Sandy Spring nor Revere will recognize any gain or loss as a result of the merger.

Consequences to Stockholders

U.S. holders of Revere common stock that exchange all of their shares solely for Sandy Spring common stock will not recognize income, gain or loss for U.S. federal income tax purposes, except, as discussed below, with respect to cash received in lieu of fractional shares of Sandy Spring common stock.

U.S. holders of Revere common stock that receive cash in lieu of fractional shares of Sandy Spring common stock in the merger generally will be treated as if the fractional shares of Sandy Spring common stock had been distributed to them as part of the merger, and then redeemed by Sandy Spring in exchange for the cash actually distributed in lieu of the fractional shares, with the redemption generally qualifying as an “exchange” under Section 302 of the Code. Consequently, those holders generally will recognize capital gain or loss with respect to the cash payments they receive in lieu of fractional shares measured by the difference between the amount of cash received and the tax basis allocated to the fractional shares, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period of such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Each U.S. holder’s aggregate tax basis in Sandy Spring common stock received in the merger will be equal to the U.S. holder’s aggregate adjusted tax basis in the Revere common stock exchanged in the merger, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received (described above). The holding period of Sandy Spring common stock received by a U.S. holder in the merger will include the holding period of the Revere common stock exchanged in the merger if the Revere common stock exchanged is held as a capital asset at the time of the merger. If a U.S. holder acquired different blocks of the Revere common stock at different times or at different prices, the Sandy Spring common stock such holder receives will be allocated pro rata to each block of the Revere common stock, and the basis and holding period of each block of Sandy Spring common stock such holder receives will be determined on a block-for-block basis depending on the basis and holding period of the blocks of the Revere common stock exchanged for such block of Sandy Spring common stock.

Backup Withholding and Reporting Requirements

U.S. holders of Revere common stock, other than certain exempt recipients, may be subject to backup withholding at a rate of 24% with respect to any cash payment received in the merger in lieu of fractional shares. However, backup withholding will not apply to any U.S. holder that either (a) furnishes to Sandy Spring a correct taxpayer identification number and certifies that it is not subject to backup withholding and Sandy Spring and its exchange agent have not received notice to the contrary or (b) otherwise proves to Sandy Spring and its exchange agent that the U.S. holder is exempt from backup withholding.

In addition, U.S. holders of Revere common stock are required to retain permanent records and make such records available to any authorized Internal Revenue Service officers and employees. The records should include the number of shares of Revere stock exchanged, the number of shares of Sandy Spring stock received, the fair market value and tax basis of Revere shares exchanged and the U.S. holder’s tax basis in the Sandy Spring common stock received.

If a U.S. holder of Revere common stock that exchanges such stock for Sandy Spring common stock is a “significant holder” with respect to Revere, the U.S. holder is required to include a statement with respect to the exchange on or with the federal income tax return of the U.S. holder for the year of the exchange. A U.S. holder of Revere common stock will be treated as a significant holder in Revere if the U.S. holder’s ownership interest in Revere is 5% or more of Revere’s issued and outstanding common stock or if the U.S. holder’s basis in the shares of Revere stock exchanged is $1,000,000 or more. The statement must be prepared in accordance with Treasury Regulation Section 1.368-3 and must include the names and employer identification numbers of Revere and Sandy Spring, the date of the merger, and the fair market value and tax basis of Revere shares exchanged (determined immediately before the merger).

This discussion of U.S. federal income tax consequences is for general information purposes only and is not intended to be, and should not be construed as, tax advice. Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult your tax advisors with respect to the application of U.S. federal income tax laws to your particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

INFORMATION ABOUT SANDY SPRING

Sandy Spring is the holding company for Sandy Spring Bank. Sandy Spring Bank is a Maryland state-chartered trust company with commercial banking powers that offers a broad range of commercial banking, retail banking, mortgage and trust services throughout central Maryland, Northern Virginia, and the greater Washington, D.C. market. Through its subsidiaries, Sandy Spring Insurance Corporation and West Financial Services, Inc., Sandy Spring Bank also offers a comprehensive menu of insurance and wealth management services. With $8.4 billion in assets at September 30, 2019, Sandy Spring operates more than 50 community offices and six financial centers across central Maryland, Northern Virginia, and the greater Washington, D.C. region.

Sandy Spring common stock is traded on the Nasdaq Global Select Market under the symbol “SASR.”

Sandy Spring’s principal executive office is located at 17801 Georgia Avenue, Olney, Maryland 20832 and its telephone number at that location is (800) 399-5919. Additional information about Sandy Spring and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 176.

INFORMATION ABOUT REVERE

Overview

Revere is a Maryland state-chartered commercial bank that began operations on November 20, 2007. Revere provides a traditional set of lending, deposit and other financial products with an emphasis on commercial real estate, and commercial and industrial loans to community based businesses and individuals. It is headquartered in Rockville, Montgomery County, Maryland, and its existing and targeted markets are primarily located in the Washington-to-Baltimore corridor. As of September 30, 2019, Revere operated eleven full-service branches, reaching significant portions of Anne Arundel, Baltimore, Frederick, Howard, Montgomery, and Prince George’s Counties, in Maryland. As of September 30, 2019, it had total assets of $2.84 billion, total loans of $2.37 billion, total deposits of $2.34 billion and total stockholders’ equity of $295.2 million.

Revere’s common stock is quoted on the OTC Marketplace under the symbol “REVB.”

Revere’s principal executive office is located at 2101 Gaither Road, Suite 600, Rockville, Maryland 20850 and its telephone number at that location is (240) 264-5440. Revere does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC.

Products and Services

To attract the business of individuals, businesses and professionals, Revere offers a broad range of deposit and loan products and banking services. Products and services provided include business and personal checking accounts, retirement accounts, money market accounts, time and savings accounts at competitive interest rates, wire transfers, access to automated teller services, and personal computerized internet banking. In addition, Revere offers safe deposit boxes, drive-through banking and extended service hours.

Revere offers commercial business and personal loans on a secured and unsecured basis, revolving lines of credit, commercial mortgage loans, residential mortgage loans, multi-family residential mortgages, bridge loans and other personal and business purpose loans. Revere’s lending policies generally provide for lending inside Revere’s trade area as well as the larger Washington, D.C. to Baltimore, Maryland corridor. In an effort to promote strong asset quality, Revere focuses primarily upon offering secured loans. However, Revere is willing to make short-term unsecured loans to borrowers with high net worth and income profiles. Revere typically limits its loans to one borrower to a level well below its legal limits. Management of Revere believes that having senior management on-site allows for an enhanced local presence and rapid decision-making that will attract borrowers.

Revere’s business model includes using industry best practices for community banks, including personalized service and state-of-the-art technology. Revere believes that this generates deposit accounts with somewhat larger average balances than are found at many other financial institutions. Revere also uses pricing techniques to attract banking relationships having larger than average balances.

Competition

The banking business is highly competitive. Revere faces substantial immediate competition and potential future competition both in attracting deposits and in originating loans. Revere competes with numerous commercial banks, savings banks and savings and loan associations, many of which have assets, capital and lending limits larger than those of Revere. Other competitors include money market mutual funds, mortgage bankers, insurance companies, stock brokerage firms, regulated small loan companies, credit unions and issuers of commercial paper and other securities.

Revere’s larger competitors have greater financial resources to finance wide-ranging advertising campaigns. Revere does not currently utilize an extensive media advertising program. Instead, marketing efforts depend heavily upon employee calling programs and referrals from directors, shareholders and customers.

Additionally, Revere competes for business by providing high quality, personal service, access to decision-makers, flexibility and competitive rates. As a small, independent, community-based bank, Revere seeks to hire and retain quality employees who desire greater responsibility than may be available working for a larger employer.

In the financial services industry in recent years, intense market demands, technological and regulatory changes and economic pressures have eroded industry classifications. As a result of increased competition, existing banks have been forced to diversify their services, pay competitive rates on deposits and become more cost effective. Corresponding changes in the regulatory framework have resulted in increasing homogeneity in the financial services offered by financial institutions. Some of the results of those market dynamics in the financial services industry include a decrease in the number of new bank and non-bank competitors and increased customer awareness of product and service differences among competitors.

Supervision and Regulation

As a Maryland chartered commercial bank, Revere is subject to the regulation, supervision, and control of the Maryland Office of the Commissioner of Financial Regulation. As an FDIC insured institution, Revere is subject to regulation, supervision and control of the FDIC. The regulations of the FDIC and the Maryland Office of the Commissioner of Financial Regulation affect virtually all of Revere’s activities, including the minimum level of capital the bank must maintain, its ability to pay dividends, its ability to expand through new branches or acquisitions and various other matters.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF REVERE

You should read the following discussion and analysis of Revere’s financial condition and results of operations in conjunction with Revere’s consolidated financial statements and notes thereto included elsewhere in this joint proxy statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this joint proxy statement/prospectus, including information with respect to Revere’s plans and strategy for Revere’s business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, Revere’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

The purpose of this discussion and analysis is to provide the reader with information pertinent to understanding and assessing Revere’s results of operations and financial condition for each of the past three years ended December 31, 2018, 2017, and 2016, and for the nine months ended September 30, 2019 and 2018.

Overview

Revere is a Maryland state-chartered commercial bank that began operations on November 20, 2007. Revere is headquartered in Rockville, Montgomery County, Maryland, with total assets of $2.84 billion, total loans of $2.37 billion, total deposits of $2.34 billion and total stockholders’ equity of $295.2 million as of September 30, 2019. Revere provides a traditional set of lending, deposit and other financial products with an emphasis on commercial real estate, and commercial and industrial loans to community based businesses and individuals. Revere’s existing and targeted markets are primarily located in the Washington-to-Baltimore corridor. As of September 30, 2019, Revere operated eleven full-service branches, reaching significant portions of Anne Arundel, Baltimore, Frederick, Howard, Montgomery, and Prince George’s Counties, in Maryland.

Revere’s loan portfolio has grown both through organic growth and through acquisitions, in Revere’s existing markets and by expanding into contiguous markets. Revere sees opportunities for continued growth in both the Washington, D.C. and northern Virginia markets. Revere believes these markets have customers that are underserved by the larger national and regional banks and who desire the personalized service Revere can provide. Revere believes that the key differentiating factors between Revere and its competitors is Revere’s philosophy of relationship banking and in-market expertise.

Critical Accounting Policies and Estimates

Revere’s consolidated financial statements have been prepared in accordance with GAAP. In the preparation of Revere’s consolidated financial statements Revere is required to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses as well as the disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Revere’s significant accounting policies are fundamental to understanding management’s discussion and analysis of financial condition and results of operations. Revere’s significant accounting policies are more fully described in Note 1 to the consolidated financial statements included elsewhere in this joint proxy statement/prospectus.

Revere defines critical accounting policies as those accounting principles generally accepted in the U.S. that require Revere to make subjective estimates and judgments about matters that are uncertain and are likely to have a material impact on Revere’s financial condition and results of operations as well as the specific manner in which Revere applies those principles. Revere believes critical accounting policies governing the determination of the allowance for loan losses, assessment of other than temporary impairment of securities, purchased credit impaired loans, goodwill and other intangible assets, and the determination of income taxes are critical accounting policies. Revere’s management has reviewed and approved these critical accounting policies and has discussed these policies with Revere’s audit committee. Explanations of Revere’s critical accounting policies used in the preparation of Revere’s financial statements that require significant estimates and judgments are as follows:

Allowance for Loan Losses

The allowance for loan losses represents Revere’s best estimate of probable credit losses inherent in the loan portfolio. The adequacy of the allowance for loan losses is evaluated quarterly. The allowance for loan losses has been determined in accordance with GAAP, under which Revere is required to maintain an adequate allowance for loan losses. The allowance for loan losses is based upon management’s assessment of several factors including an assessment of probable losses included in the portfolio, giving consideration to the size and composition of the loan portfolio, actual loan loss experience, the level of delinquencies, detailed analysis of specific loans for which full collectability may not be assured, the existence and estimated net realizable value of any underlying collateral and guarantees securing the loans, and current economic and market conditions. Although management uses the best information available, the level of the allowance for loan losses remains an estimate which is subject to significant judgment and short-term change. Various regulatory agencies, as an integral part of their examination process, periodically reviews Revere’s allowance for loan losses. Such agencies may require Revere to make additional provisions for loan losses based upon information available to them at the time of their examination. Furthermore, the majority of Revere’s loans are secured by commercial and residential real estate in Maryland. Accordingly, the collectability of a substantial portion of the carrying value of Revere’s loan portfolio is susceptible to changes in local market conditions and may be adversely affected by declines in real estate values. Future adjustments to the allowance for loan losses may be necessary due to economic, operating, regulatory and other conditions beyond Revere’s control. Revere believes that the recorded allowance for loan losses is adequate to cover probable loan losses which are specifically identifiable, as well as losses inherent in the portfolio which are probable but not specifically identifiable.

Assessment of Other than Temporary Impairment

Certain of Revere’s assets are carried in Revere’s Consolidated Balance Sheets at fair value or at the lower of cost or fair value. Valuation allowances are established when necessary to recognize impairment of such assets. Revere periodically performs analysis to test for impairment of various assets. In addition to the impairment analysis related to loans and other real estate owned (“OREO”), another significant analysis relates to other than temporary declines in the value of Revere’s securities. Revere conducts a quarterly review and evaluation of the investment securities portfolio, restricted stocks and other investments to determine if the value of any security has declined below Revere’s carrying value and whether such decline is other than temporary. If such decline is deemed other than temporary, Revere adjusts the carrying value of the security by writing down the security to fair value through a charge to current period earnings. As of September 30, 2019, Revere has determined that all unrealized losses are temporary, with the exception of write downs associated with Revere’s holdings in Maryland Financial Bank.

Purchased Credit Impaired Loans

The fair value of loans with evidence of credit deterioration and purchased credit impaired (“PCI”) loans are initially recorded at fair value, but thereafter accounted for differently than purchased, non-credit impaired loans. For PCI loans, the excess of all cash flows estimated to be collectible at the date of acquisition over the purchase price of the PCI loan is recognized as interest income, using a level-yield basis over the life of the loan. This amount is referred to as accretable yield. The PCI loan’s contractually-required payments receivable estimated to be in excess of the amount of its future cash flows expected at the date of acquisition is referred to as the non-accretable difference, and is not reflected as a yield adjustment, but rather a reduction to the recorded balance.

Subsequent to the acquisition date, management continues to monitor cash flows on a quarterly basis to determine the performance of PCI loans in comparison to management’s initial performance expectations.

Subsequent decreases to the expected cash flows will generally result in an allowance for loan losses. Subsequent significant increases in cash flows result in a reversal of the allowance for loan losses to the extent of prior provisions or a reclassification of amount from non-accretable difference to accretable yield, with a positive impact on the accretion of interest income in future periods.

Goodwill and Other Intangible Assets

Revere accounts for goodwill and intangible assets in accordance with FASB ASC Topic 350, “Intangibles—Goodwill and Other.” Goodwill is the excess of the purchase price over the fair value of the net assets acquired in connection with the 2016 acquisitions of BlueRidge Bank and Monument Bank. Revere has one reporting unit and tests goodwill related to that reporting unit for impairment on an annual basis. In making this assessment Revere considers a number of factors including operating results, business plans, economic projections, anticipated future cash flow, current market data, stock price, etc. There are inherent uncertainties related to these factors and management’s judgment in applying them to the analysis of goodwill impairment. Changes in economic and operating conditions could result in goodwill impairment in future periods. If certain events occur, which indicate goodwill might be impaired between annual tests, goodwill must be tested when such events occur.

Revere elected to early adopt ASU 2017-04, “Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” when completing the annual test for goodwill impairment during 2018. Revere tested goodwill for impairment by evaluating qualitative factors such as changes in leadership, economic conditions, branch operations, and composition of assets. In completing this analysis Revere determined that it is not more-likely-than-not that the fair value of Revere’s goodwill is less than its carrying amount and therefore did not complete a quantitative impairment test. Revere determined that goodwill was not impaired during 2019 as of the annual test date of September 30, 2019.

Core deposit intangible (“CDI”) assets represent the estimated value of long-term deposit relationships acquired through acquisitions. Revere has two CDI assets which are being amortized straight lined over 7.0 years for the BlueRidge Bank CDI asset and 7.6 years for the Monument Bank CDI asset. The estimated useful lives are periodically reviewed for reasonableness. The CDI assets are monitored for triggering events that may indicate impairment. There were no triggering events during 2019, therefore Revere determined that the CDI assets were not impaired.

Income Taxes

The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. Revere determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and changes in tax rates and laws are recognized in the period in which they are enacted.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. GAAP requires a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some or all of the deferred tax assets will not be realized. The full realization of deferred tax assets depends predominately upon the recognition of ordinary income during the carry-forward period. Management has concluded that no valuation allowance was necessary for deferred tax assets as of September 30, 2019, or as of December 31, 2018 or 2017.

Revere accounts for income taxes in accordance with FASB ASC Topic 740, “Income Taxes,” which sets out a consistent framework to determine the appropriate level of tax reserves needed for uncertain tax provisions.

Revere accounts for uncertain tax positions if it is more-likely-than-not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more-likely-than-not is interpreted to mean a likelihood of more than 50%; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. There were no uncertain tax positions as of September 30, 2019, or as of December 31, 2018 or 2017.

Results of Operations

Net income for the nine months ended September 30, 2019 and 2018 was $23.66 million and $20.42 million, respectively, or $1.93 per diluted share and $1.94 per diluted share, respectively. The increase of $3.25 million in net income was primarily due to an increase in net interest income due to higher loan growth partially offset by an increase in the cost of deposits and an increase in salaries and benefits expense. Diluted earnings per share for the nine months ended September 30, 2019, decreased $0.01 per diluted share compared to the same period last year, driven by the capital raise in September 2018, which resulted in the issuance of 1.6 million shares of Revere common stock.

Net income for the years ended December 31, 2018 and 2017, was $27.63 million and $16.27 million, respectively, an increase of 69.8%. Revere’s diluted earnings per share for 2018 were $2.52, an increase of $0.93, over diluted earnings per share of $1.59 for 2017, as a result of increased pre-tax net income and a decrease in tax expense. Diluted earnings per share was also impacted by the incremental shares from the capital raise in September 2018. The increase in net income for the year ended December 31, 2018, compared to 2017, was driven by stronger pre-tax earnings and a lower tax rate in 2018 and the negative impact of the $2.41 million one-time deferred tax charge related to the Tax Cuts and Jobs Act (“Tax Act”) taken during the fourth quarter of 2017. As a result of the Tax Act, which among other things reduced the corporate federal statutory tax rate to 21.0%, Revere recognized additional tax expense of $2.41 million as a result of the re-measurement of Revere’s deferred tax assets and tax liabilities. Before the Tax Act, Revere’s federal tax rate changed from 34% to 35% which resulted in a tax expense benefit of $192 thousand in 2017. In addition, in 2017, Revere incurred $584 thousand in pre-tax merger related expenses. Excluding the impact of the Tax Act, Revere’s tax rate adjustment, and merger related expenses, Revere would have earned $18.87 million, or $1.84 per diluted share, in 2017.

Net income of $16.27 million for the year ended December 31, 2017, increased by $7.49 million, or 85.4%, compared to $8.78 million for the year ended December 31, 2016. Revere’s diluted earnings per share of $1.59 for 2017, increased $0.42 over diluted earnings per share of $1.17 for 2016. Revere’s results for the year ended December 31, 2017 were substantially impacted by the adoption of the Tax Act in December 2017, as discussed above, as well as the impact of a full year of operations from Revere’s acquisitions. In addition, in 2017 and 2016, Revere incurred $584 thousand and $2.60 million, respectively, in pre-tax merger related expenses. Excluding the impact of the Tax Act, Revere’s tax rate adjustment, and merger related expenses, Revere would have earned $18.87 million, or $1.84 per diluted share, in 2017 and $10.60 million, or $1.42 per diluted share, in 2016.

Net income growth for all of the comparative periods was driven primarily by net interest income growth. In addition, the growth for the years ended December 31, 2018 and 2017 compared to the year ended December 31, 2016 were impacted by Revere’s acquisitions. Net interest income has grown due to consistent loan growth, primarily in commercial real estate loans. Revere’s focus on growing low cost deposits and improving the overall mix of deposits has helped to minimize the increase in Revere’s total interest expense. Through 2018 and into 2019 Revere had interest rate pressure on deposit accounts, though the pressure has begun to ease during the third quarter of 2019. Despite the resulting pressure on Revere’s net interest margin from rising costs of deposits, Revere’s margin has remained relatively stable due to loan growth. Revere has also continued to benefit from excellent credit quality.

Net Interest Income

Revere’s results of operations depend primarily on net interest income, the largest and most significant component of net income. Net interest income is the difference between income earned on interest-earning assets, primarily from loans, and the cost incurred on interest-bearing liabilities, primarily from deposits. Net interest income depends upon the relative amounts and types of interest-earning assets and interest-bearing liabilities, and the interest rate earned or paid on them. Net interest income is also impacted by changes in interest rates and the shape of market yield curves. Net interest margin is the ratio of net interest income to average interest-earning assets for the respective periods.

Average Balance Sheets

The tables below and on the following pages set forth an analysis of net interest income (dollars in thousands) by each major category of average interest-earning assets and interest-bearing liabilities, the interest received or incurred, and the related yields or costs for the nine months ended September 30, 2019 and 2018, and the years ended December 31, 2018, 2017, and 2016. Average yields for each period are derived by dividing interest income by the average balance of the related assets, and average rates are derived by dividing interest expense by the average balance of the related liabilities. The yields and rates include fees, costs, premiums and discounts, which are considered adjustments to interest rates. There were no tax equivalent adjustments.

	For the Nine Months Ended September 30,
	2019			2018
	Average Balance(1)	Interest Income- Expense	Average Yields/ Rates	Average Balance(1)	Interest Income- Expense	Average Yields/ Rates
Assets
Loans, net(2)	$2,212,892	$89,780	5.42%	$1,909,302	$73,662	5.16%
Securities(3)	183,853	3,430	2.49%	164,275	2,646	2.15%
Federal funds sold and other(4)	111,974	1,978	2.36%	76,804	1,143	1.99%

Total interest-earning assets	2,508,719	95,188	5.07%	2,150,381	77,451	4.82%

Less: Allowance for loan losses	20,172			16,177
Other assets	88,068			77,246

Total Assets	$2,576,615			$2,211,450

Liabilities & Stockholders’ Equity
Interest-bearing deposits	$1,723,077	23,350	1.81%	$1,541,122	14,378	1.25%
Federal Home Loan Bank advances	117,735	2,018	2.29%	84,380	1,000	1.58%
Subordinated debt	30,751	1,388	6.03%	30,647	1,389	6.06%
Other borrowed funds	1	—	2.70%	1	—	2.25%

Total interest-bearing liabilities	1,871,564	26,756	1.91%	1,656,150	16,767	1.35%

Non-interest-bearing demand deposits	400,266			345,798
Other liabilities	23,266			7,335

Total Liabilities	2,295,096			2,009,283

Stockholders’ Equity	281,519			202,167

Total Liabilities & Stockholders’ Equity	$2,576,615			$2,211,450

Net interest income and margin(5)(6)		$68,432	3.65%		$60,684	3.77%

Interest rate spread			3.16%			3.47%

(1)	Average balances are computed on a daily basis.
(2)	Loans are presented net of average non-accrual loans for the period, and unearned revenue.
(3)	Includes securities available-for-sale.
(4)	Includes federal funds sold, FHLB stock and interest-bearing deposits at other banks.
(5)	Total interest income less total interest expense.
(6)	Net interest margin is net interest income, expressed as a percentage of average interest-earning assets.

	For the Years Ended December 31,
	2018			2017			2016
	Average Balance(1)	Interest Income- Expense	Average Yields/ Rates	Average Balance(1)	Interest Income- Expense	Average Yields/ Rates	Average Balance(1)	Interest Income- Expense	Average Yields/ Rates
Assets
Loans, net(2)	$1,938,864	$101,243	5.22%	$1,698,458	$84,590	4.98%	$1,127,811	$54,798	4.86%
Securities(3)	167,162	3,691	2.21%	155,955	2,965	1.90%	83,306	1,749	2.10%
Federal funds sold and other(4)	92,532	2,039	2.20%	58,594	833	1.42%	64,548	529	0.82%

Total interest-earning assets	2,198,558	106,973	4.87%	1,913,007	88,388	4.62%	1,275,665	57,076	4.47%

Less: Allowance for loan losses	16,598			13,660			10,221
Other assets	75,861			106,933			52,083

Total Assets	$2,257,821			$2,006,280			$1,317,527

Liabilities & Stockholders’ Equity
Interest-bearing deposits	$1,569,552	20,972	1.34%	$1,389,169	13,691	0.99%	$933,700	8,470	0.91%
Federal Home Loan Bank advances	80,652	1,304	1.62%	86,927	1,001	1.15%	84,636	698	0.82%
Subordinated debt	30,660	1,855	6.05%	30,557	1,841	6.02%	7,837	487	6.21%
Other borrowed funds	—	—	0.00%	1	—	1.30%	2,189	6	0.27%

Total interest-bearing liabilities	1,680,864	24,131	1.44%	1,506,654	16,533	1.10%	1,028,362	9,661	0.94%

Non-interest-bearing demand deposits	352,485			312,239			174,527
Other liabilities	7,413			6,804			3,145

Total Liabilities	2,040,762			1,825,697			1,206,034

Stockholders’ Equity	217,059			180,583			111,493

Total Liabilities & Stockholders’ Equity	$2,257,821			$2,006,280			$1,317,527

Net interest income and margin(5)(6)		$82,842	3.77%		$71,855	3.76%		$47,415	3.72%

Interest rate spread			3.43%			3.52%			3.53%

(1)	Average balances are computed on a daily basis.
(2)	Loans are presented net of average non-accrual loans for the period, and unearned revenue.
(3)	Includes securities available-for-sale.
(4)	Includes federal funds sold, FHLB stock and interest-bearing deposits at other banks.
(5)	Total interest income less total interest expense.
(6)	Net interest margin is net interest income, expressed as a percentage of average interest-earning assets.

Rate/Volume Analysis

Changes in net interest income and margin result from the interaction between the volume and composition of interest-earning assets, interest-bearing liabilities, related yields and rates, and associated funding costs. The following table demonstrates the impact of changes on net interest income in the volume of interest-earning assets and interest-bearing liabilities, and changes in interest rates earned and paid for the periods presented (in thousands):

	For the Nine Months Ended September 30,			For the Years Ended December 31,
	2019 vs. 2018			2018 vs. 2017			2017 vs. 2016
	Yield/Rate	Volume	Total Inc. (Decr.)	Yield/Rate	Volume	Total Inc. (Decr.)	Yield/Rate	Volume	Total Inc. (Decr.)
Interest-earning assets:
Loans, net of unearned income	$3,801	$12,317	$16,118	$4,100	$12,553	$16,653	$1,371	$28,421	$29,792
Securities	419	365	784	479	247	726	(215)	1,431	1,216
Federal funds sold and other	214	621	835	458	748	1,206	426	(122)	304

Total interest-earning assets	4,434	13,303	17,737	5,037	13,548	18,585	1,582	29,730	31,312

Interest-bearing liabilities:
Interest-bearing deposits	6,506	2,466	8,972	4,871	2,410	7,281	732	4,489	5,221
Federal Home Loan Bank advances	446	572	1,018	404	(101)	303	277	26	303
Subordinated debt	(5)	4	(1)	9	5	14	(14)	1,368	1,354
Other borrowed funds	—	—	—	—	—	—	—	(6)	(6)

Total interest-bearing liabilities	6,947	3,042	9,989	5,284	2,314	7,598	995	5,877	6,872

Net interest income	$(2,513)	$10,261	$7,748	$(247)	$11,234	$10,987	$587	$23,853	$24,440

Net Interest Income and Net Interest Margin

Revere’s net interest income continues to grow and drive increased earnings. Net interest income for the nine months ended September 30, 2019, totaled $68.43 million, an increase of $7.75 million, or 12.8%, from $60.68 million during the nine months ended September 30, 2018. The increase in net interest income was driven by an increase in loans over the period as well as higher rates charged on loans, offset partially by a higher cost of funds. The net interest margin decreased 12 basis points for the nine months ended September 30, 2019, compared to the prior year period, due primarily to a flattened yield curve and changes in Revere’s earning asset mix. The cost of interest-bearing liabilities has risen 56 basis points. The increase in the cost of liabilities was primarily due to higher rates on certificate of deposit and money market accounts. The increased cost of interest-bearing liabilities was partially offset by higher yields on interest-earning assets, driven mostly by an increase in rates charged on loans.

Net interest income for the year ended December 31, 2018, totaled $82.84 million, an increase of $10.99 million, or 15.3%, compared to $71.86 million in the prior year. The increase in net interest income was due to a combination of strong loan growth and increasing yields on interest-earning assets. Similarly, interest expense has increased due to the competitive rate environment as well as the increased volume of deposits used to fund loan growth. For the year ended December 31, 2018, Revere’s net interest margin increased by one basis point from the prior year to 3.77%.

Net interest income for the year ended December 31, 2017 totaled $71.86 million, an increase of $24.44 million, or 51.5%, from $47.42 million in 2016. The increase in net interest income was due to an increase in average interest-earning assets, which grew by 50.0% to $1.91 billion and a widening of the net interest margin by four basis points over the prior year. The increase in the net interest margin was attributable to an improved asset mix, including lower levels of cash held at the Federal Reserve Bank, partially offset by increases in deposit funding costs, as well as lower yields on securities. Average gross loans increased by 50.5%

to $1.70 billion in 2017 from $1.13 billion in 2016. The increase in loans, average interest-earning assets and average interest-bearing liabilities was driven in part by the acquisitions of BlueRidge Bank in March 2016 and Monument Bank in October 2016, as the impact of those acquisitions were reflected in Revere’s financial statements for only a portion of 2016.

Provision for Loan Losses

Revere records a provision for loan losses against current income to maintain the allowance for loan losses at an adequate level to absorb probable losses inherent in the loan portfolio, determined according to Revere’s documented allowance adequacy methodology.

The provision for loan losses was $3.61 million for the nine months ended September 30, 2019, compared to $2.75 million for the same period in 2018. The provision was impacted by Revere’s loan growth, asset quality, and net charge-offs during the nine months ended September 30, 2019 of $367 thousand. The allowance for loan losses to total loans ratio was 0.93% and 0.88% as of September 30, 2019 and 2018, respectively.

For the year ended December 31, 2018, the provision for loan losses was $4.09 million compared to $3.16 million for the year ended December 31, 2017, and $3.53 million for the year ended December 31, 2016. The provision for loan losses reflects the impact of loan growth and continued strong credit quality. As of December 31, 2018, December 31, 2017 and December 31, 2016, the allowance for loan loss to total loans ratio was 0.90%, 0.82% and 0.77%, respectively.

Non-interest Income

Effective January 1, 2018, Revere adopted ASU 2014-09, “Revenue From Contracts with Customers” under the modified retrospective approach. For non-interest income revenue streams within the scope of the amended guidance, Revere recognizes the expected amount of consideration as revenue when performance obligations related to the services under the terms of a contract are satisfied. Revere’s contracts do not contain terms that necessitate significant judgment to determine the amount of revenue to recognize. Generally, Revere does not incur significant measurable costs associated with obtaining contracts with customers, and its contracts with customers are such that there is unlikely to be a required contract asset or liability. The impact of adopting the standard was immaterial to Revere and did not result in a cumulative adjustment to beginning retained earnings.

Non-interest income consists primarily of service charges on deposit accounts, referral fees, and gains from bank-owned life insurance (“BOLI”) policies.

Non-interest income amounted to $2.21 million for the nine months ended September 30, 2019, versus $1.61 million for the nine months ended September 30, 2018. The increase was driven by an increase in deposit account fees and an increase in referral fee income, which is recorded in other non-interest income.

Non-interest income for the full year of 2018 totaled $2.25 million compared to $2.13 million for the year ended December 31, 2017. The increase in non-interest income of $117 thousand year over year was primarily due to a $141 thousand recovery of legal fees received during the fourth quarter of 2018, related to an acquired loan.

Non-interest income for the year ended December 31, 2017, was $2.13 million compared to $1.36 million in 2016. The increase in non-interest income of $764 thousand year over year was primarily due to an increase of $255 thousand in service charges on deposits, which includes debit card income, automated teller machine fees and wire transfer fees, resulting from the increase of $192 million in total deposits through Revere’s acquisitions, an increase of $189 thousand in earnings on BOLI, and $44 thousand in referral fees for referring clients to third-party providers for products Revere does not offer. Revere’s non-interest income also increased due to a full year of incremental deposit and other fees from the two acquisitions completed during 2016.

Non-interest Expense

Non-interest expense primarily consists of salaries and employee benefits, occupancy, data processing, equipment and other expenses, which among other things includes insurance, meals and entertainment, and directors’ fees.

For the nine months ended September 30, 2019, non-interest expense totaled $34.71 million, a 7.1% increase from $32.41 million for the nine months ended September 30, 2018. This increase was primarily driven by increases in salaries and benefits, occupancy expenses and merger costs, offset partially by a decrease in legal and professional fees and FDIC premiums.

Salaries and employee benefits is the largest component of non-interest expense. Employee benefits expense includes the cost of health insurance, benefit plans, and payroll taxes. Salaries and employee benefits increased $1.78 million, or 8.4%, to $22.95 million for the nine months ended September 30, 2019, compared to $21.17 million for the same period in 2018. The increase was primarily due to annual pay increases and an increase in employees in order to support Revere’s continued growth.

Occupancy and equipment expense consists primarily of occupancy costs such as rent, real estate taxes, depreciation, and related maintenance costs associated with equipment. Occupancy expense increased $599 thousand for the nine months ended September 30, 2019, compared to the same period in 2018. The increase was primarily due to an increase in depreciation expense related to equipment and the adoption of the new lease accounting standard.

Legal and professional fees decreased $316 thousand to $765 thousand for the nine months ended September 30, 2019, compared to $1.08 million for the nine months ended September 30, 2018. The decrease was driven by lower expenses related to watch list loans and fees associated with recruiting employees.

FDIC premiums for the nine months ended September 30, 2019, decreased $381 thousand to $648 thousand, compared to $1.03 million for the nine months ended September 30, 2018, primarily due to a $284 thousand small bank premium credit that was related to the second quarter of 2019 assessment period.

Also impacting non-interest expense for the nine months ended September 30, 2019, was a gain on OREO of $93 thousand, which was offset by costs associated with carrying and selling the OREO of $180 thousand, related to occupancy expense, legal fees and other expense.

Revere also incurred merger related consulting fees of $200 thousand for the quarter ended September 30, 2019, associated with the merger.

For the year 2018, non-interest expense totaled $43.95 million, a $2.97 million, or 7.3%, increase from $40.98 million in 2017. The year over year increase was primarily the result of an increase in salaries and benefits, advertising expense and other expense. Those increases were offset in part by decreases in FDIC premiums and merger and acquisition costs associated with the BlueRidge Bank and Monument Bank acquisitions.

The increase of $2.62 million in salaries and employee benefits was caused by annual pay increases and an increase in the number of employees to support Revere’s continued growth. The increase in advertising expense of $435 thousand was primarily driven by the initiation of a brand identity marketing campaign that began during the third quarter of 2018. Other expense increased by $700 thousand driven primarily by higher entertainment expense, director’s compensation and other operating costs, offset partially by a decrease in insurance expenses. The increases discussed above in non-interest expense for the year ended December 31, 2018, were offset by a decrease of $397 thousand in FDIC premiums, due to Revere’s stronger capital position, and $584 thousand of merger and acquisition related costs in 2017 that did not reoccur in 2018.

For the year ended December 31, 2017, non-interest expense totaled $40.98 million, a 35.1% increase from $30.33 million in the prior year. The year over year increase was primarily due to higher salaries and employee benefits, higher occupancy and equipment expenses, and a full year of post-merger expenses of the two acquisitions during 2016. Salaries and benefits, and occupancy and equipment increased by $8.53 million and $1.37 million, respectively, due to additional staffing and space requirements resulting from Revere’s organic growth and the integration of the employee bases of BlueRidge Bank and Monument Bank. These expense increases were partially offset by a decrease of $2.01 million in merger and acquisition costs, as Revere completed the integration of the BlueRidge Bank and Monument Bank acquisitions.

Revere’s efficiency ratio is computed by dividing total non-interest expense by the sum of net interest income and non-interest income. Revere’s efficiency ratio was 49.13% for the nine months ended September 30, 2019, compared to 52.03% for the same period in 2018. The ratio improved from the 2018 nine month period to the 2019 nine month period, primarily due to strong net interest income growth, non-interest income growth and moderate non-interest expense growth. Revere’s efficiency ratio for the year ended December 31, 2018 was 51.65% compared to 55.38% for the year ended December 31, 2017. The improvement in Revere’s efficiency ratio, year over year, was also primarily due to strong net interest income growth, continued economies of scale as Revere continues to grow, and to a lesser extent, a reduction in acquisition expense compared to the prior year. For the year ended December 31, 2017 Revere’s efficiency ratio was 55.38% compared to 62.17% for the year ended in December 31, 2016, with both periods largely impacted by Revere’s acquisitions. Excluding the impact of non-recurring merger expense and core deposit intangible amortization for the years ended in December 31, 2017 and 2016, Revere’s efficiency ratio would have been 53.64% and 56.33%, respectively.

Income Taxes

Revere recorded income tax expense of $8.67 million for the nine months ended September 30, 2019, compared to $6.72 million for the nine months ended September 30, 2018, and effective tax rates of 26.81% and 24.76% over the respective periods. The increase in tax expense was primarily driven by higher pre-tax earnings.

For the years ended December 31, 2018, 2017 and 2016, income tax expense was $9.43 million, $13.58 million and $6.14 million, respectively, and the effective income tax rates were 25.44%, 45.49% and 41.17%, respectively. Income tax expense decreased year over year, despite significantly higher pre-tax earnings, due to a decrease in the enacted tax rate to 21%. In addition, the year ended December 31, 2017 included an additional tax expense of $2.41 million from a net deferred tax asset revaluation (as previously discussed) to reflect the future impact of the decrease in the federal tax rate. During 2017, prior to the Tax Act, Revere’s federal tax rate changed from 34% to 35% at a tax expense benefit of $192 thousand. Not counting this revaluation expense, Revere’s tax expense for the year ended December 31, 2017, would have been $11.36 million resulting in an effective tax rate of 38.06%.

Financial Condition

General

As of September 30, 2019, total assets were $2.84 billion, total loans were $2.37 billion, total deposits were $2.34 billion and total stockholders’ equity was $295.2 million, compared to total assets of $2.46 billion, total loans of $2.08 billion, total deposits of $2.09 billion and total stockholders’ equity of $264.9 million as of December 31, 2018, and total assets of $2.10 billion, total loans of $1.81 billion, total deposits of $1.80 billion and total stockholders’ equity of $188.3 million as of December 31, 2017.

Loans

Revere’s primary source of income is interest on loans. Revere’s loan portfolio consists primarily of commercial real estate loans secured by commercial properties and commercial and industrial loans. The loan portfolio is the highest yielding component of Revere’s interest-earning asset base.

Revere has experienced consistent loan growth. For the nine months ended September 30, 2019, total loans grew $281.7 million, or 13.5%, to $2.37 billion, compared to total loans as of December 31, 2018, of $2.08 billion. Total loans increased during 2018, by 14.9% to $2.08 billion, compared to $1.81 billion as of December 31, 2017. Growth for the comparative periods has been primarily in commercial real estate and commercial and industrial loans.

Revere is experiencing increased competition for loan originations reflected in aggressive pricing and terms offered by its competitors. Revere continues to focus on building new customer relationships and providing quality service to its established loan customers.

The following tables reflect the composition of the loan portfolio as of each period presented (dollars in thousands):

	As of September 30,		As of December 31,
	2019		2018		2017
	Amount	Percentage	Amount	Percentage	Amount	Percentage
Commercial	$408,134	17.2%	$325,466	15.6%	$279,916	15.4%
Commercial real estate:
Owner occupied	382,213	16.1%	287,010	13.7%	248,720	13.6%
Non-owner occupied	763,293	32.2%	730,579	34.9%	614,804	33.7%
Commercial construction	273,785	11.5%	241,429	11.5%	193,229	10.6%
Residential rental	219,424	9.2%	190,679	9.1%	168,720	9.3%
Multi-family	91,060	3.8%	80,694	3.9%	77,501	4.3%

Total commercial real estate	1,729,775	72.8%	1,530,391	73.1%	1,302,974	71.5%
Residential real estate	100,969	4.3%	97,101	4.6%	93,647	5.1%
Consumer, primarily home equity lines	135,524	5.7%	139,932	6.7%	146,556	8.0%

Total gross loans	2,374,402	100.0%	2,092,890	100.0%	1,823,093	100.0%

Less:
Allowance for loan losses	21,952		18,712		14,827
Net deferred costs	7,912		8,084		8,401

Net loans	$2,344,538		$2,066,094		$1,799,865

	As of December 31,
	2016		2015		2014
	Amount	Percentage	Amount	Percentage	Amount	Percentage
Commercial	$242,796	15.2%	$127,990	16.8%	$92,800	15.7%
Commercial real estate:
Owner occupied	248,664	15.6%	149,289	19.6%	141,322	23.8%
Non-owner occupied	450,510	28.2%	161,634	21.2%	114,248	19.3%
Commercial construction	211,028	13.2%	67,979	8.9%	33,875	5.7%
Residential rental	157,281	9.9%	73,504	9.7%	64,661	10.9%
Multi-family	53,081	3.3%	13,985	1.9%	11,194	1.9%

Total commercial real estate	1,120,564	70.2%	466,391	61.3%	365,300	61.6%
Residential real estate	90,153	5.6%	70,830	9.3%	66,948	11.3%
Consumer, primarily home equity lines	143,904	9.0%	95,971	12.6%	67,778	11.4%

Total gross loans	1,597,417	100.0%	761,182	100.0%	592,826	100.0%

Less:
Allowance for loan losses	12,218		8,799		7,179
Net deferred costs	8,993		934		731

Net loans	$1,576,206		$751,449		$584,916

As of September 30, 2019, total commercial loans represented 90.0% of gross loans. Risk associated with Revere’s commercial loan portfolio is managed through underwriting policies and procedures, diversification, and loan monitoring efforts. Revere’s underwriting standards include requiring independent third-party appraisals, periodic property inspections, analysis of the quality and experience of the organization or developer managing each property, and evaluations of the cash flow capability of borrowers to repay loans. In addition to real estate collateral, the majority of the commercial loans are secured by business assets and many are supported by personal guarantees and other assets of the principals or the borrower.

Revere’s commercial loans, which represented approximately 17.2% of Revere’s total loans as of September 30, 2019, are comprised of revolving lines of credit and term notes to business owners used to manage working capital, and acquire equipment and other assets. Collateral for these loans can include liens on borrowers’ assets such as accounts receivable, equipment, and inventory. Generally these loans require a 1.2x cash flow-to-debt service coverage ratio or better.

Commercial real estate loans, the largest component of Revere’s loan portfolio, represented approximately 72.8% of Revere’s gross loans as of September 30, 2019, and are composed of owner-occupied, non-owner occupied, construction, residential rental, and multi-family loans. Below is a discussion of each category of commercial real estate loan, as well as, that category’s percentage of Revere’s gross loan portfolio.

Owner occupied loans, which represented approximately 16.1% of Revere’s gross loans as of September 30, 2019, are loans that are secured by real estate used by the borrower in connection with its business operations. These loans generally have a loan-to-value ratio of up to 80%, and borrowers generally must demonstrate an income-to-debt coverage ratio of 1.15x or better.

Non-owner occupied loans represented approximately 32.2% of Revere’s gross loans as of September 30, 2019, and are secured by investment real estate that is leased to a third party, typically a commercial business. These loans generally have a loan-to-value ratio of up to 75% and an income-to-debt coverage ratio of 1.2x or better.

Commercial construction loans are loans to businesses for the acquisition, development or construction of real estate, and as of September 30, 2019, represented approximately 11.5% of Revere’s gross loans. Typical loan-to-value advance rates for these loans are up to 75% of the estimated appraised value of the finished project. Repayment for these loans is often from the sale of collateral or permanent financing, once construction is completed.

Residential rental loans, which were approximately 9.2% of Revere’s gross loans as of September 30, 2019, are loans made to businesses that purchase 1-4 family properties for lease to third-party tenants. These loans typically have a loan-to-value ratio of up to 75% and an income-to-debt coverage ratio of 1.2x or better.

Multi-family loans are made to businesses for the purchase of real estate containing five or more residential units. These loans, which made up approximately 3.8% of Revere’s gross loans as of September 30, 2019, typically have a loan-to-value ratio of up to 75% and an income-to-debt coverage ratio of 1.2x or better.

In total, commercial real estate loans increased by $199.4 million, or 13.0%, for the nine months ended September 30, 2019, to $1.73 billion compared to $1.53 billion as of December 31, 2018. The increase in commercial real estate loans was primarily driven by increases of $95.2 million, $32.7 million and $32.4 million in owner occupied, non-owner occupied and commercial construction loans, respectively.

Total commercial real estate loans grew $227.4 million, or 17.5%, from 2017 to 2018. Although all categories of commercial real estate loans experienced growth during 2018, non-owner occupied, commercial construction and owner occupied loans provided the largest impact, increasing $115.8 million, $48.2 million and $38.3 million, respectively.

Residential real estate loans and consumer loans were approximately 4.3% and 5.7%, respectively, of Revere’s gross loans as of September 30, 2019. Residential real estate loans are primarily composed of loans to consumers and are secured by 1-4 family residential properties. Generally, 1-4 family residential loans are made in connection with a broader loan relationship. Revere does not offer sub-prime residential lending products. Residential real estate loans totaled $101.0 million as of September 30, 2019, compared to $97.1 million as of December 31, 2018 and $93.6 million as of December 31, 2017.

Consumer and other loans primarily include home equity loans and lines of credit. As of September 30, 2019, consumer loans totaled $135.5 million compared to $139.9 million and $146.6 million as of December 31, 2018 and December 31, 2017, respectively. The changes in consumer loan balances are primarily due to decreases in home equity lines of credit.

For further discussion on the composition of Revere’s loan portfolio, see Note 4 to Revere’s consolidated financial statements located elsewhere in this joint proxy statement/prospectus.

The following tables summarize the maturity and rate re-pricing distribution, and interest rate sensitivity of the loan portfolio as of September 30, 2019 and December 31, 2018 (in thousands):

	As of September 30, 2019
	Within one year	Over one year to five years	Over five years to ten years	Over ten years	Total
Maturities by portfolio class:
Commercial	$206,715	$87,272	$109,115	$5,032	$408,134
Commercial real estate:
Owner occupied	79,074	184,802	113,301	5,036	382,213
Non-owner occupied	126,220	446,834	188,138	2,101	763,293
Commercial construction	213,405	44,429	13,940	2,011	273,785
Residential rental	21,733	169,459	27,491	741	219,424
Multi-family	19,159	46,444	25,457	—	91,060

Total commercial real estate	459,591	891,968	368,327	9,889	1,729,775
Residential real estate	5,648	61,363	24,337	9,621	100,969
Consumer, primarily home equity lines	134,021	994	153	356	135,524

Total gross loans	$805,975	$1,041,597	$501,932	$24,898	$2,374,402

Maturities by interest rate type:
Fixed rates	$134,616	$566,262	$404,086	$24,898	$1,129,862
Variable rates	671,359	475,335	97,846	—	1,244,540

Total gross loans	$805,975	$1,041,597	$501,932	$24,898	$2,374,402

	As of December 31, 2018
	Within one year	Over one year to five years	Over five years to ten years	Over ten years	Total
Maturities by portfolio class:
Commercial	$186,887	$79,518	$41,853	$17,208	$325,466
Commercial real estate:
Owner occupied	35,641	174,936	73,800	2,633	287,010
Non-owner occupied	84,632	453,799	189,960	2,188	730,579
Commercial construction	200,488	36,669	1,904	2,368	241,429
Residential rental	16,964	147,918	25,041	756	190,679
Multi-family	17,847	45,212	17,635	—	80,694

Total commercial real estate	355,572	858,534	308,340	7,945	1,530,391
Residential real estate	588	60,348	25,231	10,934	97,101
Consumer, primarily home equity lines	137,933	1,425	—	574	139,932

Total gross loans	$680,980	$999,825	$375,424	$36,661	$2,092,890

Maturities by interest rate type:
Fixed rates	$86,646	$537,968	$305,733	$36,661	$967,008
Variable rates	594,334	461,857	69,691	—	1,125,882

Total gross loans	$680,980	$999,825	$375,424	$36,661	$2,092,890

Asset Quality

One of Revere’s key objectives is to pursue high quality assets and to minimize defaults by borrowers. When a borrower fails to make a scheduled payment, Revere attempts to cure the deficiency by making personal contact with the borrower. If the delinquency continues, late charges are assessed and additional efforts are made to collect the deficiency. All loans which are delinquent 30 days or more are reported to the Revere board of directors on a monthly basis and in Revere’s quarterly Call Report.

On loans where the collection of principal or interest payments is doubtful, the accrual of interest income ceases (“non-accrual” loans). Except for loans that are well secured and in the process of collection, it is Revere’s policy to discontinue accruing additional interest and reverse any interest accrued on any loan that is 90 days or greater past due. On occasion, this action may be taken earlier if the financial condition of the borrower raises significant concern with regard to their ability to service the debt in accordance with the terms of the loan agreement. Interest income is not accrued on these loans until the borrower’s financial condition and payment record demonstrate an ability to service the debt.

A loan is considered impaired when, based on current information and events, it is probable that Revere will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status and the probability of collecting scheduled principal and interest payments when due. Loans for which the terms have been modified as a concession to the borrower due to the borrower experiencing financial difficulties are considered a troubled debt restructuring (“TDR”) and are classified as impaired. Loans considered to be TDRs can be categorized as performing or non-performing based on their post modification accrual status. The impairment of a loan can be measured at (1) the fair value of the collateral less costs to sell the collateral, if the loan is collateral dependent; (2) at the value of expected future cash flows using the loan’s effective interest rate; or (3) at the loan’s observable market price. Generally, Revere measures impairment of such loans by reference to the fair value of the collateral less costs to sell the collateral. Loans that experience minor payment delays and payment shortfall generally are not classified as impaired.

Loans identified as impaired are individually evaluated to determine the amount of impairment. Individually tested impaired loans that have fair values less than the carrying amount of the loan need to be recorded net of the shortfall determined in the valuation. If repayment is solely from collateral, then the recorded value should equal the collateral’s fair value, less costs to sell. If the value is dependent on cash flows, then it should be recorded at the present value of the dependent cash flows. Loans that are not identified as impaired are collectively evaluated for impairment, and accordingly, are not separately identified for impairment disclosures.

Real estate acquired as a result of foreclosure, or through similar means, is classified as OREO until sold. OREO is recorded at the fair value of the asset less estimated selling costs. Costs that are associated with acquiring and improving a foreclosed property are usually capitalized to the extent that the carrying value does not exceed fair value less estimated selling costs. At acquisition, if the fair value of the asset, less costs to sell, is less than its carrying value, then a charge-off should be recorded to the allowance for loan losses. If, however, at acquisition, the fair value of the asset, less costs to sell, exceeds its carrying value, then a gain is recognized. The gain will be recognized as an offset to amounts that were previously charged-off, with all of the excess recognized as a gain in the income statement. Holding costs are charged to expense in the period in which they occur. Gains and losses on the sale of OREO are recognized in operations in the period of the sale.

Asset Classification

Federal regulations and Revere’s policies require that Revere utilize an internal asset classification system as a means of reporting problem and potential problem assets. Revere has incorporated an internal asset classification system, substantially consistent with Federal banking regulations, as a part of Revere’s credit monitoring system. Federal banking regulations set forth a classification scheme for problem and potential problem assets as “substandard,” “doubtful,” or “loss” assets. An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectable” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated “watch.”

General valuation allowances represent loss allowances which have been established to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies one or more assets, or portions thereof, as “loss,” it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount.

A bank’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by Federal bank regulators which can order the establishment of additional general or specific loss allowances. The Federal banking agencies have adopted an interagency policy statement on the allowance for loan losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation guidelines. Generally, the policy statement recommends that institutions have effective systems and controls to identify, monitor, and address asset quality problems; that management analyze all significant factors that affect the collectability of the portfolio in a reasonable manner; and that management establish acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. Revere’s management believes that, based on information currently available, the allowance for loan losses is maintained at a level which covers all known and probable incurred losses in the portfolio at each reporting date. However, actual losses are dependent upon future events and, as such, further additions to the level of allowance for loan losses may become necessary.

The table below sets forth information on Revere’s classified loans and loans designated watch as of the dates indicated (in thousands):

	As of September 30,	As of December 31,
	2019	2018	2017
Classified loans:
Substandard	$14,465	$12,564	$10,756
Doubtful	176	1,317	1,395
Loss	—	—	—

Total classified loans	14,641	13,881	12,151
Watch loans	43,078	29,220	32,125

Total classified and watch loans	$57,719	$43,101	$44,276

Loans designated as watch increased $13.9 million to $43.1 million as of September 30, 2019, compared to $29.2 million as of December 31, 2018. The increase in watch loans was driven by Revere’s increased ability and willingness to quickly recognize individual loans that show evidence of potentially being problem loans. Despite the increase in watch loans, Revere’s credit quality, compared to the peer average, remains very strong.

Delinquent Loans

The following tables show the delinquencies, including PCI loans on non-accrual, in Revere’s loan portfolio as of the dates indicated (dollars in thousands):

	As of September 30, 2019
	Loans delinquent 30-89 days			Loans delinquent 90 days or more			Non-accrual loans			Total delinquent loans
	Number	Amount	% of Total	Number	Amount	% of Total	Number	Amount	% of Total	Number	Amount	% of Total
Commercial	2	$193	4.3%	1	$974	27.1%	1	$140	15.5%	4	$1,307	14.5%
Commercial real estate:
Owner occupied	2	1,036	23.1%	—	—	—%	1	176	19.5%	3	1,212	13.5%
Non-owner occupied	2	1,110	24.8%	—	—	—%	—	—	—%	2	1,110	12.4%
Commercial construction	—	—	—%	2	2,626	72.9%	—	—	—%	2	2,626	29.2%
Residential rental	—	—	—%	—	—	—%	1	162	17.9%	1	162	1.9%

Total commercial real estate	4	2,146	47.9%	2	2,626	72.9%	2	338	37.4%	8	5,110	57.0%
Residential real estate	—	—	—%	—	—	—%	—	—	—%	—	—	—%
Consumer, primarily home equity lines	13	2,140	47.8%	—	—	—%	2	425	47.1%	15	2,565	28.5%

Total	19	$4,479	100.0%	3	$3,600	100.0%	5	$903	100.0%	27	$8,982	100.0%

	As of December 31, 2018
	Loans delinquent 30-89 days			Loans delinquent 90 days or more			Non-accrual loans			Total delinquent loans
	Number	Amount	% of Total	Number	Amount	% of Total	Number	Amount	% of Total	Number	Amount	% of Total
Commercial	1	$60	7.6%	—	$—	—%	1	$143	7.0%	2	$203	7.2%
Commercial real estate:
Owner occupied	—	—	—%	—	—	—%	1	192	9.5%	1	192	6.8%
Residential rental	—	—	—%	—	—	—%	2	1,312	64.8%	2	1,312	46.6%

Total commercial real estate	—	—	—%	—	—	—%	3	1,504	74.3%	3	1,504	53.4%
Residential real estate	—	—	—%	—	—	—%	—	—	—%	—	—	—%
Consumer, primarily home equity lines	7	733	92.4%	—	—	—%	4	378	18.7%	11	1,111	39.4%

Total	8	$793	100.0%	—	$—	—%	8	$2,025	100.0%	16	$2,818	100.0%

	As of December 31, 2017
	Loans delinquent 30-89 days			Loans delinquent 90 days or more			Non-accrual loans			Total delinquent loans
	Number	Amount	% of Total	Number	Amount	% of Total	Number	Amount	% of Total	Number	Amount	% of Total
Commercial	—	$—	—%	—	$—	—%	1	$358	16.2%	1	$358	12.9%
Commercial real estate:
Owner occupied	—	—	—%	—	—	—%	1	210	9.5%	1	210	7.6%
Residential rental	—	—	—%	—	—	—%	1	1,185	53.7%	1	1,185	42.6%

Total commercial real estate	—	—	—%	—	—	—%	2	1,395	63.2%	2	1,395	50.2%
Residential real estate	1	2	0.3%	—	—	—%	2	75	3.4%	3	77	2.8%
Consumer, primarily home equity lines	5	573	99.7%	—	—	—%	4	378	17.2%	9	951	34.1%

Total	6	$575	100.0%	—	$—	—%	9	$2,206	100.0%	15	$2,781	100.0%

Revere’s past due loans as of September 30, 2019 and December 31, 2018, were $8.1 million and $793 thousand, an increase of $7.3 million during the nine months ended September 30, 2019, driven primarily by an increase in problem loans, as evidenced by the increase in loans designated watch.

Non-performing Assets and Troubled Debt Restructured Loans

The following table sets forth information concerning Revere’s non-performing assets, including PCI loans on non-accrual, and performing TDR loans as of the dates indicated (dollars in thousands):

	As of September 30,	As of December 31,
	2019	2018	2017	2016	2015	2014
Non-accrual loans:
Commercial	$140	$143	$358	$466	$100	$610
Commercial real estate:
Owner occupied	176	192	210	294	344	120
Commercial construction	—	—	—	1,696	—	—
Residential rental	162	1,312	1,185	—	—	—

Total commercial real estate	338	1,504	1,395	1,990	344	120
Residential real estate	—	—	75	—	—	—
Consumer, primarily home equity lines	425	378	378	1,141	1,185	148

Total non-accrual loans	903	2,025	2,206	3,597	1,629	878
Loans 90 days or more past due and still accruing interest	3,600	—	—	—	—	—

Total non-performing loans	4,503	2,025	2,206	3,597	1,629	878
Other real estate owned	—	—	—	—	—	—

Total non-performing assets	$4,503	$2,025	$2,206	$3,597	$1,629	$878

Performing troubled debt restructured loans	$1,965	$1,018	$1,039	$—	$—	$26

Non-accrual loans to gross loans	0.04%	0.10%	0.12%	0.23%	0.21%	0.15%
Non-performing loans to gross loans	0.19%	0.10%	0.12%	0.23%	0.21%	0.15%
Non-performing assets to total assets	0.16%	0.08%	0.11%	0.19%	0.19%	0.14%

Non-performing assets include non-performing loans, OREO, and other repossessed assets. Non-performing loans consist of loans on a non-accrual status and loans past due 90 days or more and still accruing interest. Non-performing loans totaled $4.5 million, or 0.19% of gross loans, as of September 30, 2019, compared to $2.0 million, or 0.10% of gross loans, as of December 31, 2018, and $2.2 million, or 0.12% of gross loans, as of December 31, 2017.

There were three loans 90 days or more past due and still accruing interest as of September 30, 2019, and there were no loans 90 days or more past due and still accruing interest as of December 31, 2018 and 2017. For the three loans that were 90 days or more past due and still accruing interest, Revere’s management is actively negotiating with qualified buyers and another financial institution to sell or refinance these loans.

During the three months ended June 30, 2019, Revere acquired OREO with estimated fair market value of $1.6 million, which was subsequently sold during the three months ended September 30, 2019 at approximately its recorded value. As of December 31, 2018 and December 31, 2017, Revere did not have OREO recorded. While holding the OREO during the nine months ended September 30, 2019, Revere incurred total expenses of $180 thousand, related to occupancy expense, legal expense, and other expense. The OREO property resulted in a gain of $93 thousand recorded during the nine months ended September 30, 2019.

The following table shows information about Revere’s TDRs as of the dates indicated (dollars in thousands):

	As of September 30, 2019
	Number of Contracts	Recorded Investment			Specific Allowance
		Accruing	Non-accruing	Total
Commercial	4	$338	$140	$478	$13
Commercial real estate, owner occupied	1	880	—	880	—
Consumer, primarily home equity lines	1	747	—	747	—

Total TDRs	6	$1,965	$140	$2,105	$13

	As of December 31, 2018
	Number of Contracts	Recorded Investment			Specific Allowance
		Accruing	Non-accruing	Total
Commercial	3	$262	$143	$405	$13
Consumer, primarily home equity lines	1	756	—	756	—

Total TDRs	4	$1,018	$143	$1,161	$13

	As of December 31, 2017
	Number of Contracts	Recorded Investment			Specific Allowance
		Accruing	Non-accruing	Total
Commercial	2	$273	$358	$631	$53
Consumer, primarily home equity lines	1	766	—	766	—

Total TDRs	3	$1,039	$358	$1,397	$53

During the nine months ended September 30, 2019, there were two loans modified as a TDR. One of the loans was a commercial loan with a recorded investment of $94 thousand and the other is an owner occupied commercial real estate loan with a recorded investment of $880 thousand.

During 2018, there was one commercial loan modified as a TDR totaling $37 thousand, and during 2017 there were two commercial loans modified as a TDR totaling $631 thousand.

Impaired Loans

Revere accounts for impaired loans in accordance with GAAP. An impaired loan generally is one for which it is probable, based on current information and events, that Revere will not collect all the amounts due under the contractual terms of the loan agreement. Impairment is measured on a loan-by-loan basis for commercial and industrial loans and commercial real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral, if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.

The following tables summarize information in regards to impaired loans, including PCI loans, by loan portfolio class as of September 30, 2019, December 31, 2018, and December 31, 2017 (in thousands):

	As of September 30, 2019
	Unpaid Contractual Principal Balance	Recorded Investment				Related Allowance	Interest Income Recognized
		With No Allowance	With An Allowance	Total	Average
Commercial	$478	$338	$140	$478	$519	$13	$21
Commercial real estate:
Owner occupied	3,858	3,858	—	3,858	3,902	—	196
Commercial construction	2,626	2,626	—	2,626	2,585	—	86
Residential rental	162	162	—	162	185	—	21

Total commercial real estate	6,646	6,646	—	6,646	6,672	—	303
Consumer, primarily home equity lines	1,172	1,172	—	1,172	1,182	—	39

Total	$8,296	$8,156	$140	$8,296	$8,373	$13	$363

	As of December 31, 2018
	Unpaid Contractual Principal Balance	Recorded Investment				Related Allowance	Interest Income Recognized
		With No Allowance	With An Allowance	Total	Average
Commercial	$439	$262	$143	$405	$521	$13	$30
Commercial real estate:
Owner occupied	3,001	192	2,809	3,001	4,295	—	242
Residential rental	1,647	1,312	—	1,312	1,648	—	6

Total commercial real estate	4,648	1,504	2,809	4,313	5,943	—	248
Consumer, primarily home equity lines	1,134	996	138	1,134	1,152	—	51

Total	$6,221	$2,762	$3,090	$5,852	$7,616	$13	$329

	As of December 31, 2017
	Unpaid Contractual Principal Balance	Recorded Investment				Related Allowance	Interest Income Recognized
		With No Allowance	With An Allowance	Total	Average
Commercial	$708	$317	$358	$675	$1,020	$53	$57
Commercial real estate:
Owner occupied	4,489	—	4,489	4,489	4,524	8	236
Residential rental	1,460	1,185	—	1,185	1,462	—	5

Total commercial real estate	5,949	1,185	4,489	5,674	5,986	8	241
Residential real estate	75	75	—	75	105	—	2
Consumer, primarily home equity lines	1,144	1,006	138	1,144	1,164	—	55

Total	$7,876	$2,583	$4,985	$7,568	$8,275	$61	$355

Loans purchased with evidence of credit deterioration since origination, and for which it is probable that all contractually required payments will not be collected are considered to be credit impaired. Evidence of credit quality deterioration as of purchase date may include information such as past due and non-accrual status, borrower credit history, and recent loan-to-value ratios. PCI loans are initially measured at fair value, which considers estimated future loan losses expected to be incurred over the life of the loan.

The following table reflects the carrying amount and contractual amount outstanding for PCI loans, which are included in the loan categories above, as of September 30, 2019, December 31, 2018, and December 31, 2017 (in thousands):

	As of September 30,	As of December 31,
	2019	2018	2017
Commercial real estate, non-owner occupied	$2,802	$2,809	$4,279
Consumer, primarily home equity lines	—	138	138

Total	$2,802	$2,947	$4,417

At acquisition, the beginning accretable discount for these loans totaled $54 thousand. As of September 30, 2019, there was no longer an accretable balance remaining, following a reduction due to a write-off during 2019. As of December 31, 2018 and December 31, 2017, the accretable balance was $10 thousand.

The non-accretable discount for the purchased credit impaired loans totaled $608 thousand at acquisition. Following a reduction of $170 thousand from a paid off loan during the year ended December 31, 2017, the non-accretable discount was $438 thousand. The non-accretable balance was $428 thousand as of September 30, 2019, following a reduction from the write-off of a loan during the nine months ended September 30, 2019.

Allowance for Loan Losses

The allowance for loan losses is a reserve established through charges to earnings in the form of a provision for loan losses. Revere maintains an allowance for loan losses at a level considered adequate to provide for all known and probable incurred losses in the portfolio. The level of the allowance is based on management’s evaluation of estimated losses in the portfolio, after consideration of risk characteristics of the loans and prevailing and anticipated economic conditions. Loan charge-offs (i.e., loans judged to be uncollectable) are charged against the reserve and any subsequent recovery is credited. Revere’s officers analyze risks within the loan portfolio on a continuous basis and through an external independent loan review function. The results of the loan review function are also reviewed by Revere’s Audit Committee. A risk system, consisting of multiple grading categories for each portfolio class, is utilized as an analytical tool to assess risk and appropriate reserves. In addition to the risk system, management further evaluates risk characteristics of the loan portfolio under current and anticipated economic conditions and considers such factors as the financial condition of the borrower, past and expected loss experience, and other factors which management feels deserve recognition in establishing an appropriate reserve. These estimates are reviewed at least quarterly and, as adjustments become necessary, they are recognized in the periods in which they become known. Although management strives to maintain an allowance it deems adequate, future economic changes, deterioration of borrowers’ creditworthiness, and the impact of examinations by regulatory agencies all could cause changes to Revere’s allowance for loan losses.

As of September 30, 2019, Revere’s allowance for loan losses was $22.0 million, an increase of $3.2 million or 17.3%, from $18.7 million as of December 31, 2018. Revere’s December 31, 2018 allowance for loan losses increased $3.9 million, or 26.2%, compared to Revere’s allowance for loan losses as of December 31, 2017 of $14.8 million. The increase in the allowance for loan losses for all periods was primarily attributable to organic loan growth.

The following tables summarize the activity in the allowance for loan losses by loan class for the nine month periods ended September 30, 2019 and 2018 (in thousands):

	As of and For the Nine Months Ended September 30, 2019
	Commercial	Commercial real estate	Residential real estate	Consumer, primarily home equity lines	Total
Allowance for loan losses:
Beginning balance	$2,784	$14,024	$720	$1,184	$18,712
Provision	425	2,936	26	220	3,607
Charge-offs	—	(463)	—	(280)	(743)
Recoveries	41	335	—	—	376

Ending Balance	$3,250	$16,832	$746	$1,124	$21,952

Allowance for loan losses:
Individually evaluated for impairment in accordance with ASC 310-10	$13	$—	$—	$—	$13
Individually evaluated for impairment in accordance with ASC 310-30	—	—	—	—	—
Collectively evaluated for impairment	3,237	16,832	746	1,124	21,939

Ending Balance	$3,250	$16,832	$746	$1,124	$21,952

	As of and For the Nine Months Ended September 30, 2018
	Commercial	Commercial real estate	Residential real estate	Consumer, primarily home equity lines	Total
Allowance for loan losses:
Beginning balance	$2,588	$10,376	$725	$1,138	$14,827
Provision	54	2,629	33	35	2,751
Charge-offs	(1)	—	(60)	—	(61)
Recoveries	4	—	—	—	4

Ending Balance	$2,645	$13,005	$698	$1,173	$17,521

Allowance for loan losses:
Individually evaluated for impairment in accordance with ASC 310-10	$13	$—	$—	$—	$13
Individually evaluated for impairment in accordance with ASC 310-30	—	—	—	—	—
Collectively evaluated for impairment	2,632	13,005	698	1,173	17,508

Ending Balance	$2,645	$13,005	$698	$1,173	$17,521

The following tables summarize the activity in the allowance for loan losses by loan class for the years ended December 31, 2018, and December 31, 2017 (in thousands):

	As of and For the Years Ended December 31, 2018
	Commercial	Commercial real estate	Residential real estate	Consumer, primarily home equity lines	Total
Allowance for loan losses:
Beginning balance	$2,588	$10,376	$725	$1,138	$14,827
Provision	340	3,648	55	46	4,089
Charge-offs	(164)	—	(60)	—	(224)
Recoveries	20	—	—	—	20

Ending Balance	$2,784	$14,024	$720	$1,184	$18,712

Allowance for loan losses:
Individually evaluated for impairment in accordance with ASC 310-10	$13	$—	$—	$—	$13
Individually evaluated for impairment in accordance with ASC 310-30	—	—	—	—	—
Collectively evaluated for impairment	2,771	14,024	720	1,184	18,699

Ending Balance	$2,784	$14,024	$720	$1,184	$18,712

	As of and For the Years Ended December 31, 2017
	Commercial	Commercial real estate	Residential real estate	Consumer, primarily home equity lines	Total
Allowance for loan losses:
Beginning balance	$2,664	$7,761	$762	$1,031	$12,218
Provision	122	2,924	3	110	3,159
Charge-offs	(214)	(309)	(71)	(3)	(597)
Recoveries	16	—	31	—	47

Ending Balance	$2,588	$10,376	$725	$1,138	$14,827

Allowance for loan losses:
Individually evaluated for impairment in accordance with ASC 310-10	$53	$8	$—	$—	$61
Individually evaluated for impairment in accordance with ASC 310-30	—	—	—	—	—
Collectively evaluated for impairment	2,535	10,368	725	1,138	14,766

Ending Balance	$2,588	$10,376	$725	$1,138	$14,827

The following tables summarize the activity in the allowance for loan losses by loan class for the years ended December 31, 2016, 2015, and 2014 (in thousands):

	As of and For the Years Ended December 31, 2016
	Commercial	Commercial real estate	Residential real estate	Consumer, primarily home equity lines	Total
Allowance for loan losses:
Beginning balance	$1,407	$5,675	$762	$955	$8,799
Provision	1,376	2,086	(8)	79	3,533
Charge-offs	(135)	—	—	(3)	(138)
Recoveries	16	—	8	—	24

Ending Balance	$2,664	$7,761	$762	$1,031	$12,218

Allowance for loan losses:
Individually evaluated for impairment in accordance with ASC 310-10	$214	$29	$—	$—	$243
Individually evaluated for impairment in accordance with ASC 310-30	—	—	—	—	—
Collectively evaluated for impairment	2,450	7,732	762	1,031	11,975

Ending Balance	$2,664	$7,761	$762	$1,031	$12,218

	As of and For the Years Ended December 31, 2015
	Commercial	Commercial real estate	Residential real estate	Consumer, primarily home equity lines	Total
Allowance for loan losses:
Beginning balance	$1,324	$4,339	$745	$771	$7,179
Provision	462	1,338	17	184	2,001
Charge-offs	(382)	(2)	—	—	(384)
Recoveries	3	—	—	—	3

Ending Balance	$1,407	$5,675	$762	$955	$8,799

Allowance for loan losses:
Individually evaluated for impairment in accordance with ASC 310-10	$114	$62	$—	$—	$176
Individually evaluated for impairment in accordance with ASC 310-30	—	—	—	—	—
Collectively evaluated for impairment	1,293	5,613	762	955	8,623

Ending Balance	$1,407	$5,675	$762	$955	$8,799

	As of and For the Years Ended December 31, 2014
	Commercial	Commercial real estate	Residential real estate	Consumer, primarily home equity lines	Total
Allowance for loan losses:
Beginning balance	$805	$3,684	$560	$747	$5,796
Provision	512	758	185	24	1,479
Charge-offs	—	(103)	—	—	(103)
Recoveries	7	—	—	—	7

Ending Balance	$1,324	$4,339	$745	$771	$7,179

Allowance for loan losses:
Individually evaluated for impairment in accordance with ASC 310-10	$344	$—	$—	$35	$379
Individually evaluated for impairment in accordance with ASC 310-30	—	—	—	—	—
Collectively evaluated for impairment	980	4,339	745	736	6,800

Ending Balance	$1,324	$4,339	$745	$771	$7,179

The following tables summarize recorded investments in loans as of September 30, 2019, December 31, 2018, and December 31, 2017, related to each balance in the allowance for loan losses by major portfolio segment and disaggregated on the basis of Revere’s impairment methodology (in thousands):

	As of September 30, 2019
	Commercial	Commercial real estate	Residential real estate	Consumer, primarily home equity lines	Total
Recorded investment in loans:
Individually evaluated for impairment in accordance with ASC 310-10	$478	$3,844	$—	$1,172	$5,494
Individually evaluated for impairment in accordance with ASC 310-30	—	2,802	—	—	2,802
Collectively evaluated for impairment	407,656	1,723,129	100,969	134,352	2,366,106

Ending Balance	$408,134	$1,729,775	$100,969	$135,524	$2,374,402

	As of December 31, 2018
	Commercial	Commercial real estate	Residential real estate	Consumer, primarily home equity lines	Total
Recorded investment in loans:
Individually evaluated for impairment in accordance with ASC 310-10	$405	$1,504	$—	$996	$2,905
Individually evaluated for impairment in accordance with ASC 310-30	—	2,809	—	138	2,947
Collectively evaluated for impairment	325,061	1,526,078	97,101	138,798	2,087,038

Ending Balance	$325,466	$1,530,391	$97,101	$139,932	$2,092,890

	As of December 31, 2017
	Commercial	Commercial real estate	Residential real estate	Consumer, primarily home equity lines	Total
Recorded investment in loans:
Individually evaluated for impairment in accordance with ASC 310-10	$675	$1,395	$75	$1,006	$3,151
Individually evaluated for impairment in accordance with ASC 310-30	—	4,279	—	138	4,417
Collectively evaluated for impairment	279,241	1,297,300	93,572	145,412	1,815,525

Ending Balance	$279,916	$1,302,974	$93,647	$146,556	$1,823,093

The following tables summarize recorded investments in loans as of December 31, 2016, 2015, and 2014, related to each balance in the allowance for loan losses by major portfolio segment and disaggregated on the basis of Revere’s impairment methodology (in thousands):

	As of December 31, 2016
	Commercial	Commercial real estate	Residential real estate	Consumer, primarily home equity lines	Total
Recorded investment in loans:
Individually evaluated for impairment in accordance with ASC 310-10	$364	$2,148	$—	$1,141	$3,653
Individually evaluated for impairment in accordance with ASC 310-30	—	5,975	—	138	6,113
Collectively evaluated for impairment	242,432	1,112,441	90,153	142,625	1,587,651

Ending Balance	$242,796	$1,120,564	$90,153	$143,904	$1,597,417

	As of December 31, 2015
	Commercial	Commercial real estate	Residential real estate	Consumer, primarily home equity lines	Total
Recorded investment in loans:
Individually evaluated for impairment in accordance with ASC 310-10	$150	$344	$—	$1,185	$1,679
Individually evaluated for impairment in accordance with ASC 310-30	—	—	—	—	—
Collectively evaluated for impairment	127,840	466,047	70,830	94,786	759,503

Ending Balance	$127,990	$466,391	$70,830	$95,971	$761,182

	As of December 31, 2014
	Commercial	Commercial real estate	Residential real estate	Consumer, primarily home equity lines	Total
Recorded investment in loans:
Individually evaluated for impairment in accordance with ASC 310-10	$649	$120	$—	$148	$917
Individually evaluated for impairment in accordance with ASC 310-30	—	—	—	—	—
Collectively evaluated for impairment	92,151	365,180	66,948	67,630	591,909

Ending Balance	$92,800	$365,300	$66,948	$67,778	$592,826

Allocation of the Allowance for Loan Losses

The general allocation of the allowance for loan losses is important to maintain the overall allowance at a level that is adequate to absorb credit losses inherent in the gross loan portfolio. The allocation is made for analytical purposes only and is not necessarily indicative of the categories in which future loan losses may occur. The total allowance for loan losses is available to absorb losses from any category of loans.

The following table describes the allocation of the allowance for loan losses (“ALL”) among the various categories of loans and certain other information as of September 30, 2019 and as of December 31, 2018, 2017, 2016, 2015, and 2014 (dollars in thousands):

	As of September 30,			As of December 31,
	2019			2018			2017
	ALL Amount	% of Total ALL	Loans as a % of Gross Loans	ALL Amount	% of Total ALL	Loans as a % of Gross Loans	ALL Amount	% of Total ALL	Loans as a % of Gross Loans
Commercial	$3,250	14.80%	17.2%	$2,784	14.87%	15.6%	$2,588	17.45%	15.4%
Commercial real estate	16,832	76.68%	72.8%	14,024	74.95%	73.1%	10,376	69.98%	71.5%
Residential real estate	746	3.40%	4.3%	720	3.85%	4.6%	725	4.89%	5.1%
Consumer, primarily home equity lines	1,124	5.12%	5.7%	1,184	6.33%	6.7%	1,138	7.68%	8.0%

Total	$21,952	100.00%	100.0%	$18,712	100.00%	100.0%	$14,827	100.00%	100.0%

	As of December 31,
	2016			2015			2014
	ALL Amount	% of Total ALL	Loans as a % of Gross Loans	ALL Amount	% of Total ALL	Loans as a % of Gross Loans	ALL Amount	% of Total ALL	Loans as a % of Gross Loans
Commercial	$2,664	21.80%	15.2%	$1,407	15.99%	16.8%	$1,324	18.44%	15.7%
Commercial real estate	7,761	63.52%	70.2%	5,675	64.50%	61.3%	4,339	60.44%	61.6%
Residential real estate	762	6.24%	5.6%	762	8.66%	9.3%	745	10.38%	11.3%
Consumer, primarily home equity lines	1,031	8.44%	9.0%	955	10.85%	12.6%	771	10.74%	11.4%

Total	$12,218	100.00%	100.0%	$8,799	100.00%	100.0%	$7,179	100.00%	100.0%

Investments

The investment securities portfolio is used principally to manage liquidity, interest rate risk, regulatory capital, and to take advantage of market opportunities that provide favorable returns with limited credit risk. The portfolio is generally structured to provide consistent cash flows to enhance liquidity and provide funding for loan growth. As of September 30, 2019, the portfolio was composed of obligations of U.S. government agencies, agency mortgage-backed securities, tax-exempt obligations of state and political subdivisions, asset-backed securities, and corporate obligations.

Investment securities are classified as “held-to-maturity” (“HTM”), “available-for-sale” (“AFS”), or “trading” at time of purchase. Securities are classified as HTM based upon Revere’s intent and ability to hold them to maturity. Such securities are stated at amortized cost or book value and adjusted for unamortized purchase premiums and discounts. Securities which are bought and held principally for resale in the near term are classified as trading securities, which are carried at market value. Realized gains and losses as well as gains and losses from marking the portfolio to fair value are included in trading revenue. Revere has no trading securities. Securities not classified as HTM are classified as AFS. AFS securities are those securities that Revere intends to hold for an indefinite period of time but not necessarily to maturity and are carried at fair value. Unrealized gains and losses on AFS securities are reported as a component of accumulated other comprehensive income, net of tax, which is included in stockholders’ equity. Any decision to sell a security classified as AFS would be based on various factors, including significant movements in interest rates, changes in the maturity mix of assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors.

As of September 30, 2019, December 31, 2018, and December 31, 2017, Revere did not have any HTM securities.

Available-for-Sale Investment Securities

The carrying value of the AFS investment securities portfolio as of September 30, 2019, was $182.7 million, a decrease of $4.9 million, or 2.6%, from $187.6 million as of December 31, 2018. The decrease in investment securities available-for-sale at September 30, 2019, compared to December 31, 2018, was primarily due to all of Revere’s investments in U.S. Treasury notes and bonds maturing, and some of Revere’s investments in U.S. government agency holdings maturing during the nine months ended September 30, 2019. The AFS investment security portfolio as of December 31, 2018, increased by $24.3 million, or 14.9%, compared to the AFS investment security portfolio as of December 31, 2017, which totaled $163.2 million. The increase from 2018 to 2017 was primarily due to new investments in U.S. Treasury notes and bonds, and asset backed securities. The AFS investment security portfolio represented approximately 95.5% of the total investment security portfolio as of September 30, 2019.

Revere evaluates all securities with unrealized losses quarterly to determine whether the losses are other than temporary. As of September 30, 2019, Revere determined that all unrealized losses were temporary in nature. This conclusion was based on several factors, including the strong credit quality of the securities. Revere believes that the unrealized losses in the investment portfolio were caused by changes in interest rates, market credit spreads, and perceived and actual changes in prepayment speeds on mortgage-backed securities.

The following table presents the amortized cost and fair values of the AFS investment security portfolio as of September 30, 2019, December 31, 2018, December 31, 2017, and December 31, 2016 (in thousands):

	As of September 30,		As of December 31,
	2019		2018		2017		2016
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
U.S. Treasury notes and bonds	$—	$—	$3,989	$3,984	$—	$—	$—	$—
U.S. government agency	9,037	9,049	12,373	12,271	9,596	9,516	9,632	9,561
Asset-backed securities	8,785	8,537	8,916	8,860	—	—	—	—
Residential mortgage-backed, U.S. agency	147,457	149,226	148,178	145,405	137,574	135,925	115,112	113,553
Municipal securities	15,455	15,884	17,068	17,038	17,668	17,785	16,706	16,499

Total	$180,734	$182,696	$190,524	$187,558	$164,838	$163,226	$141,450	$139,613

The following table presents the amortized cost and estimated fair value of AFS investment securities by contractual maturity distribution as of September 30, 2019, December 31, 2018, and December 31, 2017 (dollars in thousands):

	As of September 30,		As of December 31,
	2019		2018		2017		2016
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
U.S. Treasury notes and bonds:
One year or less	$—	—%	$3,989	2.20%	$—	—%	$—	—%
U.S. government agency:
One year or less	1,501	1.11%	4,009	1.10%	1,500	0.89%	—	—%
After one year through five years	7,536	2.59%	8,364	2.62%	8,096	1.59%	6,067	1.18%
After five years through ten years	—	—%	—	—%	—	—%	3,565	1.99%
Asset-backed securities:
After five years through ten years	8,785	2.79%	8,916	3.00%	—	—%	—	—%
Residential mortgage- backed, U.S. agency:
One year or less	4,169	2.32%	5,845	2.09%	10,298	1.51%	1,663	1.21%
After one year through five years	121,662	2.45%	104,873	2.37%	87,660	1.96%	89,785	1.70%
After five years through ten years	18,394	2.81%	33,302	2.89%	38,720	2.48%	21,038	2.27%
After ten years	3,232	3.77%	4,158	3.55%	896	3.09%	2,626	3.26%
Municipal securities:
One year or less	5,253	2.02%	3,690	1.57%	602	2.35%	—	—%
After one year through five years	6,303	2.43%	6,615	2.26%	8,916	1.93%	8,398	1.89%
After five years through ten years	3,899	2.62%	6,763	2.61%	8,150	2.60%	7,383	2.58%
After ten years	—	—%	—	—%	—	—%	925	2.54%

Total	$180,734	2.51%	$190,524	2.48%	$164,838	2.06%	$141,450	1.87%

Equity Investments

For regulatory purposes, Revere holds stock in the FHLB that is not marketable and therefore is carried at cost. As of September 30, 2019, December 31, 2018, and December 31, 2017, Revere held $8.5 million, $4.6 million, and $5.0 million in equity investments in the FHLB, respectively. In addition, Revere also held $109 thousand, $111 thousand and $136 thousand of investments in other bank stocks as of September 30, 2019, December 31, 2018 and December 31, 2017, respectively. These other investments do not have readily determinable fair values and are therefore carried at cost, less impairments, and increased or decreased for observable changes in market price, if any.

Management recorded, in other non-interest income in the Consolidated Income Statements, an impairment charge during the nine months ended September 30, 2019 and 2018, of $2 thousand and $8 thousand, and during the years ended 2018 and 2017, of $24 thousand and $10 thousand, respectively. The value of Maryland Financial Bank was written down to zero during the nine months ended September 30, 2019. Maryland Financial

Bank stock was valued at $2 thousand and $26 thousand as of December 31, 2018 and December 31, 2017, respectively. Revere’s holdings of Maryland Financial Bank stock have been reduced for cumulative impairments of $36 thousand as of September 30, 2019. Management believes that no other impairment charges were needed for other equity securities as of September 30, 2019.

Other Investments

Revere also invests in BOLI, which involves purchasing and holding life insurance policies on key employees. Revere is the owner and beneficiary of the insurance policies, and therefore the investments are carried on Revere’s Consolidated Balance Sheets at the cash surrender value of the underlying policies. The income earned from increases in the cash surrender value is included in non-interest income in Revere’s Consolidated Statements of Income, included elsewhere in this joint proxy statement/prospectus.

Leases

On January 1, 2019, Revere adopted ASU 2016-02, “Leases” (Topic 842), on a prospective basis, including all subsequent ASUs that modified Topic 842. Topic 842 primarily affected the accounting treatment for operating lease agreements in which Revere is the lessee.

The majority of the leases in which Revere is the lessee are real estate property leases for branch offices and corporate office space. Revere also has leases for copiers and printers. All of Revere’s leases are classified as operating leases, and were therefore previously not recognized in Revere’s Consolidated Balance Sheet. Revere elected the practical expedient to account for its leases based on their designation under the previous guidance, and therefore has classified all of its leases as operating leases under the new guidance. In accordance with the adoption of Topic 842, operating lease agreements are required to be recognized in the Consolidated Balance Sheet as a right-of-use (“ROU”) asset and a corresponding lease liability.

On January 1, 2019, Revere recorded $17.0 million of ROU assets and a lease liability of $17.6 million in the Consolidated Balance Sheet. The difference between the ROU asset and lease liability is primarily due to existing straight line rent balances carried in accordance with previous guidance. Revere has elected not to recognize ROU assets and lease liabilities arising from short-term leases, which are defined as leases with initial terms of 12 months or less. As of September 30, 2019, Revere had a ROU asset of $16.2 million and a lease liability of $16.8 million. In addition, Revere has elected to account for lease and non-lease components separately, with only the lease components measured as part of the lease liability.

Revere’s leases contain terms and conditions of options to extend or terminate the lease which are recognized as part of the ROU assets and lease liabilities when an economic benefit to exercise the option exists and there is a more-likely-than not probability that Revere will exercise the option. If these criteria are not met, the options are not included in determining the ROU asset and lease liability balances.

The following schedule shows operating lease costs and other operating lease related information for the nine months ended September 30, 2019 (dollars in thousands):

Nine Months Ended September 30, 2019
Operating lease costs:
Operating lease costs (included in lease payments)	$1,841
Short-term lease costs (not included in lease payments)	13
Variable lease costs (not included in lease payments)	68

Net lease costs	$1,922

Other operating lease information:
Cash paid for amounts included in the measurement of lease liabilities	$1,547
Operating cash flows from operating leases	$1,628
Right-of-use assets obtained in exchange for new lease liabilities	$—
Right-of-use assets obtained to amend lease liabilities	$401
Weighted-average remaining lease term	8.63 years
Weighted-average discount rate	3.04%

The following schedule presents the remaining expected lease payments as of September 30, 2019 (in thousands):

Remaining 2019	$577
2020	2,311
2021	2,312
2022	2,364
2023	2,426
2024 and Later	10,458

Total future lease payments	20,448
Impact of interest	(3,607)

Present value of future lease payments	$16,841

Deposits

Deposits are Revere’s primary source of funding. Total deposits reached $2.34 billion as of September 30, 2019, an increase of 11.9% from $2.09 billion as of December 31, 2018. Total deposits as of December 31, 2018, increased 16.4% compared to $1.80 billion as of December 31, 2017.

The following table sets forth the average balances and average rates of deposits for each of the periods indicated (dollars in thousands):

	For the Nine Months Ended September 30,
	2019		2018
	Average Balance	Average Rate	Average Balance	Average Rate
Interest-bearing demand	$118,092	0.71%	$108,497	0.39%
Money market	914,195	1.64%	848,991	1.13%
Savings	5,967	0.11%	6,157	0.09%
Time deposits	684,823	2.25%	577,477	1.60%

Total interest-bearing deposits	1,723,077	1.81%	1,541,122	1.25%
Non-interest-bearing demand	400,266		345,798

Total deposits	$2,123,343		$1,886,920

	For the Years Ended December 31,
	2018		2017		2016
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Interest-bearing demand	$109,167	0.41%	$103,814	0.30%	$61,326	0.23%
Money market	865,214	1.21%	652,069	0.81%	356,683	0.63%
Savings	6,469	0.09%	6,022	0.05%	3,980	0.05%
Time deposits	588,702	1.70%	627,264	1.29%	511,711	1.19%

Total interest-bearing deposits	1,569,552	1.34%	1,389,169	0.99%	933,700	0.91%
Non-interest-bearing demand	352,485		312,239		174,527

Total deposits	$1,922,037		$1,701,408		$1,108,227

Average total deposits increased $236.4 million, or 12.5%, to $2.12 billion for the nine months ended September 30, 2019, from $1.89 billion for the nine months ended September 30, 2018. The increase for the nine months ended September 30, 2019, was driven by increases in certificate of deposit, money market, and non-interest-bearing accounts. Average total deposits increased $220.6 million, or 13.0%, to $1.92 billion for the full year of 2018, from $1.70 billion in 2017. The increase in average deposits from 2017 to 2018, was primarily in money market accounts and non-interest-bearing demand accounts, offset partially by a decrease in certificate of deposit accounts. Average total deposits increased $593.2 million, or 53.5%, to $1.70 billion for the full year of 2017, from $1.11 billion in 2016, primarily driven by the two bank acquisitions completed during the year.

Revere’s cost of deposits increased 35 basis points from December 31, 2017 to December 31, 2018, increased eight basis points from December 31, 2016 to December 31, 2017, and increased 56 basis points from September 30, 2018 to September 30, 2019, driven by an increasing rate environment across all periods. Revere has been able to mitigate the impact of the rising rate environment by shifting the mix to lower cost deposits. In addition, Revere is focused on increasing non-interest-bearing deposits, which increased 12.9% from December 31, 2017 to December 31, 2018, 78.9% from December 31, 2017 to December 31, 2018, and 15.8% from September 30, 2019 to September 30, 2018.

The following table summarizes the maturity distribution of time deposits in denominations of less than $100 thousand and greater than or equal to $100 thousand as of September 30, 2019 and December 31, 2018 (in thousands):

	As of September 30, 2019		As of December 31, 2018
	Less than $100	Greater than or equal to $100	Less than $100	Greater than or equal to $100
Three months or less	$15,348	$129,790	$6,110	$52,199
Greater than three months through six months	26,608	99,171	11,234	93,408
Greater than six months through twelve months	30,021	151,252	20,613	190,960
Greater than twelve months	62,690	194,348	35,590	248,461

Total	$134,667	$574,561	$73,547	$585,028

Borrowings

Borrowings consist of FHLB advances and subordinated debt. Revere is a member of the FHLB and uses FHLB advances as an alternative source of funds and to manage interest rate risk. Outstanding advances are secured by eligible investment securities and qualifying commercial mortgage loans and residential mortgage loans.

Total borrowings were $179.2 million as of September 30, 2019, compared to $94.2 million as of December 31, 2018 and $108.4 million as of December 31, 2017. As of September 30, 2019, total borrowings represented 6.3% of total assets compared to 3.8% and 5.2% at December 31, 2018 and 2017, respectively.

The FHLB advance position as of September 30, 2019, consisted of $148.4 million in outstanding advances, at a weighted average interest rate of 2.41%. As of December 31, 2018 and 2017, Revere had $63.5 million and $77.8 million, respectively, of outstanding advances at a weighted average interest rate of 1.79% and 1.33%, respectively. The increase of $84.9 million compared to December 31, 2018, was due to a strategic decision to borrow from the FHLB during the first half of 2019, as rates were more favorable than running deposit specials. During the third quarter of 2019 deposit rates normalized and FHLB borrowing rates were no longer comparatively more favorable. Total FHLB advances include a fair market value adjustment of $41 thousand, $54 thousand, and $74 thousand from the assumption of BlueRidge Bank and Monument Bank advances as of September 30, 2019, December 31, 2018, and December 31, 2017, respectively. The original amount of the aggregate adjustment was $103 thousand, and is being accreted over various terms with a maximum term of 68 months.

The following schedule provides information related to Revere’s FHLB advances as of and for the nine months ended September 30, 2019 and as of and for the year ended December 31, 2018 (dollars in thousands):

	As of and For the Nine Months Ended September 30, 2019		As of and For the Year Ended December 31, 2018
	Balance	Rate	Balance	Rate
Short-term
End of period	$32,303	2.02%	$30,473	1.39%
Average	$29,217	2.07%	$31,535	1.38%
Highest month	$37,515	2.10%	$58,429	1.80%

Long-term
End of period	$116,139	2.51%	$32,983	2.16%
Average	$85,803	2.53%	$27,567	2.00%
Highest month	$116,507	2.51%	$43,840	1.98%

Total
End of period	$148,442	2.41%	$63,456	1.79%
Average	$115,020	2.40%	$59,102	1.67%
Highest month	$154,022	2.41%	$102,269	1.88%

During September 2016, Revere issued $31.0 million in aggregate principal amount of fixed-to-floating rate subordinated notes (the “fixed-to-floating rate Notes”) to certain institutional accredited investors. The net proceeds from the sale of the fixed-to-floating rate Notes were used to increase capital as well as for general corporate purposes, including the support of Revere’s continued growth and lending operations. The fixed-to-floating rate Notes are non-callable for five years, have a stated maturity of September 30, 2026, and bear interest at a fixed rate of 5.625% per year, from and including September 30, 2016 to, but excluding September 30, 2021. From and including September 30, 2021 to the maturity date or early redemption date, the interest rate will reset quarterly to a level equal to the then current three-month LIBOR rate plus 440.9 basis points.

Total outstanding subordinated debt, net of deferred costs, was $30.8 million as of September 30, 2019, $30.7 million as of December 31, 2018, and $30.6 million as of December 31, 2017. The fixed-to-floating rate Notes qualify as Tier 2 capital for regulatory purposes, are carried at their principal amount less unamortized costs, and are expected to mature on September 30, 2026.

Within approved policy guidelines, Revere may continue to use borrowings as a funding source to achieve business and asset and liability objectives.

Liquidity

Liquidity is a measure of a bank’s ability to fund loans, withdrawals or maturities of deposits, and other cash outflows in a prompt cost-effective manner. Revere’s principal sources of funds include new deposit accounts, deposit growth, scheduled amortization and prepayments of loan principal, principal cash flows from mortgage-backed securities, and funds provided by operations. While scheduled loan payments and principal cash flows from mortgage-backed securities are relatively predictable sources of funds, deposit flow and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.

As of September 30, 2019, the amount of liquid assets remained at a level management deemed adequate to ensure that, on a short- and long-term basis, contractual liabilities, depositors’ withdrawal requirements, and other operational and customer credit needs could be satisfied. As of September 30, 2019, liquid assets (cash and cash equivalents and interest-bearing deposits with other banks) were $220.9 million, which represented 7.8% of total assets, compared to $136.4 million as of December 31, 2018, which represented 5.6% of total assets on such date and compared to $72.2 million as of December 31, 2017, which represented 3.4% of total assets on such date.

Cash and cash equivalents increased by $84.5 million from $136.4 million as of December 31, 2018, to $220.9 million as of September 30, 2019. The increase was primarily a net increase in deposits, a net increase in FHLB advances and net income adjusted for non-cash items, partially offset by a net increase in loans.

Cash and cash equivalents increased by $65.7 million from $70.7 million as of December 31, 2017, to $136.4 million as of December 31, 2018. The increase was primarily due to a net increase in deposits, net proceeds from Revere’s common stock offering, net income adjusted for non-cash items, and principal collected on mortgage-backed AFS investment securities, offset in part by a net increase in loans and purchases of AFS investment securities.

Revere is a member of the FHLB and, based on available qualified collateral as of September 30, 2019, had the ability to borrow up to $286.2 million. In addition, at September 30, 2019, Revere had in place borrowing capacity of $85.8 million through correspondent banks. As of September 30, 2019, Revere had aggregate available and unused credit of approximately $134.8 million, which represents the aforementioned FHLB facilities net of $151.4 million in outstanding borrowings and letters of credit. As of September 30, 2019, outstanding commitments for Revere to extend credit totaled $742.1 million.

Off-Balance Sheet Arrangements

Revere is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of Revere’s customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheets. Revere’s exposure to credit loss in the event of non-performance by the counter party to these instruments is represented by the contractual amount of those instruments. Revere uses the same credit analysis in making commitments and conditional obligations as for on-balance sheet instruments. Commitments under performance standby letters of credit do not necessarily represent future cash requirements, in that these commitments often expire without being drawn upon.

Further discussion of these contractual obligations and commitments are included in Notes 5, 7, 8, and 9 of the Consolidated Financial Statements located beginning on page F-1 of this joint proxy statement/prospectus.

Contractual Obligations

The following tables show Revere’s contractual obligations by expected payment period, as of September 30, 2019 and December 31, 2018 (in thousands):

	As of September 30,
	Remaining 2019	2020	2021	2022	2023	2024 and Later	Total
Deposits without a stated maturity	$1,628,202	$—	$—	$—	$—	$—	$1,628,202
Time deposits	145,138	339,807	113,102	26,805	46,302	38,074	709,228
Federal Home Loan Bank borrowings	4,678	32,630	26,481	28,153	24,500	32,000	148,442
Subordinated debt	—	—	—	—	—	31,000	31,000
Operating leases(1)	577	2,311	2,312	2,364	2,426	10,458	20,448
Service contracts	669	2,588	1,554	638	—	—	5,449

Total Contractual Obligations	$1,779,264	$377,336	$143,449	$57,960	$73,228	$111,532	$2,542,769

	As of December 31,
	2019	2020	2021	2022	2023	2024 and Later	Total
Deposits without a stated maturity	$1,430,392	$—	$—	$—	$—	$—	$1,430,392
Time deposits	369,271	155,331	63,740	25,401	44,832	—	658,575
Federal Home Loan Bank borrowings	30,473	20,743	663	4,077	7,500	—	63,456
Subordinated debt	—	—	—	—	—	31,000	31,000
Operating leases(1)	2,061	2,271	2,293	988	120	921	8,654
Service contracts	2,668	2,588	1,554	638	—	—	7,448

Total Contractual Obligations	$1,834,865	$180,933	$68,250	$31,104	$52,452	$31,921	$2,199,525

(1)

Contractual obligations under non-cancelable leases as of September 30, 2019, were calculated in accordance with ASC Topic 842 adopted effective January 31, 2019, and contractual obligations under non-cancelable lease as of December 31, 2018 were calculated under ASC Topic 840 which is previous accounting guidance.

Operating leases represent obligations entered into by Revere for the use of land, premises, and related equipment. The leases generally have initial terms of three to ten years, provide for one or more renewal options ranging from three to five years and contain rent escalation terms. Revere adopted ASU 2016-02, “Leases” (Topic 842) effective January 1, 2019, which requires Revere to consider renewal options when considering the period for its leases. The payments related to renewal options that Revere considers currently have an economic benefit that would cause Revere to be more-likely-than-not to execute the options have been included in the table below as future minimum payments.

Commitments

As of September 30, 2019 and December 31, 2018, the following financial instruments were outstanding as follows (in thousands):

	As of September 30, 2019	As of December 31, 2018
Commitments to grant loans	$165,513	$82,413
Unfunded commitments	564,589	502,216
Letters of credit	12,004	10,428

Total commitments	$742,106	$595,057

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if Revere deems it necessary, is based on Revere’s management credit evaluation of the customer. Letters of credit are written conditional commitments Revere issues to guarantee the performance of a customer to a third party. The credit and market risk involved in issuing letters of credit is generally the same as that involved in extending other loan commitments. The fair value of guarantees under letters of credit is not material.

Asset and Liability Management

Asset and liability management involves the evaluation, monitoring, and managing of market risk, interest rate risk, liquidity risk and the appropriate use of capital, while maximizing profitability. Revere’s Asset and Liability Management Committee (“ALCO”) provides oversight to the asset and liability management process. ALCO recommends policy guidelines regarding exposure to interest rates, and liquidity and capital limits for approval by the Revere board of directors.

The primary goals of Revere’s interest rate risk management process are to control exposure to interest rate risk inherent in Revere’s balance sheet, determine the appropriate risk level given strategic objectives, and manage the risk consistent with limits and guidelines approved by the ALCO and the Revere board of directors. On a quarterly basis, a detailed review of Revere’s interest rate risk position is provided to the ALCO and the Revere board of directors.

Revere manages and controls interest rate risk by identifying and quantifying interest rate risk exposures through the use of net interest income simulation and economic value at risk models. Various assumptions are used to produce this analysis, including, but not limited to, the level of new and existing business, loan and investment prepayment speeds, deposit flows, interest rate curves, and competitive pricing.

Interest Rate Sensitivity Analysis

The principal objective of Revere’s asset and liability management function is to evaluate the interest rate risk included in certain balance sheet accounts; determine the level of risk appropriate given Revere’s business focus, operating environment, and capital and liquidity requirements; establish prudent asset concentration guidelines; and manage the risk consistent with board approved guidelines. Revere seeks to reduce the vulnerability of operations to changes in interest rates, with actions in this regard taken under the guidance of Revere’s ALCO. The ALCO regularly reviews liquidity, cash flow needs, maturities of investments, deposits and borrowings, current market conditions, and interest rates.

Revere currently utilizes net interest income simulation and economic value of equity models to measure the potential impact of future changes in interest rates. As of September 30, 2019, December 31, 2018, and December 31, 2017, the results of the models were within guidelines prescribed by Revere’s board of directors. If model results were to fall outside prescribed ranges, action, including additional monitoring and reporting to the Revere board of directors, would be required by the ALCO and Revere’s management.

The net interest income simulation model attempts to measure the change in net interest income over the next one-, two-, and three-year periods on a cumulative basis, assuming certain changes in the general level of interest rates.

The following table shows the model results of the impact on net interest income given immediate interest rate shocks cumulatively over a one-year and a two-year period as of September 30, 2019, December 31, 2018, and December 31, 2017 (dollars in thousands):

	As of September 30, 2019			As of December 31, 2018			As of December 31, 2017
Interest Rates (basis points)	Estimated Net Interest Income	Estimated Change in Net Interest Income		Estimated Net Interest Income	Estimated Change in Net Interest Income		Estimated Net Interest Income	Estimated Change in Net Interest Income
		Amount	Percentage		Amount	Percentage		Amount	Percentage
Instantaneous change over a one-year period:
+300	$98,537	$(1,057)	(1)%	$95,457	$(2,831)	(3)%	$77,102	$(4,921)	(6)%
+200	99,644	50	—%	97,286	(1,002)	(1)%	79,441	(2,582)	(3)%
+100	99,973	379	—%	98,354	66	—%	81,232	(791)	(1)%
0	99,594	—	—%	98,288	—	—%	82,023	—	—%
-100	98,092	(1,502)	(2)%	96,003	(2,285)	(2)%	81,182	(841)	(1)%
Instantaneous change over a two-year period:
+300	$214,067	$5,950	3%	$211,728	$1,053	—%	$175,288	$(1,874)	(1)%
+200	213,804	5,687	3%	213,205	2,530	1%	177,571	409	—%
+100	211,952	3,835	2%	213,333	2,658	1%	178,832	1,670	1%
0	208,117	—	—%	210,675	—	—%	177,162	—	—%
-100	200,651	(7,466)	(4)%	202,824	(7,851)	(4)%	170,919	(6,243)	(4)%

Revere’s interest rate sensitivity analysis as of September 30, 2019, estimated that over the next one-year period a 300 basis point instantaneous increase in the general level of interest rates would decrease net interest income by 1% and a 200 basis point or 100 basis point instantaneous increase would not have a material impact on net interest income. If the general level of interest rates were to instantaneously decrease by 100 basis points, net interest income would decrease by 2% as of September 30, 2019. As of December 31, 2018, Revere estimated that over the next one-year period, a 300 basis point instantaneous increase in the general level of interest rates would decrease net interest income by 3%, a 200 basis point instantaneous increase would decrease net interest income by 1%, and a 100 basis point instantaneous increase would not have a material impact on net interest income. If there were an instantaneous decrease in the general level of interest rates of 100 basis points, net interest income would decrease by 2% as of December 31, 2018. As of December 31, 2017, Revere estimated that over the next one-year period, a 300 basis point instantaneous increase in the general level of interest rates would decrease net interest income by 6%, a 200 basis point instantaneous increase would decrease net interest income by 3%, and a 100 basis point instantaneous increase would decrease net interest income by 1%. Revere also estimated that an instantaneous decrease in the general level of interest rates of 100 basis points as of December 31, 2017, would decrease net interest income by 1%.

Based on Revere’s model, which was run as of September 30, 2019, Revere estimated that over the next two-year period, on an instantaneous basis, a 300 basis point increase in the general level of interest rates would increase net interest income by 3%, while a 200 basis point instantaneous increase would increase net interest income by 3%, and 100 basis point instantaneous increase would increase net interest income by 2%. A 100 basis point instantaneous decrease in the general level of interest rates would cause net interest income to decrease 4% as of September 30, 2019. As of December 31, 2018, Revere estimated that over the next two-year period, on an instantaneous basis, a 300 basis point increase in the general level of interest rates would not have a material impact on net interest income, a 200 basis point instantaneous increase in the general level of interest rates would increase net interest income by 1%, and a 100 basis point instantaneous increase in interest rates would increase net interest income by 1%. An instantaneous decrease in the general level of interest rates of 100 basis points would decrease net interest income by 4%. As of December 31, 2017, Revere estimated that over the next two-year period, an instantaneous 300 basis point increase in the general level of interest rates would decrease net interest income by 1%, a 200 basis point instantaneous increase in the general level of interest rates would not have a material impact on net interest income, and a 100 basis point instantaneous increase in interest rates would increase net interest income by 1%, while an instantaneous decrease in the general level of interest rates of 100 basis points would decrease net interest income by 4%.

The following table shows the model results of the impact on Economic Value of Equity of Revere’s simulations over a one-year period as of September 30, 2019, December 31, 2018, and December 31, 2017 (dollars in thousands):

	As of September 30, 2019			As of December 31, 2018			As of December 31, 2017
Interest Rates (basis points)	Estimated Economic Value of Equity	Estimated Change in Economic Value of Equity		Estimated Economic Value of Equity	Estimated Change in Economic Value of Equity		Estimated Economic Value of Equity	Estimated Change in Economic Value of Equity
		Amount	Percentage		Amount	Percentage		Amount	Percentage
Instantaneous change over a one-year period:
+300	$240,713	$(54,838)	(19)%	$229,148	$(63,133)	(22)%	$147,870	$(69,920)	(32)%
+200	262,376	(33,175)	(11)%	253,746	(38,535)	(13)%	174,196	(43,594)	(20)%
+100	281,665	(13,886)	(5)%	276,673	(15,608)	(5)%	198,634	(19,156)	(9)%
0	295,551	—	—%	292,281	—	—%	217,790	—	—%
-100	299,645	4,094	1%	299,534	7,253	2%	225,717	7,927	4%

Revere’s interest rate sensitivity analysis as of September 30, 2019, estimated that over the next one-year period a 300 basis point instantaneous increase in the general level of interest rates would decrease economic value of equity by 19%, a 200 basis point instantaneous increase would decrease economic value of equity by 11%, and a 100 basis point instantaneous increase in interest rates would decrease economic value of equity by 5%. If the general level of interest rates were to decrease, on an instantaneous basis, by 100 basis points, economic value of equity would increase by 1% as of September 30, 2019. As of December 31, 2018, Revere estimated that over the next one-year period, a 300 basis point instantaneous increase in the general level of interest rates would decrease economic value of equity by 22%, a 200 basis point instantaneous increase would decrease economic value of equity by 13%, and a 100 basis point instantaneous increase would decrease economic value of equity by 5%. If the general level of interest rates were to decrease, on an instantaneous basis by 100 basis points, economic value of equity would increase by 2% as of December 31, 2018. As of December 31, 2017, Revere estimated that over the next one-year period, a 300 basis point instantaneous increase in the general level of interest rates would decrease economic value of equity by 32%, a 200 basis point instantaneous increase would decrease economic value of equity by 20%, and a 100 basis point instantaneous increase would decrease economic value of equity by 9%. An instantaneous increase in the general level of interest rates of 100 basis points would increase net interest income by 4% as of December 31, 2017.

Capital

The maintenance of a solid capital foundation continues to be a primary goal for Revere. Accordingly, capital plans and dividend policies are monitored on an ongoing basis. The most important objective of the capital planning process is to balance effectively the retention of capital to support future growth and the goal of providing stockholders with an attractive long-term return on their investment.

The following schedules present Revere’s actual capital amounts and ratios, the minimum capital amounts and ratios for capital adequacy purposes, and the capital amounts and ratios to be well capitalized under Prompt Corrective Action provisions (dollars in thousands):

	As of September 30, 2019
	Actual		Minimum for Capital Adequacy Purposes(1)		To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Common equity tier 1 capital ratio (to risk-weighted assets)	$264,750	11.09%	$107,407	4.50%	$155,144	6.50%
Total capital ratio (to risk-weighted assets)	$317,495	13.30%	$190,946	8.00%	$238,683	10.00%
Tier 1 capital ratio (to risk-weighted assets)	$264,750	11.09%	$143,210	6.00%	$190,946	8.00%
Tier 1 leverage ratio (to average assets)	$264,750	9.79%	$108,157	4.00%	$135,196	5.00%

	As of December 31, 2018
	Actual		Minimum for Capital Adequacy Purposes(1)		To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Common equity tier 1 capital ratio (to risk-weighted assets)	$237,746	11.40%	$93,846	4.50%	$135,555	6.50%
Total capital ratio (to risk-weighted assets)	$287,173	13.77%	$166,838	8.00%	$208,547	10.00%
Tier 1 capital ratio (to risk-weighted assets)	$237,746	11.40%	$125,128	6.00%	$166,838	8.00%
Tier 1 leverage ratio (to average assets)	$237,746	10.03%	$94,818	4.00%	$118,523	5.00%

(1)

Was fully phased in on January 1, 2019, the Basel III capital rules includes a capital conservation buffer of 2.5% that is added on top of each of the minimum risk-based capital ratios noted above. Implementation began on January 1, 2016 at the 0.625% level and increased each subsequent January 1, until it reached 2.5% on January 1, 2019.

As of September 30, 2019, Revere met all capital adequacy requirements to which Revere is subject. In December 2010 and January 2011, the Basel Committee on Banking Supervision (the “Basel Committee”) published the final texts of reforms on capital and liquidity, generally referred to as “Basel III”, which requires a “capital conservation buffer.” As of January 1, 2019, Revere is required to maintain a 2.5% capital conservation buffer, above and beyond the capital levels otherwise required under applicable regulation. The implementation of this capital conservation buffer began on January 1, 2016 at a level of 0.625%, and was fully phased in on January 1, 2019. Under this guidance banking institutions with a Common Equity Tier 1 Capital Ratio (“CET1”), Tier 1 Capital Ratio and Total Risk-Based Capital Ratio above the minimum regulatory adequate capital ratios but below the capital conservation buffer will face constraints on their ability to pay dividends, repurchase equity and pay discretionary bonuses to executive officers, based on the amount of the shortfall.

As of September 30, 2019, Revere satisfied the capital conservation buffer requirements that were applicable. Revere’s ratio that is closest to the comparative buffer ratio is the Tier 1 capital to risk-weighted assets ratio which was 5.09% above the minimum buffer ratio.

DESCRIPTION OF CAPITAL STOCK OF SANDY SPRING

The following is a brief description of the terms of the capital stock of Sandy Spring. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Maryland General Corporation Law, federal law, Sandy Spring’s articles of incorporation and Sandy Spring’s bylaws. Copies of Sandy Spring’s articles of incorporation and bylaws have been filed with the SEC and are also available upon request from Sandy Spring. To find out where copies of these documents can be obtained, see the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 176.

Authorized Capital Stock

Sandy Spring’s articles of incorporation currently authorize the issuance of up to 100,000,000 shares of capital stock, par value $1.00 per share. As of the Sandy Spring record date, there were (i) 35,308,073 shares of Sandy Spring common stock issued and outstanding, including 226,592 shares of Sandy Spring common stock issued in respect of outstanding awards of restricted stock, and (ii) 65,279 shares of Sandy Spring common stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Sandy Spring common stock.

Sandy Spring common stock is currently listed for quotation on the Nasdaq Global Select Market under the symbol “SASR.”

Preemptive Rights; Redemption Rights; Sinking Funds and Terms of Conversion

Preemptive Rights

The Sandy Spring common stock currently has no preemptive rights. The Sandy Spring board may fix preemptive rights for the Sandy Spring common stock at such prices as it determines in its sole discretion.

Redemption Rights

The Sandy Spring common stock does not currently have any redemption rights.

As of the Sandy Spring record date, there were no shares of Sandy Spring preferred stock outstanding. Preferred stock may be issued with preferences and designations as the Sandy Spring board may from time to time determine. The Sandy Spring board may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of Sandy Spring common stock.

Sinking Funds

The Sandy Spring common stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Sandy Spring common stock have no right to require redemption or repurchase of any of their shares.

Conversion

The Sandy Spring common stock has no conversion rights.

Voting Rights

Because there are no issued and outstanding shares of Sandy Spring preferred stock, the holders of Sandy Spring common stock have exclusive voting rights in Sandy Spring. They elect the Sandy Spring board and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Sandy Spring board. Generally, each holder of Sandy Spring common stock is entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Sandy Spring issues shares of Sandy Spring preferred stock, holders of the Sandy Spring preferred stock may also possess voting rights, including the right, voting separately as a class, to elect one or more directors (in addition to the directors elected by the holders of Sandy Spring common stock).

Liquidation Rights

In the event of Sandy Spring’s liquidation, dissolution or winding up, holders of Sandy Spring common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Sandy Spring available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation, dissolution or winding up.

Dividend Rights

Holders of Sandy Spring common stock are entitled to receive ratably such dividends as may be declared by the Sandy Spring board out of legally available funds. The ability of the Sandy Spring board to declare and pay dividends on Sandy Spring common stock is subject to the terms of applicable Maryland law and banking regulations. If Sandy Spring issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Preferred Stock

Sandy Spring’s articles of incorporation authorize the Sandy Spring board, without further stockholder action, to classify and reclassify any unissued shares of capital stock into a class or classes of preferred stock and to provide for the issuance of the shares of preferred stock in series, and by filing articles supplementary to the articles of incorporation pursuant to the applicable law of the State of Maryland, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. As of the Sandy Spring record date, there were no shares of Sandy Spring preferred stock outstanding. Preferred stock may be issued with preferences and designations as the Sandy Spring board may from time to time determine. The Sandy Spring board may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of Sandy Spring common stock.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2019 presents the pro forma consolidated financial position of Sandy Spring giving effect to the merger. The accompanying unaudited pro forma condensed combined income statements for the periods ending December 31, 2018 and September 30, 2019 present the pro forma results of operations of Sandy Spring giving effect to the merger, assuming that the merger became effective on January 1, 2018. These unaudited pro forma condensed combined financial statements are derived from and should be read in conjunction with the following historical financial statements, after giving effect to the merger, and the adjustments described in the following footnotes, and are intended to reflect the impact of the merger on Sandy Spring:

•

separate historical audited consolidated financial statements of Revere as of and for the year ended December 31, 2018, and the related notes thereto, which are included as part of this joint proxy statement/prospectus;

•

separate historical consolidated financial statements of Revere as of and for the nine months ended September 30, 2019, and the related notes thereto, which are included as part of this joint proxy statement/prospectus;

•

separate historical audited consolidated financial statements of Sandy Spring as of and for the year ended December 31, 2018, and the related notes thereto, which are available in Sandy Spring’s Annual Report on Form 10-K for the year ended December 31, 2018 and are incorporated by reference in this joint proxy statement/prospectus; and

•

separate historical consolidated financial statements of Sandy Spring as of and for the nine months ended September 30, 2019, and the related notes thereto, which are available in Sandy Spring’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 and are incorporated by reference in this joint proxy statement/prospectus.

The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not reflect the realization of potential cost savings, revenue synergies or any potential restructuring costs. Certain cost savings and revenue synergies may result from the merger. However, there can be no assurance that these cost savings or revenue synergies will be achieved. Cost savings, if achieved, could result from, among other things, the reduction of operating expenses, changes in corporate infrastructure and governance, the elimination of duplicative operating systems and the combination of regulatory and financial reporting requirements under one Maryland state-chartered trust company with commercial banking powers. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the merger been completed at the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company after completion of the merger.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF FINANCIAL CONDITION

AS OF SEPTEMBER 30, 2019

REFLECTING THE TRANSACTIONS

	As Reported			Pro Forma Adjustments			Sandy Spring & Revere Pro Forma Combined
(Dollars in thousands, except per share data)	Sandy Spring	Revere		Debits		Credits
Assets
Cash and due from banks	$89,377	$7,046		$—		$—	$96,423
Federal funds sold	253	—		—		—	253
Interest-bearing deposits with banks	120,306	213,848		—		—	334,154

Cash and cash equivalents	209,936	220,894		—		—	430,830
Residential mortgage loans held for sale (at fair value)	78,821	—		—		—	78,821
Investments available-for-sale (at fair value)	894,272	182,696		—		—	1,076,968
Other equity securities	51,938	8,651		—		—	60,589
Total loans	6,596,548	2,366,490	(a),(b)	11,915	(b)	18,690	8,956,263
Less: allowance for loan losses	(54,992)	(21,952)	(c)	21,952		—	(54,992)

Net loans	6,541,556	2,344,538		33,867		18,690	8,901,271
Premises and equipment, net	59,487	3,887		—	(d)	450	62,924
Other real estate owned	1,482	—		—		—	1,482
Accrued interest receivable	23,438	7,387		—		—	30,825
Goodwill	347,149	26,815	(e)	157,344	(e)	26,815	504,493
Other intangible assets, net	8,322	3,094	(f)	22,730	(f)	3,094	31,052
Other assets	221,137	37,229	(i),(m)	10,504	(g),(h)	7,572	261,297

Total assets	$8,437,538	$2,835,191		$224,444		$56,621	$11,440,552

Liabilities
Noninterest-bearing deposits	$2,081,435	$448,076		$—		$—	$2,529,511
Interest-bearing deposits	4,412,464	1,889,354		—	(j)	989	6,302,807

Total deposits	6,493,899	2,337,430		—		989	8,832,318
Securities sold under retail repurchase agreements and federal funds purchased	126,008	—		—		—	126,008
Advances from FHLB	517,477	148,442			(k)	3,005	668,924
Subordinated debentures	37,316	30,793	(l)	175	(l)	207	68,141
Accrued interest payable and other liabilities	122,797	23,298		—	(m)	32,000	178,095

Total liabilities	7,297,497	2,539,963		175		36,201	9,873,486
Stockholders’ Equity
Common Stock	35,626	59,917	(n)	59,917	(n)	12,719	48,345
Additional paid in capital	609,103	147,350	(n)	147,350	(n)	438,626	1,047,729
Retained earnings	498,020	86,540	(n),(m)	110,860		—	473,700
Accumulated other comprehensive loss	(2,708)	1,421	(n)	1,421		—	(2,708)

Total stockholders’ equity	1,140,041	295,228		319,548		451,345	1,567,066
Total liabilities and stockholders’ equity	$8,437,538	$2,835,191		$319,723		$487,546	$11,440,552

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEAR TO DATE ENDED SEPTEMBER 30, 2019

REFLECTING THE TRANSACTIONS

	As Reported		Pro Forma Adjustments		Sandy Spring and Revere Pro Forma Combined
(Dollars in thousands, except per share data)	Sandy Spring	Revere
Interest Income:
Interest and fees on loans	$240,173	$89,780	$(182)	(o)	$329,771
Interest and dividends on investment securities	20,893	3,778	(869)	(p)	23,802
Interest on other	1,413	1,630	—		3,043

Total interest income	262,479	95,188	(1,051)		356,616
Interest Expense:
Interest on deposits	46,958	23,350	(371)	(q)	69,937
Interest on borrowings	15,796	3,406	(716)	(r)	18,486

Total interest expense	62,754	26,756	(1,087)		88,423
Net interest income	199,725	68,432	36		268,193
Provision for loan losses	3,029	3,607	—		6,636

Net interest income after provision for loan losses	196,696	64,825	36		261,557
Non-interest Income:
Investment securities gains	20	—	—		20
Service charges on deposit accounts	7,265	1,045	—		8,310
Mortgage banking activities	10,541	—	—		10,541
Wealth management income	16,268	—	—		16,268
Other income	18,004	1,167	—		19,171

Total non-interest income	52,098	2,212	—		54,310
Non-interest Expenses:
Salaries and employee benefits	77,699	22,953	—		100,652
Occupancy and equipment	14,807	3,519	—		18,326
Merger expenses	364	200	(564)	(t)	—
Other expenses	40,134	8,037	2,257	(u)	50,428

Total non-interest expenses	133,004	34,709	1,693		169,406

Income before income taxes	115,790	32,328	(1,657)		146,461
Income tax expense/(benefit)	27,814	8,666	(398)	(v)	36,082

Net income	87,976	$23,662	$(1,259)		$110,379
Pro Forma Combined Per Share Data (Common Stock)
Basic net income per share	$2.46			(w)	$2.27
Diluted net income per share	2.45			(w)	2.27
Dividends declared per share	0.88				0.88
Book value	32.00			(x)	32.41
Tangible book value	22.10			(x)	21.39
Weighted average shares outstanding
Basic	35,829,394			(w)	48,548,725
Diluted	35,879,584			(w)	48,598,915

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2018

REFLECTING THE TRANSACTIONS

	As Reported		Pro Forma Adjustments		Sandy Spring and Revere Pro Forma Combined
(Dollars in thousands, except per share data)	Sandy Spring	Revere
Interest Income:
Interest and fees on loans	$294,376	$101,243	$922	(o)	$396,541
Interest and dividends on investment securities	28,371	4,085	(1,390)	(p)	31,066
Interest on other	1,335	1,645	—		2,980

Total interest income	324,082	106,973	(468)		430,587
Interest Expense:
Interest on deposits	39,139	20,972	(495)	(q)	59,616
Interest on borrowings	24,498	3,159	(943)	(r)	26,714

Total interest expense	63,637	24,131	(1,438)		86,330
Net interest income	260,445	82,842	970		344,257
Provision for loan losses	9,023	4,089	—		13,112

Net interest income after provision for loan losses	251,422	78,753	970		331,145
Non-interest Income:
Investment securities gains	190	—	—		190
Service charges on deposit accounts	9,324	1,071	—		10,395
Mortgage banking activities	7,073	—	—		7,073
Wealth management income	21,284	—	—		21,284
Other income	23,178	1,174	—		24,352

Total non-interest income	61,049	2,245	—		63,294
Non-interest Expenses:
Salaries and employee benefits	96,998	29,120	—		126,118
Occupancy and equipment	18,352	3,927	(235)	(s)	22,044
Merger expenses	11,766	—	—		11,766
Other expenses	52,667	10,899	3,423	(u)	66,989

Total non-interest expenses	179,783	43,946	3,188		226,917
Income before income taxes	132,688	37,052	(2,218)		167,522
Income tax expense/(benefit)	31,824	9,425	(532)	(v)	40,717

Net income	$100,864	$27,627	$(1,686)		$126,805
Pro Forma Combined Per Share Data (Common Stock)
Basic net income per share	$2.82			(w)	$2.62
Diluted net income per share	2.82			(w)	2.62
Dividends declared per share	1.10				1.10
Book value	30.06			(x)	31.10
Tangible book value	20.45			(x)	20.25
Weighted average shares outstanding
Basic	35,706,880			(w)	48,426,211
Diluted	35,728,146			(w)	48,447,477

See “Notes to Unaudited Pro Forma Condensed Combined Financial Statements” below for additional information.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note A—Basis of Presentation

On September 23, 2019, Sandy Spring entered into the merger agreement with Revere. The merger agreement provides for the merger of Revere with and into Sandy Spring Bank, with Sandy Spring Bank continuing as the surviving bank.

The merger agreement provides that at the effective time of the merger, each outstanding share of common stock of Revere will be converted into the right to receive 1.0500 shares of Sandy Spring common stock. Pursuant to the merger agreement, at the effective time of the merger, each unvested restricted stock award granted by Revere will become fully vested and be converted into the right to receive, without interest, the merger consideration for each share of Revere common stock subject to the restricted stock awards. Also under the terms of the merger agreement, each outstanding and unexercised option to purchase shares of Revere common stock, other than stock options held by employees or directors of Revere that will not continue as employees or directors of Sandy Spring following the effective time, or will only continue as an employee or director for only a commercially reasonable period following the effective time, will become fully vested and will be converted into an option to purchase shares of Sandy Spring common stock, on the same terms and conditions as were applicable under the Revere stock option. The number of shares of Sandy Spring common stock subject to each converted Revere stock option will be equal to the product obtained by multiplying (i) the number of shares of Revere common stock subject to the Revere stock option by (ii) the exchange ratio, and the exercise price of each converted Revere stock option will be equal to the quotient obtained by dividing (x) the exercise price for the Revere stock option by (y) the exchange ratio.

Each outstanding and unexercised option to purchase shares of Revere common stock that is held by an employee or director of Revere that will not continue as an employee or director of Sandy Spring following the effective time or will only continue as an employee or director for a commercially reasonable period following the effective time so as to facilitate integration and then terminate, will be canceled in exchange for a cash payment. The cash amount payable for such canceled Revere options will be equal to the shares of Revere common stock subject to the Revere stock option multiplied by the excess, if any, of the value of the per share merger consideration less the exercise price of the canceled Revere stock option. For this purpose, the value of the per share merger consideration will be equal to the exchange ratio multiplied by the average closing sales price per share of Sandy Spring common stock (rounded to the nearest hundredth of a cent) on the Nasdaq Global Select Market for the five consecutive trading days ending on (and including) the trading day immediately preceding the closing date of the merger.

The unaudited pro forma condensed combined financial information of Sandy Spring’s financial condition and results of operations, including per share data, are presented after giving effect to the merger. The pro forma financial information assumes that the merger was consummated on January 1, 2018 for purposes of the unaudited pro forma condensed combined statements of income and on September 30, 2019 for purposes of the pro forma statement of condition and gives effect to the merger, for purposes of the unaudited pro forma condensed combined statements of income, as if the merger had been effective during the entire periods presented. The pro forma financials also give effect to the issuance by Sandy Spring of 12,719,331 shares of common stock on the acquisition date (expected during the first quarter of 2020), as if the issuance had occurred on January 1, 2018.

The merger will be accounted for using the acquisition method of accounting; accordingly, the difference between the purchase price over the estimated fair value of the assets acquired (including identifiable intangible assets) and liabilities assumed will be recorded as goodwill.

The pro forma financial information includes estimated adjustments to record the assets and liabilities of Revere at their respective fair values and represents management’s estimates based on currently available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of Revere’s tangible, and identifiable intangible, assets and liabilities as of the closing date.

Note B—Pro Forma Financial Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on the current valuations, estimates and assumptions that are subject to change.

(a)	Adjustment reflects elimination of unamortized net deferred loan originations fees and previous fair value adjustment from the acquired Revere’s loan portfolio.

(b)

A fair value adjustment was recorded to Revere’s outstanding loan portfolio. This fair value adjustment was based on (1) current market interest rates and (2) Sandy Spring’s initial evaluation of credit quality of Revere’s loan portfolio. Total estimated fair value adjustment related to credit deterioration of the acquired portfolio amounted to approximately $18.7 million, which represented a mark of approximately 0.8% on Revere’s outstanding loan portfolio. Of the $18.7 million credit mark, approximately $15.9 million is estimated to be a credit mark on purchased non-credit impaired portfolio and approximately $2.8 million non-accretable fair value credit mark on purchased credit impaired portfolio. Upward fair value adjustment related to difference in interest rates of $4.0 million was also recorded.

(c)	Adjustment reflects elimination of the allowance for loan losses of Revere.

(d)	Adjustment reflects write-off of premises and equipment.

(e)

Adjustment reflects elimination of Revere goodwill in the amount of $26.8 million. Goodwill of $157.3 million is generated as a result of the total consideration transferred and the fair value of assets purchased exceeding the fair value of liabilities assumed is recorded. The following table presents the sensitivity of the purchase price and resulting goodwill to changes in the price of Sandy Spring’s common stock.

(Unaudited, in thousands)	Purchase Price	Estimated Goodwill
As presented in pro forma	$451,345	$157,344
Up 10%	495,303	201,302
Down 10%	407,387	113,386

(f)

Previous other intangibles of Revere in the amount of $3.1 million are eliminated. New amount of $22.7 million represents the estimated fair value of core deposit intangible. The fair value estimate of core deposit intangibles represents a 2.46% premium on Revere Bank’s core deposits. The actual amount of such core deposit intangibles assets will be determined upon completion of the merger and the estimated pro forma adjustment could change significantly.

(g)	Deferred taxes of $7.3 million associated with the adjustments to record assets and liabilities of Revere at fair value. Deferred tax was recognized using Revere’s statutory tax rate of 24%.

(h)	Reflects a $235 thousand unfavorable fair value adjustment to right of use asset for Revere’s operating leases.

(i)

Deferred tax asset of $2.8 million related to exchange of Revere’s non-qualified stock options. Additionally, includes a deferred tax asset of $7.7 million related to pro forma adjustment associated with the accrual of total transaction costs not yet recognized in the historical financial statements. Both adjustments were recognized using Revere’s statutory tax rate of 24%.

(j)	Reflects a fair value adjustment to Revere’s interest-bearing deposit liabilities to account for current market interest rates.

(k)	Reflects a fair value adjustment to Revere’s Federal Home Loan Bank borrowings to account for current market interest rates and spreads for comparable instruments.

(l)

Reflects a downward fair value adjustment of subordinated debt acquired from Revere in the total amount of $175 thousand. Also reflects an elimination of debt issuance placement fees on acquired subordinated debt of Revere in the total amount of $207 thousand.

(m)

Adjustment reflects a pro forma accrual of estimated total transaction costs not yet recognized in the historical financial statements. Adjustment increases accrued liabilities and deferred tax assets, and decreases retained earnings on an after-tax basis.

(n)

Adjustment reflects the elimination of the historical equity of Revere. Sandy Spring will issue approximately 12,719,331 shares of common stock (based on Revere’s outstanding shares of common stock as of September 30, 2019) to former Revere stockholders and will exchange vested Revere stock options for Sandy Spring stock options for a total consideration of $451.3 million (based on Sandy Spring’s closing share price of $34.56 as of October 22, 2019).

(o)

Adjustment reflects a fair value accretion on portfolio loans assuming the merger was consummated on January 1, 2018. This consists of $3.6 million and $6.4 million, respectively, for the nine months ended September 30, 2019 and the year ended December 31, 2018 in accretable adjustments to the credit mark on the acquired loans. Amortization of $0.9 million and $1.6 million, respectively, was also included for the nine months ended September 30, 2019 and the year ended December 31, 2018 related to interest rate adjustments on the acquired loans. The average remaining life of the loans is approximately four years. The adjustment also reflects the elimination of recognized net deferred origination fees and fair value adjustments from previous acquisitions in the total amount of $2.9 million and $3.8 million that was included for the nine months ended September 30, 2019 and the year ended December 31, 2018, respectively.

(p)

Adjustment reflects a fair value amortization on available for sale securities (related to unrealized gain on Revere’s available for sale securities) assuming the merger was consummated on January 1, 2018. This consists of amortization of $869 thousand and $1.4 million, respectively, for the nine months ended September 30, 2019 and the year ended December 31, 2018. The average remaining life of the securities is approximately 6 years.

(q)

Adjustment reflects the accretion of the premium on acquired Revere’s certificates of deposit assuming the merger was consummated on January 1, 2018. The estimated amount of amortization is $371 thousand for the first nine months ended September 30, 2019 and $495 thousand for the year ended December 31, 2018. The amount was estimated based off the sum-of-the-years digits method assuming two years remaining life on the assumed acquisition date of January 1, 2018.

(r)

Adjustment reflects accretion of the premium on acquired Revere Federal Home Loan Bank borrowings assuming the merger was consummated on January 1, 2018. The estimated amount of accretion is $869 thousand for the nine months ended September 30, 2019 and $1.0 million for the year ended December 31, 2018. The amount was estimated based on the straight line amortization method assuming three years remaining life on the assumed acquisition date of January 1, 2018. The adjustment also reflects fair value amortization of a discount on acquired subordinated debt in the total amount of $35 thousand and $58 thousand for the nine months ended September 30, 2019 and the year ended December 31, 2018.

(s)

Adjustment reflects fair value accretion on acquired operating leases assuming the merger was consummated on January 1, 2018. All of the accretion is expected to be realized during the year ended December 31, 2018.

(t)	Adjustment relates to transaction costs directly related to the merger recognized during the nine months ended September 30, 2019.

(u)	Adjustment reflects the amortization amount of the core deposit intangible to be acquired in the merger over an estimated useful life of 10 years using the sum-of-the-years digits method, assuming the merger was consummated on January 1, 2018. The estimated amount of the core deposit intangible amortization is $2.8 million and $4.1 million for the nine months ended September 30, 2019 and the year ended December 31, 2018, respectively. The adjustment also reflects an elimination of accretion recognized on legacy Revere other intangibles totaling $533 thousand and $710 thousand for the nine months ended September 30, 2019 and the year ended December 31, 2018, respectively.

(v)	Reflects an applicable income tax rate of 24% related to fair value pro forma adjustments.

(w)

The pro forma combined basic and diluted earnings per share for each period presented are calculated as the pro forma combined net income for the relevant period divided by the weighted average number of Sandy Spring common shares outstanding during that period, as adjusted for the assumed issuance of a total of 12,719,331 shares of Sandy Spring common stock to Revere’s stockholders in connection with the merger, effective as of January 1, 2018. The pro forma combined earnings per share on a basic and dilutive basis were calculated using the following weighted average outstanding share amounts:

	Sandy Spring		Pro Forma with Revere
	As of September 30, 2019	As of December 31, 2018	As of September 30, 2019	As of December 31, 2018
	(unaudited)	(audited)	(unaudited)	(unaudited)
Weighted average shares outstanding—basic	35,829,394	35,706,880	48,548,725	48,426,211
Weighted average shares outstanding—diluted	35,879,584	35,728,146	48,598,915	48,447,477

(x)

Book value per share equals the pro forma combined total stockholders’ equity as of the date presented divided by the number of shares of Sandy Spring common stock outstanding as of the date presented, as adjusted to give effect to the assumed issuance of 12,719,331 shares of Sandy Spring common stock to Revere’s stockholders in connection with the merger, effective as of January 1, 2018.

Tangible book value per common share is a non-GAAP financial measure. Sandy Spring’s management believes that such information is important information to be provided because it can be used, in conjunction with more traditional bank capital ratios, to assess, on a pro forma basis, the combined companies’ capital adequacy without the effect of accumulated other comprehensive loss, goodwill and other intangible assets and compare that capital adequacy with the capital adequacy of other banking organizations with significant amounts of goodwill and/or other intangible assets. Book value per common share is the most directly comparable financial measure calculated in accordance with GAAP. The following table presents, as of the dates set forth below, on a pro forma combined basis, the total stockholders’ equity and tangible common equity of the combined companies and presents a reconciliation of the pro forma combined tangible book value per common share compared to the pro forma combined book value per common share:

	Sandy Spring		Pro Forma with Revere
	As of September 30, 2019	As of December 31, 2018	As of September 30, 2019	As of December 31, 2018
	(unaudited)	(audited)	(unaudited)	(unaudited)
(Dollars in thousands, except per share data)
Tangible common equity
Total common stockholders’ equity	$1,140,041	$1,067,903	$1,567,066	$1,494,928
Adjustments:
Accumulated other comprehensive loss	2,708	15,754	2,708	15,754
Goodwill	(347,149)	(347,149)	(504,493)	(504,493)
Other intangible assets	(8,322)	(9,788)	(31,052)	(32,518)
Tangible common equity	$787,278	$726,720	$1,034,229	$973,671
Common shares outstanding	35,625,822	35,530,734	48,345,153	48,075,720
Book value per common share	$32.00	$30.06	$32.41	$31.10
Tangible book value per common share	22.10	20.45	21.39	20.25

Note C — Pro Forma Allocation of Purchase Price

The following shows the pro forma allocation of the consideration paid for Revere’s common equity to the acquired identifiable assets and liabilities assumed and the pro forma goodwill generated from the merger:

(Unaudited, in thousands except shares)
Purchase price:
Number of shares of Revere Bank common stock outstanding at September 30, 2019	11,983,404
plus Revere Bank restricted stock awards	130,245

Total Revere Bank shares outstanding and restricted stock awards to be exchanged for Sandy Spring common stock	12,113,649
per share exchange ratio	1.0500
Number of common shares of Sandy Spring common stock to be issued to Revere Bank shareholders	12,719,331
multiplied by Sandy Spring’s share price as of October 22, 2019	$34.56
Fair value of Sandy Spring common stock issued to Revere Bank shareholders	$439,580
Estimated fair value of Revere Bank stock options converted to Sandy Spring stock options	11,765

Total preliminary estimated consideration for Revere Bank	$451,345

Identifiable assets at fair value:
Cash and cash equivalents	220,894
Investment securities	182,696
Loans	2,359,715
Premises and equipment	3,437
Accrued interest receivable	7,387
Other intangible assets	22,730
Other assets	41,131

Total identifiable assets	$2,837,990
Identifiable liabilities at fair value:
Deposits	$2,338,419
Borrowings	182,272
Other liabilities	23,298

Total identifiable liabilities	2,543,989
Net assets acquired including identifiable intangible assets	$294,001
Resulting goodwill	$157,344

Note D—Estimated Amortization/Accretion of Acquisition Accounting Adjustments

The following table sets forth an estimate of the expected effects of the estimated aggregate acquisition accounting adjustments reflected in the pro forma combined financial statements on the future pre-tax income of Sandy Spring after the merger:

	For the Years Ended December 31,
(Unaudited, in thousands)	2019	2020	2021	2022	2023
Loans—credit mark	$6,371	$4,778	$3,185	$1,593	$—
Loans—interest rate mark	(1,601)	(1,201)	(800)	(400)	—
Available for sale investment securities	(1,390)	(1,158)	(927)	(695)	(463)
Deposits	495	495	—	—	—
FHLB borrowings	1,002	1,002	1,002	—	—
Subordinated debt	(58)	(47)	(35)	(23)	(12)
Core deposit intangibles	(4,133)	(3,719)	(3,306)	(2,893)	(2,480)
Other	235	—	—	—	—

Increase/(decrease) in pre-tax income	$920	$149	$(881)	$(2,419)	$(2,955)

Note E—Estimated Cost Savings and Transactions-Related Costs

Estimated cost savings, expected to approximate 45% of Revere’s annualized pre-tax non-interest expenses, are excluded from the pro forma analysis. Sandy Spring’s management currently expects to realize 75% in the first year after acquisition and 25% in the subsequent year. Expenses from the merger directly attributable to a business combination have not yet been expensed in the historical income statements or accrued in the historical balance sheets. Such expenses do not meet the continuing impact criterion because they would not be expenses that the combined entity would expect to incur on an ongoing basis. As such, pro forma adjustments have not been made to include those expenses in the pro forma income statements and have only been reflected in the pro forma balance sheet as a pro forma adjustment to retained earnings. Pre-tax merger-related costs are estimated to be approximately $32.0 million.

COMPARISON OF STOCKHOLDER RIGHTS

If the merger is completed, Revere stockholders will be entitled to receive shares of Sandy Spring common stock in exchange for their shares of Revere common stock. Sandy Spring is organized under the corporate laws of the State of Maryland and Revere is organized under the banking laws of the State of Maryland. As a result of the merger, Revere stockholders will become stockholders of Sandy Spring. Thus, following the merger, the rights of Revere stockholders who become Sandy Spring stockholders as a result of the merger will be governed by the corporate law of the State of Maryland and will also then be governed by Sandy Spring’s articles of incorporation and Sandy Spring’s bylaws. Sandy Spring’s articles of incorporation and bylaws will be unaltered by the merger.

The following is a summary of the material differences between (1) the current rights of Revere stockholders under the Maryland Financial Institutions Code (which we refer to as the “MFIC” in this section), Revere’s articles of incorporation and Revere’s bylaws and (2) the current rights of Sandy Spring stockholders under the Maryland General Corporation Law (which we refer to as the “MGCL” in this section) and Sandy Spring’s articles of incorporation and Sandy Spring’s bylaws. Sandy Spring and Revere believe that this summary describes the material differences between the rights of Sandy Spring stockholders as of the date of this joint proxy statement/prospectus and the rights of Revere stockholders as of the date of this joint proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of Sandy Spring’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 176.

AUTHORIZED CAPITAL STOCK

Sandy Spring

Sandy Spring’s articles of incorporation authorize it to issue up to 100,000,000 shares of capital stock, par value $1.00 per share, amounting in aggregate par value to $100,000,000, all of which are initially classified as common stock. As of the Sandy Spring record date, there were: (i) 35,308,073 shares of Sandy Spring common stock outstanding, which number includes 226,592 shares of Sandy Spring common stock granted in respect of outstanding awards of restricted stock; and (ii) 65,279 shares of Sandy Spring common stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Sandy Spring common stock.

Sandy Spring’s articles of incorporation authorize the Sandy Spring board to determine the designation, number, relative rights, preferences, and limitations of any series of stock. The Sandy Spring board of directors also has the authority to divide any class of stock into series or to classify and reclassify (including into a class of classes of preferred stock) any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations thereof.

Revere

Revere’s articles of incorporation authorizes it to issue up to 30,000,000 shares of common stock, par value $5.00 per share, amounting in aggregate par value to $150,000,000. As of the Revere record date, there were 12,148,240 shares of Revere First common stock outstanding, which number includes 136,959 shares of Revere common stock granted in respect of outstanding awards of restricted stock.

Holders of any class of Revere capital stock shall not have any preemptive or preferential right of subscription to any shares of any class of Revere stock, or to any obligations convertible into stock of Revere, issued or sold, nor any right of subscription to any thereof, other than as the board of Revere may determine, and any shares of convertible securities which the board of Revere may determine may be offered to holders of any class of Revere stock at any time existing to the exclusion of holders of any or all other classes existing at the time.

Section 3-301 of the MFIC provides that an increase in the outstanding capital stock of a commercial bank is not valid unless: (i) the commercial bank has sufficient surplus so that after the increase in capital

Sandy Spring’s articles of incorporation authorize the Sandy Spring board, without further stockholder action, to classify and reclassify any unissued shares of capital stock into a class or classes of preferred stock and to provide for the issuance of the shares of preferred stock in series, and by filing articles supplementary to the articles of incorporation pursuant to the applicable law of the State of Maryland, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

stock its surplus will equal at least 20% of its capital stock; or (ii) the amount of the increase is subscribed for and paid as required for subscription for original capital stock. Section 3-302 of the MFIC provides that if the Commissioner approves, then a commercial bank may issue preferred stock. Section 3-305 of the MFIC provides that a reduction of the bank’s outstanding stock is not valid unless approved by the Commissioner. Section 3-311 of the MFIC provides that on demand of a stockholder, a person may not vote any share of capital stock that, on the stock ledger of a commercial bank, appears to have been transferred within the preceding year, unless the person takes an oath as provided in Section 3-311.

Section 3-316 of the MFIC provides that unless the bank’s charter provides otherwise, a stockholder does not have preemptive rights with respect to certain types of stock, including, but not limited to: (i) stock issued to obtain any of the capital required to initiate the enterprise of the Maryland bank or trust company; (ii) stock issued for at least its fair value in exchange for consideration other than money; and (iii) stock issued or issuable under an agreement of merger.

SIZE OF THE BOARD OF DIRECTORS

Sandy Spring

Sandy Spring’s articles of incorporation currently provide that the number of directors of Sandy Spring may be increased or decreased by the Sandy Spring board from time to time pursuant to the Sandy Spring bylaws, except that the number may never be less than the minimum number permitted by the MGCL (i.e., one director) or greater than 15 (exclusive of directors, if any, to be elected by holders of preferred stock of Sandy Spring, voting separately as a class). The Sandy Spring bylaws further provide that the Sandy Spring board may increase or decrease the number of directors by a majority vote between annual stockholder meetings within the limits described above, provided that no decrease in the number of directors may shorten the term of any incumbent director. Sandy Spring’s articles of incorporation establish a classified board by which the board is divided into three classes of directors, which shall be as nearly equal in number as possible, that are elected for three-year terms (after the initial term of the board).

Revere

Revere’s articles of incorporation and bylaws currently provide that the number of directors of Revere shall be not less than five and no more than 30. The Revere bylaws further provide that a majority of Revere’s board of directors may alter the number of directors within the permissible range by fixing the number of directors to be elected at the next annual meeting stockholders or, if vacant directorships are established by the stockholders, by increasing the number of directors by not more than the additional number of directorships created by the stockholders and left vacant, provided that the action may not affect the tenure of office of any director.

Section 3-402 of the MFIC provides that at any meeting of the stockholders, the stockholders may create up to two additional directorships. Section 3-402 of the MFIC further provides that each commercial bank shall have at least five and not more than 30 directors, as its charter or bylaws provide.

Under the merger agreement, Sandy Spring will increase the size of its board to fifteen members and appoint three current members of the Revere board to the Sandy Spring board.

DIRECTOR QUALIFICATIONS

Sandy Spring

Under Sandy Spring’s bylaws, as in effect on the date of this joint proxy statement/prospectus, no person is eligible for election or appointment to the board if under 21 or over 70 years of age at the time of his or her election or appointment. No director shall serve beyond the annual stockholder meeting immediately following his or her 70th birthday.

Sandy Spring’s bylaws further provide that each director must be the holder of unencumbered or unhypothecated shares of common stock of Sandy Spring having an aggregate par value of $1,000 or fair market value of $1,000. A director of Sandy Spring may not serve as an attorney or be the member of a board for any other financial institution or bank or savings and loan holding company.

Revere

Under Revere’s bylaws, each Revere director shall take an oath of office prescribed by the laws of the State of Maryland and shall own, in good faith and in his or her name, $500 in value of unencumbered shares of stock in Revere or in a corporation that owns more than 80% of the capital stock of Revere, or such other amount as may be required from time to time under the laws of the State of Maryland.

In addition, Revere’s bylaws provide that any director that fails to attend at least one-half of the regularly scheduled meetings of the Revere board during his or her term as director shall be disqualified from serving for a succeeding term unless such disqualification is waived by the Maryland Commissioner of Financial Regulation.

Section 3-403 of the MFIC provides that after the initial issuance of capital stock by a commercial bank, each of its directors shall own in good faith and of record unencumbered shares of the capital stock of: (i) the commercial bank; or (ii) a corporation that owns more than 80% of the capital stock of the commercial bank. The unencumbered capital stock owned by the director shall be in the amount of at least (i) $500; or (ii) $250, if the commercial bank is a Maryland bank that has $50,000 or less in capital stock. Section 3-403 of the MFIC further provides that at least 30% of directors of a commercial bank shall be residents of Maryland.

REMOVAL OF DIRECTORS

Sandy Spring

Under the Sandy Spring articles of incorporation, any director may be removed for cause at any time by an affirmative vote of the a majority of the outstanding shares of Sandy Spring capital stock entitled to vote in the director election (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose, subject to applicable provisions of federal law and the rights of the holders of any class separately

Revere

Under Revere’s bylaws, a director may be removed at any time for cause by an affirmative vote of the holders of at least a majority of the shares then entitled to vote on any election of directors.

entitled to elect one or more directors. A director may only be removed by vote of stockholders after service of specific charges, adequate notice, and full opportunity to refute the charges.

SPECIAL MEETINGS OF STOCKHOLDERS

Sandy Spring

Under Sandy Spring’s articles of incorporation, special meetings of Sandy Spring stockholders may be called for any purpose at any time by the board, by a duly designated committee of the board or in accordance with Sandy Spring’s bylaws. Sandy Spring’s bylaws provide that special meetings of Sandy Spring stockholders may also be called by the President or the Chairman of the Board.

Section 2-502 of the MGCL grants the stockholders the right to call a special meeting upon the written request of the holders of at least 25% of all votes entitled to be cast at the meeting. Such written request must state the purpose(s) of the meeting and the matters proposed to be acted on, and shall be delivered to the principal office of Sandy Spring addressed to the Chairman of the board, the President or the Secretary. The Secretary of Sandy Spring must inform stockholders making such a request of all reasonably estimated costs of preparing and mailing a special meeting notice, and upon payment thereof to Sandy Spring, the Secretary must notify each stockholder entitled to notice of such meeting.

Revere

Under Revere’s bylaws, special meetings of Revere stockholders may be called for any purpose by the Chairman of the Board, the Chief Executive Officer, the President or a majority of the board of directors, and shall be called by the Chairman of the Board, the President or the Secretary upon the written request of the holders of not less than 25% of the outstanding Revere capital stock entitled to vote at the meeting.

QUORUM

Sandy Spring

Sandy Spring’s bylaws provide that unless otherwise provided in Sandy Spring’s articles of incorporation, a majority of the outstanding shares of Sandy Spring entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of stockholders. Less than a quorum may adjourn the meeting of Sandy Spring stockholders without further notice.

Sandy Spring’s articles of incorporation require a special quorum of the holders (in person or by proxy) of 80% of the outstanding shares of voting stock of Sandy Spring for any meeting of stockholders called to consider a vote in favor of certain transactions, including a reverse stock split or merger or consolidation of Sandy Spring with, or a sale, exchange or lease of substantially all of the assets (having a book

Revere

Revere’s bylaws provide that a majority of the outstanding shares of Revere entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at any meeting of the stockholders.

or fair market value of 25% or more of the total assets of Sandy Spring as of a date no earlier than 45 days prior) of Sandy Spring to any person or entity that is not recommended by the Sandy Spring board by the required vote applicable to the proposed transaction under articles of incorporation. Less than such special quorum may adjourn the meeting of Sandy Spring stockholders without further notice.

STOCKHOLDER ACTION BY WRITTEN CONSENT

Sandy Spring

The Sandy Spring bylaws provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if a unanimous written consent to the action is signed by each stockholder entitled to vote on the matter and a written waiver of any rights to dissent is signed by each stockholder entitled to notice but not entitled to vote at the meeting. The unanimous written consent and the written waiver, if any, shall be filed with the records of the Sandy Spring stockholders’ meetings.

Revere The articles of incorporation and bylaws of Revere do not provide for the stockholders of Revere to take action without a meeting.

NOTICE OF STOCKHOLDER MEETINGS

Sandy Spring

Sandy Spring’s bylaws provide that written or printed notice shall be given, not less than 10 nor more than 90 days before the date on which the meeting is to be held to each stockholder entitled to vote at the meeting and each other stockholder entitled to notice of the meeting.

When any stockholder meeting is adjourned, notice of the place, time or business to be transacted at such adjourned meeting need not be given if announced at the meeting at which such adjournment is taken; provided, however, that if any meeting is adjourned for more than 30 days, then notice of the adjourned meeting shall be given as in the case of an original meeting.

At any adjourned meeting at which a quorum is represented, any business may be transacted which might have been transacted at the original meeting.

Revere

Revere’s bylaws provide that written notice stating the place, day and hour of a stockholder meeting, and the purpose of such meeting, must be delivered not less than 10 nor more than 50 days before the date on which the meeting is to be held to each stockholder entitled to vote at the meeting. Such notice may be delivered either personally, by mail or by electronic means.

Under Revere’s bylaws, when any stockholder meeting is adjourned, no further notice of an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken, shall be necessary, and no new record date need be set, if the meeting is reconvened on a date not more than 120 days after the original record date.

Section 3-310 of the MFIC requires that in addition to any other required notice, at least one notice of the annual stockholders meeting shall be published at least 10 days before the meeting in a newspaper circulated in the county where the commercial bank has its principal banking office. This requirement does not apply if every stockholder entitled to vote at the meeting executes a written waiver of the notice before the date set for the publication.

ADVANCE NOTICE OF STOCKHOLDER PROPOSALS

Sandy Spring

Sandy Spring’s bylaws provide that in addition to any other applicable requirements for business to be properly brought before an annual meeting by a stockholder, a stockholder must give timely written notice thereof to the Secretary of Sandy Spring. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of Sandy Spring not less than 30 nor more than 90 days before the date of any such annual meeting of stockholders; provided, however, that if less than 45 days’ notice of the date of the meeting is given to stockholders, such notice by a stockholder must be received by the Secretary not later than the close of business on the 15th day following the day on which notice of the date of the meeting was mailed to stockholders or two days before the date of the meeting, whichever is earlier. Each such notice given by a stockholder to the Secretary with respect to business proposals to be brought before a meeting shall set forth (a) a brief description of the business and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on Sandy Spring’s books, of the stockholder proposing such business, (c) the class and number of shares of Sandy Spring that are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. Stockholder proposals that do not satisfy the requirements described above, may be considered and discussed but not acted upon at an annual meeting.

Revere

The MFIC permits corporations to require any stockholder proposing a nominee for election as a director or any other matter for consideration at a stockholder’s meeting to provide advance notice of the nomination or proposal. Neither Revere’s articles of incorporation nor bylaws require any such advance notice of stockholder proposals.

DISSENTERS’ OR APPRAISAL RIGHTS

Sandy Spring

Under the MGCL, a stockholder of a Maryland corporation is generally entitled to dissent from, and demand payment of the fair value of their shares in connection with, a merger, consolidation, share exchange, asset transfer or business combination that substantially adversely alters such stockholder’s rights (determined as of the date of the meeting at which such transaction is approved, without reference to any appreciation or depreciation in value resulting from such transaction or its proposal) subject to specified

Revere

Section 3-718 of the MFIC provides that the successor bank in a consolidation, merger, or transfer of assets may offer to pay in cash to the objecting stockholders of a constituent bank not more than what it considers to be the fair value of their shares as of the time of the stockholders’ meeting approving the transaction. An objecting stockholder who accepts the offer is barred from receiving the appraised fair value of the shares. Otherwise, in accordance with Section 3-719 of the MFIC, a procedural requirements. Sections 3-201 through 3-213 of the MGCL set forth the procedures a stockholder requesting payment for his, her or its shares must follow, which generally include (i) filing with such Maryland corporation, at or before the meeting to vote on the proposed transaction, a written objection to the proposed transaction; and (ii) refraining from voting for or consenting to the proposal to approve the proposed transaction; and (iii) within a specified time period, delivering to such Maryland corporation a written demand for payment with respect to such dissenting shares stating the number and class of shares for which payment is demanded. The MGCL does not confer appraisal rights, however, if the corporation’s stock is either (i) listed on a national securities exchange; or (ii) is not entitled to vote on the transaction; or (iii) the subject of a special provision of the charter of such Maryland corporation which provides that the holders of such stock are not entitled to appraisal rights.

The MGCL further provides that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger unless either (i) the merger alters the contract rights of the stock as expressly set forth in the corporation’s charter and the charter does not reserve the right to do so; or (ii) such stock will be converted into something other than either stock in the successor or cash.

The above discussion is not a complete statement of the law relating to appraisal rights under the MGCL, and the applicable sections of the MGCL should be reviewed carefully by any stockholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so.

stockholder in a bank that voted against the consolidation, merger, or transfer of assets is entitled to receive the fair value of those shares, in cash, if the transaction becomes effective. A stockholder who desires to receive payment of the fair value must, within 30 days after the transaction becomes effective, make a written demand on the successor bank for payment, and surrender the stock certificates.

Section 3-708 of the MFIC provides that an agreement of consolidation, merger, or transfer of assets shall be submitted to the stockholders of each constituent bank for approval. The directors of each constituent bank must give two (2) weeks’ public notice of the meeting of the stockholders, and each notice must state that objecting stockholders are entitled to payment of the fair value of only those shares of stock that are voted against approval of the agreement.

Section 3-720 of the MFIC provides that the determination of fair value is made by three appraisers, with one being chosen only by the owners 2/3 of the shares involved, one being chosen by the board of the successor bank, and the third chosen by the other two appraisers. The fair value to which any two appraisers agree shall govern, and the appraisers must give notice of the fair value determination to the successor and to each objecting stockholder. Within five (5) days after the appraisers give notice of the fair value determination, a stockholder who is dissatisfied with that value may notify the Commissioner, who must have the shares reappraised, and that reappraisal is final with regard to the value of the shares of stock of all objecting stockholders.

ANTI-TAKEOVER PROVISIONS AND RESTRICTIONS ON BUSINESS COMBINATIONS

Sandy Spring

Sandy Spring has not opted out of the requirements which it is subject to under Section 3-602 of the MGCL. The MGCL prohibits certain future acquirors of 10% or more of Sandy Spring’s common stock (“interested stockholders”), and their affiliates from engaging in business combinations (as defined below) with Sandy Spring for a period of five years after such acquisition. After the five-year period, a business combination with an interested stockholder or affiliate thereof must be recommended by the board of directors and may occur only: (i) with a vote of 80% of the voting stock

Revere

Revere has not opted out of the requirements which it is subject to under Section 3-602 of the MGCL. The MGCL prohibits certain future acquirers of 10% or more of Revere’s common stock (“interested stockholders”), and their affiliates from engaging in business combinations (as defined below) with Revere for a period of five years after such acquisition. After the five-year period, a business combination with an interested stockholder or affiliate thereof must be recommended by the board of directors and may occur only: (i) with a vote of

(including two-thirds of the stock not held by the interested stockholder and its affiliates); or (ii) if certain stringent fair price tests are met. A “business combination” is broadly defined in the MGCL to include mergers, consolidations, certain share exchanges, asset transfers and other transactions, subject to certain exceptions. The MGCL does not preclude or restrict any business combination with an interested stockholder if the board of directors approves or exempts the transaction before such person becomes an interested stockholder.

Sandy Spring’s articles of incorporation provide that a business combination with an interested stockholder or “controlling party” (generally defined as a person that owns or controls 20% or more of the outstanding voting stock) must be approved by the holders of (a) at least 80% of the outstanding shares of voting stock and (b) at least 67% of the outstanding shares of voting stock held by stockholders other than such interested stockholder. The super-majority vote is not required for a business combination with an interested stockholder that is approved by a majority of disinterested directors or meets certain consideration value requirements.

Sandy Spring is also subject to the provisions of the Maryland Control Share Act which causes persons who acquire beneficial ownership of stock at levels of 10%, 33% and more than 50% (“control share acquisitions”) to lose the voting rights of such stock unless voting rights are restored by the stockholders at a meeting by vote of two-thirds of all the votes entitled to be cast on the matter (excluding stock held by the acquiring stockholder or Sandy Spring’s officers or employee directors). The Control Share Act affords a cash-out election (at an appraised value) for stockholders other than the acquiring stockholder, payable by Sandy Spring, if the acquiring stockholder is given voting rights for more than 50% of the outstanding stock. Under certain circumstances, Sandy Spring may redeem shares acquired in a control share acquisition if voting rights for such shares have not been approved.

In addition, Sandy Spring’s articles of incorporation require a supermajority vote of 80% of the outstanding shares of voting stock to authorize a merger or consolidation of Sandy Spring with, or a sale, exchange or lease of all or substantially all of the assets of Sandy Spring to, any person or entity unless approval of any such transaction is recommended by at least a majority of the entire board of directors. “Substantially all of the assets” is defined to mean assets having a fair market

80% of the voting stock (including two-thirds of the stock not held by the interested stockholder and its affiliates); or (ii) if certain stringent fair price tests are met. A “business combination” is broadly defined in the MGCL to include mergers, consolidations, certain share exchanges, asset transfers and other transactions, subject to certain exceptions. The MGCL does not preclude or restrict any business combination with an interested stockholder if the board of directors approves or exempts the transaction before such person becomes an interested stockholder.

Revere is also subject to the provisions of the Maryland Control Share Act which causes persons who acquire beneficial ownership of stock at levels of 10%, 33% and more than 50% (“control share acquisitions”) to lose the voting rights of such stock unless voting rights are restored by the stockholders at a meeting by vote of two-thirds of all the votes entitled to be cast on the matter (excluding stock held by the acquiring stockholder or Revere’s officers or employee directors). The Control Share Act affords a cash-out election (at an appraised value) for stockholders other than the acquiring stockholder, payable by Revere, if the acquiring stockholder is given voting rights for more than 50% of the outstanding stock. Under certain circumstances, Revere may redeem shares acquired in a control share acquisition if voting rights for such shares have not been approved.

Section 3-314 of the MFIC provides that a person may not: (i) acquire the outstanding voting stock of a commercial bank or bank holding company in Maryland, if the acquisition will affect the power to direct or to cause the direction of the management or policy of any banking institution or bank holding company; or (ii) acquire any voting stock of a commercial bank, if the acquisition will give any one person control of 25% or more of the voting stock of the commercial bank (clauses (i) and (ii) together defined as a “Stock Acquisition”), unless the person who intends to make a Stock Acquisition applies to the Commissioner for approval, at least 60 days before the acquisition becomes effective. The application for approval must contain a description of the proposed Stock Acquisition, and all other information that is available to inform the Commissioner of the effect of the acquisition on the power to direct or cause the direction of the management or policy of the banking institution or value or book value, whichever is greater, of 25% or more of the total assets of Sandy Spring. Additionally, Sandy Spring’s articles of incorporation also require that the presence in person or by proxy of 80% of the outstanding shares is required to constitute a quorum at any meeting at which a vote in favor of a reverse stock split or merger or consolidation of Sandy Spring with, or a sale, exchange or lease of substantially all of the assets of Sandy Spring to, any person or entity that is not recommended by the board of directors by the required vote applicable to the proposed transaction under the articles of Sandy Spring will be considered. Such a meeting may not be adjourned with notice if a quorum is not present. In the event any shares of Series A Preferred Stock are outstanding, Sandy Spring’s articles supplementary require, in addition to any other stockholder vote requirement under law or the articles, the vote or consent of at least 2/3 of the holders of Sandy Spring Series A Preferred Stock to approve any binding share exchange or reclassification involving the Sandy Spring Series A Preferred Stock, or any merger or consolidation of Sandy Spring with another corporation or entity, unless in each case the shares of Sandy Spring Series A Preferred Stock remain outstanding or, are converted into or exchanged for preference securities of the surviving entity of a merger (or its ultimate parent) with rights that are not materially less favorable to the holders thereof.

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, for: (i) a classified board; (ii) a two-thirds vote (of all stock entitled to vote thereon) requirement for removing a director; (iii) a requirement that the number of directors be fixed only by vote of the board of directors; (iv) a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or (v) a majority requirement for the calling of a special meeting of stockholders. Sandy Spring has not elected to be subject to any of the provisions of Subtitle 8. Through provisions in the articles unrelated to Subtitle 8, Sandy Spring already requires a classified board and that the number of directors be fixed by a vote of the board of directors.

bank holding company. The Commissioner may deny approval for a stock acquisition that the Commissioner determines to be anticompetitive or to threaten the safety or soundness of a banking institution. Voting stock that is acquired in violation of Section 3-314 may not be voted for five years.

Section 3-702 of the MFIC provides that a bank may (i) consolidate with one or more other banks to form a new consolidated bank; (ii) merge into another bank or have one or more other banks merged into it; or (iii) transfer its asset to another bank. According to Section 3-703 of the MFIC, an agreement of consolidation, merger, or transfer of assets shall be approved by the affirmative vote of a majority of the full authorized membership of the board of each constituent commercial bank. After the board of each constituent bank has approved the agreement, certain information and documentation, including the agreement itself and a certified copy of the approval resolution of each board showing the required approval, shall be filed with the Commissioner for approval. The Commissioner then publishes a notice of the filing of the agreement, unless such notice is not required under Section 3-704 of the MFIC. Within 6 months after the required documentation and information, including the agreement, has been filed with the Commissioner, the Commissioner shall approve or disapprove the agreement, with the grounds for approval set forth in the MFIC.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

Sandy Spring

Sandy Spring’s articles of incorporation provide that an officer or director of Sandy Spring shall not be personally liable to Sandy Spring or its stockholders for monetary damages for breach of their fiduciary duty as a director or officer, except for liability: (i) for actually receiving an improper benefit or profit in money, property or services from Sandy Spring (to the extent proven), or (ii) from an adverse judgment or other final adjudication based on a finding that the individual’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated.

Revere

Revere’s articles of incorporation provide that, to the fullest extent permitted by Maryland law, no director of Revere shall be personally liable to Revere or its stockholders for monetary damages for breach of fiduciary duty as director.

MGCL 2-405.2 provides that the charter of a corporation may include any provision expanding or limiting the liability of its directors and officers as described in Section 5-418 of the Courts and Judicial Proceedings Article, which states that the articles may not include a provision that restricts or limits the liability of its directors or officers: (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property, or services actually received; (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; and (3) with respect to any action described in subsection (b) of Section 5-418 of the Courts and Judicial Proceedings Article. However, by its own terms, subsection (b) of Section 5-418 of the Courts and Judicial Proceedings Article does not apply to actions brought by or on behalf of a state governmental entity, receiver, conservator, or depositor against a director or officer of a banking institution, credit union, savings and loan association, or a subsidiary of any of the above described institutions, as defined in under Maryland law.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sandy Spring

Sandy Spring’s articles of incorporation provide that subject to applicable provisions of federal law, Sandy Spring will indemnify to the fullest extent permissible under the MGCL any individual who is or was a director, officer, employee, or agent of Sandy Spring, and any individual who serves or served at Sandy Spring’s request as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, in any proceeding

Revere

Revere’s articles of incorporation provide that, to the maximum extent permitted by Maryland law, Revere will indemnify its currently acting and former directors against all liabilities and expenses incurred in connection with their services in such capacities, and will indemnify its currently acting and former officers to the full extent that indemnification shall be provided to directors, and served, it its request as a director, officers, partner, trustee, employee or agent in which the individual is made a party as a result of his service in such capacity. Sandy Spring’s articles of incorporation further provide that an individual will not be indemnified if (i) it is established that the act or omission at issue was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty; (ii) the individual actually received an improper personal benefit in money, property, or services; or (iii) in the case of a criminal proceeding, the individual had reasonable cause to believe that the act or omission was unlawful.

The rights of indemnification provided for in the Sandy Spring articles of incorporation are not exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Rights of indemnification under the articles of incorporation continue as to a person who has ceased to serve in one of the capacities listed in the this section and inure to the benefit of the heirs, executors and administrators of such person.

of another corporation, partnership, joint venture or other enterprise. Revere’s articles of incorporation further provide that Revere shall advance expenses to its directors and officers and other persons referred to above to the fullest extent permitted by Maryland law.

Revere’s articles of incorporation also provide that the indemnification of directors and officers shall also apply to (i) directors and officers and other persons referred to above to the extent permitted by Maryland law and (ii) directors and officers who are also employees, in their capacity as employees. Under Revere’s articles of incorporation, the Revere board may, by resolution, or agreement make further provisions for indemnification of employees and agents to the extent permitted by Maryland law.

INSPECTION OF BOOKS AND RECORDS

Sandy Spring

Under MGCL Sections 512 and 513, any stockholder making a written demand may inspect and copy during usual business hours the following corporate documents: bylaws, minutes of the proceedings of the stockholders, annual statements of affairs, voting trust agreements deposited with the corporation and a statement showing all stock and securities issued by the corporation during the prior 12 months. Additionally, upon written request, one or more persons who together are and for at least six months have been stockholders of record of at least 5% of the outstanding stock of any class of a corporation may inspect and copy during regular business hours the corporation’s accounting books and stock ledger.

Revere

Under MGCL Sections 512 and 513, any stockholder making a written demand may inspect and copy during usual business hours the following corporate documents: bylaws, minutes of the proceedings of the stockholders, annual statements of affairs, voting trust agreements deposited with the corporation and a statement showing all stock and securities issued by the corporation during the prior 12 months. Additionally, upon written request, one or more persons who together are and for at least six months have been stockholders of record of at least 5% of the outstanding stock of any class of a corporation may inspect and copy during regular business hours the corporation’s accounting books and stock ledger.

Section 3-309 of the MFIC provides that any stockholder, director or officer of a commercial bank may inspect the stock ledger of the bank during normal business hours.

AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS

Sandy Spring

Sandy Spring’s articles of incorporation and bylaws provide that, in addition to the powers conferred by the MGCL or other statute, the Sandy Spring board may make, repeal, alter, amend and rescind the bylaws of Sandy Spring. Notwithstanding any other provision of the Sandy Spring organizational document or the fact that some lesser percentage may be specified by law, the bylaws shall not be made, repealed, altered, amended or rescinded by the stockholders of Sandy Spring except by the vote of the holders of not less than 80% of the outstanding shares of capital stock of Sandy Spring entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting) or by a majority vote of the board.

Sandy Spring’s articles of incorporation authorize Sandy Spring to repeal, alter, amend or rescind any provision contained in the articles of incorporation in the manner prescribed by law, and all rights conferred on stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the affirmative vote of at 80% of the outstanding shares of capital stock entitled to vote (considered for this purpose as one class) cast at a stockholder meeting called for that purpose shall be required to amend certain sections of Sandy Spring’s articles of incorporation, including provisions relating to (i) authorization of issuance of stock; (ii) directors; (iii) approval of certain transactions; (iv) approval of business combinations with controlling parties; (v) evaluation of business combinations; and (vi) amendment of articles of incorporation.

Revere

Revere’s articles of incorporation provides that no amendment to Revere’s articles of incorporation will be effective and valid unless it has been approved by an affirmative vote of a majority of the shares of Revere stock entitled to be cast thereon, after due authorization and/or approval or advance of such action by the Revere board, as required by law.

Revere’s bylaws provide that the bylaws may be amended (i) at any time by a majority vote of the full Revere board or (ii) by vote of a majority of the outstanding shares of capital stock of Revere entitled to vote generally in the election of directors cast at a duly called and held meeting of stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT OF SANDY SPRING

The following table provides information as of December 23, 2019 with respect to the persons known by Sandy Spring to be the beneficial owners of more than 5% of its outstanding common stock. A person is considered to beneficially own any shares of Sandy Spring common stock over which he or she has, directly or indirectly, sole or shared voting or investment power.

Address Of Beneficial Owner	Number of Shares Owned		Percent of Common Stock Outstanding(1)
BlackRock, Inc. 55 East 52nd Street New York, New York 10022	3,721,261	(2)	10.5%

Dimensional Fund Advisors LP 6300 Bee Cave Road Austin, Texas 78746	2,520,969	(3)	7.1%

(1)	Based on 35,308,073 shares of common stock outstanding as of December 23, 2019.
(2)

According to the Schedule 13G/A filed by Blackrock, Inc., with the SEC on December 10, 2019, BlackRock, Inc., had sole voting power with respect to 3,473,411 shares and sole dispositive power with respect to 3,721,261 shares.

(3)

According to the Schedule 13G/A filed by Dimensional Fund Advisors LP on February 8, 2019, Dimensional Fund Advisors had sole voting power with respect to 2,436,482 shares and sole dispositive power with respect to 2,520,969 shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “funds”). In its role as investment advisor, sub-advisor and/or manager Dimensional may be deemed to be the beneficial owner of the shares held by the funds. However, all securities reported are owned by the funds. Dimensional Fund Advisors LP disclaims beneficial ownership of such securities.

The following table provides information as of December 23, 2019, about the shares of Sandy Spring common stock that may be considered to be beneficially owned by (i) each director and each named executive officer of Sandy Spring as of such date and (ii) all Sandy Spring directors and executive officers as a group. This information has been provided by each of the directors and executive officers at Sandy Spring’s request or derived from statements filed with the SEC. Beneficial ownership of securities means the possession directly or indirectly, through any formal or informal arrangement, either individually or in a group, of voting or investment power (which includes the power to dispose of, or to direct the disposition of, such security). Unless otherwise indicated, to Sandy Spring’s knowledge, the beneficial owner has sole voting and dispositive power over the shares. No individual holds more than 1% of the total outstanding shares of Sandy Spring common stock. All directors and executive officers as a group own 2.2% of outstanding common stock.

Name	Shares Owned(1)(2)	Restricted Stock	Shares That May Be Acquired Within 60 Days by Exercising Options(3)	Total
Mona Abutaleb	2,796	1,634	—	4,430
Ralph F. Boyd, Jr.	5,293	1,634	—	6,927
Mark E. Friis(4)	37,735	1,634	—	39,369
Robert E. Henel, Jr.	10,445	1,634	—	12,079
Pamela A. Little	21,255	1,634	—	22,889
James J. Maiwurm	3,880	1,634	—	5,498
Mark C. Michael	22,594	1,438	—	24,032
Mark C. Micklem	6,000	—	—	6,000
Gary G. Nakamoto	7,226	1,634	—	8,860
Robert L. Orndorff	166,307	1,634	—	167,941
Joe R. Reeder	56,852	1,438	—	58,290
Craig A. Ruppert	84,605	1,634	—	86,239
Daniel J. Schrider(5)	74,408	37,544	—	111,952
Philip J. Mantua(6)	46,105	15,077	—	61,182
Joseph J. O’Brien(7)	39,561	17,093	—	56,654
R. Louis Caceres	26,988	14,811	—	41,799
Kevin Slane(8)	2,386	11,057	—	13,443

All directors and all executive officers as a group (20 persons)	635,225	142,443	597	778,265

(1)

Under the rules of the SEC, an individual is considered to “beneficially own” any share of common stock which he or she, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (a) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power, which includes the power to dispose, or to direct the disposition, of such security.

(2)	Only whole shares appear in the table. Fractional shares that may arise from participation in the dividend reinvestment plan are not shown.
(3)	Includes stock options exercisable as of December 23, 2019 and within 60 days thereafter.
(4)	Includes 25,782 shares owned by the Suzanne L. Friis Living Trust for which Mr. Friis and his wife, Suzanne L. Friis, are Trustees.
(5)	Mr. Schrider’s shares include 6,218 shares held through employee benefit plans and 580 shares owned by Mr. Schrider’s daughters for which Mr. Schrider is custodian.
(6)	Mr. Mantua’s shares include 16,692 shares held through employee benefit plans.
(7)	Mr. O’Brien’s shares include 5,118 shares held through employee benefit plans.
(8)	Mr. Slane’s shares include 928 shares held through employee benefit plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT OF REVERE

As of December 23, 2019, Revere is not aware of any beneficial owners of more than 5% of its outstanding common stock. A person is considered to beneficially own any shares of Revere common stock over which he or she has, directly or indirectly, sole or shared voting or investment power.

The following table provides information as of December 23, 2019, about the shares of Revere common stock that may be considered to be beneficially owned by (i) each director and each named executive officer of Revere as of such date and (ii) all Revere directors and executive officers as a group. This information has been provided by each of the directors and executive officers at Revere’s request. Beneficial ownership of securities means the possession directly or indirectly, through any formal or informal arrangement, either individually or in a group, of voting or investment power (which includes the power to dispose of, or to direct the disposition of, such security). Unless otherwise indicated, to Revere’s knowledge, the beneficial owner has sole voting and dispositive power over the shares. All directors and executive officers as a group own 15.10% of outstanding common stock.

Name	Shares Owned(1)	Restricted Stock	Shares That May Be Acquired Within 60 Days by Exercising Options(2)	Total
J. Robb Cecil(3)	72,419	1,920	—	74,339
Michael T. Collins	17,815	2,238	—	20,053
Kenneth C. Cook(4)	183,985	2,842	140,416	327,243
Mary Pat Fleming	25,479	1,783	3,300	30,592
Andrew F. Flott(5)	83,573	2,842	141,331	227,746
J. Brian Gaeng	58,253	1,788	—	60,041
Christopher C. Hayes(6)	144,622	2,883	—	147,505
Christopher A. Hesen	34,971	2,332	15,438	52,741
Brian J. Lemek	237,043	3,242	—	240,285
Melanie Lundquist, CPA	1,000	513	—	1,513
Angelo H. Magafan(7)	233,521	3,065	—	236,586
Walter C. Martz II	23,855	3,065	—	26,920
J. Stephen McAuliffe, III, Esq.	14,774	3,065	—	17,839
James Nesbitt, III, CPA	37,280	3,419	—	40,699
Christina Baldwin O’Meara(8)	39,228	3,065	—	42,293
Peter H. Plamondon, Jr.(9)	17,090	3,065	—	20,155
Henry E. Posko	79,698	3,065	—	82,763
Carrie A. Quinn	5,768	1,487	4,265	11,520
James A. Seale(10)	133,095	3,065	—	136,160
Sidney Strickland, Jr.	20,980	1,671	—	22,651
Richard K. Yocum	41,001	2,327	—	43,328

All directors and all executive officers as a group (23 persons)	1,518,136	54,986	307,605	1,880,727

(1)

Under the rules of the SEC, an individual is considered to “beneficially own” any share of common stock which he or she, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (a) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power, which includes the power to dispose, or to direct the disposition, of such security.

(2)	Includes stock options exercisable as of December 23, 2019 and within 60 days thereafter.
(3)	Includes 1,296 shares held by spouse.

(4)	Includes 1,957 shares held by children.
(5)	Includes 651 shares held by spouse.
(6)	Includes 21,450 shares held by spouse.
(7)	Includes 11,354 shares held by spouse.
(8)	Includes 7,333 shares held by spouse.
(9)	Includes 471 shares held by spouse.
(10)	Includes 93,519 shares held by spouse.

LEGAL MATTERS

The validity of the Sandy Spring common stock to be issued in connection with the merger will be passed upon for Sandy Spring by Kilpatrick Townsend & Stockton LLP (Washington, D.C.). Certain U.S. federal income tax consequences relating to the merger will be passed upon for Sandy Spring by Kilpatrick Townsend & Stockton LLP (Washington, D.C.) and for Revere by Windels Marx Lane & Mittendorf LLP (New Brunswick, New Jersey).

EXPERTS

Sandy Spring

Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements of Sandy Spring, included in Sandy Spring’s Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of internal control over financial reporting of Sandy Spring as of December 31, 2018, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Sandy Spring’s financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Revere

The consolidated financial statements of Revere as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, are included herein in reliance upon the report of Dixon Hughes Goodman, LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

DEADLINES FOR SUBMITTING STOCKHOLDER PROPOSALS

Sandy Spring

Sandy Spring held its 2019 annual meeting of stockholders on April 24, 2019 and began mailing its proxy statement for such meeting on or about March 13, 2019.

From time to time, individual stockholders may wish to submit proposals that they believe should be voted upon by the stockholders. The SEC has adopted regulations that govern the inclusion of such proposals in the Company’s annual proxy materials. Stockholder proposals intended to be presented at the 2020 annual meeting of stockholders may be eligible for inclusion in the proxy materials for that annual meeting if received at Sandy Spring’s executive offices not later than November 13, 2019 unless the date of the 2020 annual meeting is more than 30 days from April 24, 2020, in which case the deadline is a reasonable time before Sandy Spring begins to print and mail proxy materials. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

In addition, Sandy Spring’s bylaws require that to be properly brought before an annual meeting, stockholder proposals for new business must be delivered to or mailed and received by the secretary not less than thirty nor more than ninety days prior to the date of the meeting; provided, however, that if less than forty-five days’ notice of the date of the meeting is given to stockholders, such notice by a stockholder must be received not later than the fifteenth day following the date on which notice of the date of the meeting was mailed to stockholders or two days before the date of the meeting, whichever is earlier. Each such notice given by a stockholder must set forth certain information specified in the bylaws concerning the stockholder and the business proposed to be brought before the meeting.

Stockholders also may nominate candidates for election as a director, provided that such nominations are made in writing and received at Sandy Spring’s executive offices not later than December 22, 2017. The nomination should be sent to the attention of Aaron Kaslow, General Counsel and Secretary, at Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832, and must include, concerning the director nominee, the following information: full name, age, date of birth, educational background and business experience, including positions held for at least the preceding five years, home and office addresses and telephone numbers, and a signed representation to timely provide all information requested by Sandy Spring for preparation of its disclosures regarding the solicitation of proxies for election of directors. The name of each such candidate for director must be placed in nomination at the annual meeting by a stockholder present in person. The nominee must also be present in person at the annual meeting. A vote for a person who has not been duly nominated pursuant to these requirements will be deemed to be void.

Revere

Revere held its 2019 annual meeting of stockholders on May 21, 2019 and began mailing its proxy statement for such meeting on or about April 22, 2019. Revere will not hold a 2020 annual meeting of stockholders if the merger is completed. However, if the merger is not completed for any reason, Revere will hold an annual meeting of its stockholders in 2020. Revere’s articles of incorporation and bylaws do not contain any provisions requiring a stockholder that is proposing a nominee for election as a director or any other matter for consideration at a meeting of Revere’s stockholders to provide advance notice of the nomination or proposal to Revere before a date or within a period of time in advance of the stockholder meeting.

WHERE YOU CAN FIND MORE INFORMATION

Sandy Spring is filing with the SEC this registration statement under the Securities Act of 1933, as amended, to register the issuance of the shares of Sandy Spring common stock to be issued in connection with the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Sandy Spring in addition to being a proxy statement for Sandy Spring stockholders and Revere stockholders. The registration statement, including this joint proxy statement/prospectus and the attached annexes and exhibits, contains additional relevant information about Sandy Spring, including information about Sandy Spring’s common stock.

The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, such as Sandy Spring and Revere, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports, proxy statements and other information filed by Sandy Spring with the SEC are also available at Sandy Spring’s website at www.sandyspringbank.com under the tab “Investor Relations,” and then under the heading “SEC Filings”. The reports, proxy statements and other information filed by Revere with the SEC are available at Revere’s website at www.wfbi.com under the tab “Investor Relations,” and then under the heading “Documents and Filings.” The web addresses of the SEC, Sandy Spring and Revere are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those web sites is not part of this joint proxy statement/prospectus.

The SEC allows Sandy Spring to incorporate by reference information in this joint proxy statement/prospectus. This means that Sandy Spring can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Sandy Spring previously filed with the SEC.

Sandy Spring SEC Filings (SEC File No. 000-19065)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2018

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2019, June 30, 2019 and September 30, 2019

Current Reports on Form 8-K	Filed on April 25, 2019, September 24, 2019, October 29, 2019, November 1, 2019 and November 5, 2019 (other than those portions of the documents deemed to be furnished and not filed)

Definitive Proxy Statement on Schedule 14A	Filed on March 13, 2019

In addition, Sandy Spring also incorporates by reference additional documents filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the Sandy Spring special meeting, provided that Sandy Spring is not incorporating by reference any information furnished to, but not filed with, the SEC.

Except where the context otherwise indicates, Sandy Spring has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Sandy Spring, and Revere has supplied all information contained or incorporated by reference relating to Revere.

Documents incorporated by reference are available from Sandy Spring without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. You can obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from Sandy Spring at the following address and phone number:

Sandy Spring Bancorp, Inc.

17801 Georgia Avenue

Olney, Maryland 20832

(800) 399-5919

Revere Bank and Subsidiary

Consolidated Balance Sheets

(dollars in thousands, except per share data)

	September 30, 2019	December 31, 2018
	(Unaudited)	(Audited)
Assets
Cash and due from banks	$220,894	$136,442
Securities available-for-sale, at fair value	182,696	187,558
Equity investments	8,651	4,698
Loans	2,366,490	2,084,806
Less allowance for loan losses	21,952	18,712

Loans, net	2,344,538	2,066,094
Premises and equipment, net	3,887	4,283
Right-of-use assets	16,166	—
Accrued interest receivable	7,387	6,854
Deferred tax assets	5,982	6,397
Bank owned life insurance	11,077	10,902
Goodwill	26,815	26,815
Core deposit intangibles	3,094	3,627
Other assets	4,004	1,541

Total Assets	$2,835,191	$2,455,211

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Non-interest-bearing demand	$448,076	$368,063
Interest-bearing	1,889,354	1,720,904

Total Deposits	2,337,430	2,088,967
Federal Home Loan Bank advances	148,442	63,456
Subordinated debt, net	30,793	30,715
Lease liabilities	16,841	—
Accrued interest payable	1,408	1,320
Other liabilities	5,049	5,862

Total Liabilities	2,539,963	2,190,320

Stockholders’ Equity
Common stock, par value $5 per share; 30,000,000 shares authorized; shares issued and outstanding of 11,983,404 for September 30, 2019 and 11,817,361 for December 2018	59,917	59,087
Surplus	147,350	145,076
Retained earnings	86,540	62,878
Accumulated other comprehensive income (loss)	1,421	(2,150)

Total Stockholders’ Equity	295,228	264,891

Total Liabilities and Stockholders’ Equity	$2,835,191	$2,455,211

See accompanying notes to the Consolidated Financial Statements

Revere Bank and Subsidiary

Consolidated Income Statements

(dollars in thousands, except per share data)

(Unaudited)

	For the Nine Months Ended September 30,
	2019	2018
Interest Income
Loans, including fees	$89,780	$73,662
Securities	3,430	2,646
Federal funds sold and other	1,978	1,143

Total Interest Income	95,188	77,451

Interest Expense
Deposits	23,350	14,378
Federal Home Loan Bank advances	2,018	1,000
Subordinated debt	1,388	1,389

Total Interest Expense	26,756	16,767

Net Interest Income	68,432	60,684
Provision for Loan Losses	3,607	2,751

Net interest income after provision for loan losses	64,825	57,933

Non-interest income
Service charges on deposits	1,045	743
Other non-interest income	992	718
Loss on disposal of premises and equipment	—	(26)
Earnings on bank owned life insurance	175	178

Total Non-interest income	2,212	1,613

Non-Interest Expense
Salaries and employee benefits	22,953	21,172
Occupancy and equipment	3,519	2,920
Legal and professional fees	765	1,081
Advertising	920	878
Data processing	1,997	1,887
FDIC premiums	648	1,029
Merger and acquisitions costs	200	—
Core deposit intangibles amortization	533	533
Other real estate owned expense	180	—
Gain on other real estate owned	(93)	—
Other	3,087	2,911

Total Non-interest expense	34,709	32,411

Income before taxes	32,328	27,135
Income Tax Expense	8,666	6,720

Net Income	$23,662	$20,415

Basic earnings per common share	$1.99	$2.02
Diluted earnings per common share	$1.93	$1.94

See accompanying notes to the Consolidated Financial Statements

Revere Bank and Subsidiary

Consolidated Statements of Comprehensive Income

(dollars in thousands)

(Unaudited)

	For the Nine Months Ended September 30,
	2019	2018
Net income	$23,662	$20,415
Other comprehensive income (loss):
Unrealized gains (losses) on securities available-for-sale, net	4,927	(2,960)
Tax (expense) benefit	(1,356)	815

Total other comprehensive income (loss)	3,571	(2,145)

Total comprehensive income	$27,233	$18,270

See accompanying notes to the Consolidated Financial Statements

Revere Bank and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity

(dollars in thousands)

(Unaudited)

	Common Stock		Surplus	Retained earnings	Accumulated other comprehensive income (loss)	Total
	Shares	Amount
Balance as of January 1, 2019	11,817,361	$59,087	$145,076	$62,878	$(2,150)	$264,891
Net income	—	—	—	23,662	—	23,662
Other comprehensive income	—	—	—	—	3,571	3,571
Options exercised	39,022	195	204	—	—	399
Warrants exercised	62,069	310	683	—	—	993
Vested restricted stock	58,288	292	1,183	—	—	1,475
Employee stock purchase plan	6,664	33	161	—	—	194
Stock-based compensation	—	—	43	—	—	43

Balance as of September 30, 2019	11,983,404	$59,917	$147,350	$86,540	$1,421	$295,228

Balance as of January 1, 2018	9,854,488	$49,272	$104,921	$35,060	$(976)	$188,277
Net income	—	—	—	20,415	—	20,415
Other comprehensive loss	—	—	—	—	(2,145)	(2,145)
Common stock offering	1,610,000	8,050	36,094	—	—	44,144
Options exercised	244,342	1,222	1,913	—	—	3,135
Warrants exercised	39,715	199	437	—	—	636
Vested restricted stock	47,096	235	816	—	—	1,051
Employee stock purchase plan	7,366	37	184	—	—	221
Stock-based compensation	—	—	173	—	—	173

Balance as of September 30, 2018	11,803,007	$59,015	$144,538	$55,475	$(3,121)	$255,907

See accompanying notes to the Consolidated Financial Statements

Revere Bank and Subsidiary

Consolidated Statements of Cash Flows

(dollars in thousands)

(Unaudited)

	For the Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities:
Net income	$23,662	$20,415
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	781	582
Stock compensation expense	1,518	1,224
Net amortization of premiums on securities available-for-sale	886	1,046
Accretion of net discounts on loans	(774)	(1,034)
Amortization of acquisition premium on time deposits	(2)	(12)
Amortization of core deposit intangible	533	533
Amortization of Federal Home Loan Bank advance premiums	(13)	(16)
Impairment loss on equity investments	2	8
Loss on disposal of premises and equipment	—	26
Increase in cash surrender value of bank owned life insurance	(175)	(178)
Provision for loan losses	3,607	2,751
Deferred tax benefit	(941)	(480)
Increase in accrued interest receivable	(533)	(688)
Amortization of deferred financing costs	78	83
Gain on sale of other real estate owned	(93)	—
Decrease (increase) in other assets	(894)	805
Increase in other liabilities	(1,873)	(918)

Net cash provided by operating activities	25,769	24,147

Cash flows from investing activities:
Decrease in interest-bearing deposits with banks	—	1,470
Purchases of securities available-for-sale	(15,993)	(27,705)
Proceeds from sales, maturities and calls of securities available-for-sale	6,500	2,108
Principal collected on mortgage-backed securities available-for-sale	18,396	16,906
Redemption of Federal Home Loan Bank securities, net	(3,955)	(88)
Net increase in loans	(282,728)	(181,842)
Proceeds from sale of other real estate owned	1,544	—
Purchase of premises and equipment, net	(131)	(1,210)

Net cash used in investing activities	(276,367)	(190,361)

Cash flows from financing activities:
Net increase in deposits	248,465	155,305
Net increase (decrease) in long-term borrowings—Federal Home Loan Bank advances	84,999	(3,217)
Proceeds from common stock offering, net	—	44,144
Proceeds from stock options and warrants	1,392	3,771
Net proceeds from issuance of common stock under employee stock purchase plan	194	221

Net cash provided by financing activities	335,050	200,224

Net increase in cash and cash equivalents	84,452	34,010
Cash and cash equivalents, beginning of period	136,442	70,742

Cash and cash equivalents, end of period	$220,894	$104,752

Supplemental cash flows information:
Interest paid	$26,139	$16,496
Income taxes paid, net of refunds of $40 in 2018	$13,268	$9,796
Non-cash investing activity
Initial recognition of operating lease right-of-use assets	$17,010	$—
Initial recognition of lease liabilities	$17,588	$—
Transfers from loans to other real estate owned	$1,116	$—

See accompanying notes to the Consolidated Financial Statements

Revere Bank and Subsidiary

Notes to Consolidated Financial Statements

For the Nine Months Ended September 30, 2019 and 2018

(Unaudited)

1.    Summary of Significant Accounting Policies

Organization and Nature of Operations

Revere Bank and its subsidiary (collectively, the “Bank”) was incorporated on June 29, 2007 under the laws of the State of Maryland and is a Maryland state chartered bank. The Bank commenced operations on November 20, 2007, and is a full service bank providing business and personal lending and deposit services. As a state chartered bank, the Bank is subject to the regulation of the State of Maryland Department of Labor, Licensing and Regulation and the Federal Deposit Insurance Corporation (“FDIC”). The area served by the Bank includes the counties of Anne Arundel, Baltimore, Frederick, Howard, Montgomery and Prince George’s, all located in Maryland and Washington, D.C.

Basis of Presentation

The consolidated financial statements include accounts of Revere Bank and its wholly-owned subsidiary, 7401 Realty LLC. The purpose of this subsidiary is the procurement and maintenance of other real estate owned and acquired through foreclosure or other means. The Bank does not have any real estate that qualifies as other real estate owned. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan and lease losses, the assessment of other-than-temporary impairment of securities available-for-sale, and the valuation of deferred tax assets and goodwill.

Presentation of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold and highly liquid short-term investment securities. The Bank does not currently have amounts generally described as restricted cash or restricted cash equivalents. Generally, federal funds are purchased or sold for one day periods. Short-term investments are purchased with or have a maturity date of less than three months.

Purchased Credit Impaired Loans

The fair value of loans with evidence of credit deterioration, purchased credit-impaired (“PCI”) loans, are initially recorded at fair value, but thereafter accounted for differently than purchased, non-credit-impaired loans. For PCI loans, the excess of all cash flows estimated to be collectible at the date of acquisition over the purchase price of the PCI loan is recognized as interest income, using a level-yield basis over the life of the loan. This amount is referred to as accretable yield. The PCI loan’s contractually-required payments receivable estimated to be in excess of the amount of its future cash flows expected at the date of acquisition is referred to as the non-accretable difference, and is not reflected as a yield adjustment, but rather a reduction to the recorded balance.

Subsequent to the acquisition date, management continues to monitor cash flows on a quarterly basis, to determine the performance of the PCI loan in comparison to management’s initial performance expectations.

Subsequent decreases to the expected cash flows will generally result in an allowance for loan losses. Subsequent significant increases in cash flows result in a reversal of the allowance for loan losses to the extent of prior provisions or a reclassification of amount from non-accretable difference to accretable yield, with a positive impact on the accretion of interest income in future periods.

Goodwill and Other Intangible Assets

The Bank accounts for goodwill and intangible assets in accordance with ASC 350, “Intangibles—Goodwill and Other.” Goodwill is the excess of the purchase price over the fair value of the net assets acquired in connection with the 2016 acquisitions of BlueRidge Bank and Monument Bank. The Bank has one reporting unit and tests its goodwill related to that reporting unit for impairment on an annual basis. In making this assessment the Bank considers a number of factors including operating results, business plans, economic projections, anticipated future cash flow, current market data, stock price, etc. There are inherent uncertainties related to these factors and management’s judgement in applying them to the analysis of goodwill impairment. Changes in economic and operating conditions could result in goodwill impairment in future periods. If certain events occur, which indicate goodwill might be impaired between annual tests, goodwill must be tested when such events occur.

The Bank elected to early adopt ASU 2017-04, “Intangibles—Goodwill and Other (Topic 350)” when completing the annual test for goodwill impairment during 2018. The Bank elected to early adopt this standard and considers it preferable because the fair value of the Bank’s goodwill exceeds its carrying value. The Bank tested goodwill for impairment by evaluating qualitative factors such as changes in leadership, economic conditions, branch operations, and composition of assets. In completing this analysis the Bank determined that it is it not more-likely-than-not that the fair value of the Bank’s goodwill is less than its carrying amount and therefore did not complete a quantitative impairment test. The Bank determined that its goodwill was not impaired during 2019 as of the annual test date of September 30, 2019.

Core deposit intangible (“CDI”) assets represent the estimated value of long-term deposit relationships acquired through acquisitions. The Bank has two CDI assets which are being amortized straight line over 7.0 years for BlueRidge Bank CDI asset and 7.6 years for Monument Bank CDI asset. The estimated useful lives are periodically reviewed for reasonableness. The CDI assets are monitored for triggering events that may indicate impairment. There were no triggering events during 2019; therefore, the Bank determined that its CDI assets were not impaired.

Revenue From Contracts with Customers

Effective January 1, 2018, the Bank adopted ASU 2014-09, “Revenue from contracts with customers,” under the modified retrospective approach. A significant amount of the Bank’s revenues are from net interest income on financial assets and liabilities, investment securities gains, loan and letter of credit fees, income from bank-owned life insurance, and certain other revenues that are excluded from the scope of the amended guidance.

For non-interest income revenue streams within the scope of the amended guidance, the Bank recognizes the expected amount of consideration as revenue when performance obligations related to the services under the terms of a contract are satisfied. The Bank’s contracts do not contain terms that necessitate significant judgment to determine the amount of revenue to recognize. Generally, the Bank does not incur significant measurable costs associated with obtaining contracts with customers and the Bank’s contracts with customers are such that there is unlikely to be a required contract asset or liability.

Deposit account fees

The Bank provides demand deposit, money market, and savings account products to consumer and business customers. Services include, but are not necessarily limited to online and branch banking, online bill pay, imaging services and cash alternative services such as money orders and cashier’s checks. Deposit account contracts can be closed at anytime. The performance obligation for deposit accounts is complete at the end of each month and any fees are received and recognized on the last day of the month or in the following month.

Transaction-based service fees

Transaction-based fees are one-time charges for services that the Bank provides to its customers either upon their request or due to their actions. These services primarily include wire transfer fees, return check and over drawn account fees, and ATM surcharges to customers and non-Revere Bank customers. We generally receive payment for, and recognize revenue from transaction-based services at the time these services are performed for the customer.

Loan fee income

In addition to lending and servicing loans, Revere Bank is also the broker in certain loan transactions. All performance obligations required in brokering a loan are complete when the loan is closed, which is when the Bank recognizes broker fee income. In addition to those fees loan fee income also includes other one-time lending related charges and payments received for loan related performance obligations satisfied within one year.

Other

Other non-interest income primarily includes merchant services income, safe deposit box rentals and other miscellaneous service charges. Merchant services income mainly represents fees charged to merchants to process their debit and credit card transactions, in addition to account management fees. Payment for merchant services and other miscellaneous charges is received, and revenue recognized, once the service is complete. Safe deposit box rental fees are charged to the customer on an annual basis and recognized upon receipt of payment.

Leases

On January 1, 2019, Revere adopted ASU 2016-02, “Leases” (Topic 842), on a prospective basis, including all subsequent ASUs that modified Topic 842. Topic 842 primarily affected the accounting treatment for operating lease agreements in which Revere is the lessee.

The majority of the leases in which the Bank is the lessee are real estate property leases for branch offices and corporate office space. The Bank also has leases for copiers and printers. All of the Bank’s leases are classified as operating leases, and were therefore previously not recognized in the Bank’s Consolidated Balance Sheet. The Bank elected the practical expedient to account for its leases based on their designation under the previous guidance, and therefore has classified all of its leases as operating leases under the new guidance. In accordance with the adoption of Topic 842, operating lease agreements are required to be recognized in the Consolidated Balance Sheet as a right-of-use (“ROU”) asset and a corresponding lease liability.

On January 1, 2019, the Bank recorded $17.0 million of ROU assets and a lease liability of $17.6 million in the Consolidated Balance Sheet. The difference between the ROU asset and lease liability is primarily due to existing straight line rent balances carried in accordance with previous guidance. The Bank has elected not to recognize ROU assets and lease liabilities arising from short-term leases, which are defined as leases with initial terms of 12 months or less. As of September 30, 2019, the Bank had a ROU asset of $16.2 million and a lease liability of $16.8 million. In addition, The Bank has elected to account for lease and non-lease components separately, with only the lease components measured as part of the lease liability.

Revere’s leases contain terms and conditions of options to extend or terminate the lease which are recognized as part of the ROU assets and lease liabilities when an economic benefit to exercise the option exists and there is a more-likely-than not probability that Revere will exercise the option. If these criteria are not met, the options are not included in determining the ROU asset and lease liability balances.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (commonly referred to as the Current Expected Credit Losses model, or “CECL”). The new guidance replaces the incurred loss impairment methodology in current U.S. GAAP with an expected credit loss methodology and requires consideration of a broader range of information to determine credit loss estimates. Financial assets measured at amortized cost will be presented at the net amount expected to be collected by using an allowance for credit losses. Purchased credit deteriorated loans will receive an allowance account at the acquisition date that represents a component of the purchase price allocation. Credit losses relating to debt securities available-for-sale will be recorded through an allowance for credit losses, with such allowance limited to the amount by which fair value is below amortized cost. In addition, an allowance for credit losses will also be required for off-balance sheet commitments. The Bank is continuing to evaluate and assess the impact of the adoption of this ASU on its consolidated financial statements. In July 2019, the FASB proposed changes to the effective date for smaller reporting companies, as defined by the SEC, and other non-SEC reporting entities. The proposal would delay the effective date to fiscal years beginning after December 31, 2022, including interim periods within those fiscal periods. As the Bank is an other non-SEC reporting entity for the fiscal year 2020, the proposed delay would be applicable. On October 16, 2019, the FASB approved its proposal to delay the effective date for smaller reporting companies, as defined by the SEC, and other non-SEC reporting entities and plans to release a final ASU in November.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments,” which provides classification guidance on debt extinguishment costs, contingent consideration payments made after a business combination, proceeds from the settlement of Corporate-Owned Life Insurance policies, including Bank Owned Life Insurance policies, and other items. The amendments are effective for fiscal periods beginning after December 15, 2018, and for interim periods within fiscal years beginning after December 15, 2019. The Bank is evaluating the impact of this standard and does not expect an impact to the Bank’s Consolidated Statement of Cash Flows.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash,” which requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments are effective for fiscal periods beginning after December 15, 2018, and for interim periods within fiscal years beginning after December 15, 2019. The Bank is evaluating the impact of this standard and does not expect an impact to the Bank’s Consolidated Statement of Cash Flows.

In January 2017, the FASB issued ASU 2017-01, “Business Combinations (Topic 805)—Clarifying the Definition of a Business,” which clarifies the definition and provides a more robust framework to use in determining when a set of assets and activities constitutes a business. It is intended to provide guidance when evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The ASU was adopted during 2018 and did not have an impact on the Bank’s consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, “Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment,” eliminating Step 2 from the goodwill impairment test; which required entities to compute the implied fair value of goodwill. Under this ASU, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. This ASU is effective for fiscal years beginning after December 15, 2020 for non-SEC filing entities, with early adoption permitted after January 1, 2017. The Bank elected to early adopt this standard during 2018. See Note 6 for more information regarding the Bank’s goodwill.

In February 2017, the FASB issued ASU 2017-05, “Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20),” which clarifies the scope of Subtopic 610-20 and adds guidance for partial sales of nonfinancial assets, including partial sales of real estate. Historically, U.S. GAAP contained several different accounting models to evaluate whether the transfer of certain assets qualified for sale treatment. This ASU reduces the number of potential accounting models that might apply and clarifies which model does apply in various circumstances. The ASU was adopted during 2018 and did not have an impact on the Bank’s consolidated financial statements.

In March 2017, the FASB issued ASU 2017-08, “Receivables—Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities.” This ASU shortens the amortization period for certain callable debt securities held at a premium to require such premiums to be amortized to the earliest call date unless applicable guidance related to certain pools of securities is applied to consider estimated prepayments. Under prior guidance, entities were generally required to amortize premiums on individual, non-pooled callable debt securities as a yield adjustment over the contractual life of the security. This ASU does not change the accounting for callable debt securities held at a discount, will be effective for fiscal years beginning after December 15, 2018 and did not have a significant impact on the Bank’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820)—Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement.” The new guidance removes the requirement to disclose the amount of and reasons for transfers between Level 1 and Level 2 in the fair value hierarchy and removes the requirement to disclose the valuation process for Level 3 fair value measurements. The guidance, however, requires public business entities to disclose gains and losses for the period included in other comprehensive income of Level 3 fair value measurements and also to disclose the range and weighted-average used to develop significant unobservable inputs of Level 3 fair value measurements. This guidance is effective for public business entities for reporting periods after December 15, 2019. The Bank does not anticipate the guidance to require significant changes to its consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies do not apply to the Bank or are not expected to have an impact on the Bank’s financial position, results of operations, or cash flows.

2.	Restrictions on Cash and Due from Banks

The Bank had Federal Reserve Bank Reserve Requirement balances of $895 thousand and $376 thousand as of September 30, 2019 and December 31, 2018, respectively. As of September 30, 2019 and December 31, 2018, the Bank did not have any other restrictions on its cash balances.

3.    Investment Securities

Securities Available-for-Sale

The amortized cost and estimated fair value of securities available-for-sale, with gross unrealized gains and losses as of September 30, 2019, September 30, 2018 and December 31, 2018, are as follows (in thousands):

	As of September 30, 2019
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. government agency	$9,037	$28	$16	$9,049
Asset-backed securities	8,785	—	248	8,537
Residential mortgage-backed, U.S. agency	147,457	2,161	392	149,226
Municipal securities	15,455	432	3	15,884

Total	$180,734	$2,621	$659	$182,696

	As of September 30, 2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Treasury notes and bonds	$5,978	$—	$8	$5,970
U.S. government agency	8,069	—	159	7,910
Asset-backed securities	5,850	—	22	5,828
Residential mortgage-backed, U.S. agency	135,068	40	4,219	130,889
Municipal securities	17,518	25	229	17,314

Total	$172,483	$65	$4,637	$167,911

	As of December 31, 2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Treasury notes and bonds	$3,989	$—	$5	$3,984
U.S. government agency	12,373	6	108	12,271
Asset-backed securities	8,916	—	56	8,860
Residential mortgage-backed, U.S. agency	148,178	113	2,886	145,405
Municipal securities	17,068	70	100	17,038

Total	$190,524	$189	$3,155	$187,558

As of September 30, 2019, the Bank did not have securities available-for-sale pledged as collateral for Federal Home Loan Bank advances. As of September 30, 2019, securities available-for-sale with a fair value of $102.5 million were pledged to secure public and non-profit deposits.

There were no securities sold during the nine months ended September 30, 2019 or 2018.

The following table presents the amortized cost and estimated fair value of securities available-for-sale by contractual maturity distribution as of September 30, 2019 and December 31, 2018 (in thousands):

	As of September 30, 2019		As of December 31, 2018
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
U.S. Treasury notes and bonds:
One year or less	$—	$—	$3,989	$3,984
U.S. government agency:
One year or less	1,501	1,498	4,009	3,976
After one year through five years	7,536	7,551	8,364	8,295
Asset-backed securities:
After five years through ten years	8,785	8,537	8,916	8,860
Residential mortgage-backed, U.S. agency	147,457	149,226	148,178	145,405
Municipal securities:
One year or less	5,253	5,264	3,690	3,682
After one year through five years	6,303	6,488	6,615	6,600
After five years through ten years	3,899	4,132	6,763	6,756

Total	$180,734	$182,696	$190,524	$187,558

Unrealized losses on securities have not been recognized into operations because the issuers of the securities are of high credit quality, management has the intent to hold these securities until market recovery, it is more-likely-than-not that the Bank will not be required to sell its securities prior to market recovery or maturity, and the declines in fair value are largely due to market illiquidity and interest rates. The fair values of these securities are expected to recover as they approach maturity and/or market conditions change.

Information pertaining to securities available-for-sale with gross unrealized losses as of and for September 30, 2019, September 30, 2018 and December 31, 2018, aggregated by investment category and length of time that individual securities have been in a continuous loss position are as follows (dollars in thousands):

	As of September 30, 2019
		Less Than Twelve Months		Twelve Months or Greater		Total
	Number of Securities	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
U.S. government agency	4	$4,499	$13	$1,498	$3	$5,997	$16
Asset-backed securities	5	3,039	71	5,497	177	8,536	248
Residential mortgage-backed, U.S. agency	51	17,463	93	25,041	299	42,504	392
Municipal securities	3	499	1	820	2	1,319	3

Total	63	$25,500	$178	$32,856	$481	$58,356	$659

	As of September 30, 2018
		Less Than Twelve Months		Twelve Months or Greater		Total
	Number of Securities	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
U.S. Treasury notes and bonds	3	$5,970	$8	$—	$—	$5,970	$8
U.S. government agency	7	1,000	5	6,910	154	7,910	159
Asset-backed securities	3	5,828	22	—	—	5,828	22
Residential mortgage-backed, U.S. agency	140	40,882	922	82,328	3,297	123,210	4,219
Municipal securities	33	8,458	98	5,096	131	13,554	229

Total	186	$62,138	$1,055	$94,334	$3,582	$156,472	$4,637

	As of December 31, 2018
		Less Than Twelve Months		Twelve Months or Greater		Total
	Number of Securities	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
U.S. Treasury notes and bonds	2	$3,984	$5	$—	$—	$3,984	$5
U.S. government agency	7	2,651	1	6,949	107	9,600	108
Asset-backed securities	5	8,860	56	—	—	8,860	56
Residential mortgage-backed, U.S. agency	133	24,796	143	101,537	2,743	126,333	2,886
Municipal securities	21	1,123	3	7,418	97	8,541	100

Total	168	$41,414	$208	$115,904	$2,947	$157,318	$3,155

Equity Investments

For regulatory purposes the Bank holds stock in the FHLB that is not marketable and therefore is carried at cost. As of September 30, 2019 and December 31, 2018, the Bank held $8.5 million and $4.6 million in equity investments in the FHLB, respectively. In addition, we also held $109 thousand and $111 thousand of investments in other bank stocks as of September 30, 2019 and December 31, 2018, respectively. These other investments do not have readily determinable fair values and are therefore carried at cost, less impairments, and increased or decreased for observable changes in market price.

Management recorded, in other non-interest income in the Consolidated Income Statements, an impairment charge during the nine months ended September 30, 2019 and 2018, of $2 thousand and $8 thousand, respectively, related to Maryland Financial Bank stock, which after the impairments no longer had a recorded value as of September 30, 2019 and had a recorded value of $2 thousand as of December 31, 2018. The Bank’s holdings of Maryland Financial Bank stock have been reduced for cumulative impairments of $36 thousand as of September 30, 2019. Management believes that no other impairment charges were needed for other equity securities during the nine months ended September 30, 2019 or 2018.

4.    Loans and Allowance for Loan Losses

Loans outstanding as of September 30, 2019 and December 31, 2018, are categorized as follows (dollars in thousands):

	As of September 30, 2019		As of December 31, 2018
	Amount	Percent	Amount	Percent
Commercial	$408,134	17.2%	$325,466	15.6%
Commercial real estate:
Owner occupied	382,213	16.1%	287,010	13.7%
Non-owner occupied	763,293	32.2%	730,579	34.9%
Commercial construction	273,785	11.5%	241,429	11.5%
Residential rental	219,424	9.2%	190,679	9.1%
Multi-family	91,060	3.8%	80,694	3.9%

Total commercial real estate	1,729,775	72.8%	1,530,391	73.1%
Residential real estate	100,969	4.3%	97,101	4.6%
Consumer, primarily home equity lines	135,524	5.7%	139,932	6.7%

Total gross loans	2,374,402	100.0%	2,092,890	100.0%

Less:
Allowance for loan losses	21,952		18,712
Net deferred fees	7,912		8,084

Net loans	$2,344,538		$2,066,094

As of September 30, 2019 and December 31, 2018, net deferred fees includes $3.1 million and $3.9 million, respectively, of remaining unamortized discount of acquired loans.

The following table summarizes the maturity and rate re-pricing distribution of the loan portfolio as of September 30, 2019 (in thousands):

	Within one year	Over one year to five years	Over five years to ten years	Over ten years	Total
Commercial	$206,715	$87,272	$109,115	$5,032	$408,134
Commercial real estate:
Owner occupied	79,074	184,802	113,301	5,036	382,213
Non-owner occupied	126,220	446,834	188,138	2,101	763,293
Commercial construction	213,405	44,429	13,940	2,011	273,785
Residential rental	21,733	169,459	27,491	741	219,424
Multi-family	19,159	46,444	25,457	—	91,060

Total commercial real estate	459,591	891,968	368,327	9,889	1,729,775
Residential real estate	5,648	61,363	24,337	9,621	100,969
Consumer, primarily home equity lines	134,021	994	153	356	135,524

Total gross loans	$805,975	$1,041,597	$501,932	$24,898	$2,374,402

Allowance for Loan Losses

The following tables summarize the activity in the allowance for loan losses by loan class as of and for the nine months ended September 30, 2019 and 2018 (in thousands):

	As of and for the nine months ended September 30, 2019
	Commercial	Commercial real estate	Residential real estate	Consumer, primarily home equity lines	Total
Allowance for loan losses:
Beginning balance	$2,784	$14,024	$720	$1,184	$18,712
Provision	425	2,936	26	220	3,607
Charge-offs	—	(463)	—	(280)	(743)
Recoveries	41	335	—	—	376

Ending Balance	$3,250	$16,832	$746	$1,124	$21,952

Allowance for credit losses:
Individually evaluated for impairment in accordance with ASC 310-10	$13	$—	$—	$—	$13
Individually evaluated for impairment in accordance with ASC 310-30	—	—	—	—	—
Collectively evaluated for impairment	3,237	16,832	746	1,124	21,939

Ending Balance	$3,250	$16,832	$746	$1,124	$21,952

	As of and for the nine months ended September 30, 2018
	Commercial	Commercial real estate	Residential real estate	Consumer, primarily home equity lines	Total
Allowance for loan losses:
Beginning balance	$2,588	$10,376	$725	$1,138	$14,827
Provision	54	2,629	33	35	2,751
Charge-offs	(1)	—	(60)	—	(61)
Recoveries	4	—	—	—	4

Ending Balance	$2,645	$13,005	$698	$1,173	$17,521

Allowance for credit losses:
Individually evaluated for impairment in accordance with ASC 310-10	$13	$—	$—	$—	$13
Individually evaluated for impairment in accordance with ASC 310-30	—	—	—	—	—
Collectively evaluated for impairment	2,632	13,005	698	1,173	17,508

Ending Balance	$2,645	$13,005	$698	$1,173	$17,521

The following tables summarize the activity in the allowance for loan losses by loan class as of and for the year ended December 31, 2018 (in thousands):

	As of and for the year ended December 31, 2018
	Commercial	Commercial real estate	Residential real estate	Consumer, primarily home equity lines	Total
Allowance for loan losses:
Beginning balance	$2,588	$10,376	$725	$1,138	$14,827
Provision	340	3,648	55	46	4,089
Charge-offs	(164)	—	(60)	—	(224)
Recoveries	20	—	—	—	20

Ending Balance	$2,784	$14,024	$720	$1,184	$18,712

Allowance for credit losses:
Individually evaluated for impairment in accordance with ASC 310-10	$13	$—	$—	$—	$13
Individually evaluated for impairment in accordance with ASC 310-30	—	—	—	—	—
Collectively evaluated for impairment	2,771	14,024	720	1,184	18,699

Ending Balance	$2,784	$14,024	$720	$1,184	$18,712

The following tables summarize recorded investments in loans as of September 30, 2019 and December 31, 2018, related to each balance in the allowance for loan losses by portfolio segment and disaggregated on the basis of the Bank’s impairment methodology (in thousands):

	As of September 30, 2019
	Commercial	Commercial real estate	Residential real estate	Consumer, primarily home equity lines	Total
Recorded investment in loans:
Individually evaluated for impairment in accordance with ASC 310-10	$478	$3,844	$—	$1,172	$5,494
Individually evaluated for impairment in accordance with ASC 310-30	—	2,802	—	—	2,802
Collectively evaluated for impairment	407,656	1,723,129	100,969	134,352	2,366,106

Ending Balance	$408,134	$1,729,775	$100,969	$135,524	$2,374,402

	As of December 31, 2018
	Commercial	Commercial real estate	Residential real estate	Consumer, primarily home equity lines	Total
Recorded investment in loans:
Individually evaluated for impairment in accordance with ASC 310-10	$405	$1,504	$—	$996	$2,905
Individually evaluated for impairment in accordance with ASC 310-30	—	2,809	—	138	2,947
Collectively evaluated for impairment	325,061	1,526,078	97,101	138,798	2,087,038

Ending Balance	$325,466	$1,530,391	$97,101	$139,932	$2,092,890

The following tables present the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of watch, substandard and doubtful within the Bank’s internal risk rating system as of September 30, 2019 and December 31, 2018 (in thousands):

	As of September 30, 2019
	Pass	Watch	Substandard	Doubtful	Total
Commercial	$383,672	$21,916	$2,546	$—	$408,134
Commercial real estate:
Owner occupied	366,387	13,629	2,021	176	382,213
Non-owner occupied	755,679	1,912	5,702	—	763,293
Commercial construction	271,159	—	2,626	—	273,785
Residential rental	217,316	1,945	163	—	219,424
Multi-family	91,060	—	—	—	91,060

Total commercial real estate	1,701,601	17,486	10,512	176	1,729,775
Residential real estate	99,316	1,653	—	—	100,969
Consumer, primarily home equity lines	132,094	2,023	1,407	—	135,524

Total gross loans	$2,316,683	$43,078	$14,465	$176	$2,374,402

	As of December 31, 2018
	Pass	Watch	Substandard	Doubtful	Total
Commercial	$316,076	$8,913	$477	$—	$325,466
Commercial real estate:
Owner occupied	269,549	13,048	4,221	192	287,010
Non-owner occupied	723,400	1,560	5,619	—	730,579
Commercial construction	241,264	—	165	—	241,429
Residential rental	187,669	1,698	187	1,125	190,679
Multi-family	80,010	684	—	—	80,694

Total commercial real estate	1,501,892	16,990	10,192	1,317	1,530,391
Residential real estate	94,956	1,682	463	—	97,101
Consumer, primarily home equity lines	136,865	1,635	1,432	—	139,932

Total gross loans	$2,049,789	$29,220	$12,564	$1,317	$2,092,890

The following table sets forth information concerning our non-accrual loans, as of September 30, 2019 and December 31, 2018 (in thousands):

	As of September 30, 2019	As of December 31, 2018
Non-accrual loans:
Commercial	$140	$143
Commercial real estate:
Owner occupied	176	192
Residential rental	162	1,312

Total commercial real estate	338	1,504
Residential real estate	—	—
Consumer, primarily home equity lines	425	378

Total non-accrual loans	$903	$2,025

The performance and credit quality of the loan portfolio is also monitored by analyzing the age of loans as determined by the length of time a recorded payment is past due. The following schedule reflects the aging of the

Bank’s loan portfolio, the Bank’s loans on non-accrual status and the recorded investments, as of September 30, 2019 and December 31, 2018 (in thousands):

	As of September 30, 2019
	Loans 30-59 Days Past Due	Loans 60-89 Days Past Due	Loans 90 Days or More Past Due	Non-Accrual Loans	Current Loans	Total Recorded Investment in Loans
Commercial	$193	$—	$974	$140	$406,827	$408,134
Commercial real estate:
Owner occupied	1,036	—	—	176	381,001	382,213
Non-owner occupied	1,110	—	—	—	762,183	763,293
Commercial construction	—	—	2,626	—	271,159	273,785
Residential rental	—	—	—	162	219,262	219,424
Multi-family	—	—	—	—	91,060	91,060

Total commercial real estate	2,146	—	2,626	338	1,724,665	1,729,775
Residential real estate	—	—	—	—	100,969	100,969
Consumer, primarily home equity lines	1,096	1,044	—	425	132,959	135,524

Total gross loans	$3,435	$1,044	$3,600	$903	$2,365,420	$2,374,402

	As of December 31, 2018
	Loans 30-59 Days Past Due	Loans 60-89 Days Past Due	Loans 90 Days or More Past Due	Non-Accrual Loans	Current Loans	Total Recorded Investment in Loans
Commercial	$—	$60	$—	$143	$325,263	$325,466
Commercial real estate:
Owner occupied	—	—	—	192	286,818	287,010
Non-owner occupied	—	—	—	—	730,579	730,579
Commercial construction	—	—	—	—	241,429	241,429
Residential rental	—	—	—	1,312	189,367	190,679
Multi-family	—	—	—	—	80,694	80,694

Total commercial real estate	—	—	—	1,504	1,528,887	1,530,391
Residential real estate	—	—	—	—	97,101	97,101
Consumer, primarily home equity lines	678	55	—	378	138,821	139,932

Total gross loans	$678	$115	$—	$2,025	$2,090,072	$2,092,890

There were three loans totaling $3.6 million that were 90 days or more past due and still accruing interest as of September 30, 2019 and there were no loans 90 days or more past due and still accruing interest as of December 31, 2018.

The following tables summarize information in regards to impaired loans, including PCI loans, by loan portfolio class as of September 30, 2019 and December 31, 2018 (in thousands):

	As of September 30, 2019
	Unpaid Contractual Principal Balance	Recorded Investment					Interest Income Recognized
		With No Allowance	With An Allowance	Total	Average	Related Allowance
Commercial	$478	$338	$140	$478	$519	$13	$21
Commercial real estate:
Owner occupied	3,858	3,858	—	3,858	3,902	—	196
Commercial construction	2,626	2,626	—	2,626	2,585	—	86
Residential rental	162	162	—	162	185	—	21

Total commercial real estate	6,646	6,646	—	6,646	6,672	—	303
Consumer, primarily home equity lines	1,172	1,172	—	1,172	1,182	—	39

Total	$8,296	$8,156	$140	$8,296	$8,373	$13	$363

	As of December 31, 2018
	Unpaid Contractual Principal Balance	Recorded Investment					Interest Income Recognized
		With No Allowance	With An Allowance	Total	Average	Related Allowance
Commercial	$439	$262	$143	$405	$521	$13	$30
Commercial real estate:
Owner occupied	3,001	192	2,809	3,001	4,295	—	242
Residential rental	1,647	1,312	—	1,312	1,648	—	6

Total commercial real estate	4,648	1,504	2,809	4,313	5,943	—	248
Consumer, primarily home equity lines	1,134	996	138	1,134	1,152	—	51

Total	$6,221	$2,762	$3,090	$5,852	$7,616	$13	$329

The following table reflects the carrying amount outstanding for PCI loans, which are included in the loan categories above, as of September 30, 2019 and December 31, 2018 (in thousands):

	As of September 30, 2019	As of December 31, 2018
Commercial real estate, non-owner occupied	$2,802	$2,809
Consumer, primarily home equity lines	—	138

Total	$2,802	$2,947

At acquisition, the beginning accretable discount for these loans totaled $54 thousand. As of September 30, 2019, there was no longer an accretable balance remaining. The remaining accretable balances as of December 31, 2018 was $10 thousand.

The non-accretable discount for the purchased credit impaired loans totaled $608 thousand at acquisition. Following a reduction of $170 thousand from a paid off loan during the year ended December 31, 2017, the non-accretable discount was $438 thousand as of December 31, 2018. The non-accretable balance was $428 thousand as of September 30, 2019, following a reduction from a write-off during the nine months ended September 30, 2019.

The following table includes the recorded investment and number of TDRs as of September 30, 2019 and December 31, 2018 (dollars in thousands):

	As of September 30, 2019
	Number of Contracts	Recorded Investment			Specific Allowance
		Accruing	Non-accruing	Total
Commercial	4	$338	$140	$478	$13
Commercial real estate, owner occupied	1	880	—	880	—
Consumer, primarily home equity lines	1	747	—	747	—

Total TDRs	6	$1,965	$140	$2,105	$13

	As of December 31, 2018
	Number of Contracts	Recorded Investment			Specific Allowance
		Accruing	Non-accruing	Total
Commercial	3	$262	$143	$405	$13
Consumer, primarily home equity lines	1	756	—	756	—

Total TDRs	4	$1,018	$143	$1,161	$13

During the nine months ended September 30, 2019, there were two loans modified as a TDR. One of the loans was a commercial loan with a recorded investment of $94 thousand and the other is an owner occupied commercial real estate loan with a recorded investment of $880 thousand. During the year ended December 31, 2018, there was one commercial loan modified as a TDR totaling $37 thousand.

5.     Leases

The majority of the leases in which Revere is the lessee are real estate property leases for branch offices and corporate office space. Revere also has leases for copiers and printers. As of September 30, 2019, Revere had a ROU asset of $16.2 million and a lease liability of $16.8 million.

The following schedule shows operating lease costs and other operating lease related information for the nine months ended September 30, 2019 (dollars in thousands):

For the nine months ended September 30, 2019
Operating lease costs:
Operating lease costs (included in lease payments)	$1,841
Short-term lease costs (not included in lease payments)	13
Variable lease costs (not included in lease payments)	68

Net lease costs	$1,922

Other operating lease information:
Cash paid for amounts included in the measurement of lease liabilities	$1,547
Operating cash flows from operating leases	$1,628
Right-of-use assets obtained in exchange for new lease liabilities	$—
Right-of-use assets obtained to amend lease liabilities	$401
Weighted-average remaining lease term	8.63 years
Weighted-average discount rate	3.04%

The following schedule presents the remaining expected lease payments as of September 30, 2019 (in thousands):

Remaining 2019	$577
2020	2,311
2021	2,312
2022	2,364
2023	2,426
2024 and Later	10,458

Total future lease payments	20,448
Impact of interest	(3,607)

Present value of future lease payments	$16,841

6.	Goodwill and Other Intangible Assets

The following is a summary of changes in the carrying amount of goodwill as well as the cost and accumulated amortization of core deposit intangibles as of September 30, 2019 and December 31, 2018 (in thousands):

	As of September 30, 2019	As of December 31, 2018
Core deposit intangibles:
Cost	$5,299	$5,299
Accumulated amortization	(2,205)	(1,672)

Core deposit intangible, net	$3,094	$3,627

Carrying value of goodwill:
Beginning balance	$26,815	$26,815
No activity	—	—

Carrying value of goodwill	$26,815	$26,815

The estimated annual amortization expense related to the core deposit intangibles for BlueRidge and Monument are as follows (in thousands):

Remaining 2019	$177
2020	710
2021	710
2022	710
2023	599
Thereafter	188

Total	$3,094

7.	Deposits

The components of deposits as of September 30, 2019 and December 31, 2018, are as follows (in thousands):

	As of September 30, 2019	As of December 31, 2018
Interest-bearing demand	$140,833	$116,919
Money market	1,033,133	938,514
Savings	6,160	6,896
Time deposits	709,228	658,575

Total interest-bearing deposits	1,889,354	1,720,904
Non-interest-bearing demand	448,076	368,063

Total deposits	$2,337,430	$2,088,967

8.	Borrowings

The Bank issued long-term subordinated fixed to floating rate debt (“Notes”) for $31.0 million in September 2016 to multiple investors in the form of Subordinated Note Purchase Agreements, together with an Indenture agreement with U.S. Bank (“Trustee”). The Notes have a ten year maturity date of September 30, 2026, with interest due and payable semi-annually, and carry an initial rate of 5.625% fixed for five years. Thereafter, the interest rate floats equal to LIBOR plus 440.9 basis points. Subject to the receipt of regulatory approvals and written notice to the Trustee, the Bank may redeem all or a portion of the Notes on or after September 30, 2021. The Notes are structured to qualify as Tier 2 Capital. The original financing costs of $508 thousand are being amortized over five years. As of September 30, 2019 and December 31, 2018, the unamortized financing costs were $207 thousand and $285 thousand, respectively, and are recorded net of the carrying amount of the Notes. The carrying value of the Notes was $30.8 million and $30.7 million as of September 30, 2019 and December 31, 2018, respectively.

9.	Commitments and Contingencies

The Bank is a party to credit related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Bank’s exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same credit policies in making these commitments as it does for on-balance sheet instruments.

As of September 30, 2019 and December 31, 2018, the following financial instruments were outstanding whose contract amounts represent credit (in thousands):

	As of September 30, 2019	As of December 31, 2018
Commitments to grant loans	$165,513	$82,413
Unfunded commitments	564,589	502,216
Letters of credit	12,004	10,428

Total commitments	$742,106	$595,057

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Bank, is based on management’s credit evaluation of the customer.

Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit and market risk involved in issuing letters of credit is generally the same as that involved in extending other loan commitments. The fair value of guarantees under letters of credit is not material.

10.	Stockholders’ Equity

On September 18, 2018, the Bank announced that it completed a common stock offering (the “offering”) to issue 1,610,000 shares of its common stock, at $29.25 per share, including 210,000 of additional shares bought through the underwriters option to purchase additional shares. The offering resulted in net proceeds of $44.2 million, after deducting $2.8 million of underwriting discounts, commissions, and other expenses.

As part of the BlueRidge Bank acquisition Revere assumed 124,901 warrants (“BlueRidge warrants”) with an exercise price of $16.01. The BlueRidge warrants were exercisable through April 22, 2019, and there were no BlueRidge warrants outstanding as of September 30, 2019. As of December 31, 2018, there were 62,069 BlueRidge warrants outstanding. During the nine months ended September 30, 2019 and 2018, there were 62,069 and 39,715 BlueRidge warrants exercised, respectively, at $16.01.

The Bank has an employee stock purchase plan (“ESPP”) which allows all full-time employees who have completed at least twenty-six weeks of service the option to purchase shares of the Bank’s stock through regular payroll deductions. The purchase price is the fair value as determined by the committee established to govern the ESPP. In 2017, the board of directors increased the number of shares available under the ESPP from 50,000 shares to 150,000 shares. These shares are authorized but unissued until purchased. During the nine months ended September 30, 2019 and 2018, there were 6,664 shares and 7,366 purchased at a weighted-average price of $29.09 and $29.96, respectively. As of September 30, 2019, there were 74,955 shares remaining that are available for issuance under the ESPP.

11.	Accumulated Other Comprehensive Loss

The following schedule presents the changes in each component of accumulated other comprehensive gain (loss) for the nine months ended September 30, 2019 and 2018 (in thousands):

	For the nine months ended September 30,
	2019	2018
Balance at beginning of period	$(2,150)	$(976)
Unrealized gains and (losses) on securities available-for-sale, net	4,927	(2,960)
Tax effect	(1,356)	815

Net unrealized gains and (losses) on securities available-for-sale	3,571	(2,145)

Balance at end of period	$1,421	$(3,121)

12.	Revenue from Contracts with Customers

The following schedule disaggregates non-interest income based on the nature and timing for the nine months ended September 30, 2019 and 2018 (in thousands):

	For the nine months ended September 30,
	2019	2018
Deposit account fees	$74	$68
Transaction-based fees	689	439
Loan fees	916	163
Other	282	236

Non-interest income in-scope for Topic 606	1,961	906
Non-interest income out-of-scope for Topic 606	251	707

Total non-interest income	$2,212	$1,613

13.	Employment Agreements

As of September 30, 2019, the Bank has entered into employment agreements with five executive officers.

Two of the agreements provide for a 36 month term. Unless either party provides notice to the other, an additional day will be added to the term of the agreement at the end of each day maintaining the 36 month term. The agreements include minimum annual salary commitments and change of control provisions. Upon departure after a change in the control of the Bank, as defined in the agreements, the individuals will receive monetary compensation in the amount set forth in the individual agreements.

Two of the agreements provide for a 36 month term. There are no renewal provisions. The agreements include minimum annual salary commitments and change of control provisions. Upon departure after a change in the control of the Bank, as defined in the agreements, the individuals will receive monetary compensation in the amount set forth in the individual agreements.

One of the agreements provides for a 48 month term. There is no renewal provision. This agreement includes a minimum annual salary commitment and a change of control provision. Upon departure after a change in the control of the Bank, as defined in the agreement, the individual will receive monetary compensation in the amount set forth in the individual agreement.

14.	Employee Benefit Plans

The Bank has a 401(k) Plan in which substantially all employees participate. Employees may contribute up to limits based on federal tax laws. The Bank matches 100% of the first three percent contributed by an employee and then matches 50% of the next two percent contributed by the employee for a possible total match of four percent of the employee’s salary. Matching contributions are immediately vested. For the nine months ended September 30, 2019 and 2018, the expense attributable to the plan was $684 thousand and $632 thousand, respectively.

15.	Stock-based Compensation

Under the Bank’s 2008 Equity Compensation Plan (the “2008 Plan”) and 2013 Equity Compensation Plan (the “2013 Plan”), the Bank may grant options and restricted stock to its directors, officers, and employees for up to the lesser of 448,879 shares and 880,000 shares, respectively, or 15% of issued and outstanding shares as of the date of any grant of common stock. As of September 31, 2019, there were 343,768 shares available which can be issued under the 2013 Plan. As of September 30, 2019, there were no shares available under the 2008 Plan, which expired during 2018 with 7,854 shares remaining unissued. Incentive stock options, non-qualified stock options, and restricted stock may be granted under the Plans. The exercise price of the incentive stock options and non-qualified stock options are equal to the fair value of the Bank’s stock using the Black-Scholes option-pricing model on the date of grant and the maximum option term is ten years. Restricted stock is issued at fair value on the date of the grant. Vesting periods range from immediate to five years from grant date.

For the nine months ended September 30, 2019 and 2018, the Bank recognized $1.5 million and $1.2 million, respectively, in stock-based compensation expense. The total income tax benefit recognized in the consolidated income statements for stock-based compensation arrangements was $444 thousand and $358 thousand for the nine months ended September 30, 2019 and 2018, respectively.

Restricted Stock

Information pertaining to the Bank’s unvested restricted stock outstanding as of and for the nine months ended September 30, 2019, is below:

Restricted Stock	Number of Shares	Weighted-Average Grant Date Fair Value
Unvested restricted stock as of January 1, 2019	117,923	$25.87
Granted	84,969	28.45
Vested	(58,288)	25.29
Forfeited	(1,581)	27.04

Unvested restricted stock as of September 30, 2019	143,023	$27.63

Unrecognized stock-based compensation expense related to unvested restricted stock totaled $3.1 million as of September 30, 2019 and is expected to be recognized over a weighted-average period of 1.59 years. As of September 30, 2019, the aggregate intrinsic value of unvested restricted stock was $3.8 million and had a weighted-average remaining contractual term for of 7.87 years.

Stock Options

A summary of the Bank’s outstanding stock options as of and for the nine months ended September 30, 2019, is below:

Stock Options	Number of Shares	Weighted-Average Exercise Price
Options outstanding as of January 1, 2019	483,863	$12.51
Exercised	(39,022)	10.23

Options outstanding as of September 30, 2019	444,841	$12.71

There were no stock options granted during the nine months ended September 30, 2019. As of September 30, 2019, there were 440,391 stock options exercisable with a weighted-average exercise price of $12.61. Stock options outstanding and stock options exercisable had weighted-average remaining contractual terms of 3.83 years and 3.80 years, respectively.

The total intrinsic value of options exercised during the nine months ended September 30, 2019 and 2018, was $685 thousand and $4.2 million, respectively. The aggregate intrinsic value of stock options outstanding and stock options exercisable at September 30, 2019, was $7.1 million.

A summary of the Bank’s unvested stock options as of and for the nine months ended September 30, 2019, is below:

	Number of Shares	Weighted-Average Grant Date Fair Value
Unvested Options as of January 1, 2019	13,898	$17.83
Vested	(9,448)	15.55

Unvested Options as of September 30, 2019	4,450	$22.68

Unrecognized stock-based compensation expense related to unvested options totaled $34 thousand as of September 30, 2019, and is expected to be recognized over a weighted-average period of 1.95 years. The total fair value of stock options vested was $1.7 million and $1.8 million, as of September 30, 2019 and 2018, respectively.

The Bank received cash from exercises of stock options under stock-based compensation plans of $399 thousand and $1.5 million, for the nine months ended September 30, 2019 and 2018, respectively. The tax benefit expected to be realized for tax deductions from these option exercises totaled $200 thousand and $722 thousand, for the nine months ended September 30, 2019 and 2018, respectively.

16.	Earnings per Share

The Bank determines basic earnings per common share by dividing net income available to common shareholders by the year to date weighted-average number of common shares outstanding at the end of each reporting period.

The Bank calculates diluted earnings per common share by including the weighted-average dilutive common share equivalents outstanding during the period. Diluted common share equivalents consist of stock options, restricted stock awards, and warrants, calculated using the treasury stock method. There were 9,500 and 5,000 anti-dilutive options as of September 30, 2019 and 2018, respectively.

The following schedule reflects the calculations of earnings per share for the nine months ended September 30, 2019 and 2018 (dollars in thousands, except per share data):

	For the nine months ended September 30,
	2019	2018
Net income	$23,662	$20,415

Basic weighted-average shares outstanding	11,918,528	10,098,968
Dilutive shares	311,870	431,040

Diluted weighted-average shares outstanding	12,230,398	10,530,008

Earnings per share:
Basic	$1.99	$2.02
Diluted	$1.93	$1.94

17.	Fair Value Measurements of Financial Instruments

Management uses its best judgment in estimating the fair value of the Bank’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Bank could have realized in sales transactions on the dates indicated. The estimated fair value amounts have been measured as of their reporting dates and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

The Bank uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Fair Value Measurements and Disclosures topic of FASB ASC 820, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment.

Fair value guidance establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical unrestricted assets or liabilities.

Level 2—Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3—Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

The level of the asset or liability within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used as of September 30, 2019 and December 31, 2018 are as follows (in thousands):

	As of September 30, 2019
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Securities available-for-sale:
U.S. government agency	$—	$9,049	$—	$9,049
Asset-backed securities	—	8,537	—	8,537
Residential mortgage-backed, U.S. agency	—	149,226	—	149,226
Municipal securities	—	15,884	—	15,884

Total assets measured on a recurring basis	$—	$182,696	$—	$182,696

	As of December 31, 2018
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Securities available-for-sale:
U.S. Treasury notes and bonds	$—	$3,984	$—	$3,984
U.S. government agency	—	12,271	—	12,271
Asset-backed securities	—	8,860	—	8,860
Residential mortgage-backed, U.S. agency	—	145,405	—	145,405
Municipal securities	—	17,038	—	17,038

Total assets measured on a recurring basis	$—	$187,558	$—	$187,558

There were no transfers of assets between Level 1 and Level 2 during the nine months ended September 30, 2019 or 2018.

For financial assets measured at fair value on a non-recurring basis, the fair value measurements by level within the fair value hierarchy used as of September 30, 2019 and December 31, 2018 are as follows (in thousands):

	As of September 30, 2019
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Impaired loans:
Commercial	$—	$—	$94	$94
Commercial real estate:
Owner occupied	—	—	880	880
Commercial construction	—	—	2,626	2,626

Total commercial real estate	—	—	3,506	3,506
Consumer, primarily home equity lines	—	—	425	425

Total assets measured on a non-recurring basis	$—	$—	$4,025	$4,025

	As of December 31, 2018
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Impaired loans:
Commercial real estate(1)	—	—	187	187
Consumer, primarily home equity lines	—	—	100	100

Total assets measured on a non-recurring basis	$—	$—	$287	$287

(1)	As of December 31, 2018, the balance of fair value of impaired loans was related to residential rental loans.

The estimated fair value of the Bank’s financial instruments as of September 30, 2019 and December 31, 2018 are as follows (in thousands):

	Level in Fair Value Hierarchy	As of September 30, 2019		As of December 31, 2018
		Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets:
Cash and cash equivalents	Level 1	$220,894	$220,894	$136,442	$136,442
Securities available-for-sale	Level 2	182,696	182,696	187,558	187,558
Equity securities, at cost	Level 2	8,651	8,651	4,698	4,698
Loans and impaired loans, net of deferred fees and allowance for loan losses	Level 3	2,344,538	2,331,469	2,066,094	2,048,800
Accrued interest receivable	Level 2	7,387	7,387	6,854	6,854

Financial Liabilities:
Time deposits	Level 3	709,228	714,666	658,575	659,758
Other deposits	Level 2	1,628,202	1,628,202	1,430,392	1,430,392
Federal Home Loan Bank advances	Level 2	148,442	151,465	63,456	62,987
Subordinated debt, net	Level 2	30,793	31,443	30,715	30,956
Accrued interest payable	Level 2	1,408	1,408	1,320	1,320

18.	Pending Acquisition

On September 24, 2019, Revere Bank and Sandy Spring Bancorp, Inc (“Sandy Spring”), announced a definitive Agreement and Plan of Merger (the “merger agreement”). Under the terms of the merger agreement, Revere shareholders will receive 1.05 shares of Sandy Spring common stock for each share of Revere common stock. The transaction has a value of approximately $460.7 million in the aggregate, based on Sandy Spring’s closing price of $35.33 on September 23, 2019. Upon closing, Sandy Spring shareholders will own approximately 74% of the combined company and Revere shareholders will own approximately 26% of the combined company. Completion of the transaction is subject to receipt of regulatory and shareholder approvals and satisfaction of customary closing conditions.

The Bank expects that the merger will be consummated during the first quarter of 2020.

The Bank currently maintains employment agreements with Andrew F. Flott and Kenneth C. Cook, its Co-President and Chief Executive Officers. In connection with the execution of the merger agreement, on September 23, 2019, the Bank entered into a settlement and release agreement with each of Messrs. Flott and Cook pursuant to which each executive agreed to terminate his employment agreement with the Bank, as of the effective time of the merger, in exchange for (i) a lump sum cash payment by the Bank on the closing date of the merger equal to $3.5 million (less applicable tax withholding) and (ii) the execution by each executive of a release of claims against the Bank and its successors as set forth in the settlement and release agreement.

Independent Auditors’ Report

Board of Directors and Stockholders

Revere Bank and Subsidiary

Rockville, Maryland

We have audited the accompanying consolidated financial statements of Revere Bank and Subsidiary which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes to the consolidated financial statements.

Management’s Responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Revere Bank and Subsidiary as of December 31, 2018 and 2017, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2018, in accordance with accounting principles generally accepted in the United States of America.

/s/ Dixon Hughes Goodman LLP

Baltimore, Maryland

March 29, 2019

Revere Bank and Subsidiary

Consolidated Balance Sheets

(dollars in thousands, except per share data)

	December 31,
	2018	2017
Assets
Cash and due from banks	$136,442	$70,730
Federal funds sold	—	12

Total cash and cash equivalents	136,442	70,742
Interest-bearing deposits with banks	—	1,470
Securities available-for-sale, at fair value	187,558	163,226
Equity investments	4,698	5,150
Loans	2,084,806	1,814,692
Less allowance for loan losses	18,712	14,827

Loans, net	2,066,094	1,799,865
Premises and equipment, net	4,283	4,227
Accrued interest receivable	6,854	5,868
Deferred tax assets	6,397	5,233
Bank owned life insurance	10,902	10,664
Goodwill	26,815	26,815
Core deposit intangibles	3,627	4,337
Other assets	1,541	1,248

Total Assets	$2,455,211	$2,098,845

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Non-interest-bearing demand	$368,063	$323,149
Interest-bearing	1,720,904	1,471,943

Total Deposits	2,088,967	1,795,092
Federal Home Loan Bank advances	63,456	77,827
Subordinated debt, net	30,715	30,607
Accrued interest payable	1,320	929
Other liabilities	5,862	6,113

Total Liabilities	2,190,320	1,910,568

Stockholders’ Equity
Common stock, par value $5 per share; 30,000,000 shares authorized; shares issued and outstanding of 11,817,361 for December 2018 and 9,854,488 for December 2017	59,087	49,272
Surplus	145,076	104,921
Retained earnings	62,878	35,060
Accumulated other comprehensive loss	(2,150)	(976)

Total Stockholders’ Equity	264,891	188,277

Total Liabilities and Stockholders’ Equity	$2,455,211	$2,098,845

See accompanying notes to the Consolidated Financial Statements

Revere Bank and Subsidiary

Consolidated Income Statements

(dollars in thousands, except per share data)

	For the Years Ended December 31,
	2018	2017	2016
Interest Income
Loans, including fees	$101,243	$84,590	$54,798
Securities	3,691	2,965	1,749
Federal funds sold and other	2,039	833	529

Total Interest Income	106,973	88,388	57,076

Interest Expense
Deposits	20,972	13,691	8,470
Federal Home Loan Bank advances	1,304	1,001	704
Subordinated debt	1,855	1,841	487

Total Interest Expense	24,131	16,533	9,661

Net Interest Income	82,842	71,855	47,415
Provision for Loan Losses	4,089	3,159	3,533

Net interest income after provision for loan losses	78,753	68,696	43,882

Non-interest income
Service charges on deposits	1,071	921	665
Other non-interest income	962	967	679
Loss on disposal of premises and equipment	(26)	(2)	(33)
Earnings on bank owned life insurance	238	242	53

Total Non-interest income	2,245	2,128	1,364

Non-Interest Expense
Salaries and employee benefits	29,120	26,499	17,967
Occupancy and equipment	3,927	4,065	2,697
Legal and professional fees	1,257	1,041	880
Advertising	1,200	765	556
Data processing	2,515	2,397	1,884
FDIC premiums	1,147	1,544	992
Merger and acquisitions costs	—	584	2,596
Core deposit intangibles amortization	710	710	252
Other	4,070	3,370	2,503

Total Non-interest expense	43,946	40,975	30,327

Income before taxes	37,052	29,849	14,919
Income Tax Expense	9,425	13,578	6,142

Net Income	$27,627	$16,271	$8,777

Basic earnings per common share	$2.62	$1.67	$1.25
Diluted earnings per common share	$2.52	$1.59	$1.17

See accompanying notes to the Consolidated Financial Statements

Revere Bank and Subsidiary

Consolidated Statements of Comprehensive Income

(dollars in thousands)

	For the Years Ended December 31,
	2018	2017	2016
Net Income	$27,627	$16,271	$8,777
Other comprehensive income (loss):
Unrealized gains (losses) on securities available-for-sale, net	(1,355)	225	(1,971)
Tax expense (benefit)	372	(89)	778

Total other comprehensive income (loss)	(983)	136	(1,193)

Total comprehensive income	$26,644	$16,407	$7,584

See accompanying notes to the Consolidated Financial Statements

Revere Bank and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity

(dollars in thousands)

	Common Stock			Retained earnings	Accumulated other comprehensive income (loss)
	Shares	Amount	Surplus			Total
Balance as of January 1, 2016	5,351,878	$26,759	$36,729	$10,012	$81	$73,581
Net income	—	—	—	8,777	—	8,777
Other comprehensive income	—	—	—	—	(1,193)	(1,193)
Stock issuance for BlueRidge acquisition	1,134,009	5,670	13,608	—	—	19,278
Assumption of BlueRidge options	—	—	416	—	—	416
Assumption of BlueRidge warrants	—	—	281	—	—	281
Stock issuance for Monument acquisition	3,091,614	15,458	50,270	—	—	65,728
Assumption of Monument options	—	—	581	—	—	581
Options exercised	14,520	73	96	—	—	169
Warrants exercised	17,320	87	98	—	—	185
Vested restricted stock	24,278	121	231	—	—	352
Employee stock purchase plan	6,925	35	113	—	—	148
Stock-based compensation	—	—	456	—	—	456

Balance as of December 31, 2016	9,640,544	48,203	102,879	18,789	(1,112)	168,759

Net income	—	—	—	16,271	—	16,271
Other comprehensive income	—	—	—	—	136	136
Options exercised	74,632	373	373	—	—	746
Warrants exercised	94,860	474	555	—	—	1,029
Vested restricted stock	31,491	157	378	—	—	535
Employee stock purchase plan	12,961	65	284	—	—	349
Stock-based compensation	—	—	452	—	—	452

Balance as of December 31, 2017	9,854,488	49,272	104,921	35,060	(976)	188,277

Net income	—	—	—	27,627	—	27,627
Other comprehensive loss	—	—	—	—	(983)	(983)
Common stock offering	1,610,000	8,050	36,194	—	—	44,244
Options exercised	245,459	1,227	1,925	—	—	3,152
Warrants exercised	47,521	238	523	—	—	761
Vested restricted stock	50,611	253	884	—	—	1,137
Employee stock purchase plan	9,282	47	231	—	—	278
Stock-based compensation	—	—	398	—	—	398
Reclassification of the income tax effects of the Tax Cuts and Jobs Act	—	—	—	191	(191)	—

Balance as of December 31, 2018	11,817,361	$59,087	$145,076	$62,878	$(2,150)	$264,891

See accompanying notes to the Consolidated Financial Statements

Revere Bank and Subsidiary

Consolidated Statements of Cash Flows

(dollars in thousands)

	For the Years Ended December 31,
	2018	2017	2016
Cash Flows from operating Activities:
Net Income	$27,627	$16,271	$8,777
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	779	907	604
Stock compensation expense	1,535	987	808
Net amortization of premiums on securities available-for-sale	1,352	1,626	765
Accretion of net discounts on loans	(1,468)	(1,908)	(1,072)
Amortization of acquisition premium on time deposits	(13)	(334)	(353)
Amortization of core deposit intangible	710	710	252
Amortization of Federal Home Loan Bank advance premiums	(21)	(22)	(6)
Impairment loss on equity investments	24	10	—
Loss on disposal of premises and equipment	26	2	33
Increase in cash surrender value of bank owned life insurance	(238)	(242)	(53)
Provision for loan losses	4,089	3,159	3,533
Deferred tax benefit	(792)	(555)	(661)
Change in valuation of deferred tax	—	2,410	—
Increase in accrued interest receivable	(986)	(892)	(1,104)
Amortization of deferred financing costs	108	92	23
Decrease (increase) in other assets	(293)	1,306	(57)
Increase in other liabilities	140	721	110

Net cash provided by operating activities	32,579	24,248	11,599

Cash Flows from Investing Activities:
Net cash acquired from BlueRidge acquisition	—	—	27,443
Net cash acquired from Monument acquisition	—	—	43,974
Decrease (increase) in interest-bearing deposits with banks	1,470	(1,006)	(254)
Purchases of securities available-for-sale	(53,902)	(44,136)	(55,450)
Proceeds from sales, maturities and calls of securities available-for-sale	4,292	—	14,079
Principal collected on mortgage-backed securities available-for-sale	22,571	19,122	9,681
Redemption of Federal Home Loan Bank securities, net	428	142	493
Purchases of bank owned life insurance	—	—	(1,208)
Net increase in loans	(268,850)	(224,910)	(234,845)
Purchase of premises and equipment	(861)	(804)	(582)

Net cash used in investing activities	(294,852)	(251,592)	(196,669)

Cash Flows from Financing Activities:
Net increase in deposits	293,888	192,741	254,501
Net decrease in long-term borrowings—Federal Home Loan Bank advances	(14,350)	(8,158)	(15,479)
Proceeds from common stock offering, net	44,244	—	—
Increase in long-term borrowings—subordinated debt, net of deferred financing	—	—	30,492
Proceeds from stock options and warrants	3,913	1,775	354
Net proceeds from issuance of common stock under employee stock purchase plan	278	349	148

Net cash provided by financing activities	327,973	186,707	270,016

Net increase (decrease) in cash and cash equivalents	65,700	(40,637)	84,946
Cash and cash equivalents, beginning of period	70,742	111,379	26,433

Cash and cash equivalents, end of period	$136,442	$70,742	$111,379

Supplemental Cash Flows Information:
Interest paid	$23,740	$16,501	$8,943
Income taxes paid, net of refunds of $40 in 2018	$10,304	$11,110	$6,873

See accompanying notes to the Consolidated Financial Statements

Revere Bank and Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2018 and 2017

1.	Summary of Significant Accounting Policies

Organization and Nature of Operations

Revere Bank and its subsidiary (collectively, the “Bank”) was incorporated on June 29, 2007 under the laws of the State of Maryland and is a Maryland state chartered bank. The Bank commenced operations on November 20, 2007, and is a full service bank providing business and personal lending and deposit services. As a state chartered bank, the Bank is subject to the regulation of the State of Maryland Department of Labor, Licensing and Regulation and the Federal Deposit Insurance Corporation (“FDIC”). The area served by the Bank includes the counties of Anne Arundel, Baltimore, Frederick, Howard, Montgomery and Prince George’s, all located in Maryland and Washington, D.C.

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 855, “Subsequent Events,” the Bank has evaluated events and transactions that occurred subsequent to the balance sheet date and before these consolidated financial statements were available for issuance for potential recognition or disclosure in these consolidated financial statements. This evaluation was conducted through March 29, 2019, the date these consolidated financial statements were available to be issued.

Basis of Presentation

The consolidated financial statements include accounts of Revere Bank and its wholly-owned subsidiary, 7401 Realty LLC. The purpose of this subsidiary is the procurement and maintenance of other real estate owned and acquired through foreclosure or other means. The Bank does not have any real estate that qualifies as other real estate owned. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan and lease losses, the assessment of other-than-temporary impairment of securities available-for-sale, and the valuation of deferred tax assets and goodwill.

Significant Group Concentrations of Credit Risk

Most of the Bank’s activities are with customers located within our service area. Note 3 discusses the types of securities that the Bank invests in. Note 4 discusses the type of lending that the Bank engages in. The Bank does not have any significant concentrations of credit risk to any one industry or customer.

Significant Group Concentrations of Liquidity Risk

Most of the Bank’s activities are with customers located within our service area. Note 7 discusses the types of deposits that the Bank has engaged in. As of December 31, 2018, there were two depositors with total deposits of $236.2 million, which represents 11.3% of the Bank’s total deposits. The Bank feels that these concentrations in deposits do not impact its liquidity risk. The Bank has due from bank accounts that exceed the FDIC insurance limitations.

Presentation of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold and highly liquid short-term investment securities. The Bank does not currently have amounts generally described as restricted cash or restricted cash equivalents. Generally, federal funds are purchased or sold for one day periods. Short-term investments are purchased with or have a maturity date of less than three months.

Interest-Bearing Deposits with Banks

Interest-bearing deposits with banks mature within one year and are carried at cost.

Securities Available-for-Sale

Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

Securities classified as available-for-sale are recorded at fair value, with unrealized gains and losses recognized in other comprehensive income (loss). Premiums and discounts are recognized in interest income using the level yield method over the terms of the securities. Declines in the fair value of securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses. Other-than-temporary impairment (“OTTI”) guidance for investment states that an impairment is OTTI if any of the following conditions exist: the entity intends to sell the security; it is more-likely-than-not that the entity will be required to sell the security before recovery of its amortized cost basis; or, the entity does not expect to recover the security’s entire amortized cost basis (even if the entity does not intend to sell). The Bank did not recognize any other-than-temporary impairment losses on securities available-for-sale during 2018, 2017 or 2016. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method. See Note 3 for more information related to the Bank’s securities available-for-sale.

Equity Investments

The Bank uses certain correspondent banks for borrowing purposes and is required to maintain an investment in the capital stock of those correspondent banks. The Bank’s investments are in the stock of the Federal Home Loan Bank of Atlanta (“FHLB”), Atlantic Community Bankers Bank, Community Bankers Bank, and Maryland Financial Bank. Management reviews the equity investments for impairment based on the ultimate recoverability of the cost basis in each stock. The Bank adopted Accounting Standards Update (“ASU”) 2016-01 during 2018 which, among other things, changed how equity investments are accounted for in ASC 321, “Investments—Equity Securities.” Under the new guidance FHLB investments are not in scope and therefore the Bank continues to account for FHLB investments at cost. The Bank’s other equity investments do not have readily determinable fair values; therefore, in accordance with the new guidance, the Bank has elected the measurement alternative to carry these equity investments at cost, less impairments, plus or minus changes resulting from observable market price changes in orderly transactions for an identical or similar investment of the same issuer. The change in accounting policy, to the new standard, did not have a material impact on the Bank’s equity investments. See Note 3 for more information related to the Bank’s equity investments.

Loans Held for Sale

Loans held for sale are carried at the lower of cost or market value in the aggregate based on investor quotes. Loans held for sale consist of residential mortgages. All residential mortgages held for sale are sold with the servicing rights released. Gains and losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related loans. For the years ended December 31, 2018 and 2017, the Bank had no loans held for sale.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Bank is generally amortizing these amounts over the contractual life of the loan. Premiums and discounts on purchased loans are amortized as adjustments to interest income using the effective yield method. The loan portfolio is segmented into commercial loans and consumer loans. Commercial loans consist of commercial loans and commercial real estate loans. Consumer loans consist of residential real estate loans and consumer, primarily home equity lines.

For all classes of loans, the accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or if management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on non-accrual loans, including impaired loans, is applied against principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time (generally six months) and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The past due status of all classes of loans is determined based on contractual due dates for loan payments.

Allowance for Loan Losses

The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectable are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged-off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Because all identified losses are immediately charged-off, no portion of the allowance for loan losses is restricted to any individual loan or group of loans, and the entire allowance is available to absorb any and all loan losses.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired, including non-accrual loans and troubled debt restructurings (“TDR”). For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as residential real estate, home equity and other consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans. These pools of loans are then evaluated for loss exposure based upon these combined historical loss rates for each of these categories of loans and for qualitative factors. These qualitative risk factors included:

1.	Volume of loan growth within the portfolio;

2.	Changes in types of loans within the portfolio;

3.	Changes in loan portfolio mix, volume, or duration of the portfolio;

4.	Changes in the experience, ability, and depth of lending management and other relevant staff;

5.	Changes in lending policies and procedures, including changes in underwriting standards;

6.

Changes in national, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans; and

7.	Comparison of loss history of peers within the Bank’s market area to the Bank’s loss history.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

A majority of the Bank’s loan assets are loans to business owners of many types. The Bank makes commercial loans for real estate development and other business purposes requested by the customer base.

The Bank’s credit policies determine advance rates against the different forms of collateral that can be pledged against commercial loans. Typically, the majority of loans will be limited to a percentage of their underlying collateral values such as real estate values, equipment, eligible accounts receivable and inventory. Individual loan advance rates may be higher or lower depending upon the financial strength of the borrower and/or term of the loan. The assets financed through commercial loans are used within the business for its ongoing operation. Repayment of these kinds of loans generally comes from the cash flow of the business or the ongoing conversions of assets. Commercial real estate loans include long-term loans financing commercial properties. Repayment of this kind of loan is dependent upon either the ongoing cash flow of the borrowing entity or the resale or lease of the subject property. Commercial real estate loans typically require a loan-to-value ratio of not greater than 75% at origination and vary in terms.

Residential mortgages and home equity loans are secured by the borrower’s residential real estate in either a first or second lien position. Residential mortgages and home equity loans may qualify for varying loan amounts depending on the loan-to-value ratio. Residential mortgages have amortizations up to 30 years and home equity loans have maturities up to 25 years. Other consumer loans include installment loans, car loans, and overdraft lines of credit.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.

Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and industrial loans, commercial real estate loans and commercial construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

An allowance for loan losses is established for an impaired loan if its carrying value exceeds its estimated fair value. The estimated fair values of substantially all of the Bank’s impaired loans are measured based on the estimated fair value of the loan’s collateral.

For commercial loans secured by real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.

For commercial and industrial loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower’s financial statements, inventory reports, accounts receivable aging or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual residential real estate loans or other consumer loans, primarily home equity loans for impairment disclosures, or unless such loans are the subject of a TDR agreement.

Loans whose terms are modified are classified as TDRs if the Bank grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a TDR generally involve a temporary reduction in interest rate or an extension of a loan’s stated maturity date. Non-accrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. Loans classified as TDRs are designated as impaired.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for commercial and consumer loans. Credit quality risk ratings include regulatory classifications of watch, substandard, doubtful, and loss. Loans classified watch have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectable and are charged to the allowance for loan losses. Loans not classified are rated pass.

In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses and may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

Purchased Credit Impaired Loans

The fair value of loans with evidence of credit deterioration, purchased credit-impaired (“PCI”) loans, are initially recorded at fair value, but thereafter accounted for differently than purchased, non-credit-impaired loans. For PCI loans, the excess of all cash flows estimated to be collectible at the date of acquisition over the purchase price of the PCI loan is recognized as interest income, using a level-yield basis over the life of the loan. This amount is referred to as accretable yield. The PCI loan’s contractually-required payments receivable estimated to be in excess of the amount of its future cash flows expected at the date of acquisition is referred to as the non-accretable difference, and is not reflected as a yield adjustment, but rather a reduction to the recorded balance.

Subsequent to the acquisition date, management continues to monitor cash flows on a quarterly basis, to determine the performance of the PCI loan in comparison to management’s initial performance expectations.

Subsequent decreases to the expected cash flows will generally result in an allowance for loan losses. Subsequent significant increases in cash flows result in a reversal of the allowance for loan losses to the extent of prior provisions or a reclassification of amount from non-accretable difference to accretable yield, with a positive impact on the accretion of interest income in future periods.

Stock-Based Compensation

The Bank accounts for the stock-based compensation according to ASC 718, “Compensation—Stock Compensation,” which requires that compensation relating to share-based payment transactions be recognized in the financial statements with measurement over the earnings period, which is the same as the vesting period, based upon the fair value of the equity or liability instruments issued.

Premises and Equipment

Leasehold improvements and equipment are recognized at cost less accumulated depreciation. Depreciation for furniture and equipment is computed on the straight-line method over the estimated useful life of the related asset. The estimated useful lives for furniture, fixtures, and equipment range from three to seven years. Leasehold improvements are amortized over the asset’s useful life, which the Bank has determined to be ten years, or the related lease term, whichever is shorter.

Advertising Costs

The Bank’s policy is to charge costs of advertising to expense as incurred.

Income Taxes

The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Bank determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. U.S. GAAP requires a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some or all of the deferred tax assets will not be realized. The full realization of the deferred tax assets depends predominately upon the recognition of ordinary income during the carry-forward period. Management has concluded that no valuation allowance was necessary for deferred tax assets at December 31, 2018 or 2017.

The Bank accounts for income taxes in accordance with ASC 740, “Income Taxes,” which sets out a consistent framework to determine the appropriate level of tax reserves needed for uncertain tax provisions.

The Bank accounts for uncertain tax positions if it is more-likely-than-not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more-likely-than-not means a likelihood of more than 50%; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. There were no uncertain tax positions at December 31, 2018 or 2017.

The Bank recognizes interest and penalties on income taxes as a component of income tax expense. With few exceptions, the Bank is no longer subject to U.S. federal or state income tax authorities for years before 2015.

Comprehensive Income Loss

U.S. GAAP requires that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on securities available-for-sale, will be reported as a separate component of the equity section of the Consolidated Balance Sheets, such items, along with net income, are components of comprehensive income. The Bank’s sole component of accumulated other comprehensive income is unrealized gains and losses, net of taxes, on securities available-for-sale.

Transfer of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the asset has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Bank Owned Life Insurance (“BOLI”)

The Bank has purchased life insurance policies on certain key employees. The Bank has elected to recognize these investments under the fair value method. BOLI is recorded at the amount that can be realized under the insurance contract at the balance sheet date; which is the cash surrender value and approximates fair value. Changes in the fair value of the Bank’s BOLI are recognized each period in Earnings on bank owned life insurance in the Consolidated Income Statements.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the Consolidated Balance Sheets when they are funded.

Goodwill and Other Intangible Assets

The Bank accounts for goodwill and intangible assets in accordance with ASC 350, “Intangibles—Goodwill and Other.” Goodwill is the excess of the purchase price over the fair value of the net assets acquired in connection with the 2016 acquisitions of BlueRidge Bank and Monument Bank. The Bank has one reporting unit and tests its goodwill related to that reporting unit for impairment on an annual basis. In making this assessment the Bank considers a number of factors including operating results, business plans, economic projections, anticipated future cash flow, current market data, stock price, etc. There are inherent uncertainties related to these factors and management’s judgement in applying them to the analysis of goodwill impairment. Changes in economic and operating conditions could result in goodwill impairment in future periods. If certain events occur, which indicate goodwill might be impaired between annual tests, goodwill must be tested when such events occur.

The Bank elected to early adopt ASU 2017-04, “Intangibles—Goodwill and Other (Topic 350)” when completing the annual test for goodwill impairment during 2018. The Bank elected to early adopt this standard and considers it preferable because the fair value of the Bank’s goodwill exceeds its carrying value. The Bank tested goodwill for impairment by evaluating qualitative factors such as changes in leadership, economic conditions, branch operations, and composition of assets. In completing this analysis the Bank determined that is it not more-likely-than-not that the fair value of the Bank’s goodwill is less than its carrying amount and therefore did not complete a quantitative impairment test. The Bank determined that its goodwill was not impaired during 2018 as of the annual test date of September 30, 2018. In addition, the Bank did not find evidence of any triggering events between that annual test date and December 31, 2018.

Core deposit intangible (“CDI”) assets represent the estimated value of long-term deposit relationships acquired through acquisitions. The Bank has two CDI assets which are being amortized straight lined over 7.0 years for BlueRidge Bank CDI asset and 7.6 years for Monument Bank CDI asset. The estimated useful lives are periodically reviewed for reasonableness. The CDI assets are monitored for triggering events that may indicate impairment. There were no triggering events during 2018, therefore the Bank determined that its CDI assets were not impaired.

Reclassifications

Certain amounts in the 2017 and 2016 financial statements have been reclassified to conform to the current year presentation. These reclassifications had no impact on stockholders’ equity or net income as previously reported.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which superseded nearly all previous revenue recognition guidance under U.S. GAAP. The core principle of this ASU is that an entity should recognize revenue once it satisfies the performance obligations set forth in contracts with its customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for completing the performance obligation. This ASU also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer contracts; including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The Bank’s revenue is primarily comprised of net interest income on financial assets and financial liabilities, which is explicitly excluded from the scope of ASU 2014-09, and non-interest income. With respect to non-interest income the Bank has identified revenue streams within the scope of the guidance, and has performed an evaluation of the underlying revenue contracts in accordance with the standard. The Bank adopted the standard effective January 1, 2018 and elected to implement the standard using the modified retrospective approach. The impact to the Bank was immaterial and did not result in a cumulative adjustment to beginning retained earnings. For more information regarding the Bank’s revenue from contracts with customers see Note 12.

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Liabilities,” which is intended to improve the recognition and measurement of financial instruments by: requiring equity investments (other than equity method or consolidation) to be measured at fair value with changes in fair value recognized in net income; requiring public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; requiring separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (i.e., securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements; eliminating the requirement to disclose the fair value of financial instruments measured at amortized cost for organizations that are not public business entities; eliminating the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; and requiring a reporting organization to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk (also referred to as “own credit”) when the organization has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. The Bank has adopted and incorporated all of the relevant information in this standard effective for this annual reporting period. The adoption of the standard did not require a cumulative effect adjustment to retained earnings as the Bank’s FHLB investment is not in scope of the new standard and the Bank’s other equity investments are immaterial. The Bank has consulted with a third-party to provide a fair-value evaluation under the exit price notion for our loan portfolio, time deposits, FHLB advances, and subordinated debt to meet the new fair value disclosure requirements of the standard. See Note 20 for more information about the fair value of the Bank’s financial assets and liabilities.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”, which was subsequently updated by ASU 2018-10 and 2018-11. From the lessee’s perspective, the new standard establishes a model that requires a lessee to record a right-of-use (“ROU”) asset and a lease liability on the Bank’s balance sheet for all leases. Leases will be classified as either financing or operating, with classification affecting the pattern of expense recognition in the income statement for lessees. The new standard is effective for public business entities with fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Initially a modified retrospective transition approach was required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available, however, with the issuance of ASU 2018-11 companies are now allowed the option of a second implementation method which allows the standard to be implemented as of the effective date, with comparative periods presented in accordance with the previous standard, ASC 840. The Bank has elected to implement the standard under the modified retrospective approach allowed in the updated guidance and will apply the standard beginning with the effective date, which is January 1, 2019. The Bank has evaluated its leases to determine the impact of adopting the new lease standard and estimates that it will recognize ROU assets of approximately $17.0 million and lease liabilities of approximately $17.6 million. The difference between the balances is a result of existing balances for straight-line rent and fair market value adjustments on leases assumed during previous bank acquisitions. These amounts are currently estimates and are subject to change following further analysis. See Notes 5 and 9 for information about our leases and lease commitments under current guidance.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (commonly referred to as the Current Expected Credit Losses model, or “CECL”). The new guidance replaces the incurred loss impairment methodology in current U.S. GAAP with an expected credit loss methodology and requires consideration of a broader range of information to determine credit loss estimates. Financial assets measured at amortized cost will be presented at the net amount expected to be collected by using an allowance for credit losses. Purchased credit impaired loans will receive an allowance account at the acquisition date that represents a component of the purchase price allocation. Credit losses relating to debt securities available-for-sale will be recorded through an allowance for credit losses, with such allowance limited to the amount by which fair value is below amortized cost. In addition, an allowance for credit losses will also be required for off-balance sheet commitments. The guidance is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years for non-SEC filing public business entities. The Bank has organized a cross functional team to coordinate the implementation of the new standard and is evaluating the impact of adopting the new guidance on its consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments,” which provides classification guidance on debt extinguishment costs, contingent consideration payments made after a business combination, proceeds from the settlement of Corporate-Owned Life Insurance policies, including Bank Owned Life Insurance policies, and other items. The amendments are effective for fiscal periods beginning after December 15, 2018, and for interim periods within fiscal years beginning after December 15, 2019. The Bank is evaluating the impact of this standard and does not expect an impact to the Bank’s Consolidated Statement of Cash Flows.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash,” which requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments are effective for fiscal periods beginning after December 15, 2018, and for interim periods within fiscal years beginning after December 15, 2019. The Bank is evaluating the impact of this standard and does not expect an impact to the Bank’s Consolidated Statement of Cash Flows.

In January 2017, the FASB issued ASU 2017-01, “Business Combinations (Topic 805)—Clarifying the Definition of a Business,” which clarifies the definition and provides a more robust framework to use in determining when a set of assets and activities constitutes a business. It is intended to provide guidance when evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The ASU was adopted for the current reporting period and did not have an impact on the Bank’s consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, “Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment,” eliminating Step 2 from the goodwill impairment test; which required entities to compute the implied fair value of goodwill. Under this ASU, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. This ASU is effective for fiscal years beginning after December 15, 2020 for non-SEC filing entities, with early adoption permitted after January 1, 2017. The Bank elected to early adopt this standard with this reporting period. See Note 6 for more information regarding the Bank’s goodwill.

In February 2017, the FASB issued ASU 2017-05, “Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20),” which clarifies the scope of Subtopic 610-20 and adds guidance for partial sales of nonfinancial assets, including partial sales of real estate. Historically, U.S. GAAP contained several different accounting models to evaluate whether the transfer of certain assets qualified for sale treatment. This ASU reduces the number of potential accounting models that might apply and clarifies which model does apply in various circumstances. The ASU was adopted during the current reporting period and did not have an impact on the Bank’s consolidated financial statements.

In March 2017, the FASB issued ASU 2017-08, “Receivables—Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities.” This ASU shortens the amortization period for certain callable debt securities held at a premium to require such premiums to be amortized to the earliest call date unless applicable guidance related to certain pools of securities is applied to consider estimated prepayments. Under prior guidance, entities were generally required to amortize premiums on individual, non-pooled callable debt securities as a yield adjustment over the contractual life of the security. This ASU does not change the accounting for callable debt securities held at a discount, will be effective for fiscal years beginning after December 15, 2018 and is not expected to have a significant impact on the Bank’s consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, “Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting,” which clarifies when changes to the terms or conditions of a share-based payment award must be accounted for as modifications. Under this ASU, an entity will not apply modification accounting to a share-based payment award if all of the following are the same immediately before and after the change: (i) the award’s fair value, (ii) the award’s vesting conditions and (iii) the award’s classification as an entity or liability instrument. This ASU was adopted during the current reporting period and did not have an impact on the Bank’s consolidated financial statements as there were no changes to the Bank’s share-based payment awards.

In February 2018, the FASB issued ASU 2018-02, “Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income.” The amendments provide financial statement preparers with an option to reclassify stranded tax effects within accumulated other comprehensive income to retained earnings in each period in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act (or portion thereof) is recorded. The amendments are effective for all organizations for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. Organizations should apply the proposed amendments either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized.

The Bank elected to early adopt the standard in 2018 and applied the amendments in the period of adoption. The change in accounting principle was made in order to align the deferred income tax related to gains and losses in accumulated other comprehensive loss with the amount expected to be realized in the income statement when reclassified. The change was accounted for as a cumulative effect adjustment to the balance sheet resulting in a decrease of $191 thousand to accumulated other comprehensive loss and an offsetting increase to retained earnings during 2018. See Note 14 for more information regarding the Bank’s accumulated other comprehensive loss.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820)-Disclosure Framework -Changes to the Disclosure Requirements for Fair Value Measurement.” The new guidance removes the requirement to disclose the amount of and reasons for transfers between Level 1 and Level 2 in the fair value hierarchy and removes the requirement to disclose the valuation process for Level 3 fair value measurements. The guidance, however, requires public business entities to disclose gains and losses for the period included in other comprehensive income of Level 3 fair value measurements and also to disclose the range and weighted-average used to develop significant unobservable inputs of Level 3 fair value measurements. This guidance is effective for public business entities for reporting periods after December 15, 2019. The Bank does not anticipate the guidance to require significant changes to its consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies do not apply to the Bank or are not expected to have an impact on the Bank’s financial position, results of operations, or cash flows.

2.	Restrictions on Cash and Due from Banks

The Bank had Federal Reserve Bank Reserve Requirement balances of $376 thousand and $27.8 million as of December 31, 2018 and 2017, respectively. As of December 31, 2018 and 2017, the Bank did not have any other restrictions on its cash balances.

3.	Investment Securities

Securities Available-for-Sale

The amortized cost and estimated fair value of securities available-for-sale, with gross unrealized gains and losses as of December 31, 2018 and 2017, are as follows (in thousands):

As of and for the Years Ended December 31, 2018	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Treasury notes and bonds	$3,989	$—	$5	$3,984
U.S. government agency	12,373	6	108	12,271
Asset-backed securities	8,916	—	56	8,860
Residential mortgage-backed, U.S. agency	148,178	113	2,886	145,405
Municipal securities	17,068	70	100	17,038

Total	$190,524	$189	$3,155	$187,558

As of and for the Years Ended December 31, 2017	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. government agency	$9,596	$20	$100	$9,516
Residential mortgage-backed, U.S. agency	137,574	143	1,792	135,925
Municipal securities	17,668	186	69	17,785

Total	$164,838	$349	$1,961	$163,226

As of December 31, 2018, the Bank did not have securities available-for-sale pledged as collateral for Federal Home Loan Bank advances. As of December 31, 2018, securities available-for-sale with a fair value of $106.7 million were pledged to secure public and non-profit deposits.

There were no securities sold during 2018, 2017 or 2016.

The following table presents the amortized cost and estimated fair value of securities available-for-sale by contractual maturity distribution as of December 31, 2018 and 2017 (in thousands):

	As of December 31,
	2018		2017
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
U.S. Treasury notes and bonds:
One year or less	$3,989	$3,984	$—	$—
U.S. government agency:
One year or less	4,009	3,976	1,500	1,499
After one year through five years	8,364	8,295	8,096	8,017
Asset-backed securities:
After five years through ten years	8,916	8,860	—	—
Residential mortgage-backed, U.S. agency	148,178	145,405	137,574	135,925
Municipal securities:
One year or less	3,690	3,682	602	604
After one year through five years	6,615	6,600	8,916	8,928
After five years through ten years	6,763	6,756	8,150	8,253

Total	$190,524	$187,558	$164,838	$163,226

Unrealized losses on securities have not been recognized into operations because the issuers of the securities are of high credit quality, management has the intent to hold these securities until market recovery, it is more-likely-than-not that the Bank will not be required to sell its securities prior to market recovery or maturity, and the declines in fair value are largely due to market illiquidity and interest rates. The fair values of these securities are expected to recover as they approach maturity and/or market conditions change.

Information pertaining to securities available-for-sale with gross unrealized losses as of December 31, 2018 and 2017, aggregated by investment category and length of time that individual securities have been in a continuous loss position follows (dollars in thousands):

		Less Than Twelve Months		Twelve Months or Greater		Total
As of and for the Years Ended December 31, 2018	Number of Securities	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
U.S. Treasury notes and bonds	2	$3,984	$5	$—	$—	$3,984	$5
U.S. government agency	7	2,651	1	6,949	107	9,600	108
Asset-backed securities	5	8,860	56	—	—	8,860	56
Residential mortgage-backed, U.S. agency	133	24,796	143	101,537	2,743	126,333	2,886
Municipal securities	21	1,123	3	7,418	97	8,541	100

Total	168	$41,414	$208	$115,904	$2,947	$157,318	$3,155

		Less Than Twelve Months		Twelve Months or Greater		Total
As of and for the Years Ended December 31, 2017	Number of Securities	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
U.S. government agency	6	$2,010	$26	$6,479	$74	$8,489	$100
Residential mortgage-backed, U.S. agency	117	70,169	745	45,580	1,047	115,749	1,792
Municipal securities	19	3,742	21	3,771	48	7,513	69

Total	142	$75,921	$792	$55,830	$1,169	$131,751	$1,961

Equity Investments

For regulatory purposes the Bank holds stock in the FHLB that is not marketable and therefore is carried at cost. As of December 31, 2018 and 2017, the Bank held $4.6 million and $5.0 million in equity investments in the FHLB, respectively. In addition, we also held $111 thousand and $136 thousand of investments in other bank stocks as of December 31, 2018 and 2017, respectively. These other investments do not have readily determinable fair values and are therefore carried at cost, less impairments, and increased or decreased for observable changes in market price.

Management recorded, in other non-interest income in the Consolidated Income Statements, an impairment charge in 2018 and 2017 of $24 thousand and $10 thousand, respectively, related to Maryland Financial Bank stock, which after the impairments was valued at $2 thousand and $26 thousand as of December 31, 2018 and 2017, respectively. There were no impairment charges in 2016. The Bank’s holdings of Maryland Financial Bank stock have been reduced for cumulative impairments of $34 thousand as of December 31, 2018. Management believes that no other impairment charges were needed for other equity securities in 2018.

4.	Loans and Allowance for Loan Losses

Loans outstanding as of December 31, 2018 and 2017, are categorized as follows (dollars in thousands):

	As of December 31,
	2018		2017
	Amount	Percent	Amount	Percent
Commercial	$325,466	15.6%	$279,916	15.4%
Commercial real estate:
Owner occupied	287,010	13.7%	248,720	13.6%
Non-owner occupied	730,579	34.9%	614,804	33.7%
Commercial construction	241,429	11.5%	193,229	10.6%
Residential rental	190,679	9.1%	168,720	9.3%
Multi-family	80,694	3.9%	77,501	4.3%

Total commercial real estate	1,530,391	73.1%	1,302,974	71.5%
Residential real estate	97,101	4.6%	93,647	5.1%
Consumer, primarily home equity lines	139,932	6.7%	146,556	8.0%

Total gross loans	2,092,890	100.0%	1,823,093	100.0%

Less:
Allowance for loan losses	(18,712)		(14,827)
Net deferred fees	(8,084)		(8,401)

Net loans	$2,066,094		$1,799,865

For the year ended December 31, 2018 and 2017, net deferred costs includes $3.9 million and $5.4 million, respectively, of remaining unamortized discount of acquired loans.

Loan Origination and Risk Management

We manage risk associated with our commercial portfolio through underwriting policies and procedures, diversification and loan monitoring efforts. Our underwriting standards include requiring independent third-party appraisals, periodic property inspections, analysis of the quality and experience of the organization or developer managing each property, and evaluations of the cash flow capability of borrowers to repay loans. In addition to real estate collateral, the majority of the commercial loans are secured by business assets and many are supported by personal guarantees and other assets of the principals or the borrower.

Our commercial loans, which represented approximately 15% of our total loans as of December 31, 2018, are comprised of revolving lines of credit and term notes to business owners used to manage working capital, and acquire equipment and other assets. Collateral for these loans can include liens on borrower assets such as accounts receivable, equipment, and inventory. Generally these loans require a 1.2x cash flow to debt service coverage ratio.

Commercial real estate loans, the largest component of our loan portfolio, represented approximately 73% of our total loans as of December 31, 2018, are composed of owner-occupied, non-owner occupied, construction, residential rentals, multi-family and other land loans. Below is a discussion of each category of commercial real estate loan, as well as, that category’s percentage of the Bank’s total loan portfolio.

Owner occupied loans, which represented approximately 14% of our total loans, are loans that are made to borrowers secured by real estate used by the borrower in connection with its business operations. These loans generally have a loan-to-value ratio up to 80%, and borrowers generally must demonstrate an income-to-debt coverage ratio of 1.15x.

Non-owner occupied loans represented approximately 35% of our total loans as of December 31, 2018, and are secured by investment real estate that is leased to a third party, typically a commercial business. These loans generally have a loan-to-value ratio of up to 75% and an income to debt coverage ratio of 1.2x.

Commercial construction loans are loans to businesses for the acquisition, development and construction of real estate and as of December 31, 2018, represented approximately 11% of our total loans. Typical loan-to-value advance rates for these loans are up to 75% of the estimated appraised value of the finished project. Repayment for these loans is often from the sale of collateral or permanent financing, once construction is completed.

Residential rental loans, which were approximately 9% of our total loans as of December 31, 2018, are loans made to businesses that purchase 1-4 family properties for lease to third-party tenants. These loans typically have a loan-to-value ratio of up to 75% and an income to debt coverage ratio of 1.2x.

Multi-family loans are made to businesses for the purchase of real estate containing five or more residential units. These loans, which make up approximately 4% of our total loans as of December 31, 2018, typically have a loan-to-value ratio of up to 75% and an income-to-debt coverage ratio of 1.2x.

Residential real estate loans and consumer loans were approximately 5% and 7%, respectively, of our total loans as of December 31, 2018. Residential real estate loans are primarily composed of loans to consumers secured by 1-4 family residential properties. Generally, 1-4 family residential loans are made in connection with a broader loan relationship. We do not offer sub-prime residential lending products. Consumer and other loans primarily include home equity loans and lines of credit.

The following table summarizes the maturity and rate re-pricing distribution of the loan portfolio as of December 31, 2018 (in thousands):

	Within one year	Over one year to five years	Over five years to ten years	Over ten years	Total
Commercial	$186,887	$79,518	$41,853	$17,208	$325,466
Commercial real estate:
Owner occupied	35,641	174,936	73,800	2,633	287,010
Non-owner occupied	84,632	453,799	189,960	2,188	730,579
Commercial construction	200,488	36,669	1,904	2,368	241,429
Residential rental	16,964	147,918	25,041	756	190,679
Multi-family	17,847	45,212	17,635	—	80,694

Total commercial real estate	355,572	858,534	308,340	7,945	1,530,391
Residential real estate	588	60,348	25,231	10,934	97,101
Consumer, primarily home equity lines	137,933	1,425	—	574	139,932

Total gross loans	$680,980	$999,825	$375,424	$36,661	$2,092,890

Allowance for Loan Losses

The following tables summarize the activity in the allowance for loan losses by loan class for the years ended December 31, 2018, 2017 and 2016 (in thousands):

As of and for the year ended December 31, 2018	Commercial	Commercial real estate	Residential real estate	Consumer, primarily home equity lines	Total
Allowance for loan losses:
Beginning balance	$2,588	$10,376	$725	$1,138	$14,827
Provision	340	3,648	55	46	4,089
Charge-offs	(164)	—	(60)	—	(224)
Recoveries	20	—	—	—	20

Ending Balance	$2,784	$14,024	$720	$1,184	$18,712

Allowance for credit losses:
Individually evaluated for impairment in accordance with ASC 310-10	$13	$—	$—	$—	$13
Individually evaluated for impairment in accordance with ASC 310-30	—	—	—	—	—
Collectively evaluated for impairment	2,771	14,024	720	1,184	18,699

Ending Balance	$2,784	$14,024	$720	$1,184	$18,712

As of and for the year ended December 31, 2017	Commercial	Commercial real estate	Residential real estate	Consumer, primarily home equity lines	Total
Allowance for loan losses:
Beginning balance	$2,664	$7,761	$762	$1,031	$12,218
Provision	122	2,924	3	110	3,159
Charge-offs	(214)	(309)	(71)	(3)	(597)
Recoveries	16	—	31	—	47

Ending Balance	$2,588	$10,376	$725	$1,138	$14,827

Allowance for credit losses:
Individually evaluated for impairment in accordance with ASC 310-10	$53	$8	$—	$—	$61
Individually evaluated for impairment in accordance with ASC 310-30	—	—	—	—	—
Collectively evaluated for impairment	2,535	10,368	725	1,138	14,766

Ending Balance	$2,588	$10,376	$725	$1,138	$14,827

As of and for the year ended December 31, 2016	Commercial	Commercial real estate	Residential real estate	Consumer, primarily home equity lines	Total
Allowance for loan losses:
Beginning balance	$1,407	$5,675	$762	$955	$8,799
Provision	1,376	2,086	(8)	79	3,533
Charge-offs	(135)	—	—	(3)	(138)
Recoveries	16	—	8	—	24

Ending Balance	$2,664	$7,761	$762	$1,031	$12,218

Allowance for credit losses:
Individually evaluated for impairment in accordance with ASC 310-10	$214	$29	$—	$—	$243
Individually evaluated for impairment in accordance with ASC 310-30	—	—	—	—	—
Collectively evaluated for impairment	2,450	7,732	762	1,031	11,975

Ending Balance	$2,664	$7,761	$762	$1,031	$12,218

The following tables summarize recorded investments in loans as of December 31, 2018 and 2017, related to each balance in the allowance for loan losses by portfolio segment and disaggregated on the basis of the Bank’s impairment methodology (in thousands):

As of December 31, 2018	Commercial	Commercial real estate	Residential real estate	Consumer, primarily home equity lines	Total
Recorded investment in loans:
Individually evaluated for impairment in accordance with ASC 310-10	$405	$1,504	$—	$996	$2,905
Individually evaluated for impairment in accordance with ASC 310-30	—	2,809	—	138	2,947
Collectively evaluated for impairment	325,061	1,526,078	97,101	138,798	2,087,038

Ending Balance	$325,466	$1,530,391	$97,101	$139,932	$2,092,890

As of December 31, 2017	Commercial	Commercial real estate	Residential real estate	Consumer, primarily home equity lines	Total
Recorded investment in loans:
Individually evaluated for impairment in accordance with ASC 310-10	$675	$1,395	$75	$1,006	$3,151
Individually evaluated for impairment in accordance with ASC 310-30	—	4,279	—	138	4,417
Collectively evaluated for impairment	279,241	1,297,300	93,572	145,412	1,815,525

Ending Balance	$279,916	$1,302,974	$93,647	$146,556	$1,823,093

Credit Quality Measurements

The Bank uses several credit quality indicators to manage credit risk in an ongoing manner. The Bank’s primary credit quality indicators are to use an internal credit risk rating system that categorizes loans into pass, watch, substandard and doubtful. Credit risk ratings are applied individually to all commercial loans that have significant or unique credit characteristics that benefit from a case-by-case evaluation. As the loan relationship grows the Bank evaluates the overall relationship risk. The following are the definitions of the Bank’s commercial credit quality indicators:

Pass: Loan relationships in all classes that comprise the commercial portfolio segments that are not adversely rated, are contractually current as to principal and interest, and are otherwise in compliance with the contractual terms of the loan agreement. Management believes that there is a low likelihood of loss related to those loans that are considered pass.

Watch: Loan relationships classified as “watch” have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or in the Bank’s credit position at some future date.

Substandard: Loan relationships classified as “substandard” may be inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified may have a well-defined weakness or weaknesses that could jeopardize the repayment of the loan. They are characterized by the distinct possibility that the Bank may sustain some loss if deficiencies are not corrected.

Doubtful: Loan relationships classified as “doubtful” have all the weaknesses inherent in one designated as substandard with the added characteristic that the weaknesses make collection or repayment in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

The following tables present the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of watch, substandard and doubtful within the Bank’s internal risk rating system as of December 31, 2018 and 2017 (in thousands):

As of December 31, 2018	Pass	Watch	Substandard	Doubtful	Total
Commercial	$316,076	$8,913	$477	$—	$325,466
Commercial real estate:
Owner occupied	269,549	13,048	4,221	192	287,010
Non-owner occupied	723,400	1,560	5,619	—	730,579
Commercial construction	241,264	—	165	—	241,429
Residential rental	187,669	1,698	187	1,125	190,679
Multi-family	80,010	684	—	—	80,694

Total commercial real estate	1,501,892	16,990	10,192	1,317	1,530,391
Residential real estate	94,956	1,682	463	—	97,101
Consumer, primarily home equity lines	136,865	1,635	1,432	—	139,932

Total gross loans	$2,049,789	$29,220	$12,564	$1,317	$2,092,890

As of December 31, 2017	Pass	Watch	Substandard	Doubtful	Total
Commercial	$274,069	$5,032	$815	$—	$279,916
Commercial real estate:
Owner occupied	232,758	14,552	1,200	210	248,720
Non-owner occupied	607,005	802	6,997	—	614,804
Commercial construction	190,933	2,296	—	—	193,229
Residential rental	165,681	1,854	—	1,185	168,720
Multi-family	74,001	3,500	—	—	77,501

Total commercial real estate	1,270,378	23,004	8,197	1,395	1,302,974
Residential real estate	90,101	2,999	547	—	93,647
Consumer, primarily home equity lines	144,269	1,090	1,197	—	146,556

Total gross loans	$1,778,817	$32,125	$10,756	$1,395	$1,823,093

Non-accrual and Past Due Loans

The accrual of interest is discontinued on a loan, meaning the loan is placed on non-accrual status, when the contractual payment of principal or interest has become 90 days past due or if management has serious doubt about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is well secured. When a loan is placed on non-accrual status, unpaid interest credited to income is reversed. Interest income is not accrued on these loans until the loan is brought current, is performing in accordance with the contractual terms for a reasonable period of time, and the ultimate collectability of principal and interest is no longer in doubt.

The following table sets forth information concerning our non-accrual loans, including PCI loans on non-accrual, as of December 31, 2018 and 2017 (in thousands):

	As of December 31,
	2018	2017
Non-accrual loans:
Commercial	$143	$358
Commercial real estate:
Owner occupied	192	210
Residential rental	1,312	1,185

Total commercial real estate	1,504	1,395
Residential real estate	—	75
Consumer, primarily home equity lines	378	378

Total non-accrual loans	$2,025	$2,206

The performance and credit quality of the loan portfolio is also monitored by analyzing the age of loans as determined by the length of time a recorded payment is past due. The following schedule reflects the aging of the Bank’s loan portfolio, the Bank’s loans on non-accrual status and the recorded investments, as of December 31, 2018 and 2017 (in thousands):

As of December 31, 2018	Loans 30-59 Days Past Due	Loans 60-89 Days Past Due	Loans 90 Days or More Past Due	Non-Accrual Loans	Current Loans	Total Recorded Investment in Loans
Commercial	$—	$60	$—	$143	$325,263	$325,466
Commercial real estate:
Owner occupied	—	—	—	192	286,818	287,010
Non-owner occupied	—	—	—	—	730,579	730,579
Commercial construction	—	—	—	—	241,429	241,429
Residential rental	—	—	—	1,312	189,367	190,679
Multi-family	—	—	—	—	80,694	80,694

Total commercial real estate	—	—	—	1,504	1,528,887	1,530,391
Residential real estate	—	—	—	—	97,101	97,101
Consumer, primarily home equity lines	678	55	—	378	138,821	139,932

Total gross loans	$678	$115	$—	$2,025	$2,090,072	$2,092,890

As of December 31, 2017	Loans 30-59 Days Past Due	Loans 60-89 Days Past Due	Loans 90 Days or More Past Due	Non-Accrual Loans	Current Loans	Total Recorded Investment in Loans
Commercial	$—	$—	$—	$358	$279,558	$279,916
Commercial real estate:
Owner occupied	—	—	—	210	248,510	248,720
Non-owner occupied	—	—	—	—	614,804	614,804
Commercial construction	—	—	—	—	193,229	193,229
Residential rental	—	—	—	1,185	167,535	168,720
Multi-family	—	—	—	—	77,501	77,501

Total commercial real estate	—	—	—	1,395	1,301,579	1,302,974
Residential real estate	—	2	—	75	93,570	93,647
Consumer, primarily home equity lines	573	—	—	378	145,605	146,556

Total gross loans	$573	$2	$—	$2,206	$1,820,312	$1,823,093

There were no loans 90 days or more past due and still accruing interest as of December 31, 2018 or 2017.

Impaired Loans

We account for impaired loans in accordance with U.S. GAAP. An impaired loan generally is one for which it is probable, based on current information and events, that we will not collect all the amounts due under the contractual terms of the loan agreement. Impairment is measured on a loan-by-loan basis for commercial and industrial loans and commercial real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral, if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.

The following tables summarize information in regards to impaired loans, including PCI loans, by loan portfolio class as of December 31, 2018 and 2017 (in thousands):

	Unpaid Contractual Principal Balance	Recorded Investment				Related Allowance	Interest Income Recognized
As of December 31, 2018		With No Allowance	With An Allowance	Total	Average
Commercial	$439	$262	$143	$405	$521	$13	$30
Commercial real estate:
Owner occupied	3,001	192	2,809	3,001	4,295	—	242
Residential rental	1,647	1,312	—	1,312	1,648	—	6

Total commercial real estate	4,648	1,504	2,809	4,313	5,943	—	248
Consumer, primarily home equity lines	1,134	996	138	1,134	1,152	—	51

Total	$6,221	$2,762	$3,090	$5,852	$7,616	$13	$329

	Unpaid Contractual Principal Balance	Recorded Investment				Related Allowance	Interest Income Recognized
As of December 31, 2017		With No Allowance	With An Allowance	Total	Average
Commercial	$708	$317	$358	$675	$1,020	$53	$57
Commercial real estate:
Owner occupied	4,489	—	4,489	4,489	4,524	8	236
Residential rental	1,460	1,185	—	1,185	1,462	—	5

Total commercial real estate	5,949	1,185	4,489	5,674	5,986	8	241
Residential real estate	75	75	—	75	105	—	2
Consumer, primarily home equity lines	1,144	1,006	138	1,144	1,164	—	55

Total	$7,876	$2,583	$4,985	$7,568	$8,275	$61	$355

Loans purchased with evidence of credit deterioration since obligation and for which it is probable that all contractually required payments will not be collected are considered to be credit impaired. Evidence of credit quality deterioration as of purchase date may include information such as past due and non-accrual status, borrower credit history, and recent loan-to-value ratios. PCI loans are initially measured at fair value, which considers estimated future loan losses expected to be incurred over the life of the loan.

The following table reflects the carrying amount and contractual amount outstanding for PCI loans, which are included in the loan categories above, as of December 31, 2018 and 2017 (in thousands):

	As of December 31,
	2018	2017
Commercial real estate, non-owner occupied	$2,809	$4,279
Consumer, primarily home equity lines	138	138

Total	$2,947	$4,417

At acquisition, the beginning accretable discount for these loans totaled $54 thousand, and the remaining accretable balances as of both December 31, 2018 and 2017, was $10 thousand. The non-accretable discount for the purchased credit impaired loans totaled $608 thousand at acquisition, following a reduction of $170 thousand from a paid off loan during the year ended December 31, 2017. The non-accretable balance was $438 thousand as of December 31, 2018 and 2017.

Modifications

The Bank may grant a concession or modification for economic or legal reasons related to a borrower’s financial condition that it would not otherwise consider resulting in a modified loan which is then identified as a troubled debt restructuring. The Bank may modify loans through rate reductions, extensions of maturity, interest only payments, or payment modifications to better match the timing of cash flows due under the modified terms with the cash flows from the borrowers’ operations. Loan modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral.

The Bank identifies loans for potential restructure primarily through direct communication with the borrower and evaluation of the borrower’s financial statements, revenue projections, tax returns, and credit reports. Even if the borrower is not presently in default, management will consider the likelihood that cash flow shortages, adverse economic conditions, and negative trends may result in a payment default in the near future.

The following table includes the recorded investment and number of TDRs as of December 31, 2018 and 2017 (dollars in thousands):

	Number of Contracts	Recorded Investment			Specific Allowance
As of December 31, 2018		Accruing	Non-accruing	Total
Commercial	3	$262	$143	$405	$13
Consumer, primarily home equity lines	1	756	—	756	—

Total TDRs	4	$1,018	$143	$1,161	$13

	Number of Contracts	Recorded Investment			Specific Allowance
As of December 31, 2017		Accruing	Non-accruing	Total
Commercial	2	$273	$358	$631	$53
Consumer, primarily home equity lines	1	766	—	766	—

Total TDRs	3	$1,039	$358	$1,397	$53

During 2018 there was one loan modified in a TDR totaling $37 thousand, and during 2017 there were two loans modified in a TDR totaling $631 thousand.

As of December 31, 2018, the Bank had two loans with total recorded investment of $1.3 million for which foreclosure proceedings are in process. One of the loans was a commercial real estate loan, secured by residential property, and the other loan was a home equity line of credit, also secured by a residential property. As of December 31, 2017, the Bank had two loans in the process of foreclosure totaling $1.3 million of recorded investment.

5.	Premises and Equipment

The components of premises and equipment at December 31 are as follows (in thousands):

	As of December 31,
	2018	2017
Leasehold improvements	$5,117	$4,359
Furniture and fixtures	1,550	1,580
Equipment and software	2,056	1,842
Construction in progress	328	500

Total cost	9,051	8,281
Accumulated depreciation	(4,768)	(4,054)

Premises and equipment, net	$4,283	$4,227

The Bank disposed of assets for losses of $26 thousand, $2 thousand and $33 thousand for the years ended December 31, 2018, 2017 and 2016, respectively. Depreciation expense was $779 thousand, $907 thousand and $604 thousand for the years ended December 31, 2018, 2017 and 2016, respectively.

The Bank leases banking and office space in 11 locations under non-cancelable lease arrangements accounted for as operating leases. The initial lease periods range from three to ten years and provide for one or more renewal options ranging from three to five years. The leases generally provide for scheduled annual rent escalations and require that the Bank (lessee) pay certain operating expenses applicable to the leased space, such as common area maintenance and real estate taxes. Rent expense for the years ended December 31, 2018, 2017 and 2016, was $2.1 million, $2.2 million and $1.5 million, respectively. The Bank has four operating leases associated with two locations in Laurel, MD that are with a related party. During the years ended December 31, 2018, 2017 and 2016, the Bank paid $440 thousand, $338 thousand and $324 thousand, respectively, to that related party related to those leases. See Note 15 for more information regarding the Bank’s transactions with Related Parties.

Future minimum lease payments by year and in the aggregate, under non-cancelable lease agreements, as of December 31, 2018 are as follows (in thousands):

2019	$2,061
2020	2,271
2021	2,293
2022	988
2023	120
Thereafter	921

Total	$8,654

The above schedule includes $8.4 million for real estate leases and $273 thousand for equipment leases.

6.	Goodwill and Other Intangible Assets

The following is a summary of changes in the carrying amount of goodwill as well as the cost and accumulated amortization of core deposit intangibles as of December 31, 2018 and 2017 (in thousands):

	As of December 31,
	2018	2017
Core deposit intangibles:
Cost	$5,299	$5,299
Accumulated amortization	(1,672)	(962)

Core deposit intangible, net	$3,627	$4,337

Carrying value of goodwill:
Beginning balance	$26,815	$26,259
Purchase accounting adjustments	—	556

Carrying value of goodwill	$26,815	$26,815

The estimated annual amortization expense related to the core deposit intangibles for BlueRidge and Monument are as follows (in thousands):

2019	$710
2020	710
2021	710
2022	710
2023	599
Thereafter	188

Total	$3,627

7.	Deposits

The components of deposits and the associated average rate as of and for the years ended December 31, 2018, 2017 and 2016, are as follows (in thousands):

	As of December 31,
	2018		2017		2016
	Balance	Average Rate	Balance	Average Rate	Balance	Average Rate
Interest-bearing demand	$116,919	0.41%	$115,200	0.30%	$116,155	0.23%
Money market	938,514	1.21%	744,553	0.81%	588,298	0.63%
Savings	6,896	0.09%	5,759	0.05%	5,622	0.06%
Time deposits	658,575	1.70%	606,431	1.29%	638,288	1.19%

Total interest-bearing deposits	1,720,904	1.34%	1,471,943	0.99%	1,348,363	0.91%
Non-interest-bearing demand	368,063		323,149		254,322

Total deposits	$2,088,967		$1,795,092		$1,602,685

The Bank accepts certain brokered third-party deposits in addition to its own products. As of December 31, 2018 and 2017, brokered deposits totaled $366.4 million and $210.3 million, respectively, and were included in interest-bearing demand, non-interest-bearing demand, money market, time over $250 thousand, and time less than $250 thousand in the schedule above.

As of December 31, 2018 and 2017 there were $7 thousand and $10 thousand, respectively, of overdrafts reclassified from deposits to loans receivable and reported as Consumer, primarily home equity lines. See Note 4 for more information on loan balances.

The scheduled maturities of time deposits as of December 31, 2018 and 2017, are as follows (in thousands):

	As of December 31,
	2018	2017
Three months or less	$58,309	$129,439
Greater than three months through six months	104,642	127,861
Greater than six months through twelve months	211,573	123,661
Greater than twelve months	284,051	225,470

Total	$658,575	$606,431

The maturities of time deposits, by year, as of December 31, 2018, are as follows (in thousands):

2019	$369,271
2020	155,331
2021	63,740
2022	25,401
2023	44,832
Thereafter	—

Total	$658,575

Interest expense on deposits for the years ended December 31, 2018, 2017 and 2016, is as follows (in thousands):

	For the Years Ended December 31,
	2018	2017	2016
Interest-bearing demand	$453	$315	$141
Money market	10,507	5,254	2,237
Savings	6	3	2
Time deposits	10,006	8,119	6,090

Total	$20,972	$13,691	$8,470

8.	Borrowings

The following schedule discloses information regarding the Bank’s outstanding FHLB advances as of December 31, 2018 (dollars in thousands):

	Fixed rate advances		Principal reducing advances		Total
	Amount	Weighted- average rate	Amount	Weighted- average rate	Amount	Weighted- average rate
2019	$29,000	1.40%	$1,473	1.08%	$30,473	1.39%
2020	20,500	1.99%	243	1.03%	20,743	1.98%
2021	—	—%	663	1.77%	663	1.77%
2022	—	—%	4,077	1.68%	4,077	1.68%
2023	7,500	2.94%	—	—%	7,500	2.94%

	$57,000	1.82%	$6,456	1.53%	$63,456	1.79%

The Bank has approval to borrow from the FHLB with maximum borrowing limits subject to the balance of collateral pledged and asset size. The Bank’s remaining credit availability was $507.9 million as of December 31, 2018. The Bank pledged $204.7 million of its commercial real estate portfolio and $36.3 million of its residential real estate portfolio to secure its advances as of December 31, 2018 and $8.2 million of public deposits letters of credit from the FHLB.

FHLB advances contain a fair market value adjustment of $54 thousand, categorized as principal reducing advances in the schedule above, from the assumption of BlueRidge and Monument advances. The original amount of the aggregate adjustment was $103 thousand, and is being accreted over various terms with a maximum term of 68 months.

On September 27, 2018, the Bank prepaid $25.0 million of outstanding FHLB advances for a net gain of $15 thousand. The gain was recognized in other non-interest income in the Consolidated Income Statement.

The Bank issued long-term subordinated fixed to floating rate debt (“Notes”) for $31.0 million in September 2016 to multiple investors in the form of Subordinated Note Purchase Agreements, together with an Indenture agreement with U.S. Bank (“Trustee”). The Notes have a ten year maturity date of September 30, 2026, with interest due and payable semi-annually, and carry an initial rate of 5.625% fixed for five years. Thereafter, the interest rate floats equal to LIBOR plus 440.9 basis points. Subject to the receipt of regulatory approvals and written notice to the Trustee, the Bank may redeem all or a portion of the Notes on or after September 30, 2021. The Notes are structured to qualify as Tier 2 Capital. The original financing costs of $508 thousand are being amortized over five years. As of December 31, 2018 and 2017, the unamortized financing costs were $285 thousand and $393 thousand, respectively, and are recorded net of the carrying amount of the Notes. During the years ended 2018 and 2017, the Notes had an average carrying amount of $30.7 million and $30.6 million and associated weighted-average rates of 6.05% and 6.02%, respectively.

9.	Commitments and Contingencies

The Bank is a party to credit related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Bank’s exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same credit policies in making these commitments as it does for on-balance sheet instruments.

At December 31, 2018 and 2017, the following financial instruments were outstanding whose contract amounts represent credit (in thousands):

	As of December 31,
	2018	2017
Commitments to grant loans	$82,413	$70,991
Unfunded commitments	502,216	471,018
Letters of credit	10,428	8,661

Total commitments	$595,057	$550,670

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Bank, is based on management’s credit evaluation of the customer. Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit and market risk involved in issuing letters of credit is generally the same as that involved in extending other loan commitments. The fair value of guarantees under letters of credit is not material.

10.	Stockholders’ Equity

On September 18, 2018, the Bank announced that it completed a common stock offering (the “offering”) to issue 1,610,000 shares of its common stock, at $29.25 per share, including 210,000 of additional shares bought through the underwriters option to purchase additional shares. The offering resulted in net proceeds of $44.2 million, after deducting $2.8 million of underwriting discounts, commissions, and other expenses. The Bank intends to use the net proceeds of the offering for general corporate purposes, including funding organic loan growth, purchasing investment securities, and pursuing possible strategic acquisition opportunities. The Bank intends to maintain regulatory capital ratios at levels higher than those currently required by the Bank’s regulators.

As part of the BlueRidge Bank acquisition Revere assumed 124,901 warrants (“BlueRidge warrants”) with an exercise price of $16.01. As of December 31, 2018, there are currently 62,069 BlueRidge warrants outstanding. The BlueRidge warrants are exercisable through April 22, 2019. During the years ended December 31, 2018, 2017 and 2016, there were 47,521, 13,437 and 1,874 BlueRidge warrants exercised, respectively, at $16.01.

In conjunction with the Bank’s initial stock offering, each stockholder was issued a warrant (“Revere warrants”) for each fifteen shares of common stock purchased. The Revere warrant entitled the holder to purchase one share of stock at the purchase price of $10.00 per share. There were 130,785 Revere warrants issued under the initial stock offering. During 2017 and 2016, there were 81,423 and 15,446 Revere warrants exercised, respectively, at $10.00 per share. On November 20, 2017, there were 29,207 unexercised Revere warrants. The Revere warrants expired during 2017 and there were no Revere warrants outstanding as of December 31, 2018 or 2017.

The Bank has an employee stock purchase plan (“ESPP”) which allows all full-time employees who have completed at least twenty-six weeks of service the option to purchase shares of the Bank’s stock through regular payroll deductions. The purchase price is the fair value as determined by the committee established to govern the ESPP. In 2017, the board of directors increased the number of shares available under the ESPP from 50,000 shares to 150,000 shares. These shares are authorized but unissued until purchased. During the years ended December 31, 2018, 2017 and 2016, there were 9,282 shares, 12,961 shares and 6,925 purchased at a weighted-average price of $29.89, $26.88 and $21.26, respectively. As of December 31, 2018, there are 81,619 shares remaining that are available for issuance under the ESPP.

11.	Accumulated Other Comprehensive Loss

The following schedule presents the changes in each component of accumulated other comprehensive loss for the years ended December 31, 2018, 2017 and 2016 (in thousands):

	For the Years Ended December 31,
	2018	2017	2016
Balance at beginning of period	$(976)	$(1,112)	$81
Unrealized gains and (losses) on securities available-for-sale, net	(1,355)	225	(1,971)
Tax effect	372	(89)	778

Net unrealized gains and (losses) on securities available-for-sale	(983)	136	(1,193)

Reclassification of the income tax effects of the Tax Cuts and Jobs Act	(191)	—	—

Balance at end of period	$(2,150)	$(976)	$(1,112)

12.	Revenue from Contracts with Customers

Effective January 1, 2018, the Bank adopted ASU 2014-09 revenue from contracts with customers under the modified retrospective approach. A significant amount of the Bank’s revenues are from net interest income on financial assets and liabilities, investment securities gains, loan and letter of credit fees, income from bank-owned life insurance, and certain other revenues that are excluded from the scope of the amended guidance.

For non-interest income revenue streams within the scope of the amended guidance, the Bank recognizes the expected amount of consideration as revenue when performance obligations related to the services under the terms of a contract are satisfied. The Bank’s contracts do not contain terms that necessitate significant judgment to determine the amount of revenue to recognize. Generally, the Bank does not incur significant measurable costs associated with obtaining contracts with customers and the Bank’s contracts with customers are such that there is unlikely to be a required contract asset or liability.

The following schedule disaggregates non-interest income based on the nature and timing for the years ended December 31, 2018, 2017 and 2016 (in thousands):

	For the Years Ended December 31,
	2018	2017	2016
Deposit account fees	$91	$88	$57
Transaction-based fees	660	541	424
Loan fees	329	314	242
Other	320	292	184

Non-interest income in-scope for Topic 606	1,400	1,235	907
Non-interest income out-of-scope for Topic 606	845	893	457

Total non-interest income	$2,245	$2,128	$1,364

Descriptions of our components of non-interest income as well as disclosures regarding the timing and nature of those revenue streams are in the following sections.

Deposit account fees

The Bank provides demand deposit, money market, and savings account products to consumer and business customers. Services include, but are not necessarily limited to online and branch banking, online bill pay, imaging services and cash alternative services such as money orders and cashier’s checks. Deposit account contracts can be closed at anytime. The performance obligation for deposit accounts is complete at the end of each month and any fees are received and recognized on the last day of the month or in the following month.

Transaction-based service fees

Transaction-based fees are one-time charges for services that the Bank provides to its customers either upon their request or due to their actions. These services primarily include wire transfer fees, return check and over drawn account fees, and ATM surcharges to customers and non-Revere Bank customers. We generally receive payment for, and recognize revenue from transaction-based services at the time these services are performed for the customer.

Loan fee income

In addition to lending and servicing loans, Revere Bank is also the broker in certain loan transactions. All performance obligations required in brokering a loan are complete when the loan is closed, which is when the Bank recognizes broker fee income. In addition to those fees loan fee income also includes other one-time lending related charges and payments received for loan related performance obligations satisfied within one year.

Other

Other non-interest income primarily includes merchant services income, safe deposit box rentals and other miscellaneous service charges. Merchant services income mainly represents fees charged to merchants to process their debit and credit card transactions, in addition to account management fees. Payment for merchant services and other miscellaneous charges is received, and revenue recognized, once the service is complete. Safe deposit box rental fees are charged to the customer on an annual basis and recognized upon receipt of payment.

13.    Employment Agreements

As of December 31, 2018, the Bank has entered into employment agreements with five executive officers.

Two of the agreements provide for a 36 month term. Unless either party provides notice to the other, an additional day will be added to the term of the agreement at the end of each day maintaining the 36 month term. The agreements include minimum annual salary commitments and change of control provisions. Upon departure after a change in the control of the Bank, as defined in the agreements, the individuals will receive monetary compensation in the amount set forth in the individual agreements.

Two of the agreements provide for a 36 month term. There are no renewal provisions. The agreements include minimum annual salary commitments and change of control provisions. Upon departure after a change in the control of the Bank, as defined in the agreements, the individuals will receive monetary compensation in the amount set forth in the individual agreements.

One of the agreements provides for a 48 month term. There is no renewal provision. This agreement includes a minimum annual salary commitment and a change of control provision. Upon departure after a change in the control of the Bank, as defined in the agreement, the individual will receive monetary compensation in the amount set forth in the individual agreement.

14.	Employee Benefit Plans

The Bank has a 401(k) Plan in which substantially all employees participate. Employees may contribute up to limits based on federal tax laws. The Bank matches 100% of the first three percent contributed by an employee and then matches 50% of the next two percent contributed by the employee for a possible total match of four percent of the employee’s salary. Matching contributions are immediately vested. For the years ended December 31, 2018, 2017 and 2016, the expense attributable to the plan was $810 thousand, $753 thousand and $512 thousand, respectively.

15.	Stock-based Compensation

Under the Bank’s 2008 Equity Compensation Plan (the “2008 Plan”) and 2013 Equity Compensation Plan (the “2013 Plan”), the Bank may grant options and restricted stock to its directors, officers, and employees for up to the lesser of 448,879 shares and 880,000 shares, respectively, or 15% of issued and outstanding shares as of the date of any grant of common stock. As of December 31, 2018, there were 428,737 shares available which can be issued under the 2013 Plan. As of December 31, 2018 there were no shares available under the 2008 Plan, which expired during 2018 with 7,854 shares remaining unissued. Incentive stock options, non-qualified stock options, and restricted stock may be granted under the Plans. The exercise price of the incentive stock options and non-qualified stock options are equal to the fair value of the Bank’s stock using the Black-Scholes option-pricing model on the date of grant and the maximum option term is ten years. Restricted stock is issued at fair value on the date of the grant. Vesting periods range from immediate to five years from grant date.

For the years ended December 31, 2018, 2017 and 2016, the Bank recognized $1.5 million, $987 thousand and $758 thousand, respectively, in stock-based compensation expense. The total income tax benefit recognized in the consolidated income statements for stock-based compensation arrangements was $449 thousand, $427 thousand and $320 thousand for the years ended December 31, 2018, 2017 and 2016, respectively.

Restricted Stock

Information pertaining to the Bank’s unvested restricted stock outstanding as of and for the years ended December 31, 2018, 2017 and 2016, is below:

Restricted Stock	Number of Shares	Weighted-Average Grant Date Fair Value
Unvested restricted stock as of January 1, 2016	41,548	$12.83
Granted	33,612	19.03
Vested	(24,278)	14.50

Unvested restricted stock as of December 31, 2016	50,882	16.68
Granted	84,252	23.26
Vested	(31,491)	17.00

Unvested restricted stock as of December 31, 2017	103,643	21.93
Granted	66,351	29.41
Vested	(50,611)	22.46
Forfeited	(1,460)	25.04

Unvested restricted stock as of December 31, 2018	117,923	$25.87

Unrecognized stock-based compensation expense related to unvested restricted stock totaled $2.2 million at December 31, 2018 and is expected to be recognized over a weighted-average period of 1.61 years. As of December 31, 2018, the aggregate intrinsic value of unvested restricted stock was $3.4 million and had a weighted-average remaining contractual term for of 8.72 years.

Stock Options

A summary of the Bank’s outstanding stock options as of and for the years ended December 31, 2018, 2017 and 2016, is below:

Stock Options	Number of Shares	Weighted-Average Exercise Price
Options outstanding as of January 1, 2016	601,680	$11.32
Granted	19,686	17.00
Acquired—BlueRidge Bank	152,537	16.01
Acquired—Monument Bank	50,402	10.99
Exercised	(14,520)	11.58
Forfeited or expired	(100)	10.75

Options outstanding as of December 31, 2016	809,685	12.31
Granted	5,000	27.81
Exercised	(74,632)	9.99
Forfeited or expired	(10,381)	15.09

Options outstanding as of December 31, 2017	729,672	12.62
Exercised	(245,459)	12.84
Forfeited or expired	(350)	10.43

Options outstanding as of December 31, 2018	483,863	$12.51

There were no stock options granted during the year ended December 31, 2018. The weighted-average grant date fair value of stock options granted during the years ended December 31, 2017 and 2016 was $10.83 and $4.51. As of December 31, 2018, there were 469,965 stock options exercisable with a weighted-average exercise price of $12.35. Stock options outstanding and stock options exercisable had weighted-average remaining contractual terms of 4.33 years and 4.26 years, respectively.

The total intrinsic value of options exercised during the years ended December 31, 2018, 2017 and 2016, was $4.2 million, $1.1 million and $141 thousand, respectively. The aggregate intrinsic value of stock options outstanding and stock options exercisable at December 31, 2018 was $7.8 million and $7.6 million, respectively.

A summary of the Bank’s unvested stock options as of and for the years ended December 31, 2018, 2017 and 2016, is below:

	Number of Shares	Weighted-Average Grant Date Fair Value
Unvested Options as of January 1, 2016	204,958	$3.73
Granted	19,686	4.51
Exercised	(92,744)	3.68

Unvested Options as of December 31, 2016	131,900	3.89
Granted	5,000	27.81
Exercised	(77,262)	13.28
Forfeited	(400)	11.50

Unvested Options as of December 31, 2017	59,238	14.91
Vested	(45,240)	14.02
Forfeited	(100)	11.50

Unvested Options as of December 31, 2018	13,898	$17.83

Unrecognized stock-based compensation expense related to unvested options totaled $50 thousand at December 31, 2018, and is expected to be recognized over a weighted-average period of 2.01 years. The total fair value of stock options vested was $1.8 million, $2.6 million and $2.6 million, during 2018, 2017 and 2016, respectively.

The Bank received cash from exercises of stock options under stock-based compensation plans of $3.2 million, $746 thousand and $168 thousand, for the years ended December 31, 2018, 2017 and 2016, respectively. The tax benefit expected to be realized for tax deductions from these option exercises totaled $722 thousand, $475 thousand and $21 thousand, for the years ended December 31, 2018, 2017 and 2016, respectively.

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the year ended December 31, 2017 and 2016, there were no grants during the year ended December 31, 2018:

	2017	2016
Non-qualified stock options:
Dividend yield	0.0%	0.0%
Expected life (in years)	6.5 years	1 -10 years
Expected volatility	34.8%	15.0% - 39.4%
Risk-free interest rate	2.17%	0.64% - 1.78%

2016
Non-qualified stock options:
Dividend yield	0.0%
Expected life (in years)	0.5 - 4 years
Expected volatility	26.0% - 39.4%
Risk-free interest rate	0.15% - 1.37%

The expected volatility is based on a peer group average. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury curve in effect at the time of the grant. The expected life is based on the expected exercise experience. The dividend yield assumption is based on the Bank’s history and expectation of dividend payouts.

16.     Income Taxes

The provision for income taxes charged (credited) to operations for the years ending December 31, 2018, 2017 and 2016, consists of the following (in thousands):

	For the Years Ended December 31,
	2018	2017	2016
Current tax expense:
Federal	$7,196	$9,337	$6,975
State	3,021	2,386	1,826

Total current tax expense	10,217	11,723	8,801
Deferred tax expense (benefit):
Federal	(560)	1,954	(2,120)
State	(232)	(99)	(539)

Total deferred tax expense (benefit)	(792)	1,855	(2,659)

Total income tax expense	$9,425	$13,578	$6,142

The following table reconciles the differences between the federal income tax rate of 21%, 35% and 34% to the effective tax rate for the years ended December 31, 2018, 2017 and 2016, respectively:

	For the Years Ended December 31,
	2018	2017	2016
Statutory federal income tax rate:	21.00%	35.00%	34.00%
State taxes, net	5.95%	4.99%	5.69%
Tax reform impact	—%	8.07%	—%
Revaluation of net deferred tax assets before tax reform (34% to 35%)	—%	(0.64)%	—%
Tax exempt interest	(0.13)%	(0.29)%	(0.43)%
Non-deductible merger costs	—%	—%	2.24%
Stock-based compensation	(1.34)%	(1.17)%	(0.52)%
Other	(0.04)%	(0.47)%	0.19%

Effective income tax rate	25.44%	45.49%	41.17%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2018 and 2017, are as follows (in thousands):

	As of December 31,
	2018	2017
Deferred Tax Assets
Organization costs	$210	$267
Compensation-related accruals	—	56
Provision for loan losses	5,149	4,080
Straight line rent accrual	118	123
Depreciation	89	17
Maryland depreciation, net of federal tax	22	29
Stock-based compensation	760	779
Deferred compensation	138	85
Unrealized loss on securities	816	444
FMV of leases	41	43
Purchase accounting—time deposits, Federal Home Loan Bank, loans	1,208	1,619

Total deferred tax assets	8,551	7,542
Deferred Tax Liabilities
Purchase accounting—core deposit intangible, lease adjustments, securities	1,200	1,435
Discount accretion	50	29
Deferred loan costs	904	801
Accrued bonuses	—	44

Total deferred tax liabilities	2,154	2,309

Net Deferred Tax Asset	$6,397	$5,233

The Tax Cuts and Jobs Act was enacted on December 22, 2017. Among other things, the new law (i) establishes a new, flat corporate federal statutory income tax rate of 21%, (ii) eliminates the corporate alternative minimum tax and allows the use of any such carryforwards to offset regular tax liability for any taxable year, (iii) limits the deduction for net interest expense incurred by U.S. corporations, (iv) allows businesses to immediately expense, for tax purposes, the cost of new investments in certain qualified depreciable assets, (v) eliminates or reduces certain deductions related to meals and entertainment expenses, (vi) modifies the limitation on excessive employee remuneration to eliminate the exception for performance-based compensation and clarifies the definition of a covered employee, and (vii) limits the deductibility of deposit insurance premiums. The Tax Cuts and Jobs Act also significantly changes U.S. tax law related to foreign operations, however, such changes do not currently impact the Bank.

As a result of the enactment of the Tax Cuts and Jobs Act, the Bank re-measured the deferred tax assets and liabilities based upon the newly enacted U.S. statutory federal income tax rate of 21%, which is the tax rate at which these assets and liabilities are expected to reverse in the future. In 2017, the Bank recognized additional tax expense of approximately $2.4 million.

17.     Earnings per Share

The Bank determines basic earnings per common share by dividing net income available to common shareholders by the year to date weighted-average number of common shares outstanding at the end of each reporting period.

The Bank calculates diluted earnings per common share by including the weighted-average dilutive common share equivalents outstanding during the period. Diluted common share equivalents consist of stock options, restricted stock awards, and warrants, calculated using the treasury stock method. There were 5,250 and 12,741 anti-dilutive options as of December 31, 2018 and 2017, respectively. There were no anti-dilutive shares as of December 31, 2016.

The following schedule reflects the calculations of earnings per share for the years ended December 31, 2018, 2017 and 2016 (dollars in thousands, except per share data):

	For the Years Ended December 31,
	2018	2017	2016
Net income	$27,627	$16,271	$8,777

Basic weighted-average shares outstanding	10,529,804	9,736,916	7,024,077
Dilutive shares	414,141	498,388	454,724

Diluted weighted-average shares outstanding	10,943,945	10,235,304	7,478,801

Earnings per share:
Basic	$2.62	$1.67	$1.25
Diluted	$2.52	$1.59	$1.17

18.	Related Party Transactions

The Bank has, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal stockholders, their immediate families, and affiliated companies (collectively referred to as “Related Parties”). These transactions are executed on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions.

The following schedule presents the activity of loans with the Bank’s Related Parties for the years ended December 31, 2018 and 2017 (in thousands):

	As of December 31,
	2018	2017
Beginning Balance	$40,654	$37,824
Originations and advances	23,210	18,408
Payments	(14,418)	(15,578)

Ending Balance	$49,446	$40,654

Additional available borrowing capacity	$8,808	$17,859

The Bank also holds deposits of Related Parties, which were $33.7 million and $32.5 million as of December 31, 2018 and 2017, respectively.

The Bank leases administrative offices, its Laurel branch, and operations center from a real estate company controlled by one of the Bank’s directors. For the years ended December 31, 2018, 2017 and 2016, the Bank paid $440 thousand, $338 thousand and $324 thousand, respectively, related to these leases to the related party. See Note 5 for more information regarding the Bank’s leases.

19.	Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by federal and state banking agencies which may include qualitative judgments by the regulators about capital components, risk weightings, and other factors. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material impact on the Bank’s consolidated financial statements. These regulatory actions could affect the Bank’s ability to pay dividends, accept deposits, and may significantly affect operations. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The amount of the Bank’s capital and its classification are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth below) of regulatory defined Tier 1 capital to average assets and risk-weighted assets and of risk-based capital to risk-weighted assets. Management believes, as of December 31, 2018 and 2017, that the Bank met all capital adequacy requirements to which it is subject and is classified as well capitalized. There are no conditions or events subsequent to these dates that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are presented below (dollars in thousands):

	Actual		Minimum for Capital Adequacy Purposes(1)		To Be Well Capitalized under Prompt Corrective Action Provisions
As of December 31, 2018	Amount	Ratio	Amount	Ratio	Amount	Ratio
Common equity tier 1 capital ratio
(to risk-weighted assets)	$237,746	11.40%	$93,846	4.50%	$135,555	6.50%
Total capital ratio
(to risk-weighted assets)	$287,173	13.77%	$166,838	8.00%	$208,547	10.00%
Tier 1 capital ratio
(to risk-weighted assets)	$237,746	11.40%	$125,128	6.00%	$166,838	8.00%
Tier 1 capital ratio
(to average assets)	$237,746	10.03%	$94,818	4.00%	$118,523	5.00%

	Actual		Minimum for Capital Adequacy Purposes(1)		To Be Well Capitalized under Prompt Corrective Action Provisions
As of December 31, 2017	Amount	Ratio	Amount	Ratio	Amount	Ratio
Common equity tier 1 capital ratio
(to risk-weighted assets)	$159,923	8.73%	$82,468	4.50%	$119,121	6.50%
Total capital ratio
(to risk-weighted assets)	$205,357	11.21%	$146,610	8.00%	$183,263	10.00%
Tier 1 capital ratio
(to risk-weighted assets)	$159,923	8.73%	$109,958	6.00%	$146,610	8.00%
Tier 1 capital ratio
(to average assets)	$159,923	7.75%	$82,542	4.00%	$103,178	5.00%

(1)

When fully phased-in on January 1, 2019, the Basel III capital rules include a capital conservation buffer of 2.5% that is added on top of each of the minimum risk-based capital ratios noted above. Implementation began on January 1, 2016 at the 0.625% level and will increase each subsequent January 1, until it reaches 2.5% on January 1, 2019.

20.	Fair Value Measurements of Financial Instruments

Management uses its best judgment in estimating the fair value of the Bank’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Bank could have realized in sales transactions on the dates indicated. The estimated fair value amounts have been measured as of their reporting dates and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

The Bank uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Fair Value Measurements and Disclosures topic of FASB ASC 820, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment.

Fair value guidance establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical unrestricted assets or liabilities.

Level 2—Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3—Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

The level of the asset or liability within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used are as follows (in thousands):

As of December 31, 2018	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Securities available-for-sale:
U.S. Treasury notes and bonds	$—	$3,984	$—	$3,984
U.S. government agency	—	12,271	—	12,271
Asset-backed securities	—	8,860	—	8,860
Residential mortgage-backed, U.S. agency	—	145,405	—	145,405
Municipal securities	—	17,038	—	17,038

Total assets measured on a recurring basis	$—	$187,558	$—	$187,558

As of December 31, 2017	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Securities available-for-sale:
U.S. government agency	$—	$9,516	$—	$9,516
Residential mortgage-backed, U.S. agency	—	135,925	—	135,925
Municipal securities	—	17,785	—	17,785

Total assets measured on a recurring basis	$—	$163,226	$—	$163,226

There were no transfers of assets between Level 1 and Level 2 during the years ended December 31, 2018, 2017 or 2016.

For financial assets measured at fair value on a non-recurring basis, the fair value measurements by level within the fair value hierarchy used are as follows (in thousands):

As of December 31, 2018	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Impaired loans:
Commercial real estate(1)	$—	$—	$187	$187
Consumer, primarily home equity lines	—	—	100	100

Total assets measured on a non-recurring basis	$—	$—	$287	$287

As of December 31, 2017	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Impaired loans:
Commercial	$—	$—	$675	$675
Commercial real estate(1)	—	—	1,185	1,185
Residential real estate	—	—	75	75
Consumer, primarily home equity lines	—	—	50	50

Total assets measured on a non-recurring basis	$—	$—	$1,985	$1,985

(1)	As of December 31, 2018 and 2017, the balance of fair value of impaired loans was related to residential rental loans.

The estimated fair value of the Bank’s financial instruments at December 31, 2018 and 2017 are as follows (in thousands):

		As of December 31,
	Level in Fair Value Hierarchy	2018		2017
		Carrying Value	Fair Value(1)	Carrying Value	Fair Value(2)
Financial Assets:
Cash and cash equivalents	Level 1	$136,442	$136,442	$70,742	$70,742
Interest-bearing deposits with other banks	Level 1	—	—	1,470	1,470
Securities available-for-sale	Level 2	187,558	187,558	163,226	163,226
Equity securities, at cost	Level 2	4,698	4,698	5,150	5,150
Loans and impaired loans, net of deferred fees and allowance for loan losses	Level 3	2,066,094	2,048,800	1,799,865	1,782,967
Accrued interest receivable	Level 2	6,854	6,854	5,868	5,868

Financial Liabilities:
Time deposits	Level 3	658,575	659,758	606,431	603,699
Other deposits	Level 2	1,430,392	1,430,392	1,188,661	1,188,661
Federal Home Loan Bank advances	Level 2	63,456	62,987	77,827	77,091
Subordinated debt, net	Level 2	30,715	30,956	30,607	33,398
Accrued interest payable	Level 2	1,320	1,320	929	929

(1)	In accordance with the adoption of ASU 2016-01 fair values were measured using the exit price notion.
(2)	In accordance with previous guidance, fair values were measured using an opening price notion.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS OF SEPTEMBER 23, 2019

BY AND AMONG

SANDY SPRING BANCORP, INC.,

SANDY SPRING BANK

AND

REVERE BANK

Page Nos.
ARTICLE I	Merger	A-1
1.1	The Merger	A-1
1.2	Closing	A-2
1.3	Effective Time	A-2
1.4	Effects of the Merger	A-2
1.5	Conversion of Company Common Stock	A-2
1.6	Effect on Outstanding Shares of Parent Common Stock	A-2
1.7	Effect on Outstanding Shares of Common Stock of Parent Bank	A-3
1.8	Articles of Incorporation of Surviving Bank	A-3
1.9	Bylaws of Surviving Bank	A-3
1.10	Board of Directors of Parent and Surviving Bank	A-3
1.11	Executive Officers of Parent and Surviving Bank	A-3
1.12	Treatment of Company Equity Awards	A-3
1.13	Alternative Structure	A-4

ARTICLE II	Exchange Procedures	A-5
2.1	Exchange Agent	A-5
2.2	Exchange Procedures	A-5
2.3	Dissenters’ Rights	A-6

ARTICLE III	Representations and Warranties of the Company	A-7
3.1	Organization and Qualification	A-7
3.2	Subsidiaries	A-8
3.3	Capital Structure	A-9
3.4	Authority	A-10
3.5	No Violations	A-10
3.6	Consents and Approvals	A-10
3.7	Governmental Filings	A-11
3.8	Financial Statements	A-11
3.9	Undisclosed Liabilities	A-11
3.10	Absence of Certain Changes or Events	A-12
3.11	Legal Proceedings	A-12
3.12	Absence of Regulatory Actions	A-12
3.13	Compliance with Laws	A-13
3.14	Taxes	A-13
3.15	Agreements	A-15
3.16	Intellectual Property	A-16
3.17	Labor Matters	A-17
3.18	Employee Benefit Plans	A-17
3.19	Real Property	A-19
3.20	Fairness Opinion	A-20
3.21	Fees	A-20
3.22	Environmental Matters	A-20
3.23	Loan Matters	A-20
3.24	Anti-takeover Provisions Inapplicable	A-22
3.25	Related Party Transactions	A-22
3.26	Insurance	A-22
3.27	Investment Securities; Derivatives	A-22
3.28	Corporate Documents and Records	A-23
3.29	Company Information	A-23

i

Page Nos.
3.30	Internal Controls	A-23
3.31	Data Privacy	A-23
3.32	Tax Treatment of the Merger	A-24

ARTICLE IV	Representations and Warranties of Parent and Parent Bank	A-24
4.1	Organization and Qualification	A-24
4.2	Subsidiaries	A-25
4.3	Capital Structure	A-25
4.4	Authority	A-26
4.5	No Violations	A-26
4.6	Consents and Approvals	A-27
4.7	Governmental Filings	A-27
4.8	Securities Filings	A-27
4.9	Financial Statements	A-27
4.10	Undisclosed Liabilities	A-28
4.11	Absence of Certain Changes or Events	A-28
4.12	Legal Proceedings	A-28
4.13	Absence of Regulatory Actions	A-28
4.14	Compliance with Laws	A-29
4.15	Taxes	A-29
4.16	Employee Benefit Plans	A-31
4.17	Fairness Opinion	A-32
4.18	Fees	A-32
4.19	Loan Matters	A-32
4.20	Anti-takeover Provisions Inapplicable	A-33
4.21	Corporate Documents and Records	A-33
4.22	Parent Information	A-33
4.23	Internal Controls	A-33
4.24	Tax Treatment of the Merger	A-34
4.25	Data Privacy	A-34

ARTICLE V	Covenants Relating to Conduct of Business	A-34
5.1	Conduct of Business Prior to the Effective Time	A-34
5.2	Forbearances by the Company	A-35
5.3	Forbearances by Parent	A-38

ARTICLE VI	Covenants	A-38
6.1	Acquisition Proposals	A-38
6.2	Advise of Changes	A-40
6.3	Access to Information	A-40
6.4	Applications; Consents	A-41
6.5	Antitakeover Provisions	A-41
6.6	Additional Agreements	A-42
6.7	Publicity	A-42
6.8	Stockholder Meetings	A-42
6.9	Registration of Parent Common Stock	A-43
6.10	Notification of Certain Matters	A-44
6.11	Employee Benefit Matters	A-44
6.12	Indemnification	A-46
6.13	Litigation and Claims	A-47
6.14	Company Stock Purchase Plan	A-47
6.15	Company Debt	A-47
6.16	Corporate Governance	A-47

Page Nos.
ARTICLE VII	Conditions to Consummation	A-48
7.1	Conditions to Each Party’s Obligations	A-48
7.2	Conditions to the Obligations of Parent and Parent Bank	A-49
7.3	Conditions to the Obligations of the Company	A-49

ARTICLE VIII	Termination	A-50
8.1	Termination	A-50
8.2	Termination Fee	A-52
8.3	Effect of Termination	A-52

ARTICLE IX	Certain Other Matters	A-53
9.1	Interpretation	A-53
9.2	Survival	A-53
9.3	Amendment	A-53
9.4	Extension; Waiver	A-53
9.5	Counterparts	A-54
9.6	Governing Law; Jurisdiction	A-54
9.7	Waiver of Jury Trial	A-54
9.8	Expenses	A-54
9.9	Notices	A-54
9.10	Entire Agreement	A-55
9.11	Assignment; Successors and Assigns	A-55
9.12	Third Party Beneficiaries	A-55
9.13	Specific Performance	A-55
9.14	Severability	A-56
9.15	Delivery by Facsimile or Electronic Transmission	A-56

EXHIBITS

Exhibit A	Plan of Bank Merger

INDEX OF DEFINED TERMS

Section
Acquisition Proposal	6.1(b)(i)
Affiliate	9.1
Agreement	Introduction
Articles of Merger	1.3
Average Closing Price	8.1(g)
BHC Act	3.6
business day	9.1
Cashed-Out Company Stock Option	1.12(a)
Chosen Courts	9.6(b)
Closing	1.2
Closing Date	1.2
Company	Introduction
Company Benefit Plans	3.18(a)
Company Common Stock	1.5(a)
Company Contract	3.15(a)
Company Data	3.31
Company Directors	6.16
Company Disclosure Schedule	ARTICLE III
Company Equity Awards	1.12(b)
Company ERISA Affiliate	3.18(a)
Company Financial Statements	3.8
Company Leased Properties	3.19
Company Meeting	6.8(a)
Company Owned Properties	3.19
Company Qualified Plan	3.18(f)
Company Real Property	3.19
Company Recommendation	6.8(a)
Company Regulatory Agreement	3.12
Company Restricted Stock Award	1.12(b)
Company Stock Option	1.12(a)
Company Stock Plans Company Subsequent Determination	1.12(d) 6.8(b)
Confidentiality Agreement	6.3(b)
Continuing Employee	6.11(a)
Converted Stock Option	1.12(a)
CRA	3.13(a)
Data Conversion	6.3(d)
Determination Date	8.1(g)
Dissenters’ Rights Statutes	2.3
Dissenting Shares	2.3
Effective Time	1.3
Enforceability Exceptions	3.4
Environmental Laws	3.22
Equity Award Cash-out Price	1.12(a)
ERISA	3.18(a)
ESPP	6.14
Exchange Act	3.25
Exchange Agent	2.1
Exchange Fund	2.1

v

Section
Exchange Ratio	1.5(a)
Excluded Shares	1.5(a)
FDIC	3.1
Federal Reserve	3.6
Final Index Price	8.1(g)
Form S-4	3.6
GAAP	3.8
Governmental Entity	3.6
Indemnified Party	6.12(a)
Index Price	8.1(g)
Index Ratio	8.1(g)(ii)
Intellectual Property	3.16
IRC	Introductory Statement
IRS	3.14(c)
Joint Proxy Statement	3.6
knowledge	9.1
Law	3.5
Letter of Transmittal	2.2(a)
Lien	3.2(a)
Loans	3.23(a)
Maryland Office	3.6
Maryland Law	1.1
Material Adverse Effect	3.1
Merger	Introductory Statement
Merger Consideration	1.5(a)
MGCL	3.24
Nasdaq	1.5(b)
New Certificates	2.1
Notice of Superior Proposal	6.8(b)
Old Certificates	2.1
Parent	Introduction
Parent Bank	Introduction
Parent Average Price	1.5(b)
Parent Common Stock	1.5(a)
Parent Data	4.25
Parent Disclosure Schedule	ARTICLE IV
Parent Meeting	6.8(a)
Parent Ratio	8.1(g)(i)
Parent Regulatory Agreement	4.13
Parent Restricted Stock Awards	4.3(b)(i)
Parent SEC Reports	4.8
Parent Stock Options	4.3(b)(ii)
Parent Stock Plans	4.3(c)
Permitted Encumbrances	3.19
Person	9.1
Premium Cap	6.12(c)
Regulatory Agencies	3.7
Representatives	6.1(a)
Requisite Company Vote	3.4
Sarbanes-Oxley Act	3.13(a)
SEC	3.6

Section
Securities Act	3.3(e)
Starting Date	8.1(g)
Starting Price	8.1(g)
Subsidiary	3.2(a)
Superior Proposal	6.1(b)(ii)
Surviving Bank	Introductory Statement
Takeover Statutes	3.24
Tax(es)	3.14(l)
Tax Return	3.14(m)
Termination Fee	8.2(a)

Agreement and Plan of Merger

This is an Agreement and Plan of Merger, dated as of September 23, 2019 (“Agreement”), by and among Sandy Spring Bancorp, Inc., a Maryland corporation (“Parent”), Sandy Spring Bank, a Maryland-chartered trust company and wholly-owned subsidiary of Parent (“Parent Bank”), and Revere Bank, a Maryland-chartered commercial bank (the “Company”).

Introductory Statement

The Board of Directors of each of Parent, Parent Bank and the Company have determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and that it is in the best interests of their respective companies and stockholders to consummate the strategic business combination transaction provided for herein, pursuant to which the Company will, subject to the terms and conditions set forth herein, merge with and into Parent Bank (the “Merger”), with Parent Bank being the surviving corporation and, accordingly, sometimes referred to as the “Surviving Bank.”

The parties hereto intend that the Merger shall qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “IRC”) and that this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the IRC and within the meaning of Treasury regulation section 1.368-2(g).

Parent, Parent Bank and the Company each desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

Concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s and Parent Bank’s willingness to enter into this Agreement, each of the directors of the Company have entered into an agreement pursuant to which each such director, in their capacity as a stockholder, has agreed, among other things, to vote his or her shares of Company Common Stock in favor of this Agreement and the transactions contemplated hereby.

Concurrently with the execution and delivery of this Agreement, as a condition and inducement to Company’s willingness to enter into this Agreement, each of the directors of Parent have entered into an agreement pursuant to which each such director, in their capacity as a stockholder, has agreed, among other things, to vote his or her shares of Parent Common Stock in favor of the issuance of shares of Parent Common Stock in connection with the Merger.

In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE I

MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, including the Agreement and Plan of Bank Merger substantially in the form attached as Exhibit A, in accordance with Maryland Financial Institutions laws, MD Code, Financial Institutions, § 1-101 et seq., and any rules and regulations promulgated thereunder (“Maryland Law”), Parent Bank and Company shall merge, with Parent Bank the Surviving Bank in such merger. As the Surviving Bank, Parent Bank shall continue its existence under Maryland Law. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place in the offices of Kilpatrick Townsend & Stockton LLP, 607 14th Street NW, Washington, DC, or at such other location as is agreed to by the parties hereto, at a time as agreed to by the parties hereto on the date designated by Parent within seven (7) days following satisfaction or waiver (subject to applicable law) of the conditions to Closing set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or such later date as the parties may otherwise agree (the “Closing Date”).

1.3 Effective Time. In connection with the Closing, Parent Bank and the Company shall duly execute and deliver Articles of Merger (the “Articles of Merger”) to the Maryland State Department of Assessments and Taxation for filing in accordance with Maryland Law. The Merger shall become effective at such date and time as Parent Bank and the Company agree and specify in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).

1.4 Effects of the Merger. The Merger will have the effects set forth in Section 3-712 of Maryland Law. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Parent Bank shall possess all of the properties, rights, privileges, powers and franchises of the Company and be subject to all of the debts, liabilities and obligations of the Company. The name of the Surviving Bank shall be “Sandy Spring Bank.” The principal banking office of the Surviving Bank shall be 17801 Georgia Avenue, Olney, Maryland 20832.

1.5 Conversion of Company Common Stock.

(a) At the Effective Time, by virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of the common stock, par value $5.00 per share, of the Company (“Company Common Stock”) issued and outstanding at the Effective Time, other than (i) Dissenting Shares and (ii) shares of Company Common Stock owned or held, other than in a bona fide fiduciary or agency capacity or in satisfaction of a debt previously contracted, by Parent, Parent Bank the Company or a Subsidiary of either (collectively “Excluded Shares”), shall become and be converted into the right to receive 1.05000 shares (the “Exchange Ratio”) of the common stock, par value $1.00 per share, of Parent (“Parent Common Stock”). The consideration to be issued in the Merger is sometimes referred to herein as the “Merger Consideration.”

(b) Notwithstanding any other provision of this Agreement, no fraction of a share of Parent Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, Parent shall pay to each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction (rounded to the nearest thousandth) by the Parent Average Price. “Parent Average Price” means the average closing sales price per share, rounded to the nearest hundredth of a cent, of Parent Common Stock on the NASDAQ Global Select Market (“Nasdaq”) for the five (5) consecutive trading days ending on (and including) the trading day immediately preceding the Closing Date, as reported by Nasdaq.

(c) If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be adjusted appropriately to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(d) As of the Effective Time, each Excluded Share shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto.

1.6 Effect on Outstanding Shares of Parent Common Stock. At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.7 Effect on Outstanding Shares of Common Stock of Parent Bank. At and after the Effective Time, each share of Parent Bank Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.8 Articles of Incorporation of Surviving Bank. At the Effective Time, the Articles of Incorporation of Parent Bank, as the surviving corporation in the Merger, shall be the Articles of Incorporation of the Surviving Bank, as in effect immediately prior to the Effective Time, until such Articles of Incorporation are thereafter amended in accordance with their terms and applicable law.

1.9 Bylaws of Surviving Bank. At the Effective Time, the Bylaws of Parent Bank, as the surviving corporation in the Merger, shall be the Bylaws of the Surviving Bank, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with their terms and applicable law.

1.10 Board of Directors of Parent and Surviving Bank. At the Effective Time, the directors of Parent and Parent Bank shall be (i) the directors of Parent and Parent Bank immediately prior to the Effective Time and (ii) those directors of the Company appointed to the Board of Directors of Parent and Parent Bank in accordance with Section 6.16, each to hold office in accordance with the respective Articles of Incorporation and Bylaws of Parent and Parent Bank until their respective successors are duly elected or appointed and qualified.

1.11 Executive Officers of Parent and Surviving Bank. At the Effective Time, the executive officers of Parent and Parent Bank immediately prior to the Effective Time shall be the executive officers of Parent and the Surviving Bank, each to hold office in accordance with the respective Articles of Incorporation and Bylaws of Parent and the Surviving Bank until their respective successors are duly elected or appointed and qualified.

1.12 Treatment of Company Equity Awards.

(a) The Company Disclosure Schedule sets forth each option to acquire shares of Company Common Stock that is outstanding and unexercised as of the date hereof (collectively, a “Company Stock Option”) pursuant to the Company Stock Plans. At the Effective Time, all Company Stock Options, other than the Cashed-Out Company Stock Options (as defined below), that are outstanding and unexercised immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become fully vested and be converted into an option to purchase Parent Common Stock (a “Converted Stock Option”), on the same terms and conditions as were applicable under such Company Stock Option. The number of shares of Parent Common Stock subject to each such Converted Stock Option will be equal to the product (rounded down to the nearest whole number) obtained by multiplying (i) the number of shares of Company Common Stock subject to the applicable Company Stock Option by (ii) the Exchange Ratio, and the exercise price of Parent Common Stock subject to each Converted Stock Option will be equal to the quotient obtained by dividing (x) the exercise price per Company Stock Option by (y) the Exchange Ratio (rounded up to the nearest whole cent). The adjustment provided herein with respect to any Company Stock Options which are “incentive stock options” (as defined in Section 422 of the IRC) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the IRC. Except as provided above, after the Effective Time, the Converted Stock Option shall continue to be governed by the same terms and conditions as were applicable under the Company Stock Plans and any award agreement. At all times after the Effective Time, Parent shall reserve for issuance such number of shares of Parent Common Stock as necessary so as to permit the exercise of Converted Stock Options in the manner contemplated by this Agreement and in the instruments pursuant to which such options were granted. Shares of Parent Common Stock issuable upon exercise of Converted Stock Options shall be covered by an effective registration statement on Form S-8 (or other applicable form), and Parent shall file a registration statement on Form S-8 (or other applicable form) covering such shares as soon as practicable after the Effective Time, but in no event later than ten (10) Business Days thereafter, and shall use reasonable commercial efforts to maintain the effectiveness of such registration statement for so long as such Converted Stock Options remain outstanding. At the Effective Time, each Company Stock Option (whether vested or unvested) that is outstanding immediately prior to the Effective Time and is held by any person who, as of immediately prior to the Effective Time, has been notified by Parent that (i) he or she will not continue as an employee or director of Parent or any of its Subsidiaries following the Effective Time or (ii) he or she has been notified by Parent that his or her employment with Parent or any of its Subsidiaries shall continue for a commercially reasonable period following the Effective Time so as to facilitate integration and then terminate (each, a “Cashed-Out Company Stock Option”), shall be canceled and each holder thereof shall be entitled to receive in consideration for such cancelation an amount in cash equal to the product of (x) the number of shares of Company Common Stock subject to such Cashed-Out Company Stock Option immediately prior to the Effective Time multiplied by (y) the excess, if any, of (A) the Equity Award Cash-out Price over (B) the exercise price per share of Company Common Stock of such Cashed-Out Company Stock Option less applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Cashed-Out Company Stock Option that has an exercise price per share of Company Common Stock that is greater than or equal to the Equity Award Cash-out Price shall be cancelled at the Effective Time for no consideration or payment. For purposes of this Agreement, the term “Equity Award Cash-out Price” means an amount equal to the product of (x) the Exchange Ratio multiplied by (y) the Parent Average Price.

(b) At the Effective Time, each award in respect of a share of Company Common Stock subject to vesting, repurchase or other lapse restriction granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (a “Company Restricted Stock Award” and, together with the Company Stock Options, the “Company Equity Awards”) shall fully vest and shall be converted into the right to receive, without interest, the Merger Consideration payable pursuant to Section 1.5. Parent shall pay or issue the consideration described in this Section 1.12(b) within five (5) business days following the Effective Time. Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration payable in respect of the Company Restricted Stock Awards all such amounts as it is required to deduct and withhold under the IRC or any provisions of state, local, or foreign Tax law.

(c) At or prior to the Effective Time, the Board of Directors of the Company and/or its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to (i) effectuate the provisions of this Section 1.12(c), including delivering written notice to each holder of a Company Equity Award of the treatment of such award pursuant to this Section 1.12 and taking reasonable steps to obtain each such holder’s written acknowledgement and agreement of the treatment set forth in this Section 1.12, in each case not less than thirty (30) days prior to the Closing and (ii) cause the Company Stock Plans to terminate at or prior to the Effective Time. The Company shall take all actions necessary to ensure that, other than as set forth herein, from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any person pursuant to or in settlement of Company Equity Awards.

(d) For purposes of this Agreement, “Company Stock Plans” means the Company 2008 Equity Compensation Plan, the Company 2013 Equity Compensation Plan, the Blue Ridge Bank 2008 Stock Option Plan and the Amended and Restated Monument Bank 2006 Stock-Based Incentive Plan.

1.13 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Parent may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions as Parent may reasonably determine to effect the purposes of this Agreement; provided, however, that such revised structure shall not (i) alter or change the amount or kind of the Merger Consideration, (ii) materially impede or delay consummation of the transactions contemplated by this Agreement, or (iii) adversely limit or impact the qualification of the Merger as a reorganization under the provisions of Section 368(a) of the IRC. In the event that Parent elects to make such a revision, the parties agree to execute appropriate documents to reflect the revised structure.

ARTICLE II

EXCHANGE PROCEDURES

2.1 Exchange Agent. At or prior to the Effective Time, Parent shall deposit with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of certificates, or evidence of shares in book entry form, representing Company Common Stock (“Old Certificates”), for exchange in accordance with this ARTICLE II, (a) certificates, or at Parent’s option, evidence of shares in book entry form, representing the Parent Common Stock (“New Certificates”), to be given to the holders of Company Common Stock pursuant to Section 1.5 and this ARTICLE II in exchange for outstanding shares of such Company Common Stock, and (b) any cash payable in lieu of fractional shares pursuant to Section 1.5(b) (such New Certificates and cash being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be paid to Parent, or as otherwise directed by Parent.

2.2 Exchange Procedures.

(a) As promptly as reasonably practicable after the Effective Time, but in no event later than ten (10) days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Section 1.5, a letter of transmittal (a “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration which such holder shall have become entitled to receive in accordance with, and subject to, Section 1.5(a), and any cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate(s) shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(c). From and after the Effective Time, upon proper surrender of an Old Certificate(s) for exchange and cancellation to the Exchange Agent, together with such properly completed Letter of Transmittal duly executed, the holder of such Old Certificate(s) shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing the Merger Consideration to which such holder of Company Common Stock shall have become entitled to receive in accordance with, and subject to, Section 1.5(a), and (ii) any cash in lieu of fractional shares which such holder has the right to receive in respect of the surrendered Old Certificate(s) pursuant to Section 1.5(b) and (3) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(c), and the Old Certificate(s) so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Old Certificates or any dividends payable under Section 2.2(c). Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of Company Common Stock not registered in the transfer records of the Company, the Merger Consideration shall be issued to the transferee thereof if the Old Certificates representing such Company Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Parent and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(c) No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of

Parent Common Stock hereunder until such person surrenders his or her Old Certificates in accordance with this Section 2.2. Subject to the effect of applicable abandoned property, escheat or similar laws, upon the surrender of such person’s Old Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of Parent Common Stock represented by such person’s Old Certificates.

(d) The stock transfer books of the Company shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of the Company of any shares of Company Common Stock other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Old Certificates are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.2.

(e) Any portion of the aggregate amount of cash to be paid pursuant to Section 1.5, any dividends or other distributions to be paid pursuant to this Section 2.2 or any proceeds from any investments thereof that remains unclaimed by the stockholders of the Company for six (6) months after the Effective Time shall be repaid by the Exchange Agent to Parent upon the written request of Parent. After such request is made, any stockholders of the Company who have not theretofore complied with this Section 2.2 shall look only to Parent for the Merger Consideration, any cash in lieu of fractional shares, and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds, as determined pursuant to this Agreement, in each case without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of Company Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f) Parent and the Exchange Agent shall be entitled to rely upon the Company’s stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, Parent and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(g) Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from cash in lieu of fractional shares of Parent Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of the Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the IRC or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which the deduction and withholding was made by Parent or the Exchange Agent, as the case may be.

(h) If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or Parent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.3 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, each share of Company Common Stock which is issued and outstanding immediately prior to the Effective Time and which is owned by a holder who (i) shall have voted such shares against the Merger, and (ii) pursuant to Maryland Code Annotated, Fin. Inst. Section 3-718 et seq. (the “Dissenters’ Rights

Statutes”), duly and validly exercises and perfects his, her or its appraisal rights with respect to such shares of Company Common Stock (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but, instead, the holder thereof, with respect to such Dissenting Shares, shall be entitled to payment in cash from Parent of the appraised value of the Dissenting Shares in accordance with the provisions of the Dissenters’ Rights Statutes. If any such holder shall have failed to duly and validly exercise or perfect or shall have effectively withdrawn or lost such dissenters’ rights, each share of Company Common Stock of such holder as to which dissenters’ rights were not duly and validly exercised or perfected, or were effectively withdrawn or lost, shall not be deemed a Dissenting Share and shall automatically be converted into and shall thereafter be exchangeable only for the right to receive the Merger Consideration as provided in this Agreement. The Company will provide Parent (i) prompt notice of any written demands received by the Company for payment of the fair value of shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served on and received by the Company pursuant to Dissenters’ Rights Statutes, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any demands for appraisal under Dissenters’ Rights Statutes. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for payment of fair value, settle or offer to settle any such demands, or approve any withdrawal of any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in disclosure schedule delivered by the Company to Parent and Parent Bank prior to the execution of this Agreement (the “Company Disclosure Schedule”) (which schedule sets forth, among other things, facts, circumstances and events the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations and warranties contained in this ARTICLE III, or to one or more of the Company’s covenants contained in ARTICLE V or ARTICLE VI (and making specific reference to the Section of this Agreement to which they relate); provided, that (x) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (y) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, circumstance or event or that such item is reasonably likely to result in a Material Adverse Effect and (z) disclosure in any paragraph of the Company Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure that it is relevant to another paragraph of the Company Disclosure Schedule or another Section of this Agreement), the Company represents and warrants to Parent and Parent Bank as follows:

3.1 Organization and Qualification. The Company is a state chartered commercial bank, duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. The Company is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, either individually or in the aggregate, have a Material Adverse Effect on the Company. As used in this Agreement, “Material Adverse Effect” means, with respect to the Company, Parent, Parent Bank or the Surviving Bank, as the case may be, any effect, event, circumstance, occurrence, development, condition or change that, either individually or in the aggregate, has had or would be reasonably expected to have a material and adverse effect on (i) the business, properties, assets, liabilities, financial condition or results of operations of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes in laws, rules or regulations or GAAP or regulatory accounting requirements or interpretations thereof that apply to financial and/or depository institutions and/or their holding companies generally,

(B) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, (C) actions and omissions of Parent, Parent Bank or the Company taken with the prior written consent, or at the request, of the other, (D) direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in investigating, negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, (E) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, and (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso) shall not be considered in determining if a Material Adverse Effect has occurred except, with respect to clauses (A), (B) and (E), to the extent that the effects of such change disproportionately affect such party and its Subsidiaries as compared to comparable U.S. banking organizations) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. The Company engages only in activities (and holds properties only of the types) permitted to Maryland chartered-banks. The Company is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. The deposits of the Company are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by the Company when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of the Company, threatened.

3.2 Subsidiaries.

(a) Section 3.2 of the Company Disclosure Schedule sets forth with respect to each of the Company’s direct and indirect Subsidiaries its name, its jurisdiction of incorporation, the Company’s percentage ownership, the number of shares of stock or other equity interests owned or controlled by the Company and the name and number of shares held by any other person who owns any stock of the Subsidiary. As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, bank, trust or other organization, whether incorporated or unincorporated, which is (i) consolidated with such party for financial reporting purposes or (ii) directly or indirectly (through one or more intermediaries) controlled by or owned more than fifty percent (50%) by such party. The Company owns of record and beneficially all the capital stock or other equity interests of each of its Subsidiaries free and clear of any charge, mortgage, pledge, security interest, claim, lien or encumbrance (“Lien”). There are no contracts, commitments, agreements or understandings relating to the Company’s right to vote or dispose of any equity securities of its Subsidiaries. The Company’s ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by Maryland-chartered banks. There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions except for restrictions on dividends or distributions under applicable law and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. No Subsidiary of the Company is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder.

(b) Each of Subsidiary of the Company is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, has all requisite power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(c) The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of the Company are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

3.3 Capital Structure.

(a) The authorized capital stock of the Company consists of 30,000,000 shares of capital stock, all of which are designated as Company Common Stock.

(b) As of September 17, 2019, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, other than:

(i) 12,126,427 shares of Company Common Stock, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws and not in violation of any preemptive rights, which number includes 143,183 shares of Company Common Stock granted in respect of outstanding Company Restricted Stock Awards; and

(ii) 444,841 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Stock Options.

(c) Since September 17, 2019, the Company has not (i) issued, repurchased, redeemed or acquired any Company Common Stock, other shares of its capital stock, or other voting securities or securities convertible or exchangeable into, or exercisable for, Company Common Stock, or any options, warrants, or other rights of any kind to acquire Company Common Stock, other than the issuance, repurchase, redemption or acquisition of shares of Company Common Stock in connection with the exercise, vesting or settlement of Company Equity Awards that were outstanding on September 17, 2019 in accordance with their terms (without amendment or waiver since September 17, 2019) or (ii) issued or awarded any options, restricted shares or any other equity-based awards under any of the Company Stock Plans.

(d) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote are issued or outstanding. Except as set forth in Section 3.3(d) of the Company Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of the Company or any of its Subsidiaries are issued or outstanding. As of the date of this Agreement, the Company is not deferring interest payments with respect to any trust preferred securities or related junior subordinated debt securities issued by it or any of its affiliates.

(e) There are no contractual obligations of the Company or its Subsidiaries pursuant to which the Company or its Subsidiaries could be required to register shares of capital stock or other securities of the Company or its Subsidiaries under the Securities Act of 1933 (the “Securities Act”). As of the date hereof, there are no outstanding securities or instruments that contain any redemption or similar provisions, and there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

(f) Other than the Company Equity Awards issued prior to the date of this Agreement, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of the Company (including any rights plan or agreement) or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such subscription, option, warrant, call, right, convertible security, commitment or agreement. Section 3.3(f) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Equity Awards outstanding as of September 17, 2019, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company Equity Award, (iii) the grant date of each such Company Equity Award, (iv) the Company Stock Plan under which such Company Equity Award was granted, (v) the exercise price for each such Company Equity Award that is a Company Stock Option, and (vi) the expiration date of each such Company Equity Award that is a Company Stock Option.

(g) There are no voting trusts, stockholder agreements, proxies or other agreements in effect pursuant to which the Company or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Company Common Stock or other equity interests of the Company. The Company does not have in effect a “poison pill” or similar stockholder rights plan (other than any such plan as to which the rights granted thereunder have expired).

3.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of the Company’s Board of Directors. The Board of Directors of the Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s stockholders for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock (the “Requisite Company Vote”). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity (collectively, the “Enforceability Exceptions”).

3.5 No Violations. The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 3.6 have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license (each, a “Law”) to which the Company or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the Articles of Incorporation or bylaws of the Company or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject, except (in the case of clause (iii) above) for such breaches, violations, defaults, terminations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on the Company.

3.6 Consents and Approvals. Except for (i) the filing by Parent of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (“Federal Reserve”) as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and approval of such applications, filings and notices, (ii) the filing by Parent Bank of applications, filings and notices, as applicable, with the Federal Reserve in connection with the Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Maryland Office of the Commissioner of Financial Regulation (the “Maryland Office”) in connection with the Merger and approval of such applications, filings and notices, (iv) the filing by Parent with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-4, in which a proxy statement relating to the meetings of the Company’s and Parent’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”) will be included as a prospectus, to be filed by Parent in connection with the transactions contemplated by this Agreement (including any amendments or supplements thereto, the “Form S-4”) and declaration of effectiveness of the Form S-4, (v) the filing of Articles of Merger with the Maryland Department of Assessments and Taxation pursuant to Maryland Law, (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and (vii) the filing with the Nasdaq Stock Market of a notification of the listing of the shares of Parent Common Stock to be issued in the Merger, no consents or approvals of, or filings or registrations with, any governmental or regulatory authority, agency, court, commission, or other administrative entity (“Governmental Entity”) or any third party are required to be made or obtained in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, the Company has no knowledge of any reason pertaining to the Company why any of the approvals referred to in this Section 3.6 should not be obtained without the imposition of any condition or requirement described in Section  7.1(c).

3.7 Governmental Filings. The Company and each of its Subsidiaries has timely filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2016 with the FDIC or any state regulatory authority (collectively, “Regulatory Agencies”) and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance).

3.8 Financial Statements. Prior to the execution of this Agreement, the Company has made available to Parent copies of its (i) audited consolidated balance sheets as of December 31, 2016, 2017 and 2018 and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended and (ii) consolidated unaudited balance sheet as of June 30, 2019 and the related unaudited statement of operations for the three-month period then ended (collectively, together with the notes thereto, the “Company Financial Statements”). The Company Financial Statements (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), and (iii) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions. Dixon Hughes Goodman LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

3.9 Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of the Company as of December 31, 2018, except for (i) liabilities incurred since December 31, 2018 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

3.10 Absence of Certain Changes or Events.

(a) Since December 31, 2018, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on the Company.

(b) Since December 31, 2018, none of the Company or any of its Subsidiaries have taken any action that would be prohibited by clauses (a)(i), (b)(ii), (c), (d), (i)(iii), (j), (k), (m), (n), or (o) of Section 5.2 if taken after the date hereof.

3.11 Legal Proceedings. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or any of their current or former directors or executive officers acting in their capacity as such or challenging the validity or propriety of the transactions contemplated by this Agreement. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent or any of its Subsidiaries). Since January 1, 2016, (i) there have been no subpoenas, written demands, or document requests received by the Company or any of its Subsidiaries from any Governmental Entity and (ii) no Governmental Entity has requested that the Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

3.12 Absence of Regulatory Actions. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2016, a recipient of any supervisory letter from, or since January 1, 2016, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity, specific to the Company or its Subsidiaries, that, in each of any such cases, currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing or, to the Company’s knowledge, orally, since January 1, 2016, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement. Except for examinations of the Company and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2016. There is no claim, action, suit, proceeding, investigation or notice of violation (whether civil, criminal or administrative) pending or, to the knowledge of the Company, threatened against any officer or director of the Company or any of its Subsidiaries in connection with the performance of his or her duties as an officer or director of the Company or any of its Subsidiaries.

3.13 Compliance with Laws.

(a) The Company and each of its Subsidiaries hold, and have at all times since January 1, 2016 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and, to the knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. The Company and each of its Subsidiaries have since January 1, 2016 complied in all material respects with and are not in material default or violation under any Law applicable to the Company or any of its Subsidiaries, including (to the extent applicable to the Company or its Subsidiaries), all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act (the “CRA”), the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Neither the Company nor any of its Subsidiaries has been given notice or been charged with any violation of, any Law which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

(b) Company has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. The Company does not have knowledge of any facts or circumstances that would cause it to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory.”

(c) The Board of Directors of Company (or where appropriate of any Subsidiary of the Company) has adopted, and the Company (or Subsidiary of the Company) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and the Company (or Subsidiary of the Company) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(d) The Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of the Company, any of its Subsidiaries, or any director, officer or employee of the Company or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

3.14 Taxes.

(a) The Company and each of its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions obtained in the ordinary course). Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.

(b) All Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.

(c) The federal income Tax Returns of the Company and its Subsidiaries for all years up to and including 2013 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries. There are no pending or threatened in writing disputes, claims, audits, examinations, investigations or other proceedings regarding any material Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries for which adequate reserves have not been established. No claim has been made in writing by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(d) The Company has made available to Parent true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed by the Company or any of its Subsidiaries.

(e) There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(g) Neither the Company nor any of its Subsidiaries has been, within the two (2) year period ending on the date hereof or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the IRC of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the IRC) in a distribution of stock intended to be governed in whole or in part by Section 355 of the IRC.

(h) At no time during the past five years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the IRC.

(i) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the IRC (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business.

(j) The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and the Company and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

(k) Neither the Company nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).

(l) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

(m) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.15 Agreements.

(a) Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral):

(i) (A) with any executive officer or other key employee of the Company or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement; (B) with respect to the employment of any directors, officers, employees or consultants; or (C) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan);

(ii) that (A) contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of, or the manner of conducting, any line of business of the Company or any of its Subsidiaries (or, following the consummation of the transactions contemplated hereby, Parent or any of its Subsidiaries), (B) obligates the Company or any of its affiliates (or, following the consummation of the transactions contemplated hereby, Parent or any of its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or (C) requires referrals of business or requires the Company or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis;

(iii) pursuant to which the Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity;

(iv) that relates to incurrence of indebtedness by the Company or any of its Subsidiaries in excess of $100,000, other than deposit liabilities, trade payables, Federal Home Loan Bank borrowings and repurchase agreements with customers, in each case entered into in the ordinary course of business;

(v) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of the Company or any of its Subsidiaries;

(vi) that limits the payment of dividends by the Company or any of its Subsidiaries;

(vii) that relates to the involvement of the Company or any Subsidiary in a joint venture, partnership, operating agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(viii) that relates to an acquisition, divestiture, merger or similar transaction and that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect;

(ix) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $100,000 per annum (other than any such contracts which are terminable by the Company or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice);

(x) that provides for indemnification by the Company or any of its Subsidiaries of any person or entity, except for contracts entered into in the ordinary course of business providing for customary and immaterial indemnification and provisions of the Company’s Articles of Incorporation and Bylaws providing for indemnification;

(xi) to which any affiliate, officer, director, employee or consultant of such party or any of its Subsidiaries is a party or beneficiary (except with respect to loans to, or deposit or asset management accounts of, directors, officers and employees entered into in the ordinary course of business and in accordance with all applicable regulatory requirements with respect to it);

(xii) that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated hereby;

(xiii) that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any person or assets;

(xiv) that is a lease of real or personal property providing for annual rentals of $50,000 or more;

(xv) that contains a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another party or any of its affiliates; or

(xvi) that is not listed above and that is material to the financial condition, results of operations or business of the Company or any of its Subsidiaries.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.15(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract,” and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect. The Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Contract. To the Company’s knowledge each third-party counterparty to each Company Contract has in all material respects performed all obligations required to be performed by it to date under such Company Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract.

3.16 Intellectual Property. The Company and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. With respect to each item of Intellectual Property owned by the Company or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Intellectual Property that the Company or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect. Neither the Company nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that the Company or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party). To the knowledge of the Company, neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of the Company or any of its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.17 Labor Matters. The Company and its Subsidiaries are in material compliance with all applicable Laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. There are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings of any nature pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Entity, relating to any such Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. Neither the Company nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor, to the knowledge of the Company, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened.

3.18 Employee Benefit Plans.

(a) Section 3.18(a) of the Company Disclosure Schedule lists all Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, stock unit, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance plans, programs or arrangements or other contracts or agreements to or with respect to which the Company or any Subsidiary or any trade or business of the Company or any of its Subsidiaries, whether or not incorporated, all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries or any Company ERISA Affiliate. Except as set forth in Section 3.18(a) of the Company Disclosure Schedule, there has been no announcement or commitment by the Company or any of its Subsidiaries to create an additional Company Benefit Plan, or to amend any Company Benefit Plan, except for amendments required under Sections 6.11 and 6.14 of this Agreement or amendments required by applicable Law or which do not materially increase the cost of such Company Benefit Plan.

(b) The Company has previously delivered or made available to Parent true and complete copies of each Company Benefit Plan along with, where applicable, copies of and the following related documents, to the extent applicable: (i) the most recent copy of any summary plan descriptions, amendments, modifications or material supplements to any such Company Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two (2) plan years, (iii) the most recently received IRS determination letter, if any, relating to a Company Benefit Plan, and (iv) the most recently prepared actuarial report for each Company Benefit Plan (if applicable) for each of the last two (2) years.

(c) Except as set forth in Section 3.18(c) of the Company Disclosure Schedule, each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the IRC. Since January 1, 2016, neither Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither the Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d) Except as set forth in Section 3.18(d) of the Company Disclosure Schedule, there is no pending or, to the knowledge of the Company, threatened litigation, administrative action or proceeding relating to any Company Benefit Plan. All of the Company Benefit Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the Company Benefit Plans that is likely to result in the imposition of any penalties or Taxes upon the Company or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

(e) The Company has never sponsored, implemented or participated in any defined benefit pension plan or multiple-employer plan that is subject to Title IV of ERISA.

(f) Section 3.18(f) of the Company Disclosure Schedule identifies each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a “Company Qualified Plan”). Each Company Qualified Plan has received a favorable determination letter or a prototype plan or volume submitter plan advisory opinion letter from the IRS for the most recent applicable remedial amendment cycle, and, to the knowledge of the Company, there are no circumstances likely to result in revocation of any such letter. No Company Qualified Plan is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the IRC).

(g) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the IRC) and any award thereunder, in each case that is subject to Section 409A of the IRC, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the IRC and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the IRC. Except as set forth in Section 3.18(g) of the Company Disclosure Schedule, each Company Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is not qualified under Section 401(a) or 403(a) of the IRC is exempt from Parts 2, 3, and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA and the Company has filed a “top hat” registration letter with the Department of Labor for each such plan.

(h) Neither the Company nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any Company Benefit Plan that cannot be amended or terminated upon sixty

(60) days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals.

(i) All contributions required to be made with respect to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof have been timely made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of the Company. Each Company Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the IRC or (B) is unfunded.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause or accelerate the vesting, exercisability or delivery of, increase in the amount or value of, any payment, right or other benefit or result in any forgiveness of indebtedness to, any employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries, or result in any funding of or limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the IRC.

(k) No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the IRC, or otherwise. The Company has made available to Parent preliminary copies of Section 280G calculations (whether or not final), which to the best of its knowledge are true, correct and complete, with respect to any disqualified individual who is a “named executive officer” of the Company as defined in Item 402 of Regulation S-K promulgated under the Securities Act in connection with the transactions contemplated hereby.

3.19 Real Property. Other than real properties classified as OREO, Section 3.19 of the Company Disclosure Schedule lists all real property owned by or leased to the Company or any of its Subsidiaries, whether or not occupied and including any leases assigned or leased premises sublet for which the Company or any of its Subsidiaries remains liable. The Company and each of its Subsidiaries (a) has good and marketable title to each parcel of real property identified on Section 3.19 of the Company Disclosure Schedule as owned by it (the “Company Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates identified on Section 3.19 of the Company Disclosure Schedule as being leased to it (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Company’s knowledge, the lessor. There are no pending or, to the knowledge of Company, threatened condemnation proceedings against the Company Real Property. Each lease pursuant to which the Company or any of its Subsidiaries as lessee, leases any Company Leased Property is valid and in full force and effect and neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease. To the knowledge of the Company, none of the buildings, structures or other improvements located on any Company Real Property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

3.20 Fairness Opinion. The Board of Directors of the Company has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Sandler O’Neill & Partners, L.P. to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Exchange Ratio (as set forth in Section 1.5(a)) in the Merger is fair, from a financial point of view, to the holders of Company Common Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

3.21 Fees. Other than for financial advisory services performed for the Company by Sandler O’Neill & Partners, L.P., pursuant to a letter agreement, a true and complete copy of which has previously been provided to Parent, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

3.22 Environmental Matters. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance, and have complied, with all Laws relating to: (i) the protection or restoration of the environment or natural resources, (ii) the handling, storage, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims, actions, or investigations of any nature pending or, to the knowledge of the Company, threatened, before any court, governmental agency or board or other forum against the Company or any of its Subsidiaries seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law and, to the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or investigation. Neither the Company nor any of its Subsidiaries has received any written notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity or regulatory agency imposing any liability or obligation with respect to any Environmental Law.

3.23 Loan Matters.

(a) Except as set forth in Section 3.23(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which the Company or any Subsidiary is a creditor which as of June 30, 2019, had an outstanding balance of $250,000 or more and under the terms of which the obligor was, as of June 30, 2019, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or five percent (5%) or greater stockholder of the Company or any of its Subsidiaries, or to the knowledge of the Company, any affiliate of any of the foregoing. Section 3.23(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of (x) all of the Loans of the Company and its Subsidiaries that, as of June 30, 2019, were classified by the Company as “other loans specially mentioned,” “special mention,” “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of June 30, 2019 and (y) each asset of the Company or any of its Subsidiaries that, as of June 30, 2019, is classified as “Other Real Estate Owned” and the book value thereof.

(b) Each Loan of Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, Liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Each outstanding Loan of the Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d) None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e) There are no outstanding Loans made by the Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of the Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f) Neither the Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2016, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(g) Since January 1, 2016, the Company and each of its Subsidiaries has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any Loan originated by the Company or any of its Subsidiaries satisfied: (1) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, loan modification, loss mitigation or filing of claims in connection with such Loans, including, to the extent applicable, all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, in each case applicable as of the time of such origination, processing, underwriting or credit approval; (2) the responsibilities and obligations relating to such Loans set forth in any contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, loan investor or insurer, on the other hand; (3) the applicable rules, regulations, guidelines, handbooks and other requirements of any Governmental Entity, loan investor or insurer, in each case applicable as of the time of such origination, processing, underwriting or credit approval; and (4) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each such mortgage Loan; in each case applicable as of the time of such origination, processing, underwriting or credit approval.

(h) Since January 1, 2016, the Company and each of its Subsidiaries have not engaged in, and, to the knowledge of the Company, no third-party vendors (including outside law firms and other third-party foreclosure services providers used by the Company or by any of its Subsidiaries, as applicable) has engaged in, directly or indirectly, (1) any foreclosures in violation of any applicable Law, including but not limited to the Servicemembers Civil Relief Act, or in breach of any binding Company Regulatory Agreement or (2) the conduct referred to as “robo-signing” or any other similar conduct of approving or notarizing documents relating to Loans that do not comply with any applicable Law.

(i) Since January 1, 2016, the Company has not foreclosed upon, managed or taken a deed or title to, any real estate (other than single-family residential properties) without complying with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, managed or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset’s value.

3.24 Anti-takeover Provisions Inapplicable. No “moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested stockholder”, “affiliate transactions”, or similar provision of any state anti-takeover Law (any such laws, “Takeover Statutes”) is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement under the Maryland General Corporation Law (“MGCL”), Maryland Law or federal law.

3.25 Related Party Transactions. Except as set forth in Section 3.25 of the Company Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company) on the other hand, except those of a type available to employees of the Company or its Subsidiaries generally.

3.26 Insurance. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and the Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any such policy. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27 Investment Securities; Derivatives.

(a) Except for restrictions that exist for securities that are classified as “held to maturity”, none of the investment securities held by the Company or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time. Neither the Company nor any of its Subsidiaries owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes. All investment securities held by the Company or any of its Subsidiaries are valued on the books of the Company in accordance with GAAP consistently applied.

(b) The Company and its Subsidiaries employ investment, securities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of their businesses as currently conducted, and the Company and its Subsidiaries have, since January 1, 2016, been in compliance with such policies, practices and procedures in all material respects.

(c) All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of the Company, any of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. The

Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Company’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.28 Corporate Documents and Records. The Company has previously provided a complete and correct copy of the Articles of Incorporation, bylaws and similar organizational documents of the Company and each of its Subsidiaries, as in effect as of the date of this Agreement. Neither the Company nor any of its Subsidiaries is in violation of its Articles of Incorporation, bylaws or similar organizational documents. The minute books of the Company and each of its Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

3.29 Company Information. The information regarding the Company and its Subsidiaries to be supplied by Company to Parent for inclusion in the Form S-4, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Parent or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The information supplied, or to be supplied, by the Company for inclusion in applications to Governmental Entities to obtain all permits, consents, approvals and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement shall be accurate in all material respects.

3.30 Internal Controls.

(a) The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

(b) Since January 1, 2016, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to the knowledge of the Company, to any director or officer of the Company.

3.31 Data Privacy. The Company and its Subsidiaries have in place commercially reasonable data protection and privacy policies and procedures to protect, safeguard and maintain the confidentiality, integrity and security of (i) their information technology systems and (ii) all information, data and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms are defined and/or regulated under applicable Laws, policies, agreements, and guidelines of any Governmental Entity or Regulatory Agency) (the “Company Data”), against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, except where the failure to have in place such policies and procedures has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with applicable federal and state confidentiality and data security Laws, policies, agreements, and guidelines of any Governmental Entity or Regulatory Agency including, without limitation, Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Company pursuant to 12 C.F.R. Part 364, and all industry standards applicable to the Company Data, including card association rules and the payment card industry data security standards, except where such failure to be in compliance has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, there currently are not any, and since January 1, 2016, have not been any, pending or, to the knowledge of the Company, threatened, claims or written complaints with respect to unauthorized access to or breaches of the security of (i) any of the Company’s or its Subsidiaries’ information technology systems or (ii) Company Data or any other such information collected, maintained or stored by or on behalf of the Company and its Subsidiaries (or any unlawful acquisition, use, loss, destruction, compromise or disclosure thereof).

3.32 Tax Treatment of the Merger. The Company has not taken any action, and has no knowledge of any fact or circumstance relating to it, that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a) of the IRC.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PARENT BANK

Except (i) as disclosed in Parent SEC Reports filed after January 1, 2017 and prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature) and (ii) as disclosed in disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (which schedule sets forth, among other things, facts, circumstances and events the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations and warranties contained in this ARTICLE IV, or to one or more of Parent’s covenants contained in ARTICLE V or ARTICLE VI (and making specific reference to the Section of this Agreement to which they relate); provided, that (x) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (y) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, circumstance or event or that such item is reasonably likely to result in a Material Adverse Effect and (z) disclosure in any paragraph of the Parent Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure that it is relevant to another paragraph of the Parent Disclosure Schedule or another Section of this Agreement), Parent and Parent Bank, jointly and severally, represent and warrant to the Company as follows:

4.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, is registered with the Federal Reserve as a bank holding company under the BHC Act, and has not elected to be treated as a financial holding company under the BHC Act. Parent has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Parent is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, either individually or in the aggregate, have a Material Adverse Effect on Parent. Parent engages only in activities (and holds properties only of the types) permitted to bank holding companies by the BHC Act and the rules and regulations promulgated thereunder.

4.2 Subsidiaries.

(a) Each Subsidiary of Parent (including, without limitation, Parent Bank) is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, has all requisite power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

(b) The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of Parent are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(c) Parent Bank is a Maryland-chartered trust company with commercial bank powers. No Subsidiary of Parent other than Parent Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. Parent Bank’s deposits are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Parent, threatened.

4.3 Capital Structure.

(a) The authorized capital stock of Parent consists of 100,000,000 shares of capital stock.

(b) As of September 17, 2019, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding, other than:

(i) 35,894,304 shares of Parent Common Stock, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws and not in violation of any preemptive rights, which number includes 185,572 shares of Parent Common Stock granted in respect of outstanding awards of restricted Parent Common Stock (“Parent Restricted Stock Awards”) and 47,910 shares of Parent Common Stock granted in respect of outstanding restricted stock performance awards; and

(ii) 68,137 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Parent Common Stock (“Parent Stock Options”).

(c) Since September 17, 2019 to the date hereof, Parent has not (i) issued, repurchased, redeemed or acquired any Parent Common Stock, other shares of its capital stock, or other voting securities or securities convertible or exchangeable into, or exercisable for, Parent Common Stock, or any options, warrants, or other rights of any kind to acquire Parent Common Stock, other than the issuance, repurchase, redemption or acquisition of shares of Parent Common Stock in connection with the exercise, vesting or settlement of Parent

Stock Options or Parent Restricted Stock Awards that were outstanding on September 17, 2019 in accordance with their terms (without amendment or waiver since September 17, 2019) or (ii) issued or awarded any options, restricted shares or any other equity-based awards under any of the Parent Stock Plans. As used herein, the “Parent Stock Plans” means all employee and director equity incentive plans of Parent as in effect as of the date of this Agreement.

(d) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Parent may vote are issued or outstanding.

(e) Other than equity-based awards issued pursuant to the Parent Stock Plans prior to the date of this Agreement, as of the date of this Agreement, neither Parent nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Parent (including any rights plan or agreement) or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such subscription, option, warrant, call, right, convertible security, commitment or agreement.

(f) There are no voting trusts, stockholder agreements, proxies or other agreements in effect pursuant to which Parent or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of Parent Common Stock or other equity interests of Parent. Parent does not have in effect a “poison pill” or similar stockholder rights plan (other than any such plan as to which the rights granted thereunder have expired).

4.4 Authority.

(a) Parent has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Parent’s Board of Directors. The Board of Directors of Parent has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Parent and its stockholders and has directed that the issuance of shares of Parent Common Stock in connection with the Merger be submitted to Parent’s stockholders for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the affirmative vote of a majority of the votes cast by the holders of the shares of Parent Common Stock at the Parent Meeting to approve the issuance of shares of Parent Common Stock in connection with the Merger (the “Requisite Parent Vote”), no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions. The shares of Parent Common Stock to be issued in the Merger have been validly authorized (subject to the attainment of the Requisite Parent Vote) and, when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of Parent will have any preemptive right or similar rights in respect thereof.

(b) Parent Bank has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by the Board of Directors and the sole stockholder of Parent Bank, and no other proceedings on the part of Parent Bank are necessary to authorize the execution and delivery of this Agreement by Parent Bank and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent Bank and constitutes a valid and binding obligation of Parent Bank, enforceable against Parent Bank in accordance with its terms, subject to the Enforceability Exceptions.

4.5 No Violations. The execution, delivery and performance of this Agreement by Parent and Parent Bank do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 4.6 have been obtained and the applicable waiting periods have expired, violate any Law to which Parent or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the Articles of Incorporation or bylaws of Parent or Parent Bank or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Parent or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject, except (in the case of clause (iii) above) for such breaches, violations, terminations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Parent.

4.6 Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Federal Reserve under the BHC Act and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Federal Reserve in connection with the Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Maryland Office in connection with the Merger and approval of such applications, filings and notices, (iv) the filing with the SEC of the Joint Proxy Statement and the Form S-4 and declaration of effectiveness of the Form S-4, (v) other filings and reports as required pursuant to the Exchange Act, (vi) the filing of Articles of Merger with the Maryland Department of Assessments and Taxation pursuant to Maryland Law, (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and (viii) the filing with the Nasdaq Stock Market of a notification of the listing of the shares of Parent Common Stock to be issued in the Merger, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by Parent or Parent Bank of this Agreement or the consummation by Parent or Parent Bank of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, Parent has no knowledge of any reason pertaining to Parent why any of the approvals referred to in this Section 4.6 should not be obtained without the imposition of any condition or requirement described in Section 7.1(c).

4.7 Governmental Filings. Parent and each of its Subsidiaries has timely filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2016 with the Regulatory Agencies and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance).

4.8 Securities Filings. Parent has timely filed with or furnished to the SEC all reports, schedules, registration statements, definitive proxy statements and other documents that it has been required to file under the Securities Act or the Exchange Act since January 1, 2016 (collectively, “Parent SEC Reports”). An accurate and complete copy of each of the Parent SEC Reports is publicly available. No such Parent SEC Report, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of the Parent SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Parent SEC Reports.

4.9 Financial Statements. The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions. Since January 1, 2016, no independent public accounting firm has resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.10 Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of Parent as of June 30, 2019 included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, except for (i) liabilities incurred since June 30, 2019 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Parent and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

4.11 Absence of Certain Changes or Events. Since December 31, 2016, Parent and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Parent.

4.12 Legal Proceedings. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or any of their current or former directors or executive officers acting in their capacity as such.

4.13 Absence of Regulatory Actions. Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2016, a recipient of any supervisory letter from, or since January 1, 2016, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity, specific to Parent or its Subsidiaries, that, in each of any such cases, currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised in writing or, to Parent’s knowledge, orally, since January 1, 2016, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Parent Regulatory Agreement. Except for examinations of Parent and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business and pursuant to Parent Regulatory Agreements, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2016. There is no claim, action, suit, proceeding, investigation or notice of violation (whether civil, criminal or administrative) pending or, to the knowledge of Parent, threatened against any officer or director of

Parent or any of its Subsidiaries in connection with the performance of his or her duties as an officer or director of Parent or any of its Subsidiaries.

4.14 Compliance with Laws.

(a) Parent and each of its Subsidiaries hold, and have at all times since January 1, 2016 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and, to the knowledge of Parent, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Parent and each of its Subsidiaries have since January 1, 2016 complied in all material respects with and are not in material default or violation under any Law applicable to Parent or any of its Subsidiaries, including (to the extent applicable to Parent or its Subsidiaries), all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the CRA, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Neither Parent nor any of its Subsidiaries has been given notice or been charged with any violation of, any Law which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

(b) Parent Bank has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. Parent does not have knowledge of any facts or circumstances that would cause Parent Bank or any other Subsidiary of Parent to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”. To the knowledge of Parent, since January 1, 2016, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either Parent or any of its Subsidiaries to undertake any remedial action. The Board of Directors of Parent Bank (or where appropriate of any other Subsidiary of Parent) has adopted, and Parent Bank (or such other Subsidiary of Parent) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Parent Bank (or such other Subsidiary of Parent) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

4.15 Taxes.

(a) Parent and each of its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Parent nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions obtained in the ordinary course). Neither Parent nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.

(b) All Taxes of Parent and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.

(c) The federal income Tax Returns of Parent and its Subsidiaries for all years up to and including 2016 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries. There are no pending or threatened in writing disputes, claims, audits, examinations, investigations or other proceedings regarding any material Tax of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries for which adequate reserves have not been established. No claim has been made in writing by any Governmental Entity in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or such Subsidiary is or may be subject to taxation by that jurisdiction.

(d) Parent has made available to the Company true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed by Parent or any of its Subsidiaries.

(e) There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Parent or any of its Subsidiaries.

(f) Neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and its Subsidiaries). Neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) or (B) has any liability for the Taxes of any person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(g) Neither Parent nor any of its Subsidiaries has been, within the two (2) year period ending on the date hereof or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the IRC of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the IRC) in a distribution of stock intended to be governed in whole or in part by Section 355 of the IRC.

(h) Neither Parent nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) At no time during the past five (5) years has Parent been a United States real property holding corporation within the meaning of Section 897(c)(2) of the IRC.

(j) Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the IRC (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business.

(k) Parent and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Parent and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

(l) Neither Parent nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).

4.16 Employee Benefit Plans.

(a) For purposes of this Agreement, “Parent Employee Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, stock unit, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance plans, programs or arrangements or other contracts or agreements to or with respect to which Parent or any Subsidiary or any trade or business of Parent or any of its Subsidiaries, whether or not incorporated, all of which together with Parent would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Parent ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Parent or any of its Subsidiaries or any Parent ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Parent or any of its Subsidiaries or any Parent ERISA Affiliate.

(b) Each Parent Employee Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the IRC. Since January 1, 2014, neither Parent nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Parent Employee Plan, and neither Parent nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(c) There is no pending or, to the knowledge of Parent, threatened litigation, administrative action or proceeding relating to any Parent Employee Plan. All of Parent Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to Parent Employee Plans that is likely to result in the imposition of any penalties or Taxes upon Parent or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

(d) Neither the Parent nor any of its Subsidiaries, nor any Parent ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been satisfied in full, and Parent is not aware of any condition that exists that would, or would be reasonably likely to, result in Parent incurring any such liability.

(e) No Parent Employee Plan or employee plans maintained by any Parent ERISA Affiliate has experienced any “reportable events,” as such term is defined under ERISA Section 4043, for which a waiver has not been granted, has had any “accumulated funding deficiencies,” as such term is defined under ERISA Section 302(a)(2) (prior to amendment by P.L. 109-280) or IRC Sections 412(a) or 4971 (whether or not waived), nor for years after amendment by P.L. 109-280 any “funding shortfalls” as defined in IRC Section 430(c).

(f) Each Parent Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a “Parent Qualified Plan”) has received a favorable determination letter or a prototype plan or volume submitter plan advisory opinion letter from the IRS for the most recent applicable remedial amendment cycle, and, to the knowledge of Parent, there are no circumstances likely to result in revocation of any such letter. No Parent Qualified Plan is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the IRC).

(g) Each Parent Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the IRC) and any award thereunder, in each case that is subject to Section 409A of the IRC, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the IRC and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the IRC.

(h) All contributions required to be made with respect to any Parent Employee Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Parent Employee Plan, for any period through the date hereof have been timely made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of Parent. Each Parent Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the IRC or (B) is unfunded.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause or accelerate the vesting, exercisability or delivery of, increase in the amount or value of, any payment, right or other benefit or result in any forgiveness of indebtedness to, any employee, officer, director or individual independent contractor of Parent or any of its Subsidiaries, or result in any funding of or limitation on the right of Parent or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Parent Employee Plan or related trust.

4.17 Fairness Opinion. The Board of Directors of Parent has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Boenning & Scattergood, Inc. to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to Parent. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

4.18 Fees. Other than for financial advisory services performed for Parent by The Kafafian Group, Inc. and Boenning & Scattergood, Inc., neither Parent nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Parent or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

4.19 Loan Matters.

(a) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, each Loan of Parent and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Parent and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, Liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(b) Each outstanding Loan of Parent and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Parent and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(c) Section 4.19(c) of Parent Disclosure Schedule sets forth a true, correct and complete list of (x) all of the Loans of Parent Bank and its Subsidiaries with a balance of $1,000,000 or more that, as of June 30, 2019, were classified by Parent Bank as “other loans specially mentioned,” “special mention,” “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of June 30, 2019 and (y) each asset of Parent or any of its Subsidiaries that, as of June 30, 2019, is classified as “Other Real Estate Owned” and the book value thereof.

4.20 Anti-takeover Provisions Inapplicable. No Takeover Statute is applicable to this Agreement, the Integrated Mergers or any of the other transactions contemplated by this Agreement under the MGCL.

4.21 Corporate Documents and Records. Parent has previously provided a complete and correct copy of the Articles of Incorporation, bylaws and similar organizational documents of Parent and each of its Subsidiaries, as in effect as of the date of this Agreement. Neither Parent nor any of its Subsidiaries is in violation of its Articles of Incorporation, bylaws or similar organizational documents. The minute books of Parent and each of its Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

4.22 Parent Information. The information regarding Parent and its Subsidiaries to be supplied by Parent for inclusion in the Form S-4, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The information supplied, or to be supplied, by Parent for inclusion in applications to Governmental Entities to obtain all permits, consents, approvals and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement shall be accurate in all material respects.

4.23 Internal Controls.

(a) Parent and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

(b) Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has identified and disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. These disclosures were made in writing by management to Parent’s auditors and audit committee and a copy has previously been made available to Parent. To the knowledge of Parent, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(c) Since January 1, 2016, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Parent, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to the knowledge of Parent, to any director or officer of Parent.

4.24 Tax Treatment of the Merger. Parent has not taken any action, and has no knowledge of any fact or circumstance relating to it, that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a) of the IRC.

4.25 Data Privacy. Parent its Subsidiaries have in place commercially reasonable data protection and privacy policies and procedures to protect, safeguard and maintain the confidentiality, integrity and security of (i) their information technology systems and (ii) all information, data and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms are defined and/or regulated under applicable Laws, policies, agreements, and guidelines of any Governmental Entity or Regulatory Agency) (the “Parent Data”), against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, except where the failure to have in place such policies and procedures has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Parent and its Subsidiaries are in compliance with applicable federal and state confidentiality and data security Laws, policies, agreements, and guidelines of any Governmental Entity or Regulatory Agency including, without limitation, Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Parent pursuant to 12 C.F.R. Part 364, and all industry standards applicable to the Parent Data, including card association rules and the payment card industry data security standards, except where such failure to be in compliance has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Except as has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Parent, there currently are not any, and since January 1, 2016, have not been any, pending or, to the knowledge of the Parent, threatened, claims or written complaints with respect to unauthorized access to or breaches of the security of (i) any of the Parent’s or its Subsidiaries’ information technology systems or (ii) Parent Data or any other such information collected, maintained or stored by or on behalf of the Parent and its Subsidiaries (or any unlawful acquisition, use, loss, destruction, compromise or disclosure thereof).

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, required by Law or as consented to in writing by Parent or, in the case of clause (b), the Company, as applicable (such consent not to be unreasonably withheld), (a) the Company shall, and shall cause its Subsidiaries to, (i) conduct its business in the regular, ordinary and usual course consistent with past practice and in accordance with written policies and procedures and (ii) use reasonable best efforts to maintain and preserve intact its business organization, the service of its employees and its advantageous business relationships, and (b) each of the Company and Parent shall, and shall cause their respective Subsidiaries to, take no action that would reasonably be likely to adversely affect or delay the ability to obtain any necessary approvals of any

Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2 Forbearances by the Company. Except as expressly contemplated or permitted by this Agreement or disclosed in the Company Disclosure Schedule, and except to the extent required by Law or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, the Company shall not, nor shall the Company permit any of its Subsidiaries to, without the prior written consent of Parent, which consent will not be unreasonably withheld:

(a) (i) incur, modify, extend or renegotiate any indebtedness for borrowed money (it being understood that deposits originated in the ordinary course are not deemed borrowed money for purposes of this provision), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than in the ordinary course of business consistent with past practice;

(ii) prepay any indebtedness or other similar arrangements so as to cause the Company or any of its Subsidiaries to incur any prepayment penalty thereunder in excess of $20,000 in each such incidence; or

(iii) acquire any brokered certificates of deposit other than in the ordinary course of business consistent with past practice with a term not in excess of one year;

(b)      (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on its capital stock or trust preferred securities;

(iii) grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity based awards or interests, or grant any person any right to acquire any shares of its capital stock;

(iv) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards in accordance with their terms; or

(v) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock, except the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards, in each case in accordance with past practice and the terms of the applicable award agreements;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any person other than the Company or a Subsidiary of the Company, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force as of the date of this Agreement;

(d) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any material assets, deposits or properties of any other person, or (ii) make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person, or form any new subsidiary;

(e) enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $100,000 per annum and other than contracts or agreements covered by Section 5.2(f);

(f) make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loan, or make any commitment in respect of any of the foregoing, (A) that would require an exception to the Company’s formal loan policy as in effect as of the date of this Agreement or that is not in strict compliance with the provisions of such loan policy, except for policy exceptions taken in the normal course for similarly-sized Loans or (B) other than incident to a reasonable loan restructuring, to any person or any director or officer of, or any owner of a material interest in, such person if such person or such affiliate is the obligor under any indebtedness to the Company or any of its Subsidiaries that constitutes a nonperforming Loan or against any part of such indebtedness the Company or any of its Subsidiaries has established loss reserves or any part of which has been charged-off by the Company or any of its Subsidiaries;

(g) enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable Law or policies imposed by any Governmental Entity;

(h) except for Loans made in accordance with Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), make or increase any Loan, or commit to make or increase any such Loan or extension of credit, to any director or executive officer of the Company, or any entity controlled, directly or indirectly, by any of the foregoing;

(i)      (i) increase the compensation or benefits payable to any current or former employee, officer, director or consultant, except for merit-based or promotion-based increases in annual base salary or wage rate for employees (other than directors or executive officers) in the ordinary course of business, consistent with past practice, that do not exceed, in the aggregate, three percent (3%) of the aggregate cost of all employee annual base salaries and wages in effect on the date hereof;

(ii) pay, grant or award, or commit to pay, grant or award, any bonuses or incentive compensation not required by any existing plan or agreement;

(iii) enter into, adopt, amend or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit of any current or former employee, officer, director or consultant (who is a natural person);

(iv) take any action to accelerate the vesting or payment, or the funding of any payment or benefit, under any Company Benefit Plan;

(v) grant, or discretionarily accelerate the vesting or payment of, any equity or equity-based awards;

(vi) grant any severance, retention, or termination pay to any employee, individual independent contractor or director;

(vii) enter into any new, or amend (whether in writing or through the interpretation of) any existing, employment, severance, change in control, retention, bonus guarantee, or collective bargaining agreement or arrangement;

(viii) elect to any senior executive office any person who is not a member of its senior executive officer team as of the date of this Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement; or

(ix) hire any employee with annual compensation in excess of $100,000, other than in replacement for any such employee with annual compensation in excess of $100,000 who has resigned or been terminated, and who held a position which management of the Company in good faith determines should not be left unfilled, or terminate the employment or services of any employee in a position of Vice President or above or whose annual compensation is greater than $100,000, other than for cause;

(j) commence any action or proceeding, other than to enforce any obligation owed to the Company or any of its Subsidiaries and in accordance with past practice, or settle any claim, action or proceeding (i) involving payment by it of money damages in excess of $50,000 or (ii) which would impose any material restriction on its operations or the operations of any of its Subsidiaries;

(k) amend its Articles of Incorporation or bylaws, or similar governing documents;

(l) merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(m) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner consistent with past practice;

(n) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or applicable Laws or policies imposed by any Governmental Entity or requested by a Governmental Entity, or purchase any security rated below investment grade;

(o) make, or commit to make, any capital expenditures other than (i) pursuant to binding commitments existing on the date hereof, which are described in the Company Disclosure Schedule, (ii) expenditures necessary to maintain existing assets in good repair, and (iii) capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $100,000 in the aggregate;

(p) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries;

(q) enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest, other than in the ordinary course of business;

(r) make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment, or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(s) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in ARTICLE VI not being satisfied or in a violation of any provision of this Agreement;

(t) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(u) take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC; or

(v) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.2.

Any request by the Company or response thereto by Parent shall be made in accordance with the notice provisions of Section 9.9 and shall note that it is a request pursuant to this Section 5.2.

5.3 Forbearances by Parent. Except as expressly contemplated or permitted by this Agreement or disclosed in Parent Disclosure Schedule, and except to the extent required by Law or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Parent shall use commercially reasonable efforts to preserve intact its and its Subsidiaries business organization, goodwill, relationships with depositors, customers and employees, and maintain its rights and franchises in all material respects, and shall not, nor shall Parent permit any of its Subsidiaries to, without the prior written consent of the Company:

(a) knowingly take any action that would adversely affect or delay (i) the ability to obtain the necessary approvals of any Governmental Entity required for the consummation of the transactions contemplated hereby, or (ii) its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b) take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in ARTICLE VII not being satisfied or in a violation of any provision of this Agreement;

(c) take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC;

(d) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3; or

(e) amend, repeal or modify any provision of its Articles of Incorporation or bylaws in a manner which would adversely affect any Company stockholder or the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

6.1 Acquisition Proposals.

(a) From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Subsidiaries and use its reasonable best efforts to cause its and their officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative (collectively, “Representatives”) retained by the Company or any of its Subsidiaries not to, directly or indirectly, (i) solicit, initiate or encourage, or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information or data regarding the Company or any of its Subsidiaries to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, or (iii) continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than Parent, Parent Bank or Representatives of Parent or Parent Bank), regarding an Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.1 by the Company. Notwithstanding the foregoing, prior to the receipt of the Requisite Company Vote, in the event the Company receives an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 6.1(a) and its Board of Directors concludes in good faith (after receiving the advice of its outside legal counsel and, with respect to financial matters, its financial advisors) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside legal counsel and, with respect to financial matters, its financial advisors) that failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable Law; provided, that, prior to furnishing any nonpublic information permitted to be provided by the prior sentence, the Company shall have provided such information to Parent and shall have entered into a confidentiality agreement with such third party on terms no more favorable to such person than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with the Company.

(b) As used in this Agreement,

(i) “Acquisition Proposal” means any proposal or offer with respect to, or third party indication of interest in, any of the following (other than the transactions contemplated hereunder): (1) any merger, consolidation, share exchange, business combination, or other similar transaction involving the Company or any of its Subsidiaries; (2) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the Company’s consolidated assets or twenty-five percent (25%) or more of any class of equity securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the Company in a single transaction or series of transactions; (3) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of the Company; and

(ii) “Superior Proposal” means any bona fide written offer or proposal made by a third party to consummate an Acquisition Proposal that the Company’s Board of Directors determines in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors) (1) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company; (2) would result in a transaction that (A) involves consideration to the holders of the shares of Company Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the stockholders of the Company pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond, or in addition to, those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing and (B) is, in light of the other terms of such proposal, more favorable to the stockholders of the Company than the Merger and the transactions contemplated by this Agreement; and (3) is reasonably likely to be completed on the terms proposed, in each case, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal.

(c) The Company will promptly (and in any event within twenty-four (24) hours) notify Parent of receipt of any Acquisition Proposal or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal and the substance thereof, including, in each case, the identity of the person making such Acquisition Proposal or inquiry and the material terms and conditions thereof, and shall provide to Parent any written materials received by the Company or any of its Subsidiaries in connection therewith. The Company will promptly (and in any event within twenty-four (24) hours) advise Parent of any developments, discussions or negotiations with respect to any such Acquisition Proposal or inquiry, including any amendments to or revisions of the terms of such Acquisition Proposal or inquiry.

(d) The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any Acquisition Proposal. The Company shall not release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreement to which the Company or any of its Subsidiaries is a party and shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which the Company or any of its Subsidiaries is a party in accordance with the terms thereof. Unless this Agreement has been terminated in accordance with its terms, the Company shall not, and shall cause its Subsidiaries and cause its and their officers, directors, agents, advisors and representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any Acquisition Proposal.

6.2 Advise of Changes. Prior to the Closing, each party shall promptly advise the other party orally and in writing to the extent that it has knowledge of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

6.3 Access to Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company, on the one hand, and Parent, on the other hand, shall (and shall cause its Subsidiaries to) afford the other party such reasonable access (i) during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation Tax Returns), contracts, properties, personnel and to such other information relating to itself and its Subsidiaries as the other party may reasonably request; provided, however, that no investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty made by any party in this Agreement, and (ii) during and, as reasonably required, outside of normal business hours, to telecommunications, data processing and related electronic information systems, facilities and personnel of Parent and the Company and their respective Subsidiaries for the purpose of performing activities related to the Data Conversion. No party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the entity in possession or control of such information or contravene any Law, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All information and documents obtained pursuant to this Section 6.3 be held in confidence to the extent required by, and in accordance with, the provisions of confidentiality set forth in a letter agreement, dated August 15, 2019 between Parent and the Company (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(d) From and after the date hereof, Representatives of Parent and the Company shall meet on a regular basis to discuss and plan for the conversion of the Company’s and its Subsidiaries’ data processing and related electronic informational systems (the “Data Conversion”) to those used by Parent and its Subsidiaries with the goal of conducting such conversion as soon as reasonably practicable following the consummation of the Merger. Parent and the Company agree to use all commercially reasonable efforts to promptly commence preparations for implementation of the Data Conversion, and to cooperate in preparing for the Data Conversion, including by providing reasonable access to data, information systems and personnel having expertise with their and their respective Subsidiaries’ information and data systems, discussions of the possible termination by the Company of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by the Company in connection with its systems operations, retention of outside consultants and additional employees to assist with the Data Conversion, and outsourcing, as appropriate, of proprietary or self-provided system services; provided, however, that neither party shall be required to terminate any third-party service provider arrangements prior to the Effective Time or take any other action that would prejudice or adversely affect in any material respect its rights under any such arrangements or contracts in the event the Closing does not occur. Parent shall promptly reimburse the Company on request, or pay directly, all reasonable out-of-pocket fees, expenses or charges that the Company may incur as a result of taking, at the request of Parent, any action prior to the Effective Time to facilitate the Data Conversion.

6.4 Applications; Consents.

(a) The parties hereto shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as reasonably practicable after the date hereof (but in no event later than seventy-five (75) days after the date hereof) all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger). The Company and Parent shall furnish each other with all information concerning themselves, their respective Subsidiaries, and their respective Subsidiaries’ directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on, all the information relating to Parent and the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this Section 6.4(a). In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as reasonably practicable. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. The parties hereto agree to consult with each other, coordinate and use their reasonable best efforts to timely prepare or cause to prepare all notifications required by applicable Law relating to any branch closings that will occur after the Effective Time with respect to which notice is required to be given prior to the Effective Time. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, shall give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(b) As soon as reasonably practicable after the date hereof, each of the parties hereto shall, and they shall cause their respective Subsidiaries to, use its reasonable best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement.

6.5 Antitakeover Provisions. None of the Company, Parent or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Parent and the Company and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement.

6.6 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

6.7 Publicity. Each of Parent and the Company shall use their reasonable best efforts (a) to develop a joint communications plan, and (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan. Except in respect of any announcement required by (i) applicable Law, (ii) a request by a Governmental Entity or (iii) an obligation pursuant to any listing agreement with or rules of any securities exchange, Parent and the Company agree to consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. The Company agrees that neither it nor any Subsidiary shall issue any communication of a general nature regarding the transactions contemplated by this Agreement to employees (including general communications relating to benefits and compensation) without prior consultation with Parent and, to the extent relating to post-Closing employment, benefit or compensation information, without the prior consent of Parent or issue any communication of a general nature to customers without the prior approval of Parent.

6.8 Stockholder Meetings.

(a) Each of Parent and the Company shall call, give notice of, convene and hold a meeting of its stockholders (the “Parent Meeting” and the “Company Meeting,” respectively) to be held as soon as reasonably practicable after the Form S-4 is declared effective for the purpose of obtaining the Requisite Parent Vote and the Requisite Company Vote required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of stockholders to approve a merger agreement or otherwise approve the transactions contemplated hereby, and each shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. The Board of Directors of each of Parent and the Company shall use its reasonable best efforts to obtain from the stockholders of Parent and the Company, as the case may be, the Requisite Parent Vote, in the case of Parent, and the Requisite Company Vote, in the case of the Company, including by communicating to its respective stockholders its recommendation (and including such recommendation in the Joint Proxy Statement) that they approve (i) this Agreement and the transactions contemplated hereby, in the case of the Company (the “Company Recommendation”) and (ii) the issuance of shares of Parent Common Stock in connection with the Merger, in the case of Parent. The Company shall engage a proxy solicitor reasonably acceptable to Parent to assist in the solicitation of proxies from the stockholders of the Company relating to the Requisite Company Vote.

(b) Neither the Company Board of Directors nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to Parent) or refuse to make the Company Recommendation or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal, or (ii) cause or permit Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement permitted by the terms of Section 6.1(a) of this Agreement). Notwithstanding the foregoing, subject to Section 8.1 and Section 8.2, prior to the date of the Company Meeting, the Company’s Board of Directors may take any of the actions specified in item (i) of the preceding sentence (a “Company Subsequent

Determination”) after the third (3rd) business day following Parent’s receipt of a written notice (the “Notice of Superior Proposal”) from the Company (A) advising that the Company’s Board of Directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.8(b) or from an action by a representative of the Company or its Subsidiaries that would have been such a breach if committed by the Company or its Subsidiaries) constitutes a Superior Proposal (it being understood that the Company shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that the Company proposes to accept), (B) specifying the material terms and conditions of, and the identity of the party making, such Superior Proposal, and (C) containing an unredacted copy of the relevant transactions agreements with the party making such Superior Proposal, if, but only if, (X) Parent does not make, after being provided with reasonable opportunity to negotiate with the Company, within three (3) business days of receipt of a Notice of Superior Proposal, a written offer that the Company’s Board of Directors determines, in good faith after consultation with its outside legal counsel and financial advisors, results in the applicable Acquisition Proposal no longer being a Superior Proposal, and (Y) the Company’s Board of Directors reasonably determines in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law and that such Acquisition Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that are committed to in writing by Parent pursuant to this Section 6.8(b).

Notwithstanding the foregoing, the changing, qualifying or modifying of the Company Recommendation or the making of a Company Subsequent Determination by the Company Board of Directors shall not change the approval of the Company’s Board of Directors for purposes of causing any takeover laws to be inapplicable to this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

(c) Parent or the Company shall adjourn or postpone the Parent Meeting or the Company Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Parent Common Stock or Company Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Parent or the Company, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Parent Vote or the Requisite Company Vote, as the case may be, and subject to the terms and conditions of this Agreement, each of Parent and the Company, as applicable, shall continue to use all reasonable best efforts, together with its proxy solicitor, to solicit proxies from its stockholders in order to obtain the Requisite Parent Vote and the Requisite Company Vote, as applicable. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, each of the Parent Meeting and the Company Meeting shall be convened, and this Agreement shall be submitted to the stockholders of each of Parent and the Company at the Parent Meeting and the Company Meeting, as applicable, for the purpose of obtaining the Requisite Parent Vote and the Requisite Company Vote, and nothing contained herein shall be deemed to relieve Parent or the Company of such obligation.

6.9 Registration of Parent Common Stock.

(a) As promptly as reasonably practicable following the date hereof (but in no event later than seventy-five (75) days after the date hereof), Parent and the Company shall prepare the Joint Proxy Statement and Parent shall file the Form S-4 with the SEC, in which the Joint Proxy Statement will be included as a prospectus. The Company will furnish to Parent the information required to be included in the Form S-4 with respect to the Company’s business and affairs and shall have the right to review and consult with Parent and approve the form of, and any characterizations of such information included in, the Form S-4 prior to its, or any amendment or supplement thereto, being filed with the SEC. Each of Parent and the Company shall use their reasonable best efforts to have the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. The Company and Parent will cause the Joint Proxy Statement to be mailed to their respective stockholders as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, any comments on or correspondence related to the Joint Proxy Statement or the Form S-4 from the SEC, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed by Parent with the SEC and disseminated by the Company and Parent to their respective stockholders.

(b) Parent shall also take any action required to be taken under any applicable state securities Laws in connection with the Merger and each of the Company and Parent shall furnish all information concerning it and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(c) Prior to the Effective Time, Parent shall notify The Nasdaq Stock Market of the additional shares of Parent Common Stock to be issued by Parent in exchange for the shares of Company Common Stock.

6.10 Notification of Certain Matters. Each party shall give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect. Each of the Company and Parent shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

6.11 Employee Benefit Matters.

(a) Following the Effective Time, Parent shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of all persons who are employees of the Company and its Subsidiaries immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time (a “Continuing Employee”) that, in the aggregate are substantially comparable to the employee benefit and compensation opportunities that are generally made available to similarly situated employees of Parent or its Subsidiaries; provided, however, in no event shall any Continuing Employee be eligible to participate in any closed or frozen plan of Parent or its Subsidiaries, nor shall the Parent or its Subsidiaries be obligated to maintain any current Parent or Subsidiary compensation and benefit plan, arrangement or policy.

(b) Prior to the Effective Time, the Company shall adopt resolutions and any necessary amendments providing that the Company’s health and welfare plans as set forth on the Company Disclosure Schedule will be terminated effective immediately prior to the Effective Time (or such later date as requested by Parent or as may be required to comply with any applicable advance notice or other requirements contained in such plans) and shall arrange for termination of all corresponding insurance policies, service agreements and related arrangements effective on the same date. Notwithstanding the foregoing, no coverage of any of the Continuing

Employees or their dependents shall terminate under any of the Company’s health and welfare plans prior to the time such Continuing Employees or their dependents, as applicable, become eligible to participate in the health plans, programs and benefits common to all employees of Parent and its Subsidiaries and their dependents and, consequently, no Continuing Employee shall experience a gap in coverage. Continuing Employees who become covered under health plans, programs and benefits of Parent or any of its Subsidiaries shall receive credit for any co-payments and deductibles paid under the Company’s health plan for the plan year in which coverage commences under Parent’s health plan. Terminated Company employees and qualified beneficiaries will have the right to continued coverage under group health plans of Parent in accordance with the Consolidated Omnibus Budget Reconciliation Act.

(c) For purposes of vesting and determination of eligibility to participate under Parent’s compensation and benefit plans, programs or policies (other than any plan that is frozen as to participation), each Continuing Employee who is eligible to participate in such plans, programs or policies shall receive credit for service with the Company; provided, however, for the avoidance of any doubt, that the foregoing shall not apply to the extent (x) that its application would result in a duplication of benefits with respect to the same period of service or (y) prohibited under Parent’s compensation and benefit plans, programs or policies. Continuing Employees shall not receive prior service credit for benefit accrual purposes under any of Parent’s compensation and benefit plans, programs or policies, except for Parent’s paid time off program.

(d) The Company shall take all necessary and appropriate actions to terminate the Company’s 401(k) plan effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. Upon termination of the 401(k) plan all participants will be 100% vested in their account balances. If requested in writing by Parent, the Company will also take all necessary steps to file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the Company’s 401(k) plan. The Company shall, or shall direct the fiduciaries of the Company’s 401(k) plan to (to the extent permitted by law), provide Parent and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the termination of the Company’s 401(k) plan at least five (5) business days before such document is adopted, distributed or filed, and no such document shall be adopted, distributed or filed without Parent’s approval (which shall not be unreasonably withheld, conditioned or delayed). Parent shall take any and all actions as may be required to permit the Continuing Employees to roll over their account balances (excluding loans) in the Company’s 401(k) plan into Parent’s 401(k) plan.

(e) Parent agrees that each full time Company employee who is involuntarily terminated by Parent (other than for cause as determined by Parent) within twelve (12) months of the Effective Time and who is not covered by a separate severance, change in control, or employment agreement shall, upon executing an appropriate release in the form reasonably determined by Parent, receive a severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each year of service at the Company, with a minimum payment equal to four (4) weeks of base pay for Company employees who have one (1) full year or less of service as of their date of termination and a maximum equal to twenty-six (26) weeks of base pay. For purposes of calculating the number of years of service, fractional years of service shall be rounded up or down to the nearest full year, except for purposes of determining eligibility to receive a severance payment. For purposes of calculating base pay, Company employees who are paid on an hourly basis shall be deemed to have a base pay equal to the employee’s average weekly compensation over the two months prior to the termination date. For employees whose compensation is determined in whole or in part on the basis of commission income, “base pay” shall include base salary or total hourly wages paid plus commissions earned during the most recent twelve (12) months ended as of the date of termination of employment.

Any employee of the Company or any of its Subsidiaries who has or is a party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides for any severance payment that may be triggered by termination of employment in connection with the Merger or the Merger alone, shall not receive the severance benefits as provided in this Section 6.11(e) but will receive the payment specified in such agreement, unless said agreements are terminated in connection with the consummation of the transactions contemplated by this Agreement.

(f) Nothing in this Agreement shall confer upon any employee, officer, director, independent contractor or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Bank, the Company, Parent or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Bank, the Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Bank or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the first sentence of Section 9.12, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including without limitation any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g) Effective as of, and contingent upon the occurrence of, the Effective Time, Parent shall assume and honor in accordance with their terms all employment, severance, change in control and other compensation agreements and arrangements between the Company or any of its Subsidiaries and any of their employees, which are not terminated in connection with the consummation of the transactions contemplated by this Agreement, and all accrued and vested benefit obligations through the Effective Time which are between the Company or any of its Subsidiaries and any of their current or former directors, officers, employees or consultants.

6.12 Indemnification.

(a) From and after the Effective Time, Parent shall indemnify and hold harmless each of the current or former directors, officers or employees of the Company or any of its Subsidiaries (each, an “Indemnified Party”), and any person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of the Company, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity or (ii) any matters arising in connection with the transactions contemplated by this Agreement, to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to the Company’s Articles of Incorporation and bylaws as in effect on the date of this Agreement and as permitted by applicable Law, and Parent and the Surviving Bank shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides a signed written undertaking to repay such advances if the person is not entitled to mandatory indemnification and it is ultimately determined that such person has not met the relevant standard of conduct.

(b) Any Indemnified Party wishing to claim indemnification under Section 6.12(a), upon learning of any action, suit, proceeding or investigation described above, shall promptly notify Parent thereof. Any failure to so notify shall not affect the obligations of Parent under Section 6.12(a) unless and to the extent that Parent is actually prejudiced as a result of such failure.

(c) For a period of six (6) years following the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy with respect to claims against such persons arising from facts or events occurring at or prior to the Effective Time; provided, however, that in no event shall Parent be required to expend annually pursuant to this Section 6.12(c) more than two hundred percent (200%) of the annual premiums currently paid by the Company for such insurance (the “Premium Cap”) and, if Parent is unable to maintain such policy as a result of this proviso, Parent shall obtain as much comparable insurance as is available by payment of such amount; provided further, that Parent may (i) request the Company to obtain an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance policy or (ii) substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect to such persons than the Company’s existing insurance policies as of the date hereof if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(d) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation of such consolidation or merger or (ii) liquidates, dissolves, transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that such successor and assign of Parent and its successors and assigns assume the obligations set forth in this Section 6.12.

(e) The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

6.13 Litigation and Claims. Each of Parent and the Company shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Parent or the Company, as applicable, threatened against Parent, the Company or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Plan of Bank Merger or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Parent, the Company or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).

6.14 Company Stock Purchase Plan. With respect to Company’s Employee Stock Purchase Plan (the “ESPP”) the Board of Directors of Company will adopt resolutions or take other actions as may be required to (i) cause the exercise (as of no later than five (5) Business Days prior to the date on which the Effective Time occurs) of any outstanding purchase right pursuant to the ESPP, (ii) provide that no further purchase periods or purchase rights will be available under the ESPP from and following ten (10) Business Days following the date of this Agreement or in accordance with any notice periods required under the ESPP, as applicable, and (iii) terminate the ESPP (with such termination effective prior to the Effective Time).

6.15 Company Debt. Parent agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Bank (as the case may be), at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of the Company’s outstanding debt, guarantees, securities, and other agreements to the extent required by the terms of such debt, guarantees, securities, and other agreements.

6.16 Corporate Governance. Effective as of the Effective Time, Parent shall (i) increase the size of its Board of Directors to fifteen (15) members, (ii) appoint two (2) current members of the Board of Directors of the Company who qualify as “independent” under the listing standards of the Nasdaq Stock Market to its Board of Directors to serve until the next annual meeting of stockholders and until his or her successor is elected and qualified, and (iii) nominate one (1) additional current member of the Board of Directors of the Company who qualifies as “independent” under the listing standards of the Nasdaq Stock Market for election at Parent’s 2020 annual meeting of stockholders to replace a retiring director or, if the Effective Time shall not have occurred prior to the mailing of the proxy statement for such meeting, immediately following Parent’s 2020 annual meeting of stockholders, appoint one (1) such member of the Board of Directors of the Company to fill a vacancy on the Parent Board of Directors to serve until the next annual meeting of stockholders and until his or her successor is elected and qualified (the directors referred to in clause (ii) and (iii) above being collectively referred to as the “Company Directors”). In addition, effective as of the Effective Time, Parent shall cause Parent Bank to (i) increase the size of its Board of Directors to sixteen (16) members, and (ii) appoint each of the Company Directors to its Board of Directors to serve until the next annual meeting of stockholders and until his or her successor is elected and qualified. The Boards of Directors of Parent and Parent Bank shall take appropriate actions to permit such nominations and service under, and subject to the terms of, their respective Bylaws. Except with respect to the Company Director referenced in clause (iii) above, the Board of Directors of Parent shall take appropriate actions to cause the Company Directors to be nominated to stand for election by Parent’s stockholders at Parent’s next annual meeting of stockholders, with the Company Directors nominated to such classes as the Nominating Committee shall determine so that the number of directors in each class is as nearly equal as possible. Thereafter, Parent will apply its normal governance and nomination procedures to the re-election of incumbent directors.

ARTICLE VII

CONDITIONS TO CONSUMMATION

7.1 Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

(a) Stockholder Approval. The Requisite Parent Vote and the Requisite Company Vote shall have been obtained.

(b) Nasdaq Listing. The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(c) Regulatory Approvals. (i) All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired or been terminated and (ii) none of such approvals, consents or waivers shall contain any condition or requirement that would reasonably be expected to materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement.

(d) No Injunctions or Restraints; Illegality. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

(e) Registration Statement; Blue Sky Laws. The Form S-4 shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and be continuing, and Parent shall have received all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement.

7.2 Conditions to the Obligations of Parent and Parent Bank. The obligations of Parent and Parent Bank to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Parent and Parent Bank:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Sections 3.3, 3.10(a), 3.21 and 3.24 (in each case after giving effect to the lead in to ARTICLE III) shall be true and correct (other than, in the case of Section 3.3, such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of the Company set forth in Sections 3.1, 3.2, and 3.4 (in each case after giving effect to the lead in to ARTICLE III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to ARTICLE III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on the Company.

(b) Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. Parent shall have received a certificate signed by the chief executive officers and the chief financial or principal accounting officer of the Company to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company.

(e) Tax Opinion. Parent shall have received a written opinion of Kilpatrick Townsend & Stockton LLP, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to Parent, substantially to the effect that on the basis of the facts, representations and assumptions set forth or referred to in such opinion which shall be consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC. Such opinion may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of Parent, Parent Bank, the Company and others.

7.3 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Parent Bank set forth in Sections 4.3, 4.11, and 4.18 (in each case after giving effect to the lead in to ARTICLE IV) shall be true and correct (other than, in the case of Section 4.3, such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Parent set forth in Sections 4.1, 4.2, and 4.4 (in each case after giving effect to the lead in to

ARTICLE IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to ARTICLE IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Parent.

(b) Performance of Obligations. Parent and Parent Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of Parent to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(d) Tax Opinion. The Company shall have received a written opinion of Windels Marx Lane & Mittendorf, LLP, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to the Company, substantially to the effect that on the basis of the facts, representations and assumptions set forth or referred to in such opinion which shall be consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC. Such opinion may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of Parent, Parent Bank, the Company and others.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, either before or after the obtainment of the Requisite Parent Vote or the Requisite Company Vote:

(a) by the mutual written consent of Parent and the Company; or

(b) by either Parent or the Company, if (i) the Company shall have failed to obtain the Requisite Company Vote at the duly convened Company Meeting or at any adjournment thereof at which a vote on the adoption of this Agreement was taken or (ii) if Parent shall have failed to obtain the Requisite Parent Vote at the duly convened Parent Meeting or at any adjournment thereof at which a vote on the issuance of shares of Parent Common Stock in connection with the Merger was taken; or

(c) by either Parent or the Company, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied and such denial has become final and non-appealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

(d) by either Parent or the Company, in the event that the Merger is not consummated by the first anniversary of this Agreement, unless the failure to so consummate by such time is due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or

(e) by either Parent or the Company (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, in either case such that the conditions set forth in Sections 7.2(a) and 7.2(b) or Sections 7.3(a) and 7.3(b), as the case may be, would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach or making such untrue representation or warranty; or

(f) by Parent, prior to the time the Requisite Company Vote is obtained, if the Company or the Board of Directors of the Company shall have (i) failed to recommend in the Joint Proxy Statement that the stockholders of the Company adopt this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to Parent, or resolved to do so, or failed to reaffirm such recommendation within two (2) business days after Parent requests in writing that such action be taken, or failed to recommend against acceptance of a tender offer or exchange offer for outstanding Company Common Stock that has been publicly disclosed (other than by Parent or an affiliate of Parent) within ten (10) business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof, (ii) recommended or endorsed an Acquisition Proposal, or (iii) breached its obligations under Sections 6.1 or 6.8 in any material respect; or

(g) By the Company, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i) The number obtained by dividing the Average Closing Price by the Starting Price (as defined below) (the “Parent Ratio”) shall be less than 0.80; and

(ii) (x) the Parent Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.15 from the quotient in this clause (ii) (y) (such number in this clause (ii) (y) being referred to herein as the “Index Ratio”);

subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to this Section 8.1(g), it shall give written notice to Parent (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Parent shall have the option to increase the consideration to be received by the holders of Company Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Parent Ratio. If Parent so elects within such five-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 8.1(g) the following terms shall have the meanings indicated:

“Average Closing Price” means the average closing price of Parent Common Stock as reported on The Nasdaq Stock Market, LLC for the twenty (20) consecutive trading days ending on the trading day immediately prior to the Determination Date.

“Determination Date” shall mean 10th day prior to the Closing Date, provided that if shares of the Parent Common Stock are not actually traded on The Nasdaq Stock Market, LLC on such day, the Determination Date shall be the immediately preceding day to the 10th day prior to the Closing Date on which shares of Parent Common Stock actually trade on The Nasdaq Stock Market, LLC.

“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive full trading days ending on the Determination Date.

“Index Price” shall mean the closing price on such date of the NASDAQ Bank Index.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the closing price of a share of Parent Common Stock on The Nasdaq Stock Market, LLC (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) on the Starting Date.

8.2 Termination Fee.

(a) In the event of termination of this Agreement by Parent pursuant to Section 8.1(f), the Company shall pay Parent, by wire transfer of same day funds, a fee in the amount of $17,500,000 (the “Termination Fee”) within two (2) business days of the date of termination.

(b) In the event that after the date of this Agreement a bona fide Acquisition Proposal shall have been made known to senior management or the Board of Directors of the Company or shall have been made directly to its stockholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to the Company and (i) (A) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(i) or pursuant to Section 8.1(d) without the Requisite Company Vote having been obtained or (B) thereafter this Agreement is terminated by Parent pursuant to Section 8.1(e), and (ii) prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, the Termination Fee; provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(c) The Company and Parent acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. Accordingly, if the Company or Parent fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, then such non-paying party shall pay the costs and expenses of the other party (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if the non-paying party fails to pay any amount due pursuant to this Section 8.2, then the non-paying party shall pay interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was originally required to be made. The amounts payable pursuant to Sections 8.2(a) and 8.2(b) constitute liquidated damages and not a penalty and, except in the case of fraud or willful misconduct, shall be the sole remedy of the party receiving such payment in the event of termination of this Agreement on the bases specified in such sections under circumstances where the Termination Fee is payable and is paid in full.

8.3 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and there shall be no liability on the part of any party hereto or their respective officers, directors, employees, shareholders, agents or Representatives, except that (i) Sections 6.3(b), Section 8.2, this Section 8.3 and ARTICLE IX, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

ARTICLE IX

CERTAIN OTHER MATTERS

9.1 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender. As used in this Agreement, “knowledge” means, with respect to the Company and Parent or any Subsidiary, the actual knowledge of the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Chief Credit Officer, the General Counsel or persons performing comparable functions. As used in this Agreement, (i) “person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement, and (iii) “business day” means any day other than a Saturday, Sunday or a day on which banks in Maryland are authorized or obligated by Law to close.

9.2 Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Section 6.12 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

9.3 Amendment. Prior to the Effective Time, any provision of this Agreement may be amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto (which writing shall expressly state the intent to amend or modify this Agreement) except that, after the vote by the stockholders of the Company, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of Company Common Stock or that would contravene any provision of Maryland Law or the applicable state and federal banking Laws.

9.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, that after receipt of the Requisite Parent Vote or the Requisite Company Vote, as the case may be, there may not be, without further approval of the stockholders of Parent or the Company, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.5 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

9.6 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maryland, without regard to conflicts of laws principles.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Maryland (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.9.

9.7 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

9.9 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile or by email (with confirmation), mailed by registered or certified mail (return receipt requested) or commercial overnight delivery service, or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent or Parent Bank, to:

Sandy Spring Bancorp, Inc.

17801 Georgia Avenue

Olney, Maryland 20832

Attention:	Aaron M. Kaslow,
Executive Vice President and General Counsel
Email:	akaslow@sandyspringbank.com

With copies, which shall not constitute notice, to:

Kilpatrick Townsend & Stockton LLP

607 14th Street, NW, Suite 900

Washington, DC 20005

Attention:	Edward G. Olifer, Esq.
Stephen F. Donahoe, Esq.
Email:	eolifer@kilpatricktownsend.com
sdonahoe@kilpatricktownsend.com

If to the Company, to:

Revere Bank

2101 Gaither Road, 6th Floor

Rockville, Maryland 20850

Attention:	Kenneth C. Cook & Andrew W. Flott
Co-Presidents and Co-Chief Executive Officers
Email:	Andrew.Flott@reverebank.com
Kenneth.Cook@reverebank.com

With copies, which shall not constitute notice, to:

Windels Marx Lane & Mittendorf, LLP

120 Albany Street Plaza, 6th Floor

New Brunswick, New Jersey 08901

Attention:	Robert A. Schwartz
Email:	rschwartz@windelsmarx.com

9.10 Entire Agreement. This Agreement, together with the documents and instruments referred to herein, together with the Confidentiality Agreement, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

9.11 Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

9.12 Third Party Beneficiaries. Except as otherwise specifically provided in Section 6.12, which is intended to benefit each Indemnified Party and his or her heir and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached.

Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

9.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.15 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature page follows]

In Witness Whereof, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the date first above written.

Sandy Spring Bancorp, Inc.

By:	/s/ Daniel J. Schrider
Daniel J. Schrider
President and Chief Executive Officer

Sandy Spring Bank

By:	/s/ Daniel J. Schrider
Daniel J. Schrider
President

Revere Bank

By:	/s/ Andrew F. Flott
Andrew F. Flott
Co-President and Co-Chief Executive Officer

By:	/s/ Kenneth C. Cook
Kenneth C. Cook
Co-President and Co-Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

Exhibit A

FORM OF AGREEMENT AND PLAN OF BANK MERGER

This is an Agreement and Plan of Bank Merger, dated as of the 23rd day of September, 2019 (the “Agreement”), by and between Revere Bank, a Maryland state-chartered bank (“Revere Bank”), and Sandy Spring Bank, a Maryland-chartered trust company and wholly-owned subsidiary of Sandy Spring Bancorp, Inc., a Maryland corporation (“Sandy Spring”). The principal banking office of Revere Bank is located at 2101 Gaither Road, Suite 600, Rockville, Maryland 20850. The principal banking office of Sandy Spring Bank is located at 17801 Georgia Avenue, Olney, Maryland 20832.

WHEREAS, the Boards of Directors of Sandy Spring and Revere Bank have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination transaction set forth in the Agreement and Plan of Merger, dated as of September 23, 2019 (the “Merger Agreement”), by and among Sandy Spring, Sandy Spring Bank and Revere Bank; and

WHEREAS, not less than (a) a majority of the entire Board of Directors of Revere Bank and (b) a majority of the entire Board of Directors of Sandy Spring Bank have approved, and deem it advisable to consummate, the merger between Revere Bank and Sandy Spring Bank (the “Bank Merger”) provided for herein, in accordance with the provisions of the banking laws of the State of Maryland;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 Effective Time of the Bank Merger. Subject to the provisions of this Agreement, the Bank Merger shall become effective in accordance with the terms of the Certificate of Merger (the “Maryland Certificate of Merger”) to be issued by the Commissioner of Financial Regulation of the State of Maryland (the “Commissioner”). The term “Bank Merger Effective Time” shall mean the date and time when the Bank Merger becomes effective, as specified on the Certificate of Merger.

1.2 Effects of the Bank Merger.

(a) At the Bank Merger Effective Time, (i) the separate existence of Revere Bank shall cease and Revere Bank shall be merged with and into Sandy Spring Bank (Sandy Spring Bank is sometimes referred to herein as the “Surviving Bank”), (ii) the Charter of Sandy Spring Bank as in effect immediately prior to the Bank Merger Effective Time shall be the Charter of the Surviving Bank until duly amended in accordance with applicable law, (iii) the name of the Surviving Bank shall be “Sandy Spring Bank,” (iv) the Bylaws of Sandy Spring Bank as in effect immediately prior to the Bank Merger Effective Time shall be the Bylaws of the Surviving Bank, (v) the main office and other offices of Revere Bank established and authorized immediately prior to the Bank Merger Effective Time shall become established and authorized offices of the Surviving Bank, (vi) the directors of Surviving Bank shall be (A) the directors of Sandy Spring Bank immediately prior to the Bank Merger Effective Time, and (B) three directors of Revere Bank appointed by Sandy Spring to the Board of Directors of Sandy Spring Bank pursuant to Section 6.16 of the Merger Agreement, each to hold office in accordance with the Charter and Bylaws of the Surviving Bank until their respective successors are duly elected or appointed and qualified; and (vii) the executive officers of Sandy Spring Bank immediately prior to the Bank Merger Effective Time shall be the executive officers of the Surviving Bank, each to hold office in accordance with the Charter and Bylaws of the Surviving Bank until their respective successors are duly elected or appointed and qualified.

Exhibit A-1

(b) At and after the Bank Merger Effective Time, the Bank Merger shall have all the effects set forth in Maryland Code Annotated, Fin. Inst. Section 3-712 and other applicable laws.

1.3 Headquarters. The principal banking office of the Surviving Bank shall be at 17801 Georgia Avenue, Olney, Maryland 20832.

1.4 Deposit Accounts. After the Bank Merger Effective Time, the Surviving Bank will continue to issue deposit accounts on the same basis as immediately prior to the Bank Merger Effective Time.

ARTICLE II

CAPITAL STOCK OF THE CONSTITUENT

BANKS AND THE SURVIVING BANK

2.1 Revere Bank Capital Stock. At the Bank Merger Effective Time, by virtue of the Bank Merger and without any action on the part of the holder of any shares of common stock, $5.00 par value per share, of Revere Bank (“Revere Bank Common Stock”), all shares of Revere Bank shall automatically be cancelled and retired and shall cease to exist and the holders of Revere Bank Common Stock shall be entitled to receive the consideration set forth in Section 1.5(a) of the Merger Agreement.

2.2 Sandy Spring Bank Common Stock. The shares of common stock, $10.00 par value per share, of Sandy Spring Bank issued and outstanding immediately prior to the Bank Merger Effective Time shall remain outstanding and unchanged after the Bank Merger.

2.3 Capital Stock of Surviving Bank. The authorized capital stock of the Surviving Bank shall be five million (5,000,000) shares of common stock, par value $10.00 per share.

ARTICLE III

COVENANTS

3.1 Covenants of Sandy Spring Bank and Revere Bank. During the period from the date of this Agreement and continuing until the Bank Merger Effective Time, each of the parties hereto agrees to observe and perform all agreements and covenants of Sandy Spring, Sandy Spring Bank or Revere Bank in the Merger Agreement that pertain or are applicable to Sandy Spring Bank and Revere Bank, respectively. Each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to and in accordance with the applicable provisions of the Merger Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Conditions to Each Party’s Obligation to Effect the Bank Merger. The respective obligations of each party to effect the Bank Merger shall be subject to the satisfaction of the following conditions:

(a) Merger Agreement Closing Conditions. The conditions to consummating the transactions contemplated by the Merger Agreement shall have been consummated in accordance with the terms and conditions of Article VII of the Merger Agreement.

(b) Stockholder Approvals. This Agreement and the transactions contemplated hereby shall have been duly approved, ratified and confirmed by the required vote of the stockholders of each of Sandy Spring Bank and Revere Bank pursuant to Maryland Code Annotated, Fin. Inst. Section 3-708.

Exhibit A-2

(c) Regulatory Approvals. All requisite regulatory approvals and clearances of the Bank Merger, including the approval of the Commissioner, shall have been obtained and shall continue to be in full force and effect, and all applicable waiting periods shall have expired.

(d) Objecting Shareholders. The disposition of any stock of the Surviving Bank that is not taken by objecting stockholders of the constituent banks shall be or has been effectuated in accordance with Maryland Code Annotated, Fin. Inst., Section 3-718, et seq.

ARTICLE V

TERMINATION AND AMENDMENT

5.1 Termination. This Agreement shall be terminated immediately and without any further action on the part of Revere Bank or Sandy Spring Bank upon any termination of the Merger Agreement. This Agreement may be terminated at any time prior to the Bank Merger Effective Time by mutual consent of Revere Bank and Sandy Spring Bank in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board of Directors.

5.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 5.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation under this Agreement on the part of Revere Bank, Sandy Spring Bank or their respective officers, directors or affiliates, except that no party shall be relieved or released from any damages or liabilities arising out of any willful breach of this Agreement.

5.3 Amendment. This Agreement may not be amended except by an agreement in writing, expressly stating an intention to amend this Agreement, signed on behalf of each of the parties hereto.

ARTICLE VI

GENERAL PROVISIONS

6.1 Survival. None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Bank Merger Effective Time.

6.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to Sandy Spring Bank or Revere Bank, respectively, at the addresses for notices to Sandy Spring Bank and Revere Bank respectively, as set forth in the Merger Agreement, with copies to the persons referred to therein.

6.3 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

6.4 Entire Agreement. Except as otherwise set forth in this Agreement or the Merger Agreement (including the documents and the instruments referred to herein or therein), this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

6.5 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maryland, without regard to conflicts of laws principles.

Exhibit A-3

6.6 Authorization under Maryland Law. The Surviving Bank certifies that its participation in the Bank Merger was duly authorized as required by the laws of the State of Maryland.

6.7 Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the written consent of the other party.

Exhibit A-4

Annex B

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of September 23, 2019 (this “Agreement”), is by and between Revere Bank, a Maryland-chartered commercial bank (the “Company”) and the undersigned shareholder (the “Shareholder”) of Sandy Spring Bancorp, Inc., a Maryland corporation (“Parent”). Capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, the Company, Parent and Sandy Spring Bank (“Sandy Spring Bank”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other transactions, the Company will merge with and into Sandy Spring Bank with Sandy Spring Bank surviving such merger (the “Merger”) and, in connection therewith, each share of the common stock, par value $5.00 per share, of the Company issued and outstanding immediately prior to the Effective Time will, without any further action on the part of the holder thereof, be automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement, subject to the terms and conditions set forth therein;

WHEREAS, as of the date hereof, the Shareholder is the record and beneficial owner of, has the sole right to dispose of and has the sole right to vote, the number of shares of common stock, par value $1.00 per share, of Sandy Spring (“Parent Common Stock”) set forth below the Shareholder’s signature on the signature page hereto (such Parent Common Stock, together with any other capital stock of Parent acquired by the Shareholder after the execution of this Agreement, whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities or otherwise, and any other securities issued by Parent that are entitled to vote on the approval of the Merger Agreement held or acquired by the Shareholder (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”);

WHEREAS, obtaining the Requisite Parent Vote is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, as an inducement to the Company to enter into the Merger Agreement and incur the obligations set forth therein, the Company has required that the Shareholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Agreement to Vote; Restrictions on Voting and Dispositions.

(a) Agreement to Vote Parent Common Stock. The Shareholder hereby irrevocably and unconditionally agrees that from the date hereof until the Expiration Time (as defined below), at any meeting (whether annual or special and each adjourned or postponed meeting) of Parent’s shareholders, however called, the Shareholder will (x) appear at such meeting or otherwise cause all of the Shareholder’s Shares to be counted as present thereat for purposes of establishing a quorum and (y) vote or cause to be voted all of such Shares, (1) in favor of the issuance of shares of Parent Common Stock pursuant to the Merger Agreement, (2) against any agreement, amendment of any agreement (including Parent’s articles of incorporation and bylaws), or any other action that is intended or would reasonably be expected to prevent, impede, or interfere with, delay, postpone, or discourage the transactions contemplated by the Merger Agreement and (3) against any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of Parent in the Merger Agreement.

(b) Restrictions on Transfers. The Shareholder hereby agrees that, from the date hereof until the earlier of the receipt of the Requisite Parent Vote or the Expiration Time, the Shareholder shall not, and shall not enter into any agreement, arrangement or understanding to, directly or indirectly, sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of (each, a “Transfer”) any Shares (i) other than in connection with bona fide estate planning purposes to his or her affiliates or immediate family members; provided that as a condition to such Transfer, such affiliate or immediate family member, as applicable, shall be required to execute an agreement that is identical in form and substance to this Agreement; provided, further, that the Shareholder shall remain jointly and severally liable for the breaches by any of his or her affiliates or immediate family members of the terms of such identical agreement, (ii) except in connection with (A) the exercise of outstanding stock options in order to pay the exercise price of such stock options or satisfy any withholding taxes triggered by such exercise or (B) the withholding or sale of the minimum number of shares necessary to satisfy withholding taxes triggered by the vesting of outstanding restricted stock awards; or (iii) by will or operation of law, in which case this Agreement shall bind the transferee. Any Transfer in violation of this Section 1(b) shall be null and void. The Shareholder further agrees to authorize and request Parent to notify Parent’s transfer agent that there is a stop transfer order with respect to all of the Shares owned by the Shareholder.

(c) Transfer of Voting Rights. The Shareholder hereby agrees that the Shareholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement, arrangement or understanding in contravention of the obligations of the Shareholder under this Agreement with respect to any of the Shares.

(d) Acquired Shares. Any Shares or other voting securities of Parent with respect to which beneficial ownership is acquired by the Shareholder or any of his or her affiliates, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise or conversion of any securities of Parent, if any, after the date hereof shall automatically become subject to the terms of this Agreement.

(e) No Inconsistent Agreements. The Shareholder hereby agrees that he or she shall not enter into any agreement, arrangement or understanding with any person prior to the termination of this Agreement, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shareholder’s Shares in any manner which is inconsistent with this Agreement.

Section 2. Representations, Warranties and Covenants of the Shareholder.

(a) Representations and Warranties. The Shareholder represents and warrants to the Company as follows:

(i) Capacity; Consents. The Shareholder is an individual and has all requisite capacity, power and authority to enter into and perform his or her obligations under this Agreement. No filing with, and no permit, authorization, consent or approval of, a Governmental Entity is necessary on the part of the Shareholder for the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby.

(ii) Due Execution. This Agreement has been duly executed and delivered by the Shareholder.

(iii) Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(iv) Non-Contravention. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his or her obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder or his or her property or assets is bound, or any statute, rule or regulation to which the Shareholder or his or her property or assets is subject. Except as contemplated by this Agreement, neither the Shareholder nor any of his or her affiliates (1) has entered into any voting agreement or voting trust with respect to any Shares or entered into any other contract relating to the voting, transfer or disposition of the Shares or (2) has appointed or granted a proxy or power of attorney with respect to any Shares.

(v) Ownership of Shares. Except for restrictions in favor of the Company pursuant to this Agreement, the Shareholder owns, beneficially and of record, all of the Shareholder’s Shares free and clear of any proxy or voting restriction, and has sole voting power and sole power of disposition with respect to such Shares with no restrictions on the Shareholder’s rights of voting or disposition pertaining thereto, and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Shareholder’s Shares. As of the date hereof, the number of the Shareholder’s Shares is set forth below the Shareholder’s signature on the signature page hereto.

(vi) Legal Actions. There is no action, suit, investigation, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, any other person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by the Company of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

(b) Covenants. From the date hereof until the Expiration Time:

(i) The Shareholder agrees not to take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, delaying, interfering with or adversely affecting the performance by the Shareholder of his or her obligations under this Agreement.

(ii) The Shareholder hereby agrees to promptly notify the Company of the number of shares of Parent Common Stock acquired by the Shareholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though owned by the Shareholder on the date hereof and shall be deemed “Shares” for all purposes hereof.

(iii) The Shareholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by applicable law and any proxy statement or prospectus filed in connection with the transactions contemplated by the Merger Agreement the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligation under this Agreement.

Section 3. Further Assurances. From time to time, at the request of the Company and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be necessary to consummate and make effective the transactions contemplated by this Agreement.

Section 4. Termination. Other than this Section 4 and Section 5, which shall survive any termination of this Agreement, this Agreement will terminate upon the earlier of (a) the Effective Time and (b) the date of termination of the Merger Agreement in accordance with its terms (the “Expiration Time”); provided that no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

Section 5. Miscellaneous.

(a) Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b) Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by email or facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(i) If to the Company, to:

Revere Bank

2101 Gaither Road

Rockville, Maryland 20850

Attention: Andrew F. Flott & Kenneth C. Cook,

                  Co-Presidents & Co-CEO’s

Email: Andrew.Flott@reverebank.com

            Kenneth.Cook@reverebank.com

with a copy (which shall not constitute notice) to:

Windels Marx Lane & Mittendorf, LLP

120 Albany Street Plaza, 6th Floor

New Brunswick, New Jersey 08901

Attention: Robert A. Schwartz

Email: rschwartz@windelsmarx.com

(ii) If to the Shareholder, to the address of the Shareholder set forth below the Shareholder’s signature on the signature pages hereto.

(c) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by each of the parties hereto.

(d) Successors and Assigns. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party hereto, except the Company may, without the consent of the Shareholder, assign any of the Company’s rights and delegate any of the Company’s obligations under this Agreement to any affiliate of the Company. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise. Notwithstanding any Transfer of shares of Parent Common Stock consistent with this Agreement, the transferor shall remain liable for the performance of all obligations of transferor under this Agreement.

(e) Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any person, other than the parties to this Agreement and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

(f) No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, “group” (as such term is used in Section 13(d) of the Exchange Act), joint venture or any like relationship between the parties hereto.

(g) Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

(h) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(i) Specific Performance; Remedies Cumulative. The parties hereto acknowledge that money damages are not an adequate remedy for breaches of this Agreement, that any breach of this Agreement would cause irreparable harm to the non-breaching party and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any such right, power or remedy by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

(j) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(k) Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Maryland, without regard to any applicable conflicts of law principles.

(l) Submission to Jurisdiction. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Maryland. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(m) Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (C) EACH

PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(n) Drafting and Representation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or its legal representative drafted the provision.

(o) Name, Captions, Gender. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

(p) Counterparts. This Agreement may be executed by facsimile or other electronic means and in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

REVERE BANK

By:
Name: Andrew F. Flott
Title: Co - President and Chief Executive Officer

By:
Name: Kenneth C. Cook
Title: Co - President and Chief Executive Officer

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDER

Signature

Print name

Number of shares of Parent Common Stock:

Address:

[Signature Page to Voting Agreement]

Annex C

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of September 23, 2019 (this “Agreement”), is by and between Sandy Spring Bancorp, Inc., a Maryland corporation (“Parent”), and the undersigned shareholder (the “Shareholder”) of Revere Bank, a Maryland-chartered commercial bank (the “Company”). Capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, the Company, Parent and Sandy Spring Bank (“Sandy Spring Bank”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other transactions, the Company will merge with and into Sandy Spring Bank with Sandy Spring Bank surviving such merger (the “Merger”) and, in connection therewith, each share of the common stock, par value $5.00 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time will, without any further action on the part of the holder thereof, be automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement, subject to the terms and conditions set forth therein;

WHEREAS, as of the date hereof, the Shareholder is the record and beneficial owner of, has the sole right to dispose of and has the sole right to vote, the number of shares of Company Common Stock set forth below the Shareholder’s signature on the signature page hereto (such Company Common Stock, together with any other capital stock of the Company acquired by the Shareholder after the execution of this Agreement, whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities or otherwise, and any other securities issued by the Company that are entitled to vote on the approval of the Merger Agreement held or acquired by the Shareholder (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”);

WHEREAS, obtaining the Requisite Company Vote is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, as an inducement to Parent to enter into the Merger Agreement and incur the obligations set forth therein, Parent has required that the Shareholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Agreement to Vote; Restrictions on Voting and Dispositions.

(a) Agreement to Vote Company Common Stock. The Shareholder hereby irrevocably and unconditionally agrees that from the date hereof until the Expiration Time (as defined below), at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s shareholders, however called, the Shareholder will (x) appear at such meeting or otherwise cause all of the Shareholder’s Shares to be counted as present thereat for purposes of establishing a quorum and (y) vote or cause to be voted all of such Shares, (1) in favor of the approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (2) against any Acquisition Proposal, without regard to any recommendation to the shareholders of the Company by the Board of Directors of the Company concerning such Acquisition Proposal, and without regard to the terms of such Acquisition Proposal, or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (3) against any agreement, amendment of any agreement (including the Company’s articles of incorporation and bylaws), or any other action that is intended or would reasonably be expected to prevent, impede, or interfere with, delay, postpone, or discourage the transactions contemplated by the Merger Agreement and (4) against any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement.

(b) Restrictions on Transfers. The Shareholder hereby agrees that, from the date hereof until the earlier of the receipt of the Requisite Company Vote or the Expiration Time, the Shareholder shall not, and shall not enter into any agreement, arrangement or understanding to, directly or indirectly, sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of (each, a “Transfer”) any Shares (i) other than in connection with bona fide estate planning purposes to his or her affiliates or immediate family members; provided that as a condition to such Transfer, such affiliate or immediate family member, as applicable, shall be required to execute an agreement that is identical in form and substance to this Agreement; provided, further, that the Shareholder shall remain jointly and severally liable for the breaches by any of his or her affiliates or immediate family members of the terms of such identical agreement, (ii) except in connection with (A) the exercise of outstanding stock options in order to pay the exercise price of such stock options or satisfy any withholding taxes triggered by such exercise or (B) the withholding or sale of the minimum number of shares necessary to satisfy withholding taxes triggered by the vesting of outstanding restricted stock awards; or (iii) by will or operation of law, in which case this Agreement shall bind the transferee. Any Transfer in violation of this Section 1(b) shall be null and void. The Shareholder further agrees to authorize and request the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares owned by the Shareholder.

(c) Transfer of Voting Rights. The Shareholder hereby agrees that the Shareholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement, arrangement or understanding in contravention of the obligations of the Shareholder under this Agreement with respect to any of the Shares.

(d) Acquired Shares. Any Shares or other voting securities of the Company with respect to which beneficial ownership is acquired by the Shareholder or any of his or her affiliates, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise or conversion of any securities of the Company, if any, after the date hereof shall automatically become subject to the terms of this Agreement.

(e) No Inconsistent Agreements. The Shareholder hereby agrees that he or she shall not enter into any agreement, arrangement or understanding with any person prior to the termination of this Agreement, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shareholder’s Shares in any manner which is inconsistent with this Agreement.

Section 2. Representations, Warranties and Covenants of the Shareholder.

(a) Representations and Warranties. The Shareholder represents and warrants to Parent as follows:

(i) Capacity; Consents. The Shareholder is an individual and has all requisite capacity, power and authority to enter into and perform his or her obligations under this Agreement. No filing with, and no permit, authorization, consent or approval of, a Governmental Entity is necessary on the part of the Shareholder for the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby.

(ii) Due Execution. This Agreement has been duly executed and delivered by the Shareholder.

(iii) Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(iv) Non-Contravention. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his or her obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder or his or her property or assets is bound, or any statute, rule or regulation to which the Shareholder or his or her property or assets is subject. Except as contemplated by this Agreement, neither the Shareholder nor any of his or her affiliates (1) has entered into any voting agreement or voting trust with respect to any Shares or entered into any other contract relating to the voting, transfer or disposition of the Shares or (2) has appointed or granted a proxy or power of attorney with respect to any Shares.

(v) Ownership of Shares. Except for restrictions in favor of Parent pursuant to this Agreement, the Shareholder owns, beneficially and of record, all of the Shareholder’s Shares free and clear of any proxy or voting restriction, and has sole voting power and sole power of disposition with respect to such Shares with no restrictions on the Shareholder’s rights of voting or disposition pertaining thereto, and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Shareholder’s Shares. As of the date hereof, the number of the Shareholder’s Shares is set forth below the Shareholder’s signature on the signature page hereto.

(vi) Legal Actions. There is no action, suit, investigation, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, any other person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Parent of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

(b) Covenants. From the date hereof until the Expiration Time:

(i) The Shareholder agrees not to take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, delaying, interfering with or adversely affecting the performance by the Shareholder of his or her obligations under this Agreement.

(ii) The Shareholder hereby agrees to promptly notify Parent of the number of shares of Company Common Stock acquired by the Shareholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though owned by the Shareholder on the date hereof and shall be deemed “Shares” for all purposes hereof.

(iii) The Shareholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by applicable law and any proxy statement or prospectus filed in connection with the transactions contemplated by the Merger Agreement the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligation under this Agreement.

Section 3. Further Assurances. From time to time, at the request of Parent and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be necessary to consummate and make effective the transactions contemplated by this Agreement.

Section 4. Termination. Other than this Section 4 and Section 5, which shall survive any termination of this Agreement, this Agreement will terminate upon the earlier of (a) the Effective Time and (b) the date of termination of the Merger Agreement in accordance with its terms (the “Expiration Time”); provided that no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

Section 5. Miscellaneous.

(a) Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b) Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by email or facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(i) If to Parent, to:

Sandy Spring Bancorp, Inc.

17801 Georgia Avenue

Olney, MD 20832

Attention: Aaron M. Kaslow

                 Executive Vice President and General Counsel

Email: akaslow@sandyspringbank.com

with a copy (which shall not constitute notice) to:

Kilpatrick Townsend & Stockton LLP

607 14th Street NW

Washington, DC 20005

Attention: Edward G. Olifer

Email: eolifer@kilpatricktownsend.com

(ii) If to the Shareholder, to the address of the Shareholder set forth below the Shareholder’s signature on the signature pages hereto.

(c) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by each of the parties hereto.

(d) Successors and Assigns. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party hereto, except Parent may, without the consent of the Shareholder, assign any of Parent’s rights and delegate any of Parent’s obligations under this Agreement to any affiliate of Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise. Notwithstanding any Transfer of shares of Company Common Stock consistent with this Agreement, the transferor shall remain liable for the performance of all obligations of transferor under this Agreement.

(e) Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any person, other than the parties to this Agreement and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

(f) No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, “group” (as such term is used in Section 13(d) of the Exchange Act), joint venture or any like relationship between the parties hereto.

(g) Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

(h) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(i) Specific Performance; Remedies Cumulative. The parties hereto acknowledge that money damages are not an adequate remedy for breaches of this Agreement, that any breach of this Agreement would cause irreparable harm to the non-breaching party and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any such right, power or remedy by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

(j) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(k) Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Maryland, without regard to any applicable conflicts of law principles.

(l) Submission to Jurisdiction. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Maryland. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(m) Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND

ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (C) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(n) Drafting and Representation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or its legal representative drafted the provision.

(o) Name, Captions, Gender. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

(p) Counterparts. This Agreement may be executed by facsimile or other electronic means and in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SANDY SPRING BANCORP, INC.

By:
Name: Daniel J. Schrider
Title: President and Chief Executive Officer

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SHAREHOLDER

Signature

Print name

Number of shares of Company Common Stock:

Address:

[Signature Page to Voting Agreement]

Annex D

September 23, 2019

Board of Directors

Revere Bank

2101 Gaither Road, Suite 600

Rockville, MD 20850

Ladies and Gentlemen:

Revere Bank (“Company”), Sandy Spring Bancorp, Inc. (“Parent”) and Sandy Spring Bank, a wholly-owned subsidiary of Parent (“Parent Bank”), are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Company will merge with and into Parent Bank with Parent Bank being the surviving corporation (the “Merger”). Pursuant to the terms and conditions of the Agreement, at the Effective Time, each share of Company common stock, par value $5.00 per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time, except for certain shares of Company Common Stock as specified in the Agreement, shall be converted into the right to receive, without interest, 1.05000 shares (the “Exchange Ratio”) of Parent common stock, par value $1.00 per share (“Parent Common Stock”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Company Common Stock.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated September 17, 2019; (ii) certain publicly available financial statements and other historical financial information of Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Parent and Parent Bank that we deemed relevant; (iv) certain internal financial projections for Company for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of Company; (v) publicly available analyst earnings per share estimates for Parent for the years ending December 31, 2019, December 31, 2020 and December 31, 2021, as provided by the senior management of Parent and its representatives, as well as a long-term annual earnings per share growth rate for the years ending December 31, 2022 and December 31, 2023 and estimated dividends per share for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of Parent and its representatives; (vi) the pro forma financial impact of the Merger on Parent based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Parent and its representatives, as well as the offer and sale of a certain amount of subordinated debt by Parent in connection with the Merger, as provided by the senior management of Parent and its representatives; (vii) the publicly reported historical price and trading activity for Company Common Stock and Parent Common Stock, including a comparison of certain stock market information for Company Common Stock and Parent Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for Company and Parent with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Company and its representatives the business, financial condition, results of operations and prospects of Company and held similar discussions with certain members of the senior management of Parent and its representatives regarding the business, financial condition, results of operations and prospects of Parent.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Company or Parent or their respective representatives, or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of Company and Parent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Company, Parent or Parent Bank, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Company, Parent or Parent Bank. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Company, Parent or Parent Bank, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to Company, Parent or Parent Bank. We have assumed, with your consent, that the respective allowances for loan losses for Company, Parent and Parent Bank are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used certain internal financial projections for Company for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of Company. In addition, Sandler O’Neill used publicly available analyst earnings per share estimates for Parent for the years ending December 31, 2019, December 31, 2020 and December 31, 2021, as provided by the senior management of Parent and its representatives, as well as a long-term annual earnings per share growth rate for the years ending December 31, 2022 and December 31, 2023 and estimated dividends per share for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of Parent and its representatives. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Parent and its representatives, as well as the offer and sale of a certain amount of subordinated debt by Parent in connection with the Merger, as provided by the senior management of Parent and its representatives. With respect to the foregoing information, the respective senior managements of Company and Parent confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective managements as to the future financial performance of Company and Parent, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such information, or the assumptions on which such information is based.

We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Company, Parent or any of their respective subsidiaries since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Company and Parent will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Company, Parent, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Company Common Stock or Parent Common Stock at any time or what the value of Parent Common Stock will be once it is actually received by the holders of Company Common Stock.

We have acted as Company’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon closing of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Sandler O’Neill on the day of closing of the Merger. Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date hereof, we provided certain other investment banking services to Company. In summary, Sandler O’Neill acted as sole book-running manager in connection with the offer and sale of Company common stock, which transaction occurred in September 2018. Sandler O’Neill did not provide any investment banking services to Parent in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Company, Parent and their respective affiliates. We may also actively trade the equity and debt securities of Company, Parent and their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Company in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the

Exchange Ratio to the holders of Company Common Stock and does not address the underlying business decision of Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Company or the effect of any other transaction in which Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of Company, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion may not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for this opinion to be included in any regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to holders of Company Common Stock from a financial point of view.

                                   Very truly yours,

Annex E

September 23, 2019

Board of Directors

Sandy Spring Bancorp, Inc.

17801 Georgia Avenue

Olney, MD 20832

Dear Members of the Board:

You have requested our opinion as to the fairness from a financial point of view to Sandy Spring Bancorp, Inc., (“Sandy Spring”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of Revere Bank (“Revere Bank) with and into Sandy Spring pursuant to the terms and conditions of the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and between Sandy Spring and Revere Bank. As provided in the Merger Agreement, and subject to the terms conditions and limitations set forth therein, by virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of the common stock, par value $5.00 per share, of Revere (the “Revere Common Stock”) issued and outstanding at the Effective Time, other than those shares specified in the Merger Agreement, shall become and be converted into the right to receive, without interest, 1.05000 shares (the “Exchange Ratio”) of the common stock, par value $1.00 per share, of Sandy Spring. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Sandy Spring and Revere Bank, including among other things: (i) the historical financial performance, current financial position and general prospects of each of Sandy Spring and Revere Bank and reviewed certain internal financial analyses prepared by the respective management teams of Sandy Spring and Revere Bank; (ii) a draft of the Merger Agreement dated as of September 19, 2019, which was the most recent draft made available to us; (iii) the stock performance and trading history of Sandy Spring and Revere Bank; (iv) the audited consolidated financial statements and operating data of Revere Bank for the years ended December 31, 2016, 2017 and 2018; (v) certain publicly available historical audited financial statements and operating data for Sandy Spring for the years ended December 31, 2016, 2017 and 2018 ; (vi) the pro forma financial impact of the Merger on Sandy Spring, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings, a subordinated debt capital raise by Sandy Spring and other synergies determined by the respective management teams of Sandy Spring and Revere Bank; (vii) internal financial projections for Revere Bank for the years ending December 31, 2019 through December 31, 2024, as provided by senior management of Revere Bank, and publicly available consensus estimates for Sandy Spring for the years ending December 31, 2020 and December 31, 2021 and an estimated growth rate for the years thereafter as provided by management of Sandy Spring; and (viii) the financial terms of the Merger as compared with the financial terms of comparable bank and bank holding company mergers and acquisitions, We also met and communicated with certain members of each of Sandy Spring’s and Revere Bank’s senior management to discuss their respective operations, historical financial statements and future prospects, and conducted such other analyses and considered such other factors as we deemed appropriate.

Our opinion is given in reliance on information and representations made or given by Sandy Spring and Revere Bank, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other

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Board of Directors

Sandy Spring Bancorp, Inc.

September 23, 2019

information issued by each of Sandy Spring and Revere Bank, including, without limitation, financial statements, financial projections and stock price data, as well as certain other information from recognized independent sources. We have not independently verified the information or data concerning Sandy Spring or Revere Bank or any other data we considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. We have assumed that all forecasts and projections provided to us have been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the respective management teams of Sandy Spring and Revere Bank as to their most likely future financial performance. We express no opinion as to any financial projections or the assumptions on which they are based. We have not conducted any valuation or appraisal of any assets or liabilities of Sandy Spring or Revere Bank, nor have any such valuations or appraisals been provided to us. Additionally, we assume that the Merger is, in all respects, lawful under applicable law.

With respect to anticipated transaction costs, purchase accounting adjustments, financial projections, expected cost savings and other synergies and financial and other information relating to the general prospects of Sandy Spring and Revere Bank, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and good faith judgments of the respective management teams of Sandy Spring and Revere Bank as to their most likely future performance. We have further relied on the assurances of the respective management teams of Sandy Spring and Revere Bank that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that the allowance for loan losses indicated on the balance sheet of each of Sandy Spring and Revere Bank is adequate to cover such losses; we have not reviewed loans or credit files of Sandy Spring and Revere Bank. We have assumed that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party under the agreements will perform all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in the agreements will not be waived. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the consummation of the Merger, no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the Merger, including, without limitation, the cost savings and related expenses expected to result from the Merger.

Our opinion is based upon information provided to us by the respective management teams of Sandy Spring and Revere Bank, as well as market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and accordingly, it speaks to no other period. We have not undertaken to reaffirm or revise this opinion or otherwise comment on events occurring after the date hereof and do not have an obligation to update, revise or reaffirm our opinion. Our opinion does not address the relative merits of the Merger or the other business strategies or transactions that Sandy Spring’s Board of Directors has considered or may be considering, nor does it address the underlying business decision of Sandy Spring’s Board of Directors to proceed with the Merger. We are expressing no opinion as to the prices at which Sandy Spring’s securities may trade at any time. Nothing in our opinion is to be construed as constituting tax advice or a recommendation to take any particular tax position, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Sandy Spring has obtained such advice as it deemed necessary from qualified professionals. Our opinion is for the information of Sandy Spring’s Board of Directors in connection with its evaluation of the Merger and does not constitute a recommendation to the Board of Directors of Sandy Spring in connection with

Board of Directors

Sandy Spring Bancorp, Inc.

September 23, 2019

the Merger. This opinion should not be construed as creating any fiduciary duty on the part of Boenning & Scattergood, Inc. (“Boenning”) to any party or person, or any duties whatsoever to Sandy Spring’s shareholders. This opinion is directed solely to Sandy Spring’s Board of Directors and is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purpose, without our prior written consent, which shall not be unreasonably withheld.

Boenning, as part of its investment banking business, continually is engaged in the valuation of assets, securities and companies, including in the community banking industry, in connection with various types of transactions, including, without limitation, mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, Sandy Spring, Revere Bank, and their respective affiliates. In the ordinary course of business, we may also actively trade the securities of Sandy Spring and Revere Bank for our own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities.

We are acting as Sandy Spring’s financial advisor in connection with the Merger and will receive a fee for rendering this opinion. Our fee for rendering this opinion is not contingent upon any conclusion that we may reach or upon completion of the Merger. Sandy Spring has also agreed to indemnify us against certain liabilities that may arise out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement.

Except for the arrangements between Boenning and Sandy Spring described in the preceding paragraph, Boenning has not had any material relationship with either Sandy Spring or Revere Bank during the past two years in which compensation was received or was intended to be received. Boenning may provide services to Sandy Spring in the future (and to Revere Bank if the Merger is not consummated), although as of the date of this opinion, there is no agreement to do so nor any mutual understanding that such services are contemplated.

This opinion has been approved by Boenning’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any of the officers, directors, or employees of any party to the Merger Agreement, or any class of such persons, relative to the compensation to be received by the holders of Revere Common Shares in the Merger.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Sandy Spring.

Sincerely,

Boenning & Scattergood, Inc.

Annex F

Sections 3-719 through 3-721 of the Maryland Financial Institutions Code

(Relating to Dissenters’ Rights)

§ 3-719. Right to fair value

(a) General rule. — The owner of shares of stock that were voted against a consolidation, merger, or transfer of assets is entitled to receive the fair value of those shares, in cash, if the transaction becomes effective.

(b) Procedure by stockholder. — A stockholder who desires to receive payment of the fair value for shares under this section, within 30 days after the transaction becomes effective, shall:

(1) Make a written demand on the successor for payment; and

(2) Surrender the stock certificates.

§ 3-720. Appraisal of fair value

(a) Basis of fair value. — The fair value of the shares of stock shall be determined as of the date of the stockholders’ meeting approving the consolidation, merger, or transfer of assets.

(b) Appraisers. —

(1) The determination of fair value shall be made by three appraisers as follows:

(i) One chosen by the owners of two thirds of the shares involved;

(ii) One chosen by the board of directors of the successor; and

(iii) The third chosen by the other two appraisers.

(2) The fair value to which any two appraisers agree shall govern.

(3) The appraisers shall give notice of the fair value determination to the successor and to each stockholder who has made demand for the determination under § 3-719 of this subtitle.

(c) Reappraisal. —

(1) Within 5 days after the appraisers give the notice of the fair value determination, a stockholder who is dissatisfied with that value may notify the Commissioner.

(2) The Commissioner shall have the shares reappraised.

(3) This reappraisal is final and binding as to the value of the shares of stock of that stockholder.

(d) Appraisal by Commissioner. —

(1) If the appraisal to be made under subsection (b) of this section is not completed within 90 days after the consolidation, merger, or transfer of assets becomes effective, the Commissioner shall have an appraisal made.

(2) This appraisal is final and binding as to the value of the shares of stock of all objecting stockholders.

(e) Expenses of appraisals. — The successor shall pay the expenses of each appraisal made under this section.

§ 3-721. Amount due is debt of successor

Any amount due to an objecting stockholder under this Part II is a debt of the successor.

F-1